               WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP
                            One International Place
                          Boston, Massachusetts 02110

                         ------------------------------

                     STATEMENT FURNISHED IN CONNECTION WITH
                          THE SOLICITATION OF CONSENTS

                              Dated: July 31, 1997

                         ------------------------------

         This statement (the "Consent Statement") is being furnished to holders of Limited Partnership Units (the "Investor Limited Partners") of Winthrop California Investors Limited Partnership, a Delaware limited partnership (the "Partnership"), in connection with the solicitation of consents by Three Winthrop Properties, Inc. and Winthrop Financial Associates, A Limited Partnership, the general partners of the Partnership (the "General Partners"). The Investor Limited Partners are being asked to consent to a single proposal (the "Proposal") that, if adopted, would permit the Partnership to transfer its interest in the Headquarters Facility (as hereinafter defined) pursuant to the Third Amended Plan of Reorganization dated July 23, 1997 of Crow Winthrop Operating Partnership, a Maryland general partnership (the "Plan"), all as more fully described herein. The Partnership holds a 99% general partnership interest in Crow Winthrop Operating Partnership, a Maryland general partnership (the "Operating Partnership").

         As a result of the significant down-turn in the Orange County, California economy, the Operating Partnership was unable to satisfy the existing first mortgage debt of approximately $198 million encumbering the approximately 1.6 million square foot office facility owned by the Operating Partnership known as the Fluor Corporation World Headquarters Facility in Irvine (Orange County), California (the "Headquarters Facility"). The debt encumbering the Headquarters Facility, which is substantially in excess of the property's current fair market value, matured on April 21, 1996. In an effort to avoid a foreclosure on the Headquarters Facility, the Operating Partnership and the holders of the existing mortgage indebtedness negotiated the terms of the Plan. If the Plan is adopted, among other things:

         o The outstanding indebtedness encumbering the Headquarters Facility, will be satisfied by (i) the discharge, immediately prior to the transfer of the Headquarters Facility to Jamboree LLC, a newly formed limited liability company, of an amount of the existing debt sufficient to reduce the outstanding balance thereof to $104.5 million, (ii) the subsequent contribution by the holders of the debt of $4.5 million of the remaining debt to Jamboree LLC in exchange for a 90% interest in Jamboree LLC, and (iii) the delivery of new promissory notes of Jamboree LLC in the original principal amount of $100 million to such holders in satisfaction of $100 million of the remaining $104.5 million of debt.


         o The Operating Partnership will make a capital contribution to Jamboree LLC of all of its assets and liabilities, including $500,000 of unencumbered cash and the Headquarters Facility and the debt encumbering the Headquarters Facility, in exchange for the remaining 10% interest in such entity.

         o The payment to the Partnership of a $500,000 fee for services rendered and expenses incurred in connection with the Plan.

         o The Operating Partnership will be entitled to receive cash payments from, or additional equity interests in, a newly formed real estate investment trust based on the appreciation, if any, in the value of the Headquarters Facility.

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         o        Winthrop California Management Limited Partnership, an entity in which the Partnership holds a 99% interest, will be retained as the management agent for the Headquarters
                  Facility for approximately five years.

See, "The Proposal" and "Transaction with Affiliates" below.

         FAILURE TO APPROVE THE PROPOSAL WILL MOST LIKELY RESULT IN THE FORECLOSURE OF THE MORTGAGE ON THE HEADQUARTERS FACILITY BY THE HOLDERS OF THE EXISTING MORTGAGE INDEBTEDNESS, WHICH WOULD ELIMINATE ANY POSSIBILITY OF REALIZING ADDITIONAL CASH FROM THIS INVESTMENT AND WOULD ALSO RESULT IN IMMEDIATE TAXABLE GAIN TO INVESTOR LIMITED PARTNERS. ACCORDINGLY, THE GENERAL PARTNERS BELIEVE THAT THE PROPOSAL IS IN THE BEST LONG TERM INTEREST OF THE PARTNERSHIP AND THE INVESTOR LIMITED PARTNERS, AND RECOMMEND YOUR VOTE IN FAVOR OF THE PROPOSAL.

         Approval of the Proposal requires the consent of Investor Limited Partners. Pursuant to the terms of the Limited Partnership Agreement of the Partnership, consent of the Investor Limited Partners is granted if either (i) Investor Limited Partners who own of record a majority of the outstanding units of limited partnership interest (the "Units") owned by all investor Limited Partners affirmatively consent in writing to the Proposal or (ii) Investor Limited Partners holding a majority of the outstanding Units owned by all Investor Limited Partners fail to object in writing to the Proposal, in each case, on or before August 30, 1997. The General Partners and certain of their affiliates collectively own 1,028 of the outstanding Units. These affiliates have advised the General Partners that they intend to vote their Units in favor of the Proposal. Accordingly, the Proposal will be approved, unless Investor Limited Partners holding at least 1,751 Units of the remaining 2,472 Units reject the Proposal. Only Investor Limited Partners of record at the close of business on June 1, 1997 are entitled to give their consent or objection to the Proposal. A list of all such Investor Limited Partners will be available for examination at the offices of the Partnership located at One International Place, Boston, Massachusetts 02110.

                                   IMPORTANT


         Your vote is important. Please read this Consent Statement carefully and then complete, sign and date the enclosed consent form and return it in a self-addressed, postage pre-paid envelope. Any consent form that is signed and does not specifically approve or disapprove the Proposal will effectively be treated as approving the Proposal.

         To be counted, the consent form must be received on or before 5:00 p.m. Boston time on August 30, 1997 (unless such time is extended). A consent may be revoked by written notice received on or before the expiration of the time for responding.

         This Consent Statement and the accompanying consent form are first being mailed to Investor Limited Partners of the Partnership on or about July 31, 1997.

         INVESTOR LIMITED PARTNERS ARE URGED TO READ THE ENTIRE CONSENT STATEMENT TOGETHER WITH THE OPERATING PARTNERSHIP'S DISCLOSURE STATEMENT, THE PLAN, AND THE PARTNERSHIP'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 AND QUARTERLY REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 1997, COPIES OF WHICH ARE ATTACHED HERETO AS EXHIBITS A, B, C AND D, RESPECTIVELY.

-------------------------------------------------------------------------------
               Please call the General Partners at (617) 330-8600
                  with any questions relating to the Proposal
-------------------------------------------------------------------------------

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         The information set forth in this Consent Statement is derived from information set forth in Crow Winthrop Operating Partnership's Disclosure Statement in support of the Plan (the "Disclosure Statement") , a copy of which is annexed hereto as Exhibit A and is incorporated herein by reference. Investor Limited Partners are urged to read carefully in its entirety the Disclosure Statement, the Operating Partnership's Third Amended Plan of Reorganization dated July 23, 1997 (a copy or which is annexed hereto as Exhibit B) and the Partnership's Annual Report on Form 10-K for the year ended December 31, 1996 and Quarterly Report on Form 10-Q for the three months ended March 31, 1997 annexed hereto as Exhibits C and D, respectively.

                 THE PARTNERSHIP AND THE OPERATING PARTNERSHIP

General

         Winthrop California Investors Limited Partnership was originally organized on January 24, 1985 under the laws of the State of Maryland. On October 16, 1985, the partnership was reorganized as Winthrop California Investors Limited Partnership (the "Partnership"), a Delaware limited partnership, in accordance with the provisions of the Delaware Revised Uniform Limited Partnership Act. The general partners of the Partnership are Three Winthrop Properties, Inc. and Winthrop Financial Associates, A Limited

Partnership (the "General Partners"). The Partnership's principal executive offices are located at One International Place, Boston, Massachusetts 02110 and its telephone number is (617) 330-8600.

Business of The Partnership

         The Partnership was organized for the purpose of owning (i) a general partnership interest in, and serving as a general partner of, Crow Winthrop Operating Partnership (the "Operating Partnership"), a partnership organized on January 24, 1985 to acquire, own and operate an approximately 1.6 million square foot office facility known as the Fluor Corporation World Headquarters Facility in Irvine (Orange County), California (the "Headquarters Facility") and (ii) a limited partnership interest in Crow Winthrop Development Limited Partnership a Maryland limited partnership (the "Development Partnership") organized on January 24, 1985 to acquire and own in excess of 120 acres of land surrounding the Headquarters Facility (the "Development Parcel") and to develop such Development Parcel with office, hotel, retail and entertainment complexes. The Partnership subsequently acquired in March 1992 a 99% limited partnership interest in Winthrop California Management Limited Partnership, a Maryland limited partnership ("WC Management"), the management agent for the Headquarters Facility.

Business of the Operating Partnership

         On July 30, 1985, the Operating Partnership acquired the Headquarters Facility and the Development Partnership acquired the Development Parcel. The Headquarters Facility and the Development Parcel were acquired for a total price of $302 million, of which $297,789,000 was allocated to the Headquarters Facility and $4,211,000 was allocated to the Development Parcel. An additional $35 million was paid to the seller upon the transfer of certain development rights for the Development Parcel. The Operating Partnership has continued to own and operate the Headquarters Facility since such date.

         In connection with its acquisition of the Headquarters Facility, the Operating Partnership executed a Secured Promissory Note (the "Existing Secured Note") in the principal amount of $204 million in favor of Pacific Mutual Realty Finance, Inc. ("Pacific Mutual"). The Existing Secured Note is secured by a first priority deed of trust covering the

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Headquarters Facility, the tangible personal property therein and the leases thereon. Pacific Mutual obtained funding for the loan by selling Participation Certificates (the "Certificates") pursuant to a Purchase, Participation and Servicing Agreement dated June 17, 1985 (the "Purchase Agreement"), which provides for the participation and servicing of those Certificates. The Certificates were purchased by approximately 20 different financial institutions. Under the terms of the Purchase Agreement, Pacific Mutual, as servicing agent, agreed that it would act for the benefit of the holders of the Certificates (the "Certificateholders") and that its actions as administrator of the loan and custodian of the security therefor would be governed by the terms of the Purchase Agreement.


                           THE PROPOSAL AND THE PLAN

Events Leading to the Proposal

         After the acquisition of the Headquarters Facility, the Orange County rental market, in general, and the rental market in the area proximate to John Wayne Airport (the "Greater Airport market") weakened dramatically as supply of office space outpaced demand. The Orange County office market consists of approximately 52 million square feet of space contained in 585 buildings, with approximately 45% of these buildings developed since 1985. As a result of this tremendous growth of supply, average vacancy for the Greater Airport market increased from 9% in 1984 to approximately 25% in 1989. While the vacancy rate gradually declined to approximately 17.2% at the end of 1994 and 13.5% at the end of 1996, average rental rates have remained depressed, with average rental rates in Orange County declining approximately 20% from 1985 to 1996. In addition, in the late 1980s Fluor Corporation, which originally occupied 100% of the Headquarters Facility in 1985, began exercising its right to cancel its lease with respect to significant portions of space at the Headquarters Facility. While the WC Management was able to re-let much of the vacated space and maintain low vacancy rates as the result of an aggressive leasing campaign (the Headquarters Facility was 91.3% occupied at the end of 1996), the Headquarters Facility suffered a decline in achievable rents. The decline in rents was due to significantly lower rental rates for the re-let Fluor space, which were consistent with the then current market rates. Furthermore, Fluor Corporation recently announced that it will be constructing a new facility to serve as its headquarters and intends to vacate the Headquarters Facility when its lease expires in 1999. Fluor Corporation currently leases approximately 53% of the total rentable space at the Headquarters Facility.

         As a result of the adverse events described above, the Operating Partnership was unable to satisfy the approximately $198 million due under the Existing Secured Note at its April 1, 1996 maturity. Prior to the maturity of the Existing Secured Note, the Operating Partnership and the Certificateholders commenced negotiations to restructure the Existing Secured Note. On April 10, 1996, Pacific Mutual notified the Operating Partnership that it had received the requisite consents from the Certificateholders to extend the maturity date through June 1996. Although the Operating Partnership was unable to repay the principal amount outstanding on the Existing Secured Note at such extended maturity date, the Operating Partnership continued to pay interest at the non-default rate after such maturity date. As a result of its inability to satisfy the Existing Secured Note at maturity, a notice of default against the Headquarters Facility was filed in June 1996, and in July 1996, Pacific Mutual took possession of approximately $1.3 million in cash that was held in a pledged account. Nonetheless, negotiations among the parties continued, and in August 1996 the parties reached an agreement providing for the payment of excess cash to the Certificateholders pursuant to a monthly cash sweep of the Operating Partnership's rent account.

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         On November 27, 1996, certain of the Certificateholders and the

Operating Partnership reached an agreement in principle on the terms of a plan of reorganization. These Certificateholders agreed to forbear from exercising any remedies under the conditions set forth in the parties agreement.

         The Operating Partnership filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") on March 28, 1997. As a condition to the transfer of the Headquarters Facility as contemplated by the Operating Partnership's Third Amended Plan of Reorganization dated July 23, 1997 (the "Plan), the requisite consent of the Limited Partners is required with respect to the Proposal. (See "Description of the Proposal" below.)

Description of the Proposal

         Transfer of Interest

         Pursuant to the terms of the Plan, the Operating Partnership will contribute all of its assets and liabilities, including, $500,000 of unencumbered cash and all of its right, title and interest in the Headquarters Facility, to a newly formed Delaware limited liability company to be known as Jamboree LLC. In exchange for transferring all of its assets and liabilities to Jamboree LLC, the Operating Partnership will receive an initial 10% ownership interest in Jamboree LLC. In addition, the Partnership will receive a restructuring fee of $500,000 in connection with the Plan. Immediately prior to the transfer by the Operating Partnership of its assets and liabilities to Jamboree LLC, the Existing Secured Note will be satisfied by (i) the discharge of an amount of the existing debt sufficient to reduce the outstanding balance thereof to $104.5 million (approximately $93 million plus accrued interest thereon) and (ii) the issuance by the Operating Partnership of two intermediate notes, one in the original principal amount of $4.5 million (the "First Intermediate Note") and the second in the original principal amount of $100 million (the "Second Intermediate Note"), which will be secured by all of the assets of the Operating Partnership. Simultaneous with the contribution by the Operating Partnership of all of its assets and liabilities to Jamboree LLC, the Certificateholders will contribute the First Intermediate Note to Jamboree Office REIT (a newly formed real estate investment trust, the initial stockholders of which will be the Certificateholders) and Jamboree Office REIT will, in turn, contribute the First Intermediate Note to Jamboree LLC in exchange for the remaining 90% interest in Jamboree LLC. Jamboree LLC will satisfy the Second Intermediate Note by issuing the New Notes (as defined below) in the original principal amount of $100 million to the Certificateholders. See "The New Notes" below.

         In addition to receiving a 10% interest in Jamboree LLC, the Operating Partnership will receive the right to convert, subject to certain limitations, its interest in Jamboree LLC into shares of Jamboree Office REIT as well as certain rights to receive additional cash payments or equity interests in Jamboree Office REIT. See "Exchange Right" and Right to Obtain Additional Equity Interests in Jamboree LLC" below.

         Jamboree LLC will be a newly formed limited liability company organized under the laws of the State of Delaware. Jamboree LLC will terminate on the earlier to occur of (i) one year after the sale or transfer by Jamboree LLC of the Headquarters Facility, provided that the Jamboree LLC Board (as defined below) does not vote to continue the company, (ii) September 28, 2002,

(iii) the consent of the members of Jamboree LLC or (iv) as required by applicable law. Jamboree LLC will be governed by a five person board of member representatives (the "Jamboree LLC Board"). The initial five members will be designated one by the Operating Partnership and four by Jamboree Office REIT. A majority of the members of the Jamboree LLC Board must approve (i) all operating decisions not designated as requiring unanimous approval in Jamboree LLC's Limited Liability Company Agreement (the "LLC Agreement") and (ii) termination for cause of the Management Agreement (as hereinafter defined). Unanimous approval of the Jamboree LLC Board will be required for (i) the commencement of a voluntary case under the Bankruptcy Code, (ii) termination of the Management Agreement without cause, (iii) sale of all or any material portion of the Headquarters Facility prior to the date which is three years after the effective date of the Plan, (iv) except as otherwise provided in the LLC Agreement, issuance of additional units representing membership interests (v) the authorization of business activities other than the ownership and operation of the Headquarters Facility within three years of the Effective Date, (vi) following the sale of the Headquarters Facility, authorize the continued existence of Jamboree LLC for more than one year, and (vii) certain other matters as provided in the LLC Agreement. See "Certain Federal Income Tax Consequences" below for information with respect to the tax effect of the Proposal.

         Exchange Right

         Under the terms of the Property Appreciation and Exchange Rights Agreement from Jamboree Office REIT to the Operating Partnership (the "Property Appreciation Agreement") to be delivered pursuant to the Plan, the Operating Partnership will have the right (the "Exchange Right") to exchange its interest in Jamboree LLC at any time on or after one year from the effectiveness of the Plan through March 27, 2002 for shares in Jamboree Office REIT ("Shares"); provided, however, such one year lock-out period shall be waived if, among other things, (i) Jamboree Office REIT shall (a) file a registration statement registering Shares, (b) issue, or provide rights to subscribe for, additional Shares to its shareholders, (c) effect a capital reorganization or reclassification, (d) sell all or substantially all or its assets or (e) dissolve or liquidate, or (ii) Jamboree LLC shall sell all or substantially all of its assets. In general, the Operating Partnership may exchange its interest in Jamboree LLC for a fixed number of Shares (on a one-for-one basis) in Jamboree Office REIT. All Shares received by the Operating Partnership either upon the exchange of its interest in Jamboree LLC or as payment for the Property Appreciation Right (as defined below) will be "Registerable Securities" pursuant to the provisions of the Property Appreciation and Exchange Right. In general, upon the occurrence of certain events, the Operating Partnership can request that Jamboree Office REIT prepare a registration statement to effect the registration of the shares held by the Operating Partnership in Jamboree Office REIT.

         Right to Obtain Additional Equity Interests in Jamboree LLC


         Under the terms of the Property Appreciation Agreement, in addition to receipt of its 10% interest in Jamboree LLC, the Operating Partnership also will have the right to receive additional equity interests or cash payments from Jamboree Office REIT (the "Property Appreciation Rights"). The Property Appreciation Rights will be exercisable, if at all, at any time until the close of business on March 27, 2002. In general, the Property Appreciation Rights entitle the Operating Partnership to purchase (i) Shares representing 10% of the equity value of Jamboree LLC (subject to dilution)for a purchase price of $10,888,888.89 in the aggregate, if the fair market value of all of the issued and outstanding Shares equals or exceeds $98 million divided by Jamboree Office REIT's interest in Jamboree LLC and (ii) Shares representing 55% of the equity value of Jamboree LLC (subject to dilution) for a purchase price of $152,777,777.78 in the aggregate, if the fair market value of the issued and outstanding Shares equals or exceeds $125 million divided by Jamboree Office REIT's interest in Jamboree LLC. Alternatively, the Operating Partnership can purchase such additional Shares on a "cashless basis" by surrendering a portion of the Shares to be purchased in

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payment of the applicable purchase price. If the Operating Partnership elects to exercise either of the property appreciation rights, Jamboree Office REIT has the option to deliver to the Operating Partnership in lieu of the issuance of Shares a cash payment equal to the difference between the then current market value of the Shares which would otherwise be issued and the exercise price for such Shares.

         The fair market value of the Shares for the purpose of the Property Appreciation Right will be determined by an appraisal obtained by Jamboree Office REIT. If the Operating Partnership disputes the appraisal obtained by Jamboree Office REIT, it may obtain a second appraisal. If the appraisals differ by less than 10%, then the value will be deemed to be the average of the two determinations. If the appraisals differ by 10% or more, then the two appraisers will select a third appraiser to perform a third appraisal, and the value will be deemed to be the value that constitutes the mid-point of the range between the two determinations that are closest in amount.

See, Part VI E. of the Disclosure Statement for additional information with respect to the right of the Operating Partnership to receive such additional payments or equity interests in Jamboree Office REIT and the right to exchange its interest in Jamboree LLC for interests in Jamboree Office REIT.

The New Notes

         In order to satisfy the remaining indebtedness evidenced by the Second Intermediate Note, Jamboree LLC will issue promissory notes (the "New Notes") having an aggregate principal amount of $100,000,000 to the Certificateholders. The New Notes will be divided into two tranches, the Class A Notes and the Class B Notes, which will have the following terms and conditions:

         The Class A Notes


            Initial Principal Balance:           $80,000,000

            Interest Rate:                       2.25% above the interest rate
                                                 on United States Treasury
                                                 Bonds or Notes with a
                                                 maturity date closest to the
                                                 Class A Notes

            Maturity Date:                       March 27, 2002

            Monthly Payments: Interest only until March 27, 1999; provided, however, that payments of interest through March 27,
                                                 1998 may be made by issuing
                                                 additional Class A Notes.
                                                 Thereafter, monthly payments
                                                 of interest and principal
                                                 based on a 25-year
                                                 amortization schedule.

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         The Class B Notes

            Initial Principal Balance:           $20,000,000

            Interest Rate:                       3.0% above the interest rate
                                                 on United States Treasury
                                                 Bonds or Notes with a maturity
                                                 date closest to the Class B
                                                 Notes

            Maturity Date:                       March 27, 2002

            Monthly Payments: Interest only until March 27, 2000; provided, however, that payments of interest through March 27,
                                                 2001 may be made by issuing
                                                 additional Class B Notes.
                                                 Thereafter, monthly payments
                                                 of interest and principal
                                                 based on a 25-year
                                                 amortization schedule.

Reference is made to the description of the New Notes set forth in Part VI D. in the Disclosure Statement for additional information with respect to the terms and conditions of the New Notes.

         As security for the New Notes, among other things, Jamboree LLC will grant the Certificateholders a mortgage lien and security interest on the Headquarters Facility and the Operating Partnership will execute a Pledge and Security Agreement pursuant to which the Operating Partnership will pledge its interest in Jamboree LLC to the holders of the Class A Notes and the Class B Notes as collateral for the payment in full of all amounts evidenced by the New Notes. If Jamboree LLC were to default on its obligations under the New Notes, the holders of the Class A Notes and the Class B Notes will have the right to foreclose on the Partnership's interest in Jamboree LLC. If this were to occur, the Partnership would lose its entire ownership interest in the Headquarters Facility. There can be no assurance that the Headquarters Facility will be able to generate sufficient cash flow to enable it to satisfy its obligations under the New Notes.

The New Property Management Agreement

         Pursuant to the Plan, Jamboree LLC will retain WC Management, an entity in which the Partnership has a 99% ownership interest, to provide property management and leasing services at the Headquarters Facility pursuant to a Management and Leasing Agreement (the "Management Agreement") to be entered into as of the effective date of the Plan. Unless terminated earlier for cause by Jamboree LLC or WC Management, the Management Agreement will expire by its terms on the earlier of the fifth anniversary of the effective date of the Plan or the sale of the Property. Pursuant to the Management Agreement, in consideration of the performance of its duties under the Management Agreement, WC Management will receive a management fee equal to the sum of two percent (2%) of the gross revenues (as defined in the Management Agreement) generated by the operation of the Headquarters Facility. Additionally, WC Management will receive certain incentive fees (up to an additional 2% of gross revenues) based on reductions it is able to achieve, if any, in certain operating and other expenses. Leasing commission payments, consistent with prevailing market rates, will be paid to WC Management for all third-party leases it procures for the Headquarters Facility. All payments under the Management Agreement will be paid to WC Management and the Partnership will have no rights to any payments thereunder. Furthermore, WC Management will be entitled to be reimbursed for the costs of general

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accounting and reporting services performed by on-site personnel to the extent such costs are passed through to tenants.

                          TRANSACTIONS WITH AFFILIATES

         For information with respect to transactions with affiliates, see "Item 13 to the Partnership's Annual Report on Form 10-K for the year ended December 31, 1996 and Note 3 to Item 1 of the Partnership's Quarterly Report on Form 10-Q for the three months ended March 31, 1997, copies of which is attached hereto as Exhibits C and D, respectively.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

General


         Implementation of the Plan will have federal, state and local tax consequences to the Partnership and the Investor Limited Partners. No tax ruling or tax opinion has been sought or will be obtained with respect to any tax consequences of the Plan. The discussion below does not constitute and is not intended to constitute either a tax opinion or tax advice to any person, and the summary contained herein is provided for informational purposes only.

         The discussion below summarizes only certain of the federal income tax consequences associated with the Plan's implementation. The discussion does not discuss all aspects of the federal income tax consequences associated with the Plan, including special considerations relevant to Investor Limited Partners subject to special treatment under federal income tax (for example, tax-exempt or foreign Investor Limited Partners), nor does it attempt to consider various facts or limitations applicable to any particular Investor Limited Partner that may modify or alter the consequences described herein. The discussion does not address state, local or foreign tax consequences or the consequences of any federal tax other than the federal income tax.

         The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder, existing judicial decisions and administrative procedures, rulings and practice. In light of the numerous recent amendments to the Code, no assurance can be given that legislative, judicial or administrative changes will not be forthcoming that would affect the accuracy of the discussion below. Any such changes could be material and could be retroactive with respect to transactions entered into or completed prior to the enactment or promulgation thereof. The tax consequences of certain aspects of the Plan are uncertain due to the lack of applicable legal authority and may be subject to judicial or administrative interpretations that differ from the discussion below.

         The discussion below is limited to federal income tax consequences arising directly from the Plan, and does not purport to address any other issues. The discussion assumes that the description of the Plan, including certain federal income tax consequences thereof, in the enclosed Disclosure Statement attached hereto as Exhibit A is accurate in all material respects.

         INVESTOR LIMITED PARTNERS ARE URGED TO CONSULT WITH THEIR OWN ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN.

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

Tax Consequences of a Foreclosure

         One of the purposes of the Plan is to avoid a foreclosure sale of the Headquarters Facility that would result in the immediate recognition of income by Investor Limited Partners. If a foreclosure sale occurred, the Operating Partnership and, hence, the Partnership (to the extent of its allocable share) would recognize taxable gain equal to the excess of the outstanding amount of the Existing Secured Note over the Operating Partnership's tax basis in the Headquarters Facility (cost basis reduced by all prior depreciation deductions), even though there would be no cash available for distribution to Investor Limited Partners.

         The Partnership's share of such gain would be allocable to Investor Limited Partners pursuant to the Partnership Agreement. Upon a foreclosure, the General Partners estimate that each Investor Limited Partner who purchased his Units in the Partnership's original offering of Units would recognize approximately $6,000 per Unit of taxable gain. (Such estimate is based on the amount of debt outstanding as of the end of 1996 and on the results of Partnership operations through the end of 1996.) For Investor Limited Partners who are subject to the passive activity loss limitations of Section 469 of the Code (discussed below), such gain could be offset by passive activity losses generated by the Partnership or by other passive activities that have not been used previously by such Investor Limited Partner. Assuming that an Investor Limited Partner has been unable to use his share of the Partnership's passive activity losses in excess of statutorily provided "phase-in" amounts, the General Partners estimate that an Investor Limited Partner who purchased his Units pursuant to the Partnership's original offering of Units may have suspended passive activity losses of up to approximately $41,000 per Unit (based on the results of Partnership operations through the end of 1996 and without giving effect to any income, gain or loss realized by the Partnership in 1997), depending on the Investor Limited Partner's date of entry into the Partnership. The General Partners estimate that, if the Headquarters Facility were foreclosed, such Investor Limited Partner could deduct $6,000 per Unit of his suspended passive activity losses from the Partnership, resulting in a net federal income tax benefit for such Investor Limited Partner of approximately $700 per Unit for 1997 (applying a 39.6% federal income tax rate to determine the tax benefit of deducting such passive activity losses, and a 28% federal income tax rate to the estimated taxable gain). By comparison, if an Investor Limited Partner who purchased his Units pursuant to the Partnership's original offering of Units does not have suspended passive activity losses, he would incur a federal income tax liability of approximately $1,700 per Unit for 1997 (applying a 28% federal income tax rate to the estimated taxable gain) without receiving any cash distributions.

Reduction of Operating Partnership's Indebtedness

         As a result of the Plan's implementation, the amount of the Operating Partnership's aggregate outstanding indebtedness under the Existing Secured Note will be reduced substantially. (The approximately $97.8 million reduction in the outstanding balance of the Existing Secured Note that will occur immediately before the Headquarters Facility is transferred to Jamboree LLC is hereinafter called the "Debt Discharge Amount.") In general, the Code provides that a taxpayer whose debt is discharged for no consideration must include the debt discharge amount in income in the taxable year of discharge. (However, the discharge of interest accrued under the Existing Secured Note since 1996 should not result in any adverse tax consequences to the Operating Partnership.) The Operating Partnership and, hence, the Partnership (to the extent of its allocable share) will be required to recognize the Debt Discharge Amount as ordinary income for 1997. Subject to a special election (described below) that in effect defers the recognition of debt discharge income, an Investor Limited Partner will be required to include in income and pay applicable income tax on such Investor

Limited Partner's allocable share of the Debt Discharge Amount, estimated by the General Partners to be $20,600 per Unit.

         Notwithstanding the Partnership's recognition of its allocable share of the Debt Discharge Amount as ordinary income, an Investor Limited Partner may be able to exclude his share of the Debt Discharge Amount from income if such Investor Limited Partner is in a title 11 bankruptcy case or is insolvent. Further, subject to certain limitations discussed below, an Investor Limited Partner who is an individual or an S corporation may be able to exclude his share of the Debt Discharge Amount from income by making an election described in Code Section 108(c) relating to "qualified real property business indebtedness." (The election is not available to Limited Partners which are C corporations.) The Existing Secured Note should be treated as qualified debt for this purpose since such indebtedness was incurred prior to December 31, 1992 and is secured by the Headquarters Facility.

         AN ELECTION UNDER CODE SECTION 108(c) MUST BE MADE BY EACH INVESTOR LIMITED PARTNER SEPARATELY AND NOT BY THE PARTNERSHIP. This provision applies to a partnership by treating a partner's partnership interest as depreciable real property to the extent of the partner's proportionate interest in depreciable real property held by the partnership. In the event an Investor Limited Partner makes an election to apply the provision, the Investor Limited Partner's basis in his Units and his share of the tax basis of the Headquarters Facility will be reduced by an amount equal to the debt discharge income which is excluded from the Investor Limited Partner's income under this provision. Such basis reduction will have certain future tax consequences, described below, to an electing Investor Limited Partner, including his being allocated taxable income over the life of Jamboree LLC in excess of the cash distributions (if any) made to him. AN INVESTOR LIMITED PARTNER ELECTING TO APPLY THESE PROVISIONS MUST MAKE AN ELECTION ON HIS FEDERAL INCOME TAX RETURN FOR THE TAXABLE YEAR IN WHICH THE DEBT DISCHARGE OCCURS, AND MUST NOTIFY THE PARTNERSHIP OF HIS ELECTION (SO THAT THE PARTNERSHIP CAN IMPLEMENT THE RESULTANT DECREASE IN THE TAX BASIS OF THE HEADQUARTERS FACILITY) PRIOR TO FILING SUCH RETURN. AN INVESTOR LIMITED PARTNER DESIRING TO MAKE THIS ELECTION SHOULD CONSULT HIS TAX ADVISOR REGARDING THE APPROPRIATE PROCEDURES AND FORMS TO BE USED FOR NOTIFYING THE PARTNERSHIP AND MAKING THE ELECTION.

         The ability to exclude debt discharge income by making a Code Section 108(c) election is subject to several limitations. First, the amount that may be excluded is limited to the excess of (1) the outstanding principal amount of the debt immediately before the discharge over (2) the net fair market value of the depreciable real property encumbered by the debt. No regulation or other guidance under Code Section 108(c) has been issued concerning whether unpaid interest is eligible to be included in the "outstanding principal amount" of the debt (and, hence, eligible for exclusion from income) for these purposes. In the absence of any guidance on this issue, an Investor Limited Partner should have a reasonable basis for including accrued but unpaid interest on the Existing Secured Note in the limitation calculation (since the cancellation of such amounts would give rise to debt discharge income in the same manner as a reduction of the principal amount of debt), although the matter is not free from challenge. No independent third-party appraisal has been obtained by the Operating Partnership or the Partnership. Based on the valuation of the Headquarters Facility made by the parties to the Plan, the General Partners believe that this limitation should not significantly affect an Investor Limited Partner's ability to utilize the election. However, such valuation is not binding on a taxing authority or the courts, and, if the Headquarters Facility were determined to have a value higher than $104.5 million, an Investor Limited Partner's ability to utilize this exclusion could be adversely affected by this limitation.

         Second, there is an overall limitation under which the amount of debt discharge income that may be excluded is limited to the adjusted tax basis of all depreciable real property held by the Investor Limited Partner (through the Partnership and other investments) immediately before the discharge, determined as of the first day of the following taxable year or the earlier date of disposition of the property (after giving effect to any other reductions in basis resulting from reductions in tax attributes if the Investor Limited Partner is bankrupt or insolvent). The Operating Partnership's basis in the Headquarters Facility (excluding land) as of the projected date for transferring the Headquarters Facility to Jamboree LLC is estimated by the General Partners to be approximately $129 million, or $35,000 per Unit, and each Investor Limited Partner who is otherwise eligible to make a Section 108(c) election therefore would take into account approximately $35,000 per Unit in computing his overall limitation. However, the tax law with respect to this issue as applied to the transactions contemplated by the Plan is not free from doubt, and a risk exists that an Investor Limited Partner may be required by a taxing authority to compute this limitation by reference to a per Unit amount that is less than his allocable share of the Debt Discharge Amount. In that event, an Investor Limited Partner who owns no other depreciable property would be unable to exclude from income a portion of the debt discharge income allocated to him.

         If an Investor Limited Partner makes an election to apply this provision and has not previously reduced the basis of his Units under this provision in connection with a previous unrelated cancellation of indebtedness (i.e., a cancellation of indebtedness not involving the Partnership), he could exclude all of the $20,600 per Unit Debt Discharge Amount from income, and his share of the depreciable basis of the Headquarters Facility would be reduced by that amount. Accordingly, the depreciation deductions that could be claimed by such Investor Limited Partner with respect to the Headquarters Facility following such basis reduction would be correspondingly reduced. This aspect of the election, together with certain allocations to be made pursuant to the LLC Agreement (see "Federal Income Taxation of Jamboree LLC" below), is anticipated to result in an Investor Limited Partner's recognizing taxable income from the Partnership in excess of cash distributions (if any) made to such Investor Limited Partner in future years. In addition, under Sections 1017(d) and 1250 of the Code, such basis reduction is subject to recapture as ordinary income upon a later sale by Jamboree LLC of the Headquarters Facility, which is permitted without the Operating Partnership's consent after 3 years, to the extent in excess of the basis reduction that would result using straight-line depreciation. If the Headquarters Facility were sold for a taxable gain after only 3 years, the General Partners estimate that approximately $14,000 per Unit would be reportable by an electing Investor Limited Partner as ordinary income (rather than capital gain) under this rule.

         The General Partners estimate that an Investor Limited Partner who purchased his Units pursuant to the original offering of Units and who has not previously used any of his suspended passive activity losses from the Partnership in excess of statutorily provided "phase-in" amounts may have up to approximately $41,000 per Unit of suspended losses available (based on the results of Partnership operations through the end of 1996 and without giving effect to any income, gain or loss realized by the Partnership in 1997), depending on the Investor Limited Partner's date of entry into the Partnership. Such losses could be used to offset such Investor Limited Partner's share of the Debt Discharge Amount, or any portion thereof not excluded by virtue of making an election under Code Section 108(c).

         If an Investor Limited Partner is not eligible to or does not make an election to utilize Section 108(c), such Investor Limited Partner would be taxed on the Debt Discharge Amount of $20,600 per Unit. If such Investor Limited Partner has not previously used any of his suspended passive activity losses from the Partnership in excess of statutorily provided "phase-in" amounts, the General Partners estimate that such suspended passive activity losses should be sufficient to fully offset the debt discharge income, and that such Investor Limited Partner therefore should not incur any federal income tax liability. (Passive activity losses generated by other investments could also be used to offset such income and would further reduce the resulting tax liability.) By comparison, if such Investor Limited Partner does not have suspended passive activity losses, he would incur a federal income tax liability of approximately $8,200 per Unit for 1997 (applying a 39.6% federal income tax rate) without receiving any cash distributions.

         Section 752 of the Code provides that a partner's share of partnership liabilities is reflected in the adjusted basis of his partnership interest by treating any increase in the partner's share of those liabilities as a constructive contribution of money by the partner to the partnership and any decrease in the partner's share of those liabilities as a constructive distribution of money to the partner (a "Deemed Cash Distribution"). Under
Section 731 of the Code, an Investor Limited Partner recognizes income on a partnership distribution only to the extent that the distribution exceeds the adjusted tax basis of his Units. Income recognized as a result of a Deemed Cash Distribution generally is characterized as a capital gain. The amount of an Investor Limited Partner's adjusted tax basis in Units will vary depending upon the Investor Limited Partner's particular circumstances.

         An Investor Limited Partner's basis in his Units will be increased by his allocable share of the Debt Discharge Amount (even if he makes a Section 108(c) election to exclude that amount from income). Accordingly, although the Partnership will be deemed to have made a cash distribution to Investor Limited Partners to the extent of their share of the Debt Discharge Amount, the Investor Limited Partners will have sufficient basis in their Units such that income will not be recognized by them as a result of the Deemed Cash Distribution. An Investor Limited Partner who makes a Section 108(c) election will then be required to separately reduce his basis in his Units by the amount of debt discharge income excluded under the election. Investor Limited Partners are urged to consult their tax advisors concerning this aspect of an election under Code Section 108(c).

         Under the Plan, approximately $4.5 million of the Operating Partnership's indebtedness under the Existing Secured Note will be contributed to Jamboree LLC in consideration for the issuance to Jamboree Office REIT of a 90% interest in Jamboree LLC. (The remaining balance due under the Existing Secured Note after the Debt Discharge Amount, i.e., $100 million, will be satisfied by Jamboree LLC's issuance of the New Notes.) In the absence of any express guidance on this issue, the Operating Partnership intends to take the position that such $4.5 million contribution does not result in any additional debt discharge income to the Operating Partnership or the Partnership, although this matter is not free from doubt. Such contribution, however, will result in a Deemed Cash Distribution to Investor Limited Partners in an amount estimated by the General Partners to be $1,300 per Unit. As indicated above, a Deemed Cash Distribution will result in an Investor Limited Partner's recognition of taxable gain without his receipt of any actual cash distributions to the extent such Deemed Cash Distribution exceeds the adjusted tax basis of such Investor Limited Partner's Units, which will vary depending on an Investor Limited Partner's particular circumstances. Such gain could be offset by an Investor Limited Partner's unused passive activity losses, if any, from the Partnership or other investments.

Federal Income Taxation of Jamboree LLC

         Under the Plan, after the balance due under the Existing Secured Note has been reduced by the Debt Discharge Amount, the Operating Partnership will transfer the Headquarters Facility plus $500,000 to Jamboree LLC in consideration for a 10% interest in Jamboree LLC. Provided that Jamboree LLC is respected for tax purposes as an entity separate from Jamboree Office REIT, such transfer should not result in the recognition of any taxable income or gain by the Operating Partnership or the Partnership, and also should not result in any Deemed Cash Distributions to the Investor Limited Partners. (As indicated above, however, the further $4.5 million reduction in the amount of the indebtedness to which the Headquarters Facility will be subject after the property is transferred to Jamboree LLC will result in a Deemed Cash Distribution of approximately $1,300 per Unit.) If Jamboree LLC were to be disregarded for tax purposes as an entity separate from Jamboree Office REIT, then the transfer of the Headquarters Facility could be recast as a taxable event for the Operating Partnership (similar to a foreclosure sale of the Headquarters Facility), in which event substantial taxable gain could result to the Partnership and the Limited Partners without their receipt of cash with which to pay any resulting income taxes. See "Tax Consequences of a Foreclosure" above.

         Under recently issued Treasury Regulations, Jamboree LLC will be classified as a partnership for federal income tax purposes. As long as Jamboree LLC is classified as a partnership for federal income tax purposes, its taxable income will flow through to its members. Each member in Jamboree LLC, including the Operating Partnership, will be required to take into account its allocable share of Jamboree LLC's items of income, gain, loss and deduction in the member's taxable year in which the taxable year of the Jamboree LLC ends, whether or not cash distributions with respect to such items are made to the member. Taxable income or gain allocable to the Operating Partnership will be reportable by the Partnership and (to the extent of their allocable share) Investor Limited Partners whether or not any cash distributions are made to the Partnership, and can result in an Investor Limited Partner incurring income tax liability with respect to the Partnership in excess of the cash distributions (if any) made to him for the applicable year. Taxable income and loss of Jamboree LLC will be allocated among the members in accordance with the provisions of the LLC Agreement. Under Code Section 704(b), an allocation of income, gain, loss or deduction of Jamboree LLC to a member will not be respected for federal income tax purposes unless the allocation has "substantial economic effect." If an allocation does not have "substantial economic effect," then each member's distributive share of such items will be recalculated on the basis of such member's "interest" in Jamboree LLC, taking into account all facts and circumstances relating to the economic arrangement of the members. Such a determination could result in a reallocation of taxable income or loss or items thereof, but would not alter the distribution of cash under the LLC Agreement.

         Code Section 704(c) requires that income, gain, loss and deduction attributable to property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with the unrealized gain associated with the property at the time of the contribution. The amount of such unrealized gain is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at such time (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The General Partners anticipate that, as a result of reductions to be made to the tax basis of the Headquarters Facility in connection with Code Section 108(c) elections by Investor Limited Partners (see "Reduction of Operating Partnership's Indebtedness" above), the Headquarters Facility will have a Book-Tax Difference when contributed by the Operating Partnership to

Jamboree LLC. Consequently, the LLC Agreement will require that allocations be made in a manner consistent with Code Section 704(c). The LLC Agreement will require the use of the "remedial allocation method," as described in Treasury Regulations issued under Code Section 704(c), in allocating income, gain, loss and deduction attributable to such Book-Tax Difference. In general, these allocations are expected to result in the Operating Partnership's being allocated less than 10% of Jamboree LLC's depreciation deductions and more than 10% of Jamboree LLC's income from operations of the Headquarters Facility. In addition, upon a sale or other taxable disposition of the Headquarters Facility, which is permitted under the LLC Agreement after 3 years without the Operating Partnership's consent, such allocations will require that all income attributable to any Book-Tax Difference remaining at the time of such disposition must be allocated to the Operating Partnership. To the extent that the Operating Partnership is allocated more than 10% of Jamboree LLC's taxable income and gain as a result of the foregoing allocations, the Operating Partnership will report taxable income and gain in excess of the cash distributions made (or to be made) to it by Jamboree LLC (because the Operating Partnership will be entitled to receive only 10% of the distributions, if any, made by Jamboree LLC to its members). The Partnership, in turn, will allocate all tax items attributable to basis reductions made in order to effectuate an Investor Limited Partner's Code Section 108(c) election to such Investor Limited Partner, which is anticipated to result in such Investor Limited Partner's being allocated taxable income and gain in excess of the cash distributions (if any) made to him over the life of Jamboree LLC. Such income and gain would be passive activity income that could be offset by an Investor Limited Partner's unused passive activity losses from this and other investments.

         A portion of any taxable gain allocated to the Operating Partnership upon a sale or other taxable disposition of the Headquarters Facility will be taxable to Investor Limited Partners as ordinary income rather than capital gain to the extent of any applicable depreciation recapture, as determined under Code Sections 1245 and 1250 and, for any that which are corporations, Code Section 291. As indicated, Investor Limited Partners who elect to exclude their share of the Debt Discharge Amount from income under Code Section 108(c) will be allocated any additional gain resulting from the basis reductions made in connection with their elections, all or a portion of which gain may be taxable as ordinary income under applicable depreciation recapture rules. (See "Reduction of Operating Partnership's Indebtedness" above.)

         Investor Limited Partners who are individuals or that are trusts, estates, personal service companies and certain closely held C corporations are subject to a limitation on the deduction of passive activity losses. In general, Partnership losses allocated to an Investor Limited Partner and any other passive activity losses of such Investor Limited Partner may only offset other passive activity income of such Investor Limited Partner, including his allocable share of Partnership taxable income (other than income classified as portfolio income, such as income from investments or reserves). Disallowed losses from passive activities may be carried forward and treated as a deduction in the next taxable year, subject to these limitations. Closely held corporations (a corporation more than 50% of the stock of which is owned directly or indirectly by not more than five individuals) may not offset portfolio income (such as interest and dividends) with passive activity losses but may use passive activity losses to offset active business income. Any disallowed losses from the Partnership that have not previously been applied by an Investor Limited Partner against passive activity income generally should be allowed in full (subject to any other applicable limitations) when the Operating Partnership disposes of its entire interest in Jamboree LLC in a taxable transaction, such as upon exchanging its interest in Jamboree LLC for Jamboree Office REIT shares. See "Taxation of Exchange and Property Appreciation Rights" below.

Taxation of Exchange and Property Appreciation Rights

         Under the Plan, the Operating Partnership will have the right at any time after one-year from the effectiveness of the Plan, or earlier upon the occurrence of certain events, to exchange its 10% interest in Jamboree LLC for shares in Jamboree Office REIT by exercising the Exchange Right. An exchange of the Operating Partnership's interest in Jamboree LLC for shares in Jamboree Office REIT upon exercise of the Exchange Right would be a taxable transaction in which the Operating Partnership (and, therefore, the Partnership) would recognize taxable gain in the year of the exchange if and to the extent that the value of the Shares received in the exchange exceeds the Operating Partnership's adjusted tax basis in its interest in Jamboree LLC immediately prior to the exchange. A portion of such taxable gain, if any, would be treated as ordinary income rather than capital gain to the extent of the Operating Partnership's share of any depreciation deductions claimed with respect to the Headquarters Facility that are subject to recapture under Code Sections 1245 and 1250 and, for corporate Investor Limited Partners, Code Section 291. (Any additional taxable gain attributable to basis reductions made in order to effectuate an Investor Limited Partner's election to exclude his share of the Debt Discharge Amount from income under Code Section 108(c) would be allocated to such Investor Limited Partner, and would be subject to treatment as ordinary income, rather than capital gain, under applicable depreciation recapture rules; see "Reduction of Operating Partnership's Indebtedness" above.) Such gain (if any) would be treated as passive activity income that could be offset by an Investor Limited Partner's unused passive activity losses from the Partnership or other investments. The Operating Partnership would have an initial tax basis in the Shares received in the exchange equal to their fair market value, such that a sale of the Shares for that amount immediately following the exchange would not produce any additional taxable income for the Operating Partnership. Although it is not currently anticipated that the Operating Partnership will exercise the Exchange Right with a view to holding the Shares received in the exchange on a long-term basis, it is possible that Shares received in the exchange might be held for some period before they are sold, in which event the Partnership's tax consequences with respect to such Shares would be determined under the tax laws applicable to real estate investment trusts and their shareholders. (See "Certain Tax Differences between the Ownership of Units and Shares" below.) The Operating Partnership will not report any taxable gain or loss attributable to its receipt of the Exchange Right, although this position is not free from doubt.

         In addition to receiving a 10% interest in Jamboree LLC, the Operating Partnership will receive (in consideration for its contribution of the Headquarters Facility to Jamboree LLC) the Property Appreciation Right. Based on their valuation of the Headquarters Facility, the General Partners believe that the value of the Property Appreciation Right, which is non-transferable (except to an affiliate of the Partnership), presently is de minimis.

Accordingly, the Operating Partnership does not intend to recognize any taxable income or gain upon its receipt of the Property Appreciation Right, although a taxing authority might disagree. If the Operating Partnership subsequently receives any cash payments or Shares in satisfaction of the Property Appreciation Right, the Operating Partnership will be required to include in income the entire amount of the payment or the fair market value of the Shares received, as applicable. Whether and to what extent such amount should be treated as capital gain rather than ordinary income is not clear under current law.

         A risk exists that if the Operating Partnership exercises the Exchange Right or the Property Appreciation Right within 2 years following the transfer of the Headquarters Facility to Jamboree LLC, such transfer might be recharacterized under Code Section 707(b) as a taxable sale of the Headquarters Facility (or a portion thereof) for the amount received on exercise of the Exchange Right or the Property Appreciation Right, as applicable, even though such payment was received by the Operating Partnership after 1997. Also, if the Operating

Partnership receives Shares rather than cash, its holding period in the Shares will not commence before the Shares are received such that any gain (or loss) recognized by the Operating Partnership upon a subsequent sale of the Shares would be short-term capital gain or loss unless the Shares were held for at least one year (not counting the date of receipt of the Shares) prior to the date of such sale.

Certain Tax Differences Between the Ownership of Units and Shares

         Under various circumstances, the Operating Partnership may become a shareholder of Jamboree Office REIT, in which event an Investor Limited Partner's investment in the Partnership would effectively be changed from an interest in a real estate limited partnership to an interest in Shares. A summary of the initial and ongoing requirements that must be satisfied by Jamboree Office REIT in order to qualify for and maintain its status as a Real Estate Investment Trust, the circumstances under which Jamboree Office REIT may be subject to federal income and excise taxes, and certain tax aspects of owning shares of a Real Estate Investment Trust, respectively is provided in
Section VII.D of the Disclosure Statement attached hereto as Exhibit A, and is not repeated herein. Summarized below are certain tax differences between owning real estate limited partnership interests (i.e., Units) and Shares.

         The Operating Partnership and the Partnership are not subject to federal income tax. Instead, each Investor Limited Partner is required to take into account an allocable share of Partnership income or loss regardless of whether any cash is distributed. The character of an Investor Limited Partner's share of Partnership income or loss is dependent upon the assets and activities of the Partnership, and generally is treated as passive activity income or loss for purposes of the passive activity loss limitation. Partnership distributions made to an Investor Limited Partner generally are not taxable to such Investor Limited Partner except to the extent they exceed the Investor Limited Partner's adjusted tax basis in his or its Units.

         In contrast, Jamboree Office REIT may be subject to federal income tax under certain circumstances. Its shareholders (which would include, indirectly, the Investor Limited Partners) will be taxed based on the amount of distributions received from Jamboree Office REIT. Each shareholder (e.g., the Operating Partnership, if it holds the Shares) will receive a Form 1099-DIV reporting the amount of taxable and non-taxable distributions paid by Jamboree Office REIT to such shareholder during the preceding year. Jamboree Office REIT currently anticipates that its distributions will be fully taxable. In addition, distributions by Jamboree Office REIT generally will constitute ordinary dividend income to its shareholders (except for distributions properly designated as capital gain distributions). Dividends and capital gains derived from the ownership or disposition of Shares will constitute "portfolio income", which cannot be offset by passive activity losses in the case of Investor Limited Partners who are subject to the passive activity loss limitation. Furthermore, should Jamboree Office REIT incur a tax loss, such loss will not deductible by Investor Limited Partners.

Transactions With Affiliates

         Jamboree LLC will pay a fee of $500,000 to the Partnership for services rendered and for expenses incurred in connection with the Plan. The $500,000 fee to be paid to the Partnership will constitute non-passive activity income and, as such, will not be able to be offset by passive activity losses of Investor Limited Partners who are subject to the passive activity loss limitation. In addition, WC Management and its affiliates will receive property management and disposition fees. Payments for services generally are deductible if the payments are ordinary and necessary expenses, are reasonable in amount and are for services performed during the taxable year in which paid or accrued. Payments for services related to the acquisition of an asset with a useful life of more than one year generally must be capitalized into the cost basis of the acquired property. A taxing authority could challenge the deductibility of fees and expenses, including the foregoing payments, in which event the Partnership's taxable income might be increased (or its tax losses reduced).

Other Tax Consequences

         In addition to the federal income tax consequences described above, Investor Limited Partners should consider potential state and local tax consequences to them of the implementation of the Plan. Investor Limited Partners may be subject to state and local taxation on any taxable income recognized by them under the Plan in the state(s) in which they reside or transact business, as well as in California, the state in which the Headquarters Facility is located. Investor Limited Partners are urged to consult their own tax advisors concerning the state and local tax consequences to them of implementing the Plan.


         EACH INVESTOR LIMITED PARTNER MUST CONSULT WITH HIS OR ITS OWN PROFESSIONAL TAX ADVISOR CONCERNING THE SPECIFIC FEDERAL, STATE AND LOCAL TAX CONSEQUENCES TO SUCH INVESTOR LIMITED PARTNER OF IMPLEMENTING THE PLAN

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding Units of the Partnership owned by each person who is known by the Partnership to own beneficially or exercise voting or dispositive control over more than 5% of the Units, by WFA and by all directors and executive officers of the General Partners as a group as of June 1, 1997.

-------------------------------------------------- ------------------------------------- ----------------------------
               Name and address of                   Amount and nature of Beneficial             % of Class
                Beneficial Owner                                  Owner
-------------------------------------------------- ------------------------------------- ----------------------------
                 WILCAP Limited                                   1,000                             28.6
               Partnership (1) (2)
-------------------------------------------------- ------------------------------------- ----------------------------
                 WILCAP Holdings                                    18                                *
               Co., Inc. (1)(2)(3)
-------------------------------------------------- ------------------------------------- ----------------------------
         Winthrop Financial Associates,                             5                                 *
              A Limited Partnership
                     (1) (2)
-------------------------------------------------- ------------------------------------- ----------------------------
 All directors and executive officers as a group                    --                               --
                 (five persons)
-------------------------------------------------- ------------------------------------- ----------------------------

*  Less than one percent

(1) The business address for each of WILCAP Limited Partnership, WILCAP Holdings Co., Inc. and WFA is One International Place, 12th Floor, Boston, Massachusetts 02110.

(2) Based upon information supplied to the Partnership by WILCAP Limited Partnership.

(3) WILCAP Holdings Co., Inc. is the general partner of WILCAP Limited Partnership.

         The Partnership is a limited partnership and has no officers or directors. WILCAP Limited Partnership ("WILCAP") and WILCAP Holdings Co., Inc. ("Holdings") are affiliates of the General Partners. WILCAP, Holdings and WFA have advised the Partnership that they intend to vote their 1,023 Units (see chart below) in favor of the Proposal. Accordingly, for the Proposal to be adopted, either (i) Investor Limited Partners holding only 728 Units in the aggregate of the remaining 2,477 Units (29.4% of the remaining outstanding Units) need to consent to the Proposal or (ii) Investor Limited Partners holding 1,750 Units or more in the aggregate of the remaining 2,477 Units (70.7% of the remaining outstanding Units) do not affirmatively reject the Proposal.

                   GENERAL INFORMATION CONCERNING THE VOTING

         Record Date and Voting. The General Partners have fixed June 1, 1997 as the record date (the "Record Date") for the determination of those Investor Limited Partners entitled to vote on the Proposal. Only holders of record of Units at the close of business on the Record Date are entitled to notice of and to vote on the Proposal. As of the Record Date, there were 3,500 Units outstanding, which were held by approximately 1,756 holders of record. Each holder of record of Units on the Record Date is entitled to cast one vote per Unit on the Proposal.

         Pursuant to Section 5.1 of the Limited Partnership Agreement of the Partnership dated as of October 16, 1985, as amended (the "Partnership Agreement"), the General Partners are not permitted, without the requisite consent of the Investor Limited Partners, to approve the sale by the Operating Partnership of all or substantially all of the Headquarters Facility. Accordingly, in order for the Partnership to consent to the adoption of the Plan, the General Partners are seeking, pursuant to this Consent Solicitation, the requisite consent of the Investor Limited Partners. As provided in the Partnership Agreement, consent of the requisite number of Investor Limited Partners is obtained if either (i) Investor Limited Partners holding more than 50% of the outstanding Units consent to the action being solicited or (ii) Investor Limited Partners holding 50% or more of the Units fail to object in writing to the adoption of the action being solicited. Accordingly, the approval of the Proposal will require either (i) the affirmative vote of Investor Limited Partners who hold of record a majority of the outstanding Units of the Partnership or (ii) the failure of Investor Limited Partners who hold of record a majority of the outstanding Units of the Partnership to object to the Proposal.

         WFA and the affiliates of the General Partners, who own of record on the Record Date 1,028 Units, have advised the General Partners that they intend to vote all of such Units owned by them in favor of the Proposal. Such Units represent 29.2% of the total number of outstanding Units. (See "Security Ownership of Certain Beneficial Owners and Management".)

         All consent forms received on or prior to 5:00 p.m. on August 30, 1997 and not revoked will be voted in accordance with the instructions indicated on such consent forms. If no instructions are indicated or if you fail to return your consent form, such consent form will be disregarded; this, in effect, is a vote to approve the Proposal as such Units will not be counted against the Proposal.

         Revocation of Consents. Any consent form given by an Investor Limited

Partner pursuant to this Consent Statement may be revoked by the person giving it at any time before 5:00 p.m. on August 30, 1997 by (i) delivering to the General Partners a written notice of revocation bearing a later date than the consent form to be revoked; or (ii) delivering to the General Partners a duly executed consent form bearing a later date. Any written notice of revocation or subsequently executed consent form should be sent so as to be delivered to the Partnership c/o Three Winthrop Properties, Inc., One International Place, 12th Floor, Boston, Massachusetts 02110, or hand delivered to the General Partners at or before the Expiration Date.

         Solicitation. The Partnership will bear all expenses of this solicitation of consents from the Investor Limited Partners. In addition to solicitation by use of the mails, consents may be solicited by officers and employees of the General Partners in person or by telephone, telegram or other means of communication. Such officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

         Dissenters' Rights. There will be no dissenters' rights of appraisal with respect to the Proposal.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Each of the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the Partnership's Quarterly Report on Form 10-Q for the three months ended March 31, 1997 filed with the Securities and Exchange Commission by the Partnership (File No. 0-14536), copies of which are enclosed herewith, is incorporated by reference in this Consent Solicitation.

         All documents and reports filed by the Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 after the date of this Consent Solicitation and prior to August 30, 1997 shall be deemed to be incorporated by reference in this Consent Solicitation and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Consent Solicitation to the extent that a statement contained herein, or in any other subsequently filed document or report that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation.

                                          By Order of the Board of Directors
                                          of Three Winthrop Properties, Inc.,
                                          a General Partner of the Partnership

Boston, Massachusetts                     /s/ Jeffrey D. Furber
July 31, 1997                             Jeffrey D. Furber, Clerk

                                   EXHIBIT A

                       DISCLOSURE STATEMENT IN SUPPORT OF
                          THE OPERATING PARTNERSHIP'S
                      THIRD AMENDED PLAN OF REORGANIZATION
                              DATED JULY 23, 1997

-------------------------------------------------------------------------------

                         UNITED STATES BANKRUPTCY COURT

                     for the Central District of California


In re                                        )    Chapter 11
                                             )
CROW WINTHROP OPERATING                      )    Case No. SA97-14512-JR
PARTNERSHIP, a Maryland general partnership  )
                                             )
                           Debtor            )
                                             )
---------------------------------------------



                       DISCLOSURE STATEMENT IN SUPPORT OF
                 DEBTOR'S THIRD AMENDED PLAN OF REORGANIZATION,
                              DATED JULY 23, 1997

                             O'MELVENY & MYERS LLP
                                400 S. Hope St.
                             Los Angeles, CA 90071
                                 (213) 669-6000
                       Robert White (CA State Bar #54797)
                     Suzzanne Uhland (CA State Bar #136852)
                      Lisa Bossetti (CA State Bar #186243)
                    Deborah Saltzman (CA State Bar #186411)

                      610 Newport Center Drive, Suite 1700
                            Newport Beach, CA 92660
                                 (714) 760-9600
                     Patricia Frobes (CA State Bar #85142)
                      Frank Crance (CA State Bar #177568)

-------------------------------------------------------------------------------

                  THIS DISCLOSURE STATEMENT DESCRIBES THE THIRD AMENDED PLAN OF REORGANIZATION DATED JULY 23, 1997 (THE "PLAN") FOR CROW WINTHROP OPERATING PARTNERSHIP ("CWOP"). THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION FOR CREDITORS AND PARTNERS OF CWOP TO VOTE ON THE PLAN. ALL CREDITORS AND PARTNERS OF CWOP WHO ARE ENTITLED TO VOTE ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THE ENTIRE DISCLOSURE STATEMENT, INCLUDING THE PLAN ATTACHED AS EXHIBIT 1, PRIOR TO SUBMITTING THEIR BALLOTS.

                  IF YOU HAVE ANY QUESTIONS CONCERNING THE PROCEDURES FOR VOTING, PLEASE CALL OR WRITE TO O'MELVENY & MYERS LLP, 400 SOUTH HOPE STREET, LOS ANGELES, CALIFORNIA 90071, ATTENTION: LYNN TALAB (213) 669-6054.

                               TABLE OF CONTENTS

I.       INTRODUCTION....................................................................................................  1
         A.       SUMMARY OF THE PLAN....................................................................................  2
         B.       RECOMMENDATION.........................................................................................  3

II.      VOTING..........................................................................................................  3
         A.       ELIGIBILITY TO VOTE....................................................................................  3
         B.       BALLOTS................................................................................................  3
         C.       VOTING PROCEDURE.......................................................................................  4
         D.       DEADLINE FOR VOTING....................................................................................  4
         E.       IMPORTANCE OF YOUR VOTE................................................................................  4

III.     BACKGROUND OF CWOP AND THE CHAPTER 11 CASE......................................................................  4
         A.       HISTORICAL FRAMEWORK...................................................................................  4
                  1.       Description of the Property; Formation of CWOP................................................  4
                  2.       Acquisition of the Property by CWOP; Structure of Financing...................................  5
                  3.       Major Tenants.................................................................................  6
                  4.       Property Management...........................................................................  7
                  5.       The Development Parcel; Exterior Common Area..................................................  8
         B.       EVENTS LEADING TO THE FILING OF THE CHAPTER 11 CASE....................................................  9
                  1.       Orange County Real Estate Market..............................................................  9
                  2.       Agreement of Understanding with Certificateholders............................................ 10
         C.       SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASE.......................................................... 11
                  1.       Cash Collateral Agreed Order.................................................................. 11
                  2.       Motion to Dismiss............................................................................. 11
                  3.       Claims Bar Date and Claims Procedures Order................................................... 11
                  4.       Leasing Transactions.......................................................................... 11
                  5.       Crow Claims and Litigation.................................................................... 12

IV.      THE PLAN........................................................................................................ 13
         A.       TREATMENT OF ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS............................................. 14
                  1.       Allowance of Administrative Claims............................................................ 14
                  2.       Treatment of Allowed Administrative Claims.................................................... 15
                  3.       Treatment of Priority Tax Claims.............................................................. 15
         B.       CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS................................................... 15
                  1.       Priority Claims (Class 1)..................................................................... 15
                  2.       Secured Tax Claims (Class 2).................................................................. 15
                  3.       Other Secured Claims (Classes 3a, 3b and 3c).................................................. 16
                  4.       Certificateholder Secured Claims (Class 4).................................................... 16
                  5.       Certificateholder Deficiency Claims (Class 5)................................................. 17
                  6.       General Unsecured Claims (Class 6)............................................................ 17
                  7.       Interests (Class 7)........................................................................... 18
         C.       IMPLEMENTATION OF THE PLAN............................................................................. 18
                  1.       Formation of Jamboree LLC and Jamboree Office REIT............................................ 18
                  2.       Avoidance and Recovery Actions................................................................ 19
                  3.       Section 1129(a)(4) Payment.................................................................... 20
         D.       CLAIMS AND DISTRIBUTIONS............................................................................... 20
         E.       DISBURSEMENTS.......................................................................................... 20
         F.       CANCELLATION OF SECURITIES............................................................................. 21


         G.       DISCHARGE.............................................................................................. 21
         H.       TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.................................................. 21
         I.       ASSUMED EFFECTIVE DATE; CONDITIONS TO EFFECTIVENESS.................................................... 22
                  1.       Entry of Confirmation Order................................................................... 22
                  2.       WCI Consent................................................................................... 22
                  3.       Jamboree LLC and Jamboree Office REIT......................................................... 22
                  4.       Contribution of Assets........................................................................ 22
                  5.       Documentation................................................................................. 22
                  6.       Jamboree Office REIT Shares and Jamboree LLC Units............................................ 22
                  7.       Qualification of Indentures................................................................... 22
                  8.       Perfection of Security Interests.............................................................. 23
                  9.       Title Policies................................................................................ 23
                  10.      Evidence of Insurance......................................................................... 23
         J.       RETENTION OF JURISDICTION.............................................................................. 23

V.       FINANCIAL INFORMATION........................................................................................... 23
         A.       HISTORICAL FINANCIAL INFORMATION; RECENT FINANCIAL
                  PERFORMANCE............................................................................................ 24
         B.       PAYMENT OF ADMINISTRATIVE EXPENSES AND CLAIMS.......................................................... 24
         C.       PROJECTED FINANCIAL INFORMATION........................................................................ 24

VI.      OPERATION AND GOVERNANCE OF SUCCESSOR ENTITIES.................................................................. 25
         A.       GENERAL DISCUSSION..................................................................................... 25
         B.       JAMBOREE LLC........................................................................................... 26
         C.       JAMBOREE OFFICE REIT AND JAMBOREE
                  OFFICE REIT SHARES..................................................................................... 27
         D.       DESCRIPTION OF NEW NOTES ISSUED BY JAMBOREE LLC........................................................ 29
                  1.       New Class A Senior Secured Notes.............................................................. 29
                  2.       New Class B Senior Subordinated Secured Notes................................................. 36
                  3.       Security for the New Notes.................................................................... 37
                  4.       New Notes Registration Rights Agreements...................................................... 38
         E.       PROPERTY APPRECIATION RIGHTS AND EXCHANGE RIGHT........................................................ 39
         F.       FUTURE OPERATIONS, NEW MANAGEMENT AGREEMENT............................................................ 40
         G.       REORGANIZED CWOP....................................................................................... 42

VII.     CERTAIN FEDERAL INCOME TAX CONSEQUENCES......................................................................... 43
         A.       INTRODUCTION........................................................................................... 43
         B.       FEDERAL INCOME TAX CONSEQUENCES TO CWOP................................................................ 43
                  1.       General....................................................................................... 43
                  2.       Reduction Of CWOP's Indebtedness.............................................................. 44
                  3.       Constructive Distribution Of Money Under Internal Revenue Code Section 752.................... 44
         C.       FEDERAL INCOME TAX CONSEQUENCES TO CREDITORS........................................................... 45
                  1.       Constructive or Deemed Exchange of Old Debt Instrument For New Debt
                           Instrument.................................................................................... 45
                  2.       Tax Basis And Holding Period Of Items Received................................................ 46
                  3.       Withholding................................................................................... 46

         D.       FEDERAL INCOME TAXATION OF JAMBOREE OFFICE REIT........................................................ 47
                  1.       REIT Organizational Requirements.............................................................. 48
                  2.       Income Tests.................................................................................. 48
                  3.       Relief Provisions............................................................................. 49

                  4.       Asset Tests................................................................................... 50
                  5.       Annual REIT Distribution Requirements......................................................... 50
                  6.       Failure to Qualify As a REIT.................................................................. 51
                  7.       Taxation to United States Shareholders of Distributions....................................... 51
                  8.       Backup Withholding............................................................................ 52
                  9.       Treatment of Tax-Exempt Shareholders.......................................................... 52
                  10.      Taxation of Foreign Shareholders.............................................................. 52
         E.       FEDERAL INCOME TAXATION OF JAMBOREE LLC................................................................ 53
         F.       OTHER TAX CONSEQUENCES................................................................................. 54

VIII.             CERTAIN FEDERAL SECURITIES LAWS CONSEQUENCES........................................................... 54
         A.       GENERAL DISCUSSION..................................................................................... 54
         B.       RESALE CONSIDERATIONS.................................................................................. 55
         C.       TRUST INDENTURE ACT.................................................................................... 57
         D.       DELIVERY OF DISCLOSURE STATEMENT....................................................................... 57

IX.      CERTAIN FACTORS TO BE CONSIDERED REGARDING THE PLAN............................................................. 57
         A.       BANKRUPTCY CONSIDERATIONS.............................................................................. 57
         B.       GENERAL BUSINESS RISKS................................................................................. 57
         C.       RISK WITH RESPECT TO NEW SECURITIES.................................................................... 58

X.       ALTERNATIVES TO CONFIRMATION OF THE PLAN........................................................................ 59

XI.      ACCEPTANCE AND CONFIRMATION OF THE PLAN......................................................................... 59
         A.       GENERAL CONFIRMATION REQUIREMENTS...................................................................... 59
         B.       BEST INTERESTS TEST.................................................................................... 59
         C.       FINANCIAL FEASIBILITY TEST............................................................................. 60
         D.       ACCEPTANCE BY IMPAIRED CLASSES......................................................................... 60

XII.  CONCLUSION......................................................................................................... 61

EXHIBITS TO DISCLOSURE STATEMENT

EXHIBIT 1 - Debtor's Third Amended Plan of Reorganization Dated July 23, 1997
EXHIBIT 2 - 1995 and 1996 Financial Statement
EXHIBIT 3 - January through March 1997 Cash Flow from Operations
EXHIBIT 4 - April 1997, May 1997 and June 1997 Cash Flow from Operations
            (Budgeted to Actual)
EXHIBIT 5 - June 1997 through September 1997 Projected Cash Flow
EXHIBIT 6 - September 1997 through August 2002 Projected Cash Flow

I.       INTRODUCTION.

                  On July 23, 1997, Crow Winthrop Operating Partnership ("CWOP" or the "Debtor") filed with the United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court") its proposed Third Amended Plan of Reorganization Dated July 23, 1997 (the "Plan," attached hereto as Exhibit
1).

                  The Debtor prepared this Disclosure Statement for use in the solicitation of acceptances of the Plan. By order of the Bankruptcy Court, this Disclosure Statement was approved as containing information adequate to enable creditors and partners of the Debtor to make an informed judgment to vote either to accept or to reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT DOES NOT MEAN THAT THE BANKRUPTCY COURT RECOMMENDS ACCEPTANCE OR REJECTION OF THE PLAN.

                  The financial information used in preparing this Disclosure Statement was prepared by and is the sole responsibility of the Debtor. This Disclosure Statement does not constitute financial or legal advice. Creditors and partners of the Debtor should consult their own advisors if they have questions about the Plan or this Disclosure Statement.

                  WHILE THIS DISCLOSURE STATEMENT DESCRIBES CERTAIN BACKGROUND MATTERS AND THE MATERIAL TERMS OF THE PLAN, IT IS INTENDED AS A SUMMARY DOCUMENT ONLY AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS ATTACHED TO THE PLAN AND THIS DISCLOSURE STATEMENT. YOU SHOULD READ THE PLAN AND THE EXHIBITS TO OBTAIN A FULL UNDERSTANDING OF THEIR PROVISIONS. ADDITIONAL COPIES OF THE DISCLOSURE STATEMENT AND THE EXHIBITS ATTACHED TO THIS DISCLOSURE STATEMENT CAN BE OBTAINED FROM LYNN TALAB AT (213) 669-6054. THE COST OF COPIES MUST BE PAID BY THE PERSON ORDERING THEM. COPIES OF PAPERS FILED IN THIS CASE MAY BE INSPECTED DURING REGULAR COURT HOURS IN THE CLERK'S OFFICE, UNITED STATES BANKRUPTCY COURT, 34 CIVIC CENTER PLAZA, SANTA ANA, CALIFORNIA.

                  THE STATEMENTS AND INFORMATION CONCERNING CWOP, REORGANIZED CWOP, JAMBOREE LLC AND JAMBOREE OFFICE REIT SET FORTH IN THIS DISCLOSURE STATEMENT CONSTITUTE THE ONLY STATEMENTS OR INFORMATION CONCERNING SUCH MATTERS THAT HAVE BEEN APPROVED BY THE BANKRUPTCY COURT FOR THE PURPOSE OF SOLICITING ACCEPTANCES OR REJECTIONS OF THE PLAN.

                  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN. NEITHER DELIVERY OF THIS DISCLOSURE STATEMENT NOR ANY EXCHANGE OF RIGHTS MADE IN CONNECTION WITH THE PLAN SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE THIS DISCLOSURE STATEMENT AND THE MATERIALS RELIED UPON IN PREPARATION OF THIS DISCLOSURE STATEMENT WERE COMPILED. CWOP, REORGANIZED CWOP, JAMBOREE LLC AND JAMBOREE OFFICE REIT ASSUME NO DUTY TO UPDATE OR SUPPLEMENT THE DISCLOSURES CONTAINED HEREIN AND DO NOT INTEND TO UPDATE OR SUPPLEMENT THE DISCLOSURES.

                  THIS DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY

PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE IN FAVOR OF OR AGAINST THE
PLAN.

NOTHING CONTAINED HEREIN WILL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, BE ADMISSIBLE IN ANY PROCEEDING INVOLVING CWOP, REORGANIZED CWOP, JAMBOREE LLC, JAMBOREE OFFICE REIT OR ANY OTHER PARTY OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE REORGANIZATION OF CWOP ON HOLDERS OF CLAIMS OR INTERESTS. CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD-LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL FUTURE RESULTS. THERE CAN BE NO ASSURANCE THAT ANY FORECASTED OR PROJECTED RESULTS CONTAINED HEREIN WILL BE REALIZED, AND ACTUAL RESULTS MAY BE DIFFERENT THAN THOSE SHOWN, POSSIBLY BY MATERIAL AMOUNTS. NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION, HAS APPROVED OR DISAPPROVED THIS DISCLOSURE STATEMENT.

                  Capitalized terms used in this Disclosure Statement and not expressly defined herein are defined in the Plan. A reference in this Disclosure Statement to a "Section" refers to a section of this Disclosure Statement.

         A.       SUMMARY OF THE PLAN.

                  The following is a brief summary of the Plan, which is qualified in its entirety by reference to the Plan, attached as Exhibit 1 to this Disclosure Statement. The Plan provides for the formation of a new entity, Jamboree LLC, which will be the owner of CWOP's sole asset, the office building complex located at 3333-3355 Michelson Drive in Irvine, California (the "Property"). The creditors of CWOP will be satisfied under the Plan as follows:
(a) holders of the approximately $198 million of mortgage participation certificates (the "Certificateholders") will receive collectively the New Notes in the aggregate principal amount of $100 million issued by Jamboree LLC and secured by the Property and an initial 90% membership interest in Jamboree LLC, which membership interest will be held through a newly formed corporation to be operated as a real estate investment trust (as described in Section VI.A) ("Jamboree Office REIT") and will receive 0.1% of the amount of their deficiency claims in cash; (b) each holder of an Allowed General Unsecured Claim will be paid in full and (c) each holder of a Secured Tax Claim or Priority Claim will receive payment in full over time, unless other treatment is agreed to by such holder. The partners of CWOP will retain their proportional interests in Reorganized CWOP, which on the Effective Date will own an initial 10% membership interest in Jamboree LLC. Reorganized CWOP's interest in Jamboree LLC will be exchangeable for an equivalent percentage equity interest in Jamboree Office REIT (subject to dilution). In addition, Reorganized CWOP will receive the New Property Appreciation Rights issued by Jamboree Office REIT representing the right to receive cash payments based upon a percentage of the appreciation of the value of the shares of Jamboree Office REIT above specified values or, at Jamboree Office REIT's election, the right to receive shares of Jamboree Office REIT (the "New Property Appreciation Rights"). As part of the Plan, Jamboree LLC will enter into a new five-year property management agreement with Winthrop California Management, the current property manager.

                  The classification and treatment of creditors and partners under the Plan are discussed in Section IV.B. Distributions under the Plan will be in (a) cash, (b) notes issued by Jamboree LLC payable to certain taxing authorities, (c) the New Notes issued by Jamboree LLC, (d) Jamboree Office REIT Shares, (e) the New Property Appreciation Rights and (f) Jamboree LLC Units. The cash required to fund the Plan will come from cash reserves and ongoing operations.

         B.       RECOMMENDATION.

                  THE DEBTOR RECOMMENDS THAT ALL CREDITORS AND PARTNERS ENTITLED TO VOTE ON THE PLAN CAST THEIR BALLOTS TO ACCEPT THE PLAN. THE DEBTOR BELIEVES THAT THE PLAN PROVIDES THE GREATEST AND EARLIEST POSSIBLE RECOVERIES TO CWOP'S CREDITORS AND PARTNERS. THE DEBTOR FURTHER BELIEVES THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF ALL PARTIES IN INTEREST AND THAT ANY ALTERNATIVE WOULD RESULT IN FURTHER DELAY, UNCERTAINTY AND EXPENSE.

II.      VOTING.

         A.       ELIGIBILITY TO VOTE.

                  The Plan divides creditors' Claims against and partners' Interests in CWOP into various Classes and provides separate treatment for each Class. Holders of Administrative Claims and Tax Priority Claims are not classified and are not entitled to vote because the Bankruptcy Code requires the Debtor to pay the holders of such Claims in full. Class 1 (Priority Claims), Classes 3a, 3b and 3c (Other Secured Claims) and Class 6 (General Unsecured Claims) are unimpaired and presumed to have accepted the Plan. All other Classes of Claims and Interests under the Plan are impaired, and holders of Claims and Interests in such Classes are entitled to vote on the Plan.

                  The record date for determining any creditor's or partner's eligibility to vote on the Plan is July 9, 1997. Only those creditors and partners entitled to vote on the Plan will receive a ballot with this Disclosure Statement.

                  CREDITORS WHOSE CLAIMS ARE BEING OBJECTED TO ARE NOT ELIGIBLE TO VOTE UNLESS THE OBJECTION IS RESOLVED IN THEIR FAVOR OR, AFTER NOTICE AND A HEARING PURSUANT TO BANKRUPTCY RULE 3018(a), THE BANKRUPTCY COURT ALLOWS THE CLAIM TEMPORARILY FOR THE PURPOSE OF VOTING TO ACCEPT OR REJECT THE PLAN. ANY CREDITOR THAT WANTS ITS CLAIM TO BE ALLOWED TEMPORARILY FOR THE PURPOSE OF VOTING MUST TAKE THE STEPS NECESSARY TO ARRANGE AN APPROPRIATE HEARING WITH THE BANKRUPTCY COURT UNDER BANKRUPTCY RULE 3018(a).

         B.       BALLOTS.

                  In voting for or against the Plan, please use only the ballot or ballots sent to you with this Disclosure Statement. Votes cast to accept or reject the Plan will be counted by Class. Please read the voting instructions on the reverse side of the ballot for a thorough explanation of voting procedures. Please note that the execution of the Agreement of Understanding did not constitute a vote for the Plan. (See Section III.B.2)

                  PLEASE PUT YOUR TAXPAYER IDENTIFICATION (OR SOCIAL SECURITY) NUMBER ON YOUR BALLOT; THE DEBTOR MAY NOT BE ABLE TO MAKE DISTRIBUTIONS WITHOUT IT.

                  IF YOU BELIEVE THAT YOU ARE A MEMBER OF A VOTING CLASS FOR WHICH YOU DID NOT RECEIVE A BALLOT, IF YOUR BALLOT IS DAMAGED OR LOST, OR IF

YOU HAVE QUESTIONS CONCERNING VOTING PROCEDURES, CALL LYNN TALAB,
BANKRUPTCY COORDINATOR WITH O'MELVENY & MYERS LLP AT (213) 669-6054. LYNN TALAB CANNOT PROVIDE YOU WITH LEGAL ADVICE.

         C.       VOTING PROCEDURE.

                  Mail your completed ballots to: Lynn Talab, Bankruptcy Coordinator, O'Melveny & Myers LLP, 400 S. Hope Street, Los Angeles, CA 90071-2899. A pre-addressed envelope is enclosed for your convenience. DO NOT RETURN BALLOTS TO THE BANKRUPTCY COURT. You may not change your vote after it is cast unless the Bankruptcy Court permits you to do so after notice and a hearing to determine whether sufficient cause exists to permit the change. DO NOT RETURN ANY DEBT INSTRUMENTS WITH YOUR BALLOT.

         D.       DEADLINE FOR VOTING.

                  IN ORDER TO BE COUNTED, BALLOTS MUST BE RECEIVED BY 4:00 P.M., LOS ANGELES TIME ON AUGUST 25, 1997.

         E.       IMPORTANCE OF YOUR VOTE.

                  Your vote is important. The Bankruptcy Code defines acceptance by a class of claims as acceptance by holders of at least two-thirds in amount and a majority in number of allowed claims in that class that vote. ONLY THOSE CREDITORS AND PARTNERS WHO ACTUALLY VOTE ARE COUNTED FOR PURPOSES OF DETERMINING WHETHER A CLASS HAS VOTED TO ACCEPT THE PLAN. YOUR FAILURE TO VOTE WILL LEAVE TO OTHERS THE DECISION TO ACCEPT OR REJECT THE PLAN.

III.     BACKGROUND OF CWOP AND THE CHAPTER 11 CASE.

         A.       HISTORICAL FRAMEWORK.

                  1.       Description of the Property; Formation of CWOP.

                  The Property is a 14.748 acre parcel of improved real property located at 3333-3355 Michelson Drive in Irvine, California, at the corner of Jamboree Boulevard and Michelson Drive, immediately south of the

Jamboree exit of Interstate 405. The Property is part of a retail and office development known as Park Place, which consists of the Property and approximately 90 acres of land surrounding the Property. The Property includes a ten-story tower building containing 236,000 square feet of office space, six four-story 200,000 square feet buildings (1.2 million square feet in the aggregate), and approximately 300,000 square feet of concourse space -- approximately 1.5 million leasable square feet in total, making the Property one of the largest office buildings in Orange County. Fluor Corporation ("Fluor") constructed the improvements on the Property in 1975 through 1981, and since that time the Property has served as its world headquarters. However, as discussed in Section III.A.3, Fluor has recently announced that it will be constructing a new headquarters and intends to vacate the Property when its lease expires in 1999.

                  In August of 1984, Trammell Crow Company ("Trammell Crow"), a nationally known real estate developer, approached Winthrop Financial Associates, A Limited Partnership ("WFA") with the proposition that WFA finance the acquisition of the Property and surrounding land. In January of 1985, two partnerships were formed to acquire the properties: (1) CWOP, a Maryland general partnership, which would acquire and operate the existing office buildings, and (2) Crow Winthrop Development Limited Partnership ("CWDLP"), a Maryland limited partnership, which would acquire and develop the land surrounding the existing facilities (the "Development Parcel"). Winthrop California Investors Limited Partnership ("WCI"), a limited partnership of which WFA and Three Winthrop Properties Inc., a corporation owned by WFA, are the general partners, is the 99% general partner of CWOP, and Crow Irvine #2 ("Crow"), an entity controlled by affiliates of Trammell Crow, is the 1% partner. Crow is a 75% general partner of CWDLP, and WCI is a 25% limited partner. Thus, WFA and Trammell Crow agreed that an entity in which WFA controlled a significant equity interest would own and control the Property (i.e., the existing office building), while an entity in which Trammell Crow affiliates controlled the predominant equity interest would own and control the Development Parcel.

                  WCI's 3,500 limited partnership units are over 70% owned by outside investors and the units are registered under the Securities Exchange Act of 1934. WILCAP Limited Partnership, a Massachusetts limited partnership wholly owned by WFA and its affiliates, owns 1,000 units. In addition to its 99% general partnership interest in CWOP and a 25% interest in CWDLP, WCI owns a 99% limited partnership interest in Winthrop California Management Limited Partnership ("WCM"), a Maryland limited partnership, which manages and leases the Property.

                  2. Acquisition of the Property by CWOP; Structure of
Financing.

                  On July 30, 1985, CWOP acquired the Property, and CWDLP acquired the Development Parcel from Fluor. The Property and the Development Parcel were acquired for a total price of $302 million, of which $297,789,000 was allocated to the Property and $4,211,000 was allocated to the Development Parcel, although an additional $35 million was paid to Fluor upon the transfer of certain development rights for the Development Parcel.

                  In early 1985, the Debtor engaged Salomon Brothers Inc. and Salomon Brothers Realty Corp. (collectively, "Salomon") to help obtain financing to purchase the Property. Salomon in turn enlisted the assistance of Pacific Mutual Life Insurance Co., which created Pacific Mutual Realty Finance, Inc. (the "Servicing Agent"), a wholly-owned subsidiary, for purposes of the transaction.

                  Salomon, the Servicing Agent and the Debtor devised a structure whereby the Debtor would obtain a $204 million loan secured by its real property and tangible personal property (the "Mortgage Loan"). The Mortgage Loan was structured as a two-part transaction: (1) the financing to purchase the Property was raised in the public market through the issuance of certificated debt instruments (the "Certificates"), the issuance, participation and servicing of which are provided for in the Purchase, Participation and Servicing Agreement dated June 17, 1985 (the "Purchase Agreement"); and (2) such financing was advanced to the Debtor pursuant to a loan agreement (the "Existing Loan Agreement"), pursuant to which the Debtor executed a Secured Promissory Note (the "Existing Secured Note") in the principal amount of $204 million in favor of the Servicing Agent. The Existing Secured Note is secured by a first priority deed of trust covering the Property, the tangible personal property therein and the leases thereon (the "Existing Deed of Trust"). In addition, the Servicing Agent and CWDLP entered into an agreement granting the Servicing Agent, as custodial holder of the Existing Secured Note and Existing Deed of Trust, certain approval rights regarding the Development Parcel (the "Development Approval Agreement"). The obligations under the Existing Secured Note are nonrecourse to the partners of CWOP, except that $15 million of the principal was guaranteed by WFA for tax purposes.

                  At the July 30, 1985 closing of the transaction, the Servicing Agent simultaneously (1) issued the initial Certificates and (2) advanced the $204 million in proceeds therefrom to the Debtor pursuant to the

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

Existing Loan Agreement. Pursuant to the Purchase Agreement, the Certificates constitute absolute, undivided ownership interests in the Existing Secured Note and all the collateral comprising the security therefor, and the Servicing Agent acts solely as custodial agent for the exclusive benefit of the holders of the Certificates (the "Certificateholders"). The Existing Secured Note matured on April 1, 1996, at which time a final principal payment of approximately $198 million was due. CWOP was unable to pay the principal amount when due, and this amount remained unpaid on the Petition Date.

                  3. Major Tenants.

                  Five tenants each lease 10% or more of the rentable square footage of the Property: (i) Fluor, (ii) Air Touch Cellular, (iii) Denny's Inc., (iv) Waban, Inc. and (v) Preferred Mortgage.


                  Fluor Daniel, Inc. Fluor is an international company whose principal business is to provide engineering, construction and technical services to a broad range of clients.

                  In late 1988, CWOP entered into its current lease (the "Current Fluor Lease") with Fluor, which amended the lease entered into at the time of the purchase of the Property. Under the terms of the Current Fluor Lease, Fluor leases a minimum of approximately 790,000 useable square feet (approximately 889,000 square feet on a rentable basis) for ten years. The average rental rate is $16.84 per square foot net (which equates to an approximately $27.26 gross per square foot). The Current Fluor Lease is scheduled to expire July 31, 1999.

                  At the time the Current Fluor Lease was executed, Fluor was leasing approximately 1,229,000 useable square feet. Since that time, they have vacated space as permitted under the terms of the Current Fluor Lease. As of December 31, 1996, Fluor leased approximately 790,000 useable square feet. In June 1995, Fluor vacated approximately 174,000 useable square feet, which had been occupied by AVCO Financial Services under a sublease. Later that year, the space was leased directly to AirTouch Cellular.

                  CWOP and Fluor recently entered into subleases and leases with two entities. California Lending Group, Inc., a subsidiary of ContiFinancial Corporation, entered into a sublease for approximately 46,000 useable square feet of space currently leased by Fluor. The sublease will become a direct lease for a five year term when the current Fluor lease expires in 1998. The average rental rate is $18.00 per square foot (gross) for the first thirty months and $19.20 thereafter. The Prudential Real Estate Affiliates and Prudential Insurance Company recently entered into a lease for approximately 56,000 square feet, which space consists of the ninth and tenth floors of the tower. The lease, which has a 7 year term, will also become a direct lease upon the expiration of the Current Fluor Lease. The average rental rate during the term of the lease is $25.20 per square foot (gross).

                  Recently, CWOP has entered into another sublease/lease with Fluor. In June, 1997, CWOP entered in an eight year lease (with two five-year renewal options) with Prudential Residential Services, an affiliate of Prudential Real Estate Affiliates and Prudential Insurance Company, for approximately 9,330 square feet of the tower building. This lease will also become a direct lease when the Fluor lease expires in 1998.

                  In 1995, CWOP engaged in discussions with Fluor regarding a termination of the Current Fluor Lease and execution of a new, long-term lease. In order to provide Fluor sufficient time to negotiate a long term lease, CWOP agreed to provide Fluor with the rights to "holdover" designated space for a period of 30 days to one year at an average net rental rate of $13.44 per square foot (for atrium space) and $6.16 per square foot (for concourse space).

                  CWOP made its most recent proposal for a new lease to Fluor in December of 1996. Subsequently, Fluor announced that it will build a new facility in Aliso Viejo and informed CWOP that it will vacate its space. Because of the existing subleases, 698,000 feet will become vacant on expiration of the Current Fluor Lease. On August 1, 1997, Fluor must indicate which portions of its leased space it will vacate on July 31, 1998 (with the balance vacated by July 31, 1999) and in which portions, if any, it will remain in as a holdover tenant.

                  AirTouch Cellular. Commencing November 15, 1995, AirTouch Cellular leased 189,265 square feet of space at an average rental rate of approximately $14.00 per square foot. The lease is for 5.5 years and contains two renewal options for terms of up to 5 years each.

                  Denny's Inc. Denny's Inc. ("Denny's") is a national food service company that operates the Denny's restaurant chain. The lease agreement between CWOP and Denny's Inc. is for 158,362 square feet of space. This initial lease term expires on July 14, 2004. Denny's does not occupy any of the space under this lease and has subleased its entire space to two tenants. The largest subtenant is Waban, Inc. ("Waban"), which subleases 106,576 square feet from Denny's and also leases 57,308 square feet directly from CWOP, as described below. Denny's also subleases to another company, Private Healthcare Systems. Flagstar, formerly known as T.W. Services, Inc., the parent company of Denny's, has guaranteed the Denny's lease, as well as leases of two other subsidiaries that are tenants, El Pollo Loco and Coco's/Carrows. Flagstar has recently announced that it intends to file a prepackaged bankruptcy case, and the Debtor does not know what impact that may have on the guaranty.

                  Waban, Inc. Waban, Inc. is a home improvement products retailer. Waban has entered into two separate leases: a lease with CWOP for 57,308 square feet, and the sublease with Denny's discussed above. The lease agreement between CWOP and Waban, which is scheduled to expire on July 24, 2004, contains extension options for three consecutive five year terms. Waban's sublease agreement with Denny's expires on July 24, 2004.

                  Preferred Mortgage T.A.R. Preferred Mortgage Corporation ("Preferred Mortgage") entered into a lease for approximately 78,700 square feet in January 1997. The lease expires March 31, 2002. The average rental rate is approximately $16.56 per square foot. The lease contains a must-take option whereby Preferred Mortgage will lease another 22,000 square feet after May 1997.

                  4.       Property Management.

                  From the date that CWOP acquired the Property until March 1992, Crow Orange County Management Company, Inc. ("COCMC"), an affiliate of Crow, provided leasing, management and construction supervision services at the Property pursuant to a management agreement executed by CWOP and COCMC (the "COCMC Building Management Agreement"). In 1992, WCI desired to acquire the right to manage the Property and, except for Crow's 1% interest in CWOP, unify ownership and management of the Property. WCI formed Winthrop California Management Limited Partnership ("WCM"), and in consideration of a cash payment of $4 million and WCI's agreeing to afford greater flexibility to Crow and its principals under the CWDLP partnership agreement, WCM acquired COCMC's management rights and Crow agreed to essentially become a limited partner in

CWOP. (Crow did not agree to be actually converted to a limited partner at the time because the conversion expands the rights of the holder of the Existing Secured Note (and thus impairs Crow's rights) under the Development Approval Agreement.) Thus, the CWOP partnership agreement was amended to give WCI the sole right to manage the business of CWOP (including the retention of professionals and the commencement of a bankruptcy proceeding). The intent of the parties that Crow cede all management rights to WCI is enforced by a provision in the amendment that converts Crow to a limited partner in the event Crow breaches the provision prohibiting Crow from controlling the partnership. Based on Crow's actions, WCI has asserted that Crow has lost its status as a general partner of CWOP and has been automatically converted to a limited partner under this provision.

                  WCM was formed to own the management rights to the Property but otherwise is not a property management company. In order to perform the management services under the property management agreement, WCM engaged Winthrop Management, a property management affiliate of Winthrop Financial Associates. Under CWOP's current agreement with WCM, the salaries of the Winthrop Management employees who perform services for the Property (as well as the office space for the property management office) are charged to CWOP at cost and passed through to tenants as an operating expense. Winthrop Management handles a significant portion of the accounting for the Property as well as human resources, benefits and payroll for all on-site employees at no expense to CWOP. Winthrop Management occupies approximately 2,000 square feet of tower space for the property management office and 12,000 feet of concourse space for building operations. Prior to the commencement of the Reorganization Case, WCM received a fee of 5% of gross revenues for the space leased by Fluor and 4% for other space plus leasing commissions and construction management fees for managing the Property, the same fees COCMC received under the COCMC Building Management Agreement.

                  5.       The Development Parcel; Exterior Common Area.

                  The respective rights of CWOP and CWDLP to use the Development Parcel are governed by a reciprocal easement agreement entered into at the time the Property was acquired from Fluor (the "REA"). Under the REA, the owner of the Property (CWOP or its transferee) is granted easements for access, utilities and parking. The owner also has a non-exclusive right to use the common area portion of the Development Parcel, subject to certain restrictions. Under the REA, CWDLP must provide at least 5,225 non-exclusive surface parking spaces "appurtenant" to the Property. Except to the extent the owner of the Property designates any of the spaces as reserved or the spaces are relocated to a parking structure, the spaces are to be provided without charge to CWOP. The owner of the Property has the right to designate all or any portion of the surface parking spaces as reserved, and CWDLP is entitled to a reserve premium on such spaces equal to the difference between the "market rate" for the reserved space in question and the "market rate" for the same space on an unreserved basis.


                  In order to provide for the effective management and maintenance of Park Place, CWOP and CWDLP originally agreed to appoint COCMC to act as managing agent for Park Place. In addition to the COCMC Building Management Agreement, CWOP executed a management agreement under which COCMC agreed to provide maintenance services with respect to the "common area" of the Development Parcel, which is comprised of the parking lots and walkways of Park Place (the "Common Area Management Agreement"). Under the REA and the Common Area Management Agreement, COCMC is responsible for allocating the expenses of the Development Parcel common area, which expenses include insurance, security and property taxes for the portions of the Development Parcel that constitute "common area." The REA provides for at least two methods of allocating common area expenses: one based on the proportionate square footage of the improvements located on each party's parcel and another based on "standards, customs, and guidelines common in the industry in the Newport Beach/Irvine/South Coast Plaza area," taking into account the relative benefits derived from the common area, the amount of use and similar factors. In addition, if a party's use of its parcel or the common area results in an increased cost of maintenance or services, that party is to bear the increased cost.

                  Prior to the sale of the management rights for the Property to WCM, COCMC had not charged a fee under the Common Area Management Agreement. However, after the sale, COCMC began charging CWOP a management fee of 15% of all costs associated with the exterior common area -- including property taxes and management "overhead". While CWOP did not dispute COCMC's right to charge a reasonable management fee for the very limited services it provided with respect to the external common area, COCMC demanded a management fee of over $240,000 per annum (plus overhead) to manage what was, in essence, grass, walkways and a parking lot.

                  COCMC's imposition of this management fee was accompanied by CWDLP's assessment of a reserved parking charge for any space designated as reserved by CWOP's tenants. CWOP asserted that the fee was unreasonable, and CWOP was effectively precluded from passing on any portion of the new charge to its tenants because the lease with its tenants, which COCMC negotiated while it was the property manager under the COCMC Building Management Agreement, included free reserved parking.

                  In 1994, CWOP commenced litigation against CWDLP seeking relief from the amounts charged by COCMC under the REA and the related management agreement. The litigation was settled in April 1995 pursuant to an agreement among the parties (the "Settlement Agreement"). The Settlement Agreement provides that CWOP will pay for reserved spaced parking at $20,833 per month as adjusted by the Consumer Price Index, for 600 reserved spaces, or a proportionally reduced amount if CWOP has fewer reserved spaces (but CWOP may only reduce the number of spaces in 150 space increments). Under the Settlement Agreement, WCM subcontracted certain management duties for the common area. However, it receives no payment for managing the common area and instead pays COCMC $20,833 per month in consideration for this "management privilege."


                  During the past two years, retail development of the Development Parcel has increased significantly. Retail tenants include Houston's Restaurant, Ruth's Chris Steakhouse, Sports Chalet and California Pizza Kitchen. In addition, CWDLP completed the construction of a 3-acre 18-hole putting golf course in 1996. CWDLP has recently announced plans to commence additional development on the Development Parcel. The new project is being advertised by Crow as a "city within a city" with two office buildings, a hotel and a nightclub.

                  As part of the existing retail development, certain retail parking was constructed separate from the parking available for tenants of the Property and made into limited time lots. CWDLP recently informed CWOP that it intends to gate sections of the parking for the Property that are currently designated for visitor parking and to charge for such parking. CWOP believes that this violates the terms of the REA and COCMC's duties as managing agent for the common area. Numerous other disputes have arisen between CWOP and CWDLP regarding the REA and the common area. As a result on June 27, 1997, CWOP commenced the Crow Litigation. See Section III.C.5.

         B.       EVENTS LEADING TO THE FILING OF THE CHAPTER 11 CASE.

                  1.       Orange County Real Estate Market.

                  Since the acquisition of the Property, the Orange County rental market and the rental market in the area proximate to John Wayne Airport (the "Greater Airport market") have changed dramatically. The market's general economic condition has weakened, and supply of office space has outpaced demand. The Orange County office market consists of approximately 52 million square feet of space contained in 585 buildings, with approximately forty-five percent (45%) of these buildings developed since 1985. As a result of this tremendous growth of supply, average vacancy for the Greater Airport market increased from 9% in 1984 to approximately 25% in 1989. While the vacancy rate gradually declined to approximately 17.2% at the end of 1994 and 13.5% at the end of 1996, average rental rates have remained depressed, with average rental rates in Orange County declining approximately 20% from 1985 to 1996. While the Property maintained low vacancy rates as the result of an aggressive leasing campaign (the Property was 95% occupied at the end of 1996), the Property suffered a decline in achievable rents consistent with the market.

                  2.       Agreement of Understanding with Certificateholders.

                  In April 1996, the Existing Secured Note became due. Prior to the maturity of the note, CWOP and the Certificateholders commenced negotiations to restructure the Existing Secured Note. On April 10, 1996, the Servicing Agent notified CWOP that it had received the requisite consents from the Certificateholders to extend the maturity date through June 1996. Although it was unable to repay the principal amount outstanding, CWOP continued to pay interest at the nondefault rate after the maturity date. There are over 20 Certificateholders, including foreign banks. The unanimous consent of the

Certificateholders is required to restructure the Existing Secured Note, while the consent of 51% in aggregate amount of the Certificates is required to commence foreclosure proceedings. By April of 1996, many of the original holders of the Certificates had sold to other funds and institutions. In May 1996, four of the Certificateholders formed a steering committee. The initial members were Topa Savings Bank, AEGON Realty Advisors, Contrarian Capital LLC and TCW Asset Management Company (the "Steering Committee"). The Steering Committee retained Milbank, Tweed, Hadley & McCloy as its counsel. Despite the ongoing negotiations with CWOP, holders representing at least 51% in aggregate amount of the Certificates voted to record a notice of default against the Property in June 1996, and in July 1996, the Servicing Agent took possession of approximately $1.3 million in cash that was held in a pledged account. Nonetheless, negotiations among the parties continued, and in August of 1996, the parties reached an agreement providing for the payment of excess cash to the Certificateholders pursuant to a monthly cash sweep of CWOP's rent account.

                  In November 1996, the Certificateholders and CWOP reached an agreement in principle on the terms of a plan of reorganization, which terms are incorporated in the Plan. The parties entered into an agreement of understanding dated as of November 27, 1996 (the "Agreement of Understanding"), which was executed by more than 662/3% in amount and more than 50% in number of the Certificateholders (the "Requisite Certificateholders"). Under the Agreement of Understanding, the Requisite Certificateholders agreed to support a pre-arranged bankruptcy plan of reorganization for CWOP with the terms contained in the Plan. The Requisite Certificateholders also agreed to forbear from exercising any remedies so long as the Agreement of Understanding was in effect.

                  The Agreement of Understanding does not obligate any Certificateholder to vote for the Plan. All Certificateholders (including the Certificateholders who signed the Agreement of Understanding and the Certificateholders who agreed in writing to be bound by the terms of the Agreement of Understanding when they purchased their Certificates) are permitted to vote for the Plan or to vote against the Plan or not to vote at all, without restraint and without breaching the Agreement of Understanding regardless of which they choose to do.

                  The Debtor has indicated that it may seek to contend in the Bankruptcy Court that the signatures to the Agreement of Understanding constituted a valid prepetition vote in favor of the Plan that was made after disclosure of adequate information to meet the requirements of section 1126(b) of the Bankruptcy Code. This reservation of rights does not in any way affect the right of Certificateholders to vote against the Plan if they choose to do so.

                  On or about March 25, 1997, CWOP Note Administrator L.L.C., an affiliate of certain investment funds and accounts managed by TCW Asset Management Company, became the successor servicing agent (the "Successor Servicing Agent") under the Purchase Agreement, replacing the Servicing Agent (but the Servicing Agent agreed to continue as subagent to perform certain administrative tasks). The Servicing Agent intends to assign the Existing Secured Note and liens securing the note to the Successor Servicing Agent. On June 17, 1997, the Bankruptcy Court entered an order approving a stipulation entered into by the Servicing Agent, the Successor Servicing Agent and the Debtor modifying the automatic stay to the extent necessary to execute and record documents in connection with that assignment.

         C.       SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASE.

                  CWOP commenced this case (the "Reorganization Case") by filing a voluntary petition under chapter 11 of the Bankruptcy Code on March 28, 1997. Since the filing, the Debtor has operated its business as a debtor in possession under the Bankruptcy Code. The following is a summary of certain significant events that have occurred during the pendency of the Reorganization Case.

                  1.       Cash Collateral Agreed Order.

                  The Debtor currently operates under a cash collateral order entered by the Bankruptcy Court on April 3, 1997 (the "Cash Collateral Order"). Under the terms of the Cash Collateral Order, CWOP may use the Certificateholders' cash collateral to operate the Property and administer the Reorganization Case in accordance with the budget attached to the order (the "Initial Budget") or as otherwise approved by the Successor Servicing Agent. The budget approved by the Cash Collateral Order extends through September 30, 1997, but the Debtor may use cash collateral thereafter provided CWOP and the Successor Servicing Agent agree to the terms of additional 30 day budgets. The Cash Collateral Order also provides that all "excess cash" (as determined under the Cash Collateral Order) generated during the Reorganization Case will be placed in a reserve that CWOP will contribute to Jamboree LLC on the Effective Date.

                  2.       Motion to Dismiss.

                  On March 31, 1997, Crow filed a motion to dismiss the Reorganization Case or alternatively to treat the filing as involuntary. In its motion, Crow asserted that it did not consent to the filing. In opposition, the Debtor asserted that Crow expressly consented to the filing in the CWOP partnership agreement. The Court denied Crow's motion to dismiss by an order entered May 2, 1997.

                  3.       Claims Bar Date and Claims Procedures Order.

                  On May 2, 1997, the Bankruptcy Court entered an order requiring pre-petition creditors (with certain exceptions) to file proofs of claim against the Debtor no later than June 16, 1997. A party to an executory contract or lease that is rejected by the Debtor has until 30 days from the date of mailing of the notice of entry of the order approving the rejection to file a claim against the Debtor for rejection damages.

                  4.       Leasing Transactions.


                  On June 20, 1997, the Court entered an order authorizing CWOP to enter into in the ordinary course of business leases that fall within certain defined parameters (the "Ordinary Course Leasing Parameters"). The Ordinary Course Leasing parameters are as follows: (a) lease renewals of new leases of 15,000 rentable square feet or less; (b) lease terms of 6 years or less; and (c) tenant improvements, if any, of $18.00 or less per square foot, payable by CWOP as the work is completed. Since that order was entered, CWOP entered into a variety of lease renewals with existing tenants in the ordinary course. In addition, pursuant to a motions to authorize the Debtor to enter into leases outside of the ordinary course of business, the Court authorized the Debtor to enter into the lease with Prudential Residential Services (see
Section III.A.3) and a short-term lease with Consumer Portfolio Services, Inc.

                  5.       Crow Claims and Litigation.

                  CWDLP filed four separate proofs of claim asserting secured and unsecured claims for CWOP's alleged delinquencies in the payment of its share of property taxes and insurance premiums with respect to the common area of the Development Parcel (the "Common Area"). CWDLP asserted the following secured claims: $18,634.78 predicated upon liens filed with the Orange County Recorder on March 14, 1996 and March 18, 1996; $79,714.07 predicated upon a lien filed with the Orange County Recorder on November 12, 1996 and amended December 6, 1996; and $59,872.54 predicated upon a lien filed with the Orange County Recorder on January 31, 1997 and amended March 29, 1997 (the "CWDLP Secured Claims"). CWDLP asserted an unsecured claim in the amount of $4,999.82 predicated upon another purported late payment but for which CWDLP did not file a lien prior to the commencement of the bankruptcy case.

                  On June 30, 1997, CWOP filed two complaints against CWDLP and COCMC (the "Crow Litigation"). In the first, CWOP is objecting to CWDLP's claims and seeking turnover, avoidance of fraudulent conveyances and declaratory and other relief. In the second, CWOP is seeking declaratory and other relief regarding the failure of COCMC to establish a parking control program. The disputes that give rise to the Crow Litigation are set forth below.

                  First, under the REA, the parties are entitled to the non-exclusive right to use and enjoy the Common Area. However, since April 1995, CWDLP has used and developed portions of the Common Area in a manner that is useful, beneficial and convenient only to CWDLP to the exclusion of CWOP. These portions of Common Area include a modular office facility from which CWDLP conducts its leasing and development activities, parcels used for the development and operation of a miniature golf course, and parcels used for the construction and development of a retail area, including the establishment of restricted parking. Notwithstanding the fact that CWOP has been denied its right to the use and enjoyment of these areas, CWDLP has included them in Common Area and has apportioned Common Area expenses associated therewith to CWOP. Under federal and state fraudulent conveyance statutes, CWOP is entitled to the return of Common Area charges improperly allocated to it, damages against CWDLP and COCMC for breach of contract and constructive fraud, and a declaration that the affected areas be removed from Common Area.

                  Second, CWDLP has impermissibly delayed charging tenants or occupants of developed portions of the Development Parcel their share of the Common Area expenses until the tenant or occupant is "open for business," although such land is removed from the Common Area upon the commencement of construction, thereby overcharging CWOP for its allocable share of Common Area expenses. Under state and federal fraudulent conveyance statutes, CWOP is entitled to the return of Common Area charges improperly allocated to it, damages against CWDLP and COCMC for breach of contract and constructive fraud, and a declaration that the allocable share of Common Area Expenses be allocated to tenants or occupants at the time the land is removed from the Common Area.

                  Third, under the REA, CWOP is obligated to pay its allocable share of property taxes associated with the Common Area. As managing agent, COCMC is authorized to submit invoices from time to time requesting CWOP's advance payment of its share of the property tax obligation. Although the property tax payments are nominally due on November 1 and March 1 of each fiscal year, installments may be paid, and are not delinquent, if paid by December 10 and April 10, respectively. COCMC has engaged in the practice of submitting invoices for property tax payments well in advance of the delinquency date, and then declaring CWOP delinquent when payment is not made within five days, and has imposed interest and late charges. In those instances where CWOP has complied with COCMC's request, COCMC has impermissibly had the use of CWOP's funds, in effect exacting a premium over and above CWOP's actual property tax obligation. On this basis, CWDLP has asserted the improper late charges that are the basis of its

Claims filed against the Debtor. CWOP objects to the claims on the basis that there is no amount due to CWDLP. CWOP is also seeking to avoid CWDLP's asserted liens on that basis. Further, by virtue of this conduct, CWOP is entitled to relief under federal and state fraudulent conveyance statutes for the improper late charges and premiums, for damages for breach of contract and constructive fraud against CWDLP and COCMC, and for a declaration that the practices of CWDLP and COCMC with respect to the collection of property tax are improper.

                  Fourth, as noted above, COCMC, as managing agent collects from the parties to the REA and remits to the County of Orange property taxes for the Common Area. In turn, where a refund is due, the County of Orange pays the refund to CWDLP for the benefit of the parties to the REA. Notwithstanding that COCMC held refunds in excess of $550,000 as of March 28, 1996 and in excess of $610,000 as of January 1, 1996, COCMC has failed to remit to CWOP its share of these refunds (of which the majority would be refunded to CWOP's tenants). CWOP is entitled to relief against COCMC under turnover, federal and state fraudulent conveyance statutes, and is entitled to damages against CWDLP and COCMC for breach of contract and constructive fraud.

                  Fifth, there is presently a dispute between CWOP and CWDLP and COCMC with respect to charges for non-reserved parking. Under the REA, CWDLP is required to supply at least 5,225 non-exclusive surface parking spaces at no charge. COCMC contends that it is entitled to initiate a parking system that would impose a charge on some or all of the non-reserved spaces. CWOP is entitled to a declaration that it is entitled to at least 5,225 non-exclusive surface parking spaces without charge.

                  Sixth, there is presently a dispute between CWOP and CWDLP and COCMC concerning CWDLP's reduction in the number of non-exclusive parking spaces, as required under the REA, through the imposition of parking time restrictions on parking spaces in the vicinity of the retail development. CWOP is entitled to a declaration that spaces so restricted may not be counted toward CWDLP's obligation under the REA to supply at least 5,225 surface parking spaces.

                  Seventh, under the REA, the managing agent, COCMC, is required to provide prior written approval of exterior signage and monuments. There is presently a dispute between CWOP and CWDLP and COCMC with respect to the manner in which the managing agent has exercised approvals and disapprovals of exterior signage and monuments. CWOP is entitled to a declaration that the managing agent is required to administer the approval process in a fair, consistent and commercially reasonable manner.

                  Eighth, the REA requires the managing agent to establish a controlled parking program where necessary. At present, the absence of a control program has resulted in an uneven and inefficient use of the parking spaces and complaints and dissatisfaction on the part of the CWOP's tenants. CWOP has requested the managing agent to implement a parking control program, but Crow has refused.

                  CWOP is seeking the recovery or turnover of approximately $900,000 and damages in an undetermined amount in addition to the declaratory relief sought in the complaints. CWOP (on behalf of itself and its successor, Jamboree LLC) expressly reserves all of its rights to amend the complaints or bring additional and/or unrelated claims against CWDLP, COCMC or Crow prior to or after the Effective Date.

IV.      THE PLAN.

                  The following summary of certain principal provisions of the Plan is qualified in its entirety by reference to the Plan, which is attached as Exhibit 1 to this Disclosure Statement. In the event of any discrepancy between this Disclosure Statement, including the following summary description, and any provision of the Plan, the Plan or order confirming the Plan will control. Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Plan.

         A.       TREATMENT OF ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS.

                  Administrative Claims consist of all claims for payment of costs or expenses of administration of the Debtor or the Debtor's bankruptcy estate (the "Estate") specified in Bankruptcy Code ss.ss. 503(b) and 507(a)(1), including, without limitation: (a) claims under Bankruptcy Code ss.ss. 330(a), 331 or 503 for compensation for professional services rendered and reimbursement of expenses in the Reorganization Case ("Fee Claims"); (b) the actual, necessary costs and expenses of preserving the estate and operating the business of the Debtor, incurred and paid in the ordinary course of business by the Debtor after the bankruptcy filing and invoiced prior to the Effective Date but excluding any claim of a governmental unit for taxes ("Ordinary Course Administrative Claims"); (c) any post-petition taxes subject to administrative treatment; and (d) fees and charges assessed against the Debtor or the Estate pursuant to section 1930 of title 28 of the United States Code. Priority Tax Claims consist of certain unsecured claims of governmental units entitled to priority of distribution from the estate under Bankruptcy Code ss. 507(a)(8).

                  As provided in Bankruptcy Code ss. 1123(a)(1), Administrative Claims and Priority Tax Claims against the Debtor will not be classified for the purposes of voting or receiving distributions under the Plan. Rather, all such Claims will be treated separately as unclassified Claims on the terms set forth in Article 2 of the Plan. The Debtor does not believe any administrative claims will arise in the Reorganization Case other than Ordinary Course Administrative Claims, which are operating expenses budgeted for in the Initial Budget, and Fee Claims, for which the Debtor has budgeted approximately $2 million. The Debtor estimates that the aggregate amount of Allowed Priority Tax Claims will be approximately $96. Holders of Administrative and Priority Tax Claims are not entitled to vote on the Plan; their votes will not be solicited and they will not receive ballots. To the extent a Priority Tax Claim is secured, it is separately classified and treated under the Plan as a Secured Tax Claim.

                  1.       Allowance of Administrative Claims.

                  An Ordinary Course Administrative Claim will become Allowed without any action by the holder of such Claim unless it is disputed by the Debtor or Reorganized CWOP (if prior to or on the Effective Date) and Jamboree LLC (if after the Effective Date) prior to the 60th day after the Effective Date. Either the Debtor or Reorganized CWOP (if prior to or on the Effective
Date) or Jamboree LLC (if after the Effective Date) may dispute an Ordinary Course Administrative Claim by providing written notice to the claimant within 60 days after the Effective Date. If disputed by the Debtor or Reorganized CWOP or Jamboree LLC, an Ordinary Course Administrative Claim may become Allowed only as provided in Paragraph 2.B.3 of the Plan.

                  A Fee Claim will become Allowed only if the holder files an application in accordance with the Bankruptcy Code and Bankruptcy Rules no later than 60 days after the Effective Date and only if and to the extent such Claim is Allowed by the Bankruptcy Court.

                  Under Paragraph 2.B.3 of the Plan, any other Administrative Claim (including any Ordinary Course Administrative Claim that is disputed by the Debtor or Reorganized CWOP or Jamboree LLC as set forth in Paragraph 2.B.1 of the Plan) will become Allowed only if within 90 days after the Effective Date the holder of such Claim files with the Bankruptcy Court and serves on the Debtor or Reorganized CWOP (if prior to or on the Effective Date) or Jamboree

LLC (if after the Effective Date) a motion requesting payment of such Administrative Claim, and only if and to the extent such Claim is Allowed by the Bankruptcy Court pursuant to a Final Order. The Debtor, Reorganized CWOP or Jamboree LLC may file an objection to any such motion within the time provided by the Bankruptcy Rules or otherwise by the Bankruptcy Court.

                  2.       Treatment of Allowed Administrative Claims.

                  Each holder of an Allowed Administrative Claim will receive
(i) the amount of such holder's Allowed Administrative Claim in one cash payment or (ii) such other treatment as may be agreed by the Debtor or Reorganized CWOP (if prior to or on the Effective Date) or Jamboree LLC (if after the Effective Date) and such holder. Distributions on account of Administrative Claims that, on the Effective Date, are Allowed Claims, will be made by Reorganized CWOP (if on the Effective Date) or Jamboree LLC (if after the Effective Date) on or as promptly as practicable after the Effective Date. Distributions on account of Administrative Claims Allowed after the Effective Date will be made as soon as practicable after such Claims become Allowed. The Debtor or Reorganized CWOP (if prior to or on the Effective Date) or Jamboree LLC (if after the Effective Date) will pay each Allowed Ordinary Course Administrative Claim on the date on which payment is due or otherwise would be permitted to be made in accordance with the terms and conditions of the particular transaction and any agreements relating thereto.

                  3.       Treatment of Priority Tax Claims.

                  Each holder of an Allowed Priority Tax Claim will receive (i) the amount of such holder's Allowed Priority Tax Claim on the sixth anniversary of the assessment date of the taxes on which the holder's Priority Tax Claim is based, with interest payable annually in arrears at the judgment rate of interest determined in accordance with 28 U.S.C. ss. 1961(a) on the Confirmation Date or such other rate as the Bankruptcy Court may determine at the Confirmation Hearing or (ii) such other treatment as may be agreed upon by the Debtor or Reorganized CWOP (if prior to or on the Effective Date) or Jamboree LLC (if after the Effective Date).

         B.       CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS.

                  1.       Priority Claims (Class 1).

                  Class 1 consists of Priority Claims. Priority Claims are Claims entitled to priority pursuant to Bankruptcy Code ss. 507(a), other than an Administrative Claim or Priority Tax Claim. Each holder of an Allowed Priority Claim will receive, on account of such Claim, (i) the amount of such holder's Allowed Priority Claim in one cash payment or (ii) such other treatment as may be agreed by the Debtor or Reorganized CWOP (if prior to or on the Effective Date) or Jamboree LLC (if after the Effective Date) and such holder. Class 1 is not impaired under the Plan and is deemed to have accepted the Plan. The Debtor does not believe that there are any Priority Claims.

                  2.       Secured Tax Claims (Class 2).

                  Class 2 consists of the Secured Tax Claims. Secured Tax Claims are Claims of governmental units for taxes to the extent that, by operation of applicable non-bankruptcy law, such Claims are Secured Claims under Bankruptcy Code ss. 506(a) and not subject to avoidance under chapter 5 of the Bankruptcy Code.

                  Under Paragraph 4.B of the Plan, each holder of an Allowed Secured Tax Claim will receive, on account of such Claim, (i) a note in the Allowed amount of such Claim secured by a lien on the Property pari passu with notes issued to any other holders of Allowed Secured Tax Claims and senior to all other liens on the Property, with interest payable monthly in arrears at a rate of 7.5% per annum and any unpaid interest and principal payable on the third anniversary of the Effective Date, or (ii) such other treatment as may be agreed to by the Debtor or Reorganized CWOP (if prior to or on the Effective Date) or Jamboree LLC (if after the Effective
Date) and such holder. Class 2 is impaired under the Plan, and Debtor is soliciting the votes of holders of Claims in that Class. The Debtor estimates that the Allowed Secured Tax Claims will aggregate approximately $690,000.

                  3.       Other Secured Claims (Classes 3a, 3b and 3c).

                  Classes 3a, 3b and 3c consist of Other Secured Claims. Class 3a consists of the Truck Secured Claim, the Claim of Ford Motor Credit based on the purchase money loan for the 1997 Dodge Ram Truck to the extent such Claim is a Secured Claim. Class 3b consists of the Van Secured Claim, the Claim of Chrysler Financial Corporation based on the purchase money loan for the 1997 Dodge Grand Caravan to the extent such Claim is Secured Claim. Class 3c consists of the CWDLP Secured Claims to the extent such Claims are Secured Claims (see Section III.C.5). The aggregate amount of the CWDLP Secured Claims is $158,221.39. The Debtor has filed an objection to the CWDLP Secured Claims as part of the Crow Litigation.

                  4.       Certificateholder Secured Claims (Class 4).

                  Class 4 consists of the Certificateholder Secured Claims. The Certificateholder Claims consist of any and all Claims arising or asserted under, on account of or related to the Certificates, the Purchase Agreement, the Existing Deed of Trust, the Existing Secured Note and all other documents executed by CWOP and delivered and/or received in connection therewith. The Certificateholder Secured Claims are the Certificateholder Claims that are Allowed as Secured Claims pursuant to as Paragraph 4.D.2 of the Plan.

                  On account of its Claim, through the process described in Paragraph 7.E of the Plan, each holder of an Allowed Certificateholder Secured Claim will receive its Ratable Share of (a) 100% of the Jamboree Office REIT

Shares outstanding on the Effective Date, (b) the New Class A Senior Secured Notes and (c) the New Class B Senior Subordinated Secured Notes. On the Effective Date, Jamboree Office REIT will own 90% of the initial Jamboree LLC Units. The Certificateholder Secured Claims will be Allowed under the Plan in the aggregate amount of $105 million.(1)

                  In addition, the Plan provides that the treatment of the Certificateholder Secured Claims will satisfy any and all claims of the Certificateholders under the WFA Guaranty. For tax purposes, WFA guaranteed that at least $15 million would be recovered from the Existing Secured Note. The Plan clarifies that the $100 million in New Notes and the Jamboree Office REIT Shares distributed to the holders of Allowed Certificateholder Secured Claims satisfies this obligation. In addition, and notwithstanding this provision in the Plan, it is likely that WFA (again for tax purposes) will elect to amend and restate the WFA Guaranty and guaranty the New Notes in a similar amount and on the same terms as WFA's guaranty of the Existing Secured Note.

--------
(1) The proposed Allowed amount of the Certificateholder Secured Claims under the Plan is conditioned on the confirmation and effectiveness of the Plan and represents a compromise and settlement between the Debtor and such Holders in the Reorganization Case. The compromise is in all respects subject to Rule 408 of the Federal Rules of Evidence and shall not be used against either party, as an admission or otherwise, in the adjudication of any such matters. If the Plan does not become effective, the parties reserve all of their rights, including the holders' right to elect treatment under Bankruptcy Code ss.1111(b), subject to the terms of the Agreement of Understanding.

                  On the Effective Date, the Debtor and the Certificateholders will enter into a mutual release of all Claims and Causes of Action between the parties not provided for in the Plan. The parties will submit the form of the mutual release to the Bankruptcy Court prior to the Confirmation Hearing.

                  Class 4 is impaired under the Plan, and the Debtor is soliciting the votes of the holders of Claims in that Class.

                  5.       Certificateholder Deficiency Claims (Class 5).

                  Class 5 consists of all Certificateholder Deficiency Claims. Certificateholder Deficiency Claims are the Claims of the Certificateholders other than the Certificateholder Secured Claims.

                  On account of its Claim, through the process described in Paragraph 7.E of the Plan, each holder of an Allowed Certificateholder Deficiency Claim will receive 0.1% of its Allowed Claim. The Certificateholder Deficiency Claims will be Allowed under the Plan in the amount of $93 million.(2)

                  Class 5 is impaired under the Plan, and the Debtor is

soliciting the votes of the holders of Claims in that Class.

                  6.       General Unsecured Claims (Class 6).

                  Class 6 consists of all General Unsecured Claims. A General Unsecured Claim is any Claim other than an Administrative Claim, a Priority Tax Claim, a Secured Tax Claim, a Priority Claim, a Certificateholder Secured Claim, an Other Secured Claim or a Certificateholder Deficiency Claim.

                  Each holder of an Allowed General Unsecured Claim will receive on account of such Claim, cash in the amount equal to the Allowed amount of such Claim with interest payable on such amount at the judgment rate of interest determined in accordance with 28 U.S.C. ss. 1961 on the Confirmation Date, or such other rate as the Bankruptcy Court may determine at the Confirmation Hearing. Distributions on account of General Unsecured Claims that are Allowed on the Effective Date will be made on the Effective Date. Distributions on account of Claims Allowed after the Effective Date will be made when such Claims become Allowed.

                  The Debtor estimates that the Allowed General Unsecured Claims will aggregate approximately $25,000. These are amounts owed to vendors, suppliers and professionals who provided goods and services to the Debtor prior to the Petition Date. A General Unsecured Claim in the amount of $4,999.82 was filed by CWDLP, but the Debtor disputes that any amount is owed to CWDLP on account of this claim. In addition, proofs of claim were filed by seven of CWOP's tenants based on the tenant's security deposit or the right to audit operating expenses. The Debtor is assuming all of the leases of its tenants and believes that the cure payments made under Bankruptcy Code ss. 365(b) will satisfy all amounts owing under its leases. Class 6 is unimpaired under the Plan, and the Debtor is not soliciting the votes of the holders of Claims in that Class.

--------
(2) The proposed Allowed amount of the Certificateholder Deficiency Claims under the Plan is conditioned on the confirmation and effectiveness of the Plan and represents a compromise and settlement between the Debtor and such Holders in the Reorganization Case. The compromise is in all respects subject to Rule 408 of the Federal Rules of Evidence and shall not be used against either party, as an admission or otherwise, in the adjudication of any such matters. If the Plan does not become effective, the parties reserve all of their rights, including the holders' right to elect treatment under Bankruptcy Code ss.1111(b), subject to the terms of the Agreement of Understanding.

                  7.       Interests (Class 7).

                  Class 7 consists of the partnership interests in CWOP. The holders of the Allowed Interests will retain their Interests in Reorganized CWOP subject to the terms of the New CWOP Partnership Agreement and the Plan. On the Effective Date, Reorganized CWOP will own (i) 10% of the Jamboree LLC Units and (ii) will be a party to the New Property Appreciation and Exchange

Rights Agreement granting Reorganized CWOP (a) the New Tranche A Property Appreciation Right, pursuant to which each of its Jamboree LLC Units will be exchangeable for a Jamboree Office REIT Share, (b) the New Tranche B Property Appreciation Right, representing the right to purchase for $10,888,888.89 a number of Jamboree Office REIT Shares representing 10% (subject to dilution) of the equity value of Jamboree LLC or, at the option of Jamboree Office REIT, to receive a net cash payment equal to the difference between the then current market price of the such number of shares (assuming the exercise of all such rights and all other rights under the New Property Appreciation and Exchange Rights Agreement concurrently exercised) and such exercise price and (c) the New Tranche C Property Appreciation Right, representing the right to purchase for $152,777,777.78 a number of Jamboree Office REIT Shares representing 55% (subject to dilution) of the equity value of Jamboree LLC or, at the option of Jamboree Office REIT, to receive a net cash payment equal to the difference between the then current market price of such number of shares (assuming the exercise of all such rights and all other rights under the New Property Appreciation and Exchange Rights Agreement concurrently exercised) and such exercise price.

                  WCI believes that Crow has been automatically converted to a limited partner under the terms of the CWOP Partnership Agreement. This conversion will not affect Crow's ownership percentage in Reorganized CWOP, and therefore will not affect the value of the property received by Crow on account of its Interest. The confirmation of the Plan will not convert Crow to a limited partner.

                  Class 7 is impaired under the Plan, and the Debtor is soliciting the votes of holders of Interests of that Class.

         C.       IMPLEMENTATION OF THE PLAN.

                  1.       Formation of Jamboree LLC and Jamboree Office REIT.

                  On or prior to the Effective Date, Jamboree LLC will be formed and the initial Jamboree LLC Units will be issued 10% to Reorganized CWOP and 90% to Jamboree Office REIT. Jamboree Office REIT will be formed and its shares will be authorized on or before the Effective Date, and on the Effective Date its shares will be distributed to the holders of Allowed Certificateholder Secured Claims in accordance with Paragraph 4.D of the Plan. If the Plan becomes effective, the confirmation of the Plan will be deemed a revesting of all of the property of the Estate to Reorganized CWOP, and title to all property so contributed will pass to and revest in Reorganized CWOP free and clear of all Claims, all liens securing claims and all interests, except any lien preserved under the Plan, including the lien created by the Existing Deed of Trust and any valid lien or encumbrance of record on the date of recordation of the Existing Deed of Trust. Such property shall thereafter be contributed to Jamboree LLC in accordance with Paragraph 7.E of the Plan.

                  The contribution of the Property to Jamboree LLC pursuant to Paragraph 7.E of the Plan will take place in two steps. First, after entry of the Confirmation Order and after WCI has obtained consent to the plan transactions from its limited partners, but immediately prior to the occurrence of the Effective Date, the Certificateholder Claims will be satisfied by the payment to the Certificateholders (or their agent) of the cash payable to them on account of their Allowed Certificateholder Deficiency Claims under Paragraph 4.E of the Plan and the issuance of Intermediate Notes in the amounts of $100 million and $4.5 million secured by the liens and security interests securing the Allowed Certificateholder Secured Claims, which liens and security interests will be amended and restated as contemplated by the indentures governing the New Notes, except that the Certificateholders will be deemed to have released their liens on cash or other assets of CWOP of a value of $500,000. These transactions will be deemed to have satisfied the Certificateholder Claims and discharged $93 million of CWOP's indebtedness. Immediately after the consummation of those transactions: the $4.5 million Intermediate Note will be deemed to be contributed by the Certificateholders to Jamboree Office REIT, and thereafter be deemed contributed by Jamboree Office REIT to Jamboree LLC and merged out of existence upon the assumption of the Debtor's obligations by Jamboree LLC as described in the next paragraph; the Certificateholders will be deemed to have contributed the Development Approval Agreement to Jamboree LLC; and CWOP will transfer and contribute all of its property, including assets securing the Intermediate Notes (including the Crow litigation) and the $500,000 of free assets, to Jamboree LLC. Immediately upon the transfer and contribution of the assets to Jamboree LLC, Reorganized CWOP will be issued 10% of the initial Jamboree LLC Units, Jamboree Office REIT will be issued 90% of the initial Jamboree LLC Units and the $100 million Intermediate Note will be cancelled and satisfied by the issuance of the New Notes to the holders of the Allowed Certificateholder Secured Claims. All of these transactions will take place on the Effective Date. Neither the Intermediate Notes nor any interest in them will be physically distributed to the Certificateholders, but instead the Certificateholders will be distributed directly the Jamboree Office REIT Shares and the New Notes, which will be secured by the liens and security interests securing the Allowed Certificateholder Secured Claims, which liens will be amended and restated as contemplated by the indentures governing the New Notes, and the liens securing the Intermediate Notes.

                  In consideration of the transfer and contribution of CWOP's assets to Jamboree LLC, Jamboree LLC will execute an assignment and assumption agreement providing for the express assumption by Jamboree LLC of (i) the obligations of the Debtor and Reorganized CWOP under the Plan designated for performance by Jamboree LLC after the Effective Date and (ii) the obligation to indemnify and defend WCI, WCM, WFA, Three Winthrop Properties, Inc. their affiliates and any current or former director, officer or employee of the foregoing for claims against them and expenses incurred in the Crow Litigation. These obligations are being expressly assumed by Jamboree LLC in connection with and as consideration for the transfer of CWOP's assets to Jamboree LLC.

                  Reorganized CWOP will make payments on account of Claims Allowed (and in amount certain) on the Effective Date immediately prior to the transfer of its assets to Jamboree LLC. After the Effective Date (and the transfer of assets to Jamboree LLC), Jamboree LLC will be obligated to make all payments required to be made under the Plan.


                  Jamboree LLC will not be liable or responsible for any Claim against the Debtor or the Estate except as expressly set forth in the Plan. Jamboree LLC, Reorganized CWOP and Jamboree Office REIT will be successors to the Debtor for the purposes of Bankruptcy Code ss.ss. 1123, 1129 and 1145.

                  2.       Avoidance and Recovery Actions.

                  As of the Effective Date, the Debtor will waive the right to prosecute and release, on behalf of itself and the Estate, any avoidance or recovery actions under Bankruptcy Code ss.ss. 542 through 550 or any other claims, rights or Causes of Action that belong to or could have been raised by or on behalf of the Debtor or its Estate, other than or in connection with any such actions that were commenced on or before the Effective Date. In accordance with Bankruptcy Code ss. 1123(b), as successor to the Estate, Jamboree LLC will retain and may enforce any claims, rights and Causes of Action that the Debtor or Estate may hold commenced on or before the Effective Date. Jamboree LLC or any successor may pursue those rights of action, as appropriate, in accordance with what is in the best interests of Jamboree LLC or successors holding such rights of action. Nothing in Paragraph 7.G of the Plan will be deemed to waive any right of the Debtor, Reorganized CWOP or Jamboree LLC or to assert avoidance or recovery actions under Bankruptcy Code ss.ss. 542 through 550 or any other Causes of Action defensively, including by way of setoff, recoupment or counterclaim.

                  The only avoidance action the Debtor intends to commence before the Effective Date is the Crow Litigation. Because the Debtor's creditors other than the Certificateholders are relatively nominal amounts and are generally being paid in full under the Plan, the Certificateholders would be the beneficiaries of any avoidance action commenced by the Debtor. The Debtor and the Certificateholders concluded to waive any avoidance actions other than the Crow Litigation as part of the Plan to avoid complication and delay in the restructuring process and as part of the Debtor's and Certificateholders' agreement to execute mutual releases in connection with the Plan.

                  3.       Section 1129(a)(4) Payment.

                  Pursuant to Bankruptcy Code ss. 1129(a)(4), Jamboree LLC will pay $500,000 to WCI on the Effective Date. The payment is on account of the time and efforts of the officers and employees of WCI's general partner in connection with the Plan and the restructuring process. WCI will submit a memorandum prior to the confirmation hearing establishing the reasonableness of such payment as required for Court approval under Bankruptcy Code ss. 1129(a)(4).

         D.       CLAIMS AND DISTRIBUTIONS.

                  Except for Administrative Claims or as otherwise ordered by the Bankruptcy Court, all objections to Claims will be filed and served on the applicable claimant by a date that is no later than 30 days after the Effective Date or 30 days after the date on which the Claim is filed, whichever is later. After the Effective Date, only Reorganized CWOP or Jamboree LLC will have the authority to file, settle, compromise, withdraw or litigate to judgment objections to Claims.

                  Notwithstanding any other provision of the Plan, no payment or distribution will be made with respect to any Claim until such Claim becomes an Allowed Claim. Unless a Claim is specifically Allowed under the Plan, the Debtor, Reorganized CWOP and Jamboree LLC reserve any and all objections to Claims, whether secured or unsecured, including any objection to the validity or amount of alleged liens and security interests, whether under the Bankruptcy Code, other applicable law or contract.

         E.       DISBURSEMENTS.

                  Reorganized CWOP (if on the Effective Date) or Jamboree LLC (if after the Effective Date) will make all distributions of cash and property pursuant to the Plan. Except as otherwise provided in the Plan, distributions on account of Claims that are Allowed Claims on the Effective Date will be made by Reorganized CWOP on the Effective Date. Distributions on account of Claims Allowed after the Effective Date will be made by Jamboree LLC when Claims become Allowed.

                  If a payment or distribution to the holder of an Allowed Claim under the Plan is returned as undeliverable for lack of a current address for the holder or otherwise, will file with the Bankruptcy Court the name, if known, and last known address of the holder and the reason for its inability to make payment. If, after the passage of one year and after any additional effort to locate the holder that the Bankruptcy Court may direct, the payment or distribution still cannot be made, the payment or distribution and any further payment or distribution to the holder will be retained by Jamboree LLC and the Allowed Claim will be deemed satisfied to the same extent as if payment or distribution had been made to the holder of the Allowed Claim.

                  No distributions of Jamboree Office REIT Shares will be made to any entity, and the New Property Appreciation and Exchange Rights Agreement will not be distributed to Reorganized CWOP, unless and until such entities have delivered to Jamboree Office REIT an executed certificate regarding the beneficial and constructive ownership of Jamboree Office REIT Shares substantially in the form of Exhibit M to the Plan (the "REIT Certificate"). By executing the REIT Certificate, the recipient represents that based on its information and belief, neither it nor certain related parties own shares in excess of the ownership limits specified therein. (For a discussion of the REIT ownership limits and the New Articles, see Section VI.C.) Jamboree Office REIT may elect in its sole discretion to waive this requirement.

         F.       CANCELLATION OF SECURITIES.

                  On and after the Effective Date, the Certificates will

represent only the right to receive property distributable under the Plan. Each Certificateholder will surrender its Certificates to Reorganized CWOP (if on the Effective Date) or Jamboree LLC (if after the Effective Date) and such certificates will be cancelled. The Purchase Agreement will terminate in accordance with its terms by the satisfaction of the Allowed Certificateholder Claims under the Plan.

         G.       DISCHARGE.

                  Except for the obligations imposed by the Plan, the distributions and rights that are provided in the Plan will be in complete satisfaction, discharge and release of all Claims against, liabilities of, liens on, obligations of and Interests in (i) the Debtor and the Estate, or
(ii) the assets and properties of the Debtor, Reorganized CWOP, Jamboree LLC, Jamboree Office REIT or any successors thereto by merger, consolidation or otherwise, whether known or unknown, arising or existing prior to the Effective Date.

         H.       TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

                  Under Bankruptcy Code ss. 365, a debtor may assume or reject executory contracts and unexpired leases. The Plan provides that on the Effective Date, each executory contract and unexpired lease of the Debtor that has not been assumed or rejected before the Confirmation Date with the approval of the Bankruptcy Court or for which the Debtor has not filed a motion to assume or reject before the Confirmation Date will be assumed. Entry of the Confirmation Order by the Bankruptcy Court will constitute approval of each assumption pursuant to Bankruptcy Code ss. 365(c). The Debtor or Reorganized CWOP (if prior to or on the Effective Date) or Jamboree LLC (if after the Effective Date) will make any payments required under Bankruptcy Code ss. 365(b)(1).

                  The Debtor intends to file a motion to assume all of its scheduled existing contracts and unexpired leases. The motion to assume will be heard by the Bankruptcy Court at the Confirmation Hearing. In connection with the assumption of the tenant leases, the Debtor will refund to each tenant its share of the tax refunds recently received by CWOP for the 1991 through 1995 tax years. The total refunds received total approximately $1.7 million, most of which will be refunded to tenants.

                  In addition, the Debtor intends to assume the various contracts with the Crow entities, including the REA, the Common Area Management Agreement, air space lease dated July 26, 1985 and the Settlement Agreement on the Effective Date. The Debtor asserts that there are no amounts in default on those agreements and no payment is necessary under Bankruptcy Code ss. 365(b). Such assumption is expressly subject to the Crow Litigation, and the Debtor waives no rights in connection with that litigation by virtue of its stated intent to assume such contracts, and in any event, the Debtor's stated intent to assume such contracts is in all respects subject to Rule 408 of the Federal Rules of Evidence and shall not be used as an admission or otherwise in the adjudication of such matters.

                  Moreover, while the Debtor intends to assume these agreements in connection with the Plan, the Debtor reserves all of its rights, and if the Plan is not confirmed, will likely reject those agreements.

                  The Debtor will also assume the Agreement of Understanding under the Plan.

                  On the Effective Date, all executory contracts and unexpired leases assumed by the Debtor during the Reorganization Case will be assigned to Jamboree LLC. Jamboree LLC will be bound by those contracts and any amendments thereto, and it is anticipated that it will perform in accordance with the terms of those contracts and any and all amendments thereto. However, nothing in the Plan will be deemed to waive any rights, claims or defenses that the Debtor, Reorganized CWOP, Jamboree LLC or any other entity might have with respect to any such contracts.

         I.       ASSUMED EFFECTIVE DATE; CONDITIONS TO EFFECTIVENESS.

                  The Debtor assumes, and its projections are based on, the occurrence of the Effective Date on September 30, 1997, but the Plan is contingent on the Effective Date occurring on or before that date. The Plan will not become effective unless and until each of the following conditions has been satisfied in full in accordance with the provisions specified below:

                  1. Entry of Confirmation Order. The Bankruptcy Court has entered the Confirmation Order approving the Plan in all respects.

                  2. WCI Consent. WCI has obtained the necessary consents from its limited partners to effect the Plan and transactions provided therein.

                  3. Jamboree LLC and Jamboree Office REIT. Jamboree LLC and Jamboree Office REIT have been formed, and all formation documents for such entities have been properly executed and filed as required.

                  4. Contribution of Assets. The issuance of the Intermediate Notes, the contribution of the $4.5 million Intermediate Note, the contribution of property by Reorganized CWOP, and the assumption of obligations by Jamboree LLC shall have occurred in accordance with Paragraph 7.E of the Plan.

                  5. Documentation. Each of the parties thereto has executed and delivered the Collateral Documents, the New Notes Registration Rights Agreement, the New Equity Registration Rights Agreement, the New Property Appreciation and Exchange Rights Agreement, copies of the New Articles and the New Bylaws, the New LLC Agreement, resolutions of the directors or members of each of Jamboree Office REIT and Jamboree LLC, good standing certificates from California and the respective states of organization of each of Jamboree Office REIT and Jamboree LLC and all other documents necessary or appropriate to the transactions outlined in the Plan.


                  6. Jamboree Office REIT Shares and Jamboree LLC Units. Jamboree Office REIT has issued the Jamboree Office REIT shares in accordance with Paragraph 4.D of the Plan. Jamboree LLC has issued 90% of the initial Jamboree LLC Units to Jamboree Office REIT and 10% of the initial Jamboree LLC Units to Reorganized CWOP.

                  7. Qualification of Indentures. The applications for qualification of each of the New Class A Senior Secured Note Indenture and the New Class B Senior Subordinated Secured Note

         Indenture have become and remain effective in accordance with the Trust Indenture Act of 1939, as amended.

                  8. Perfection of Security Interests. All actions have been taken or caused to be taken in such a manner so that the Collateral Agent with respect to the collateral granted as security under the Collateral Documents holds a valid and perfected first priority security interest in such collateral (subject only to liens expressly permitted under the Collateral Documents) including, without limitation, delivery of certificates representing pledged equity interests, delivery and filing of Uniform Commercial Code financing statements, assignments and/or amendments in all jurisdictions as may be necessary or desirable to perfect the Collateral Agent's security interest in the Collateral, the recordation of the New Deed of Trust encumbering the real property identified therein, the execution and delivery of lockbox agreements regarding any accounts in which the Collateral Agent holds a security interest, and the making of all other filings, recordings or other actions the Collateral Agent deems necessary or desirable to establish, preserve and protect the first priority liens granted to the Collateral Agent in real, personal and mixed property.

                  9. Title Policies. The Collateral Agent has received an ALTA lender's policy of title insurance on Form B-1970 (Rev. 10-17-84) issued by Chicago Title Insurance Company or an insurer of similar professional reputation and financial wherewithal (with reinsurance satisfactory to the Collateral Agent) naming the Collateral Agent as an insured in the amount of $100 million and in form satisfactory to the Collateral Agent, insuring that the lien of the New Deed of Trust is a valid first priority lien upon the property and collateral described therein, subject only to encumbrances permitted in the New Indentures, together with any endorsements required by the Collateral Agent; and Jamboree LLC has received an ALTA owner's policy of title insurance (Form 1970) issued by such insurer naming Jamboree LLC as insured, in the amount of $105 million and in form satisfactory to the Jamboree LLC, insuring that Jamboree LLC owns fee title to the real property subject only to the New Deed of Trust and encumbrances permitted in the New Indentures and under the Plan, together with any endorsements required by Jamboree LLC.


                  10. Evidence of Insurance. The Collateral Agent has received evidence satisfactory to Jamboree LLC and the Collateral Agent that adequate insurance for the Property has been obtained and that Jamboree LLC and the Collateral Agent are loss payees.

                  The conditions specified in Paragraphs 12.A.3. through 12.A.10 of the Plan may be waived in writing by the Debtor and Requisite Certificateholders.

         J.       RETENTION OF JURISDICTION.

                  The Bankruptcy Court will retain jurisdiction over those matters set forth in Paragraph 13.A of the Plan, including objections to Claims, motions for the assumption or rejection of executory contracts and unexpired leases, adversary proceedings and contested matters, implementation of the Plan, all modifications and amendments to the Plan and applications for fees and expenses of professionals.

V.       FINANCIAL INFORMATION

         A.       HISTORICAL FINANCIAL INFORMATION; RECENT FINANCIAL
                  PERFORMANCE.

                  CWOP's audited financial statement for calendar year 1996 is attached as Exhibit 2. CWOP prepares audited financial statements in accordance with Generally Accepted Accounting Principles on an accrual basis and these statements are audited by WCI's outside accountants, Arthur Anderson LLP.

                  CWOP's cash flow statement for the first quarter of 1997 is attached as Exhibit 3. This statement shows CWOP's cash revenues and expenses in the same format as CWOP's projected cash flows. Attached as Exhibit 4 are CWOP's cash flow statements showing both budgeted and actual amounts for the months of April, May and June of 1997. As those statements indicate, CWOP generated excess cash flow of $1,580,138, in April, $2,014,159 in May and $1,861,176 in June. In accordance with the terms of the Cash Collateral Order, CWOP reserved $1,850,696.78 on May 10, 1997 and $1,036,347.91 on June 10, 1997
and $1,151,009.17 on July 10, 1997. See Section III.C.1. As those statements indicate, operations and leasing activity during the Reorganization Case have been generally consistent with CWOP's projections. The cash flow projections for the remaining months prior to the assumed Effective Date of September 30, 1997 (June through September) are attached as Exhibit 5. The projections contained in Exhibits 4 and 5 constitute the "Initial Budget" under the Cash Collateral Order.

         B.       PAYMENT OF ADMINISTRATIVE EXPENSES AND CLAIMS.

                  The Debtor intends to make all cash payments required to be made under the Plan out of its cash generated from operations. Ordinary Course Administrative Expenses are budgeted for in the Initial Budget. Other cash payments to be made under the Plan include Allowed Fee Claims (an aggregate of approximately $2 million is budgeted for in the Initial Budget); Secured Tax Claims (approximated to be $690,000 and budgeted for in Initial Budget); the
Section 1129(a)(4) payment to WCI ($500,000 budgeted for in September in the Initial Budget); payments to unsecured creditors ($100,000 budgeted for in September in the Initial Budget). As of September 30, 1997, the Debtor projects excess cash and reserves to total $2,809,300 after making the payments described above.

         C.       PROJECTED FINANCIAL INFORMATION.

                  CWOP's financial projections for the years 1998 through 2003 are attached as Exhibit 6. The projection period commences on September 1, 1997, and the September 1997 projections included in Exhibit 5 are included in the 1997 (partial year) projections. These projections assume that the Plan will be approved and implemented in accordance with its terms. The projections are based on several lease and expense assumptions, some of which are set forth in Exhibit 6. Additional assumptions were made regarding general business and economic conditions. There can be no assurance that any of these assumptions will be met. The projections are only estimates, and actual results may vary materially from the projections. In addition, uncertainties that are inherent in the projections increase for later years due to the increased difficulty associated with forecasting rental rates, expenses and other economic factors at more distant points in the future. The projections were not prepared with a view toward compliance with the published guidelines of the American Institute of Certified Public Accountants regarding financial projections, and have not been reviewed, examined or compiled by CWOP's independent auditors or certified public accountants.

                  Based on the projected cash flows, the Debtor believes the value of the Property to be approximately $105 million.

                  The projected cash flows include the projected payments of interest and principal on the New Notes. All other Claims are assumed to have been paid in cash on the assumed Effective Date of September 30, 1997.

                  THE DEBTOR CAUTIONS THAT IT MAKES NO REPRESENTATION CONCERNING THE ACCURACY OF THE PROJECTED FINANCIAL INFORMATION OR THE ABILITY TO ACHIEVE THE PROJECTED RESULTS. MANY OF THE ASSUMPTIONS ON WHICH THESE PROJECTIONS ARE BASED ARE SUBJECT TO SIGNIFICANT ECONOMIC UNCERTAINTIES. IT IS LIKELY THAT SOME ASSUMPTIONS WILL NOT MATERIALIZE BECAUSE OF UNANTICIPATED EVENTS AND CIRCUMSTANCES. ACCORDINGLY, THE ACTUAL RESULTS ACHIEVED THROUGHOUT THE PROJECTION PERIOD ARE LIKELY TO VARY FROM THE PROJECTED RESULTS. THE VARIATIONS MAY BE MATERIAL AND ADVERSE OR POSITIVE.

                  THE DEBTOR DOES NOT ANTICIPATE AT THIS TIME THAT IT WILL UPDATE THESE PROJECTIONS AT THE CONFIRMATION HEARING, FURNISH UPDATED PROJECTIONS IN DOCUMENTS FILED WITH THE SEC OR OTHERWISE MAKE SUCH PROJECTIONS PUBLIC.

VI.      OPERATION AND GOVERNANCE OF SUCCESSOR ENTITIES


         A.       GENERAL DISCUSSION

                  Two new entities will be formed on or prior to the Effective Date to implement the restructuring of CWOP pursuant to the Plan: (a) Jamboree LLC, a Delaware limited liability company that will own the Property and in which Reorganized CWOP will initially hold a 10% equity interest and Jamboree Office REIT will initially hold a 90% equity interest, and (b) Jamboree Office REIT, a Maryland corporation that initially will be owned 100% by the Certificateholders. The Jamboree LLC Units owned by Reorganized CWOP will be exchangeable for Jamboree Office REIT Shares, and Reorganized CWOP will be issued the New Property Appreciation Rights, which may be exercised for cash or (at the election of Jamboree Office REIT) Jamboree Office REIT Shares.

                  Jamboree Office REIT is intended to be operated to qualify as a Real Estate Investment Trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The shareholders of a REIT have the limited liability and investment liquidity of corporate shareholders without double taxation. The ownership structure of Jamboree LLC and Jamboree Office REIT is referred to as an "UPREIT" or "Umbrella Partnership" REIT. In an UPREIT, an operating partnership or LLC owns the real property and a corporation qualified as a REIT is a partner or member of the operating partnership or LLC. In this case, Jamboree LLC will own the property and be the operating entity, and Jamboree Office REIT will be a member of the LLC. (Despite the name "Umbrella Partnership REIT" if an LLC is the operating entity, the LLC does not obtain any partnership attributes by virtue of the structure.) This structure has several advantages. As members of an LLC, Reorganized CWOP and the Certificateholders will be able to allocate voting rights on particular issues through the limited liability company agreement for Jamboree LLC (the "New LLC Agreement," substantially in the form of Exhibit K to the Plan). In addition, Jamboree LLC will be a "bankruptcy remote" entity, as a unanimous vote of its board will be required for a voluntary bankruptcy filing. Because Jamboree LLC is structured so that it is taxed as a partnership (i.e., not subject to tax at the entity level), the parties will be able to achieve these governance goals without incurring additional tax.

                  To qualify as a REIT under the Internal Revenue Code, 75% of the assets of the corporation must be real property related and 95% of the annual income must be attributable to interest, dividends, rents, gains or losses on real estate. As discussed in Section VI.C, there are other requirements, including those intended to ensure diversity of ownership (such as a minimum number of holders and limitations on the amounts held by any single individual) and those designed to insure that the assets of the REIT are not being rapidly turned over (such as a limit on the amount of income that can be derived from real estate assets held less than 4 years). To ensure that Jamboree Office REIT qualifies as a REIT, the operating entity, in this case Jamboree LLC, must also comply with the REIT asset and income requirements.

         B.       JAMBOREE LLC.


                  On the Effective Date, the Property will be owned in fee and operated by Jamboree LLC, subject to the New Deed of Trust securing the New Notes and subject to the liens on the Property, if any, securing the notes issued to holders of Allowed Secured Tax Claims, which will be senior to the deed of trust securing the New Notes. The units representing membership interests in Jamboree LLC initially will be held 90% by Jamboree Office REIT and 10% by Reorganized CWOP.

                  Jamboree LLC will be governed by a board of member representatives (the "Jamboree LLC Board") in accordance with the terms of the New LLC Agreement. Upon obtaining the requisite consent of the representatives, the Jamboree LLC Board will be authorized to act for Jamboree LLC. The Jamboree LLC Board will consist of five members. The initial five members will be designated one by Reorganized CWOP and four by the holders of Allowed Certificateholder Secured Claims. The initial board members will be determined prior to the Confirmation Hearing, and a notice containing their identities and respective backgrounds will be distributed to all parties in interest.

                  Jamboree LLC will have a term of five and one-half years from the Petition Date provided that the Property is not sooner sold or otherwise transferred. A majority of the members of the Jamboree LLC Board must approve
(i) all operating decisions not designated as requiring unanimous approval in the New LLC Agreement and (ii) termination for cause of the New Management Agreement. Unanimous approval of the Jamboree LLC Board will be required for
(i) the commencement of a voluntary case under the Bankruptcy Code, (ii) termination of the New Management Agreement without cause, (iii) sale of all or any material portion of the Property within three years of the Effective Date,
(iv) except as otherwise provided in the New LLC Agreement, issuance of additional units representing membership interests, (v) the authorization of business activities other than the ownership and operation of the Property within three years of the Effective Date and (vi) certain other matters as provided in the New LLC Agreement.

                  The New LLC Agreement contains the following exhibits:
Exhibit A - Capital Contributions and Contributed Property (which will be completed prior to execution and will be consistent with Paragraph 7.E of the Plan (see Section IV.C.1); Exhibit B - Distribution of Percentage Interests; Exhibit C - Legal Description of the Property; Exhibit D - Board Representatives (which, as indicated above, will be completed prior to the Confirmation Hearing) and Exhibit E - the dilution formula in the event that a member does not heed a capital call.

                  The membership interests in Jamboree LLC will be represented by units, 90% of which, the Class One Units, will initially be issued to Jamboree Office REIT and 10% of which, the Class Two Units, will initially be issued to Reorganized CWOP. The percentage of membership interests held by each member may be adjusted from time to time based on the amount (if any) of additional capital contributions that a member may make or fail to make. Any distributions made by Jamboree LLC will be made to the members pro rata based on their percentage membership interest on the record date for distribution. In the absence of the unanimous consent of the Jamboree LLC Board, no new classes of units may be created. The units in

Jamboree LLC may not be transferred, except that Reorganized CWOP may exchange its units for Jamboree Office REIT Shares through the exercise of its exchange right under the New Property Appreciation and Exchange Rights Agreement. The exchange right is designated as the "New Tranche A Right" in that agreement.

         C.       JAMBOREE OFFICE REIT AND JAMBOREE
                  OFFICE REIT SHARES.

                  Jamboree Office REIT will be established on or before the Effective Date and will be governed in accordance with the New Articles, in substantially the form of Exhibit A to the Plan, and the New Bylaws, in substantially the form of Exhibit B to the Plan. The initial board of directors will be determined prior to the Confirmation Hearing, and a notice containing their identities and respective backgrounds will be distributed to all parties in interest. Jamboree Office REIT will be authorized to issue 10 million shares, of which 6 million shares will be classified initially as common stock, par value $0.01 per share (the "Jamboree Office REIT Shares"), 1 million shares will be classified as preferred stock and 3 million shares initially classified as "Excess Shares". Of those authorized shares, 810,000 Jamboree Office REIT Shares will be issued on the Effective Date to the holders of Allowed Certificateholder Secured Claims. Subject to the Excess Shares provisions, holders of the Jamboree Office REIT Shares will be entitled to receive such dividends, if any, as may declared from time to time by the board of directors of Jamboree Office REIT in its discretion from funds legally available therefor, and in the event of any liquidation, dissolution or winding up of the affairs of Jamboree Office REIT, whether voluntary, involuntary or otherwise, the holders of Jamboree Office REIT Shares will be entitled, subject to the rights of any holders of preferred shares to share, pro rata, in any property that may be available for distribution after the satisfaction of all other claims. Subject to the Excess Shares provisions, holders of Jamboree Office REIT Shares will be entitled to one vote per share. Jamboree Office REIT Shares will have no preemptive or other subscription rights (other than certain preemptive rights granted to Reorganized CWOP in the New Property Appreciation and Exchange Rights Agreement) and there will be no conversion rights or redemption or sinking fund provisions with respect to such shares. All Jamboree Office REIT Shares issued under the Plan will be fully paid and nonassessable upon issuance.

                  Pursuant to the New Articles, Jamboree Office REIT will be authorized to reclassify unissued shares of capital stock and to issue one or more series of preferred stock with the relative preferences and voting powers, qualifications and/or special or relative rights or privileges, as determined by the board of directors of Jamboree Office REIT. However, for so long as Reorganized CWOP has not fully exercised the New Tranche C Property Appreciation Right, the New Property Appreciation and Exchange Rights Agreement will prohibit Jamboree Office REIT from issuing equity securities with preferences, rights or privileges senior to the Jamboree Office REIT Shares without the prior written consent of Reorganized CWOP. As required by the Bankruptcy Code ss. 1123, the New Articles will prohibit the issuance of any non-voting equity security so long as such Bankruptcy Code prohibition is in effect.


                  As more particularly described in Section VII.D hereof, for Jamboree Office REIT to continue to qualify as a REIT under the Internal Revenue Code, (i) not more than 50% in value of its outstanding common shares may be owned, either directly or under the applicable attribution rules of the Internal Revenue Code, by five or fewer individuals (as defined in the Internal Revenue Code to include certain nonnatural persons) during the last half of a taxable year, (ii) the common shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year and (iii) Jamboree Office REIT must meet certain other tests regarding the nature of its income and assets.

                  In order to ensure continued REIT status, the New Articles contain certain restrictions on transfer and ownership. The articles generally prohibit any individual (as defined in the Internal Revenue Code to include certain non-natural persons) from beneficially or constructively owning equity stock in excess of 8.3% (the "Ownership Limit") (determined assuming the issuance of the maximum number of shares pursuant to any option, warrant, property appreciation, subscription, preemptive, conversion, exchange or similar right that would increase such individual's ownership), which ownership limit may be increased if the Internal Revenue Code is amended to increase certain ownership limits of REITs or such increase would not otherwise affect REIT status. Transfers that would (i) result in any individual owning shares in excess of the Ownership Limit, (ii) result in the equity stock being owned by less than 100 persons, (iii) result in Jamboree Office REIT being "closely held" within the meeting of Section 856(h) of the Internal Revenue Code or (iv) that would otherwise cause Jamboree Office REIT to fail to qualify as a REIT, will be void in an amount equal to the number of shares that cause such a result. If notwithstanding these restrictions, a transfer (or a non-transfer event) results in an individual owning in excess of the Ownership Limit or results in Jamboree Office REIT being "closely held," then the shares in excess of the Ownership Limit or that result in Jamboree Office REIT being "closely held," will be automatically converted into an equal number of "Excess Shares." The Excess Shares will be transferred to a trust for a beneficiary named by Jamboree Office REIT and thereafter Jamboree Office REIT as trustee may designate a permitted transferee for the Excess Shares.

                  Notwithstanding the foregoing, the Ownership Limit with respect to any individual or individuals (as defined in the Internal Revenue Code to include certain non-natural persons) pertaining to Reorganized CWOP will be 16.6% with respect to any one individual, 24.9% with respect to any two individuals, 33.2% with respect to any three individuals, 41.5% with respect to any four individuals and 49.8% with respect to any five individuals. A failure by any individuals pertaining to Reorganized CWOP to satisfy the Ownership Limit could result in Reorganized CWOP being unable to exercise its rights under the New Property Appreciation and Exchange Rights Agreement or in equity stock held through Reorganized CWOP being converted into Excess Shares. Even if all individuals pertaining to Reorganized CWOP satisfy this Ownership Limit with respect to equity stock owned through Reorganized CWOP, if an individual or individuals pertaining to Reorganized CWOP beneficially or constructively own other equity stock that, in combination with the equity stock owned through Reorganized CWOP, exceeds the Ownership Limit, then such individual's (or individuals') equity stock held outside Reorganized CWOP that, so combined, exceeds the Ownership Limit will be automatically converted into an equal number of Excess Shares if acquired after equity stock beneficially or constructively owned through Reorganized CWOP.

                  In order to ensure certain anticipated allocations with respect to the liabilities of Jamboree LLC, the New Articles contain certain supplementary restrictions on transfer and ownership relating to persons who are holders of the New Notes. The New Articles prohibit any person who is a holder of the New Notes from owning, either directly or under specified attribution rules, 80 percent or more of the equity stock of Jamboree Office REIT (such ownership, a "752 Violation"). Transfers that would result in any holder of the New Notes owning shares that would cause a 752 Violation will be void in an amount equal to the number of shares that cause that result. If notwithstanding this restriction a transfer (or non-transfer event) results in a holder of the New Notes owning shares that would cause a 752 Violation, then the shares being transferred (or that are the subject of the non-transfer event) will be automatically converted into an equal number of Excess Shares (and treated as described above) to the extent necessary to prevent such a violation.

                  The Jamboree Office REIT shares will bear a legend setting forth the above restrictions on transfer.

                  All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5.0% (or such lower percentage, as provided in the Treasury Regulations) of the equity stock of Jamboree Office REIT will be required to give within 30 days after January 1 of each year a written statement to Jamboree Office REIT stating the name and address of each beneficial owner, the number of shares beneficially owned and how those shares are held. In addition, upon demand, each shareholder will be required to disclose to Jamboree Office REIT such other information as Jamboree Office REIT may reasonably request with respect to the ownership of the equity stock to determine the effect of the ownership as REIT status.

                  Because such entities may be considered "underwriters" and therefore not entitled to an exemption for resale of the Jamboree Office REIT Shares (see Section VIII.B), Reorganized CWOP, certain named persons and any person or entity that receives or is the transferee from the named persons of 10% or more of the aggregate number of the Jamboree Office REIT Shares distributed under the Plan and any such person's affiliates (the "Restricted Equity Holders") will receive the benefit of a registration rights agreement (the "New Equity Registration Rights Agreement," substantially in the form of Exhibit H to the Plan). The New Equity Registration Rights Agreement will provide, among other things, and subject to the conditions provided therein, that (a) any Restricted Equity Holder, with the written consent of the

Restricted Equity Holders of at least 40% of the outstanding Jamboree Office REIT Shares held by Restricted Equity Holders that have not then been registered or become eligible for sale under SEC Rule 144, may serve a request on Jamboree Office REIT requesting it to prepare a registration statement and to use its best efforts to cause such registration statement to become effective within 90 days (or 180 days if it is the first registration) of the date of the demand notice and (b) if, after the Effective Date, Jamboree Office REIT proposes to register any of its debt or equity securities (with certain exceptions), Restricted Equity Holders will be able to include their Jamboree Office REIT Shares in such registration, subject to certain limitations in the event that Jamboree Office REIT's underwriter advises it that the inclusion of such shares in an underwritten public offering is impracticable. The rights of the Restricted Equity Holders under the New Equity Registration Rights Agreement will be subject to customary provisions regarding share limitations, suspension of registration rights, payment of expenses and indemnification.

         D.       DESCRIPTION OF NEW NOTES ISSUED BY JAMBOREE LLC.

                  The following discussion summarizes certain provisions of the New Class A Senior Secured Notes (referred to in this Section IV.D as the "Class A Notes") and the New Class B Senior Subordinated Secured Notes (referred to in this Section IV.D as the "Class B Notes") to be issued pursuant to the Plan.

                  1.       New Class A Senior Secured Notes.

                  The Class A Notes will be issued pursuant to an indenture by and between Jamboree LLC and IBJ Schroder Bank and Trust Company as Indenture Trustee (the "Class A Trustee"). The following summaries of certain provisions of the New Class A Senior Secured Notes Indenture (referred to in this Section IV.D. as the "Class A Indenture") are qualified in their entirety by reference to all of the provisions of the Class A Indenture, substantially in the form of Exhibit C to the Plan. Capitalized terms used in this Section without definition have the meanings of those terms in the Class A Indenture.

                  General. The Class A Notes represent senior secured obligations of Jamboree LLC. The Class A Notes will be in aggregate principal amount of $80,000,000. The Class A Notes are issuable only in registered form in denominations of $1,000 and any integral multiple thereof.

                  Maturity, Interest and Principal. The Class A Notes will mature on March 27, 2002. Interest will accrue on the Class A Notes at a fixed rate equal to 2.25% above the interest rate on United States Treasury Bonds or Notes with a maturity closest to the maturity of the Class A Notes on the Effective Date. Interest on the Class A Notes is payable in cash monthly in arrears on the first day of each month, commencing on the first such date after the Effective Date. Interest is computed on the basis of a 360-day year of twelve 30-day months. Interest only will be payable monthly in arrears until March 27, 1999; thereafter interest and principal will be payable monthly in arrears with principal amortized on a straight-line basis, based on a 25-year amortization. Interest will be payable, at the option of Jamboree LLC, in Class A Notes until March 27, 1998.

                  Optional Redemption. Jamboree LLC will have the option to redeem the Class A Notes, in whole or in part, upon not less than 30 nor more than 60 days' notice, during the periods set forth below at a redemption price (expressed as a percentage of par) set forth opposite such periods, plus accrued and unpaid interest, if any, on such Class A Notes to the applicable redemption date:

                  Period                                          Percentage

                  Issue Date through March 27, 2000:              102.00%
                  March 28, 2000 through September 27, 2001:      101.00%
                  thereafter:                                     100.00%

                  Purchase at Option of Holders of Class A Notes. Except as otherwise set forth in the Class A Indenture, Jamboree LLC will not be required to make mandatory redemption payments, sinking fund payments or mandatory purchases with respect to the Class A Notes prior to maturity.

                  Excess Cash Flow Amounts are defined under the Class A Indenture as, for any period, an amount determined by the Board of Members of Jamboree LLC equal to all forms of cash or cash equivalents received by or on behalf of Jamboree LLC generated by the Property from any source (other than interest on certain accounts), during such period, minus the sum, without duplication, of (1) amounts actually paid or retained in a reserve up to the amount of the REIT Required Dividends during the applicable period, (2) interest and regularly scheduled installments of principal actually paid during such period under the terms of the Class A Notes, (3) interest and regularly scheduled installments of principal actually paid during such period under the terms of the Class B Notes, (4) certain operating expenses of the Jamboree LLC with respect to Property actually paid during such period, including, without limitation, amounts paid by Jamboree LLC pursuant to the REA and Settlement Agreement, (5) certain Capital Expenditures actually made in cash (net of any proceeds of related financing with respect to such Capital Expenditures), (6) certain amounts retained in the Operating Disbursement Account in accordance with the New Management Agreement, (7) certain amounts actually paid or retained in the Tenant Improvement Reserve with respect to tenant improvements,
(8) certain amounts actually paid or retained in the Incentive Management Reserve under the New Management Agreement with respect to incentive management fees, (9) certain amounts determined by the Board of Members of Jamboree LLC and retained in a reserve to pay projected debt service shortfalls in the future and (10) reasonable amounts actually paid in connection with litigation to which Jamboree LLC is a party. Under the Class A Indenture, at the option of each holder, Excess Cash will be applied to the purchase of such holder's Class A Note as set forth more fully below.

                  No later than 120 days after the end of each Fiscal Year commencing with the Fiscal Year ending December 31, 1997, Jamboree LLC shall, at the option of each holder, purchase the maximum principal amount of the Class A Notes (in integral multiples of $1,000), that may be purchased with 100% of the Excess Cash Flow Amount for such Fiscal Year, at a purchase price in cash equal to 100% of the principal amount of such Class A Notes plus accrued and unpaid interest thereon to the date of purchase.

                  Within 90 days after the occurrence of a Triggering Event, at the option of each holder of Class A Notes, Jamboree LLC shall purchase all of the outstanding Class A Notes, at a purchase price in cash equal to 100% of the principal amount of all outstanding Class A Notes plus accrued and unpaid interest to

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

the date of purchase. A Triggering Event, as defined in the Class A Indenture, will be deemed to have occurred upon (1) the sale, transfer, conveyance or hypothecation of the Property or Improvements, or any material portion of the Property or Improvements or interest therein, whether voluntary, involuntary, by operation of law or otherwise, the execution of any installment land sale contract or similar instrument affecting all or a material portion of the Property or Improvements or, except in the ordinary course of business, the lease of all or substantially all of the Property or Improvements, in one or in a series of transactions, to any "person" or "group" (as such terms are used in or defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), (2) an event or series of events (whether a stock purchase, merger, consolidation or other business combination or otherwise) as a result of which
(a) the REIT owns less than 51% of the combined voting power of the then outstanding securities of Jamboree LLC ordinarily (and apart from rights accruing after the happening of a contingency) having the right to vote in the election of members of Jamboree LLC or to control Jamboree LLC's actions with respect to the property subject to the lien of the deed of trust with respect to the Class A Notes, or (b) Jamboree LLC's existence ceases or (iii) the aggregation of Excess Loss Proceeds in excess of $8 million.

                  Covenants.

                           Investments. Jamboree LLC will not be permitted
directly or indirectly, to make any Investment from and after the Effective Date except Investments approved by the Board of Members of Jamboree LLC of cash in certain permitted investments consisting of government and certain other liquid securities. As defined in the Class A Indenture, Investments means any advance, loan, extension of credit or capital contribution to, or purchase of any stocks, bonds, notes, debentures or other securities of, or interest in, any person, any purchase of any interest in real estate, any commitment or other obligation, whether contingent or absolute, to do any of the foregoing, which commitment or other obligation does not constitute a Contingent Obligation. Capital Expenditures will not be deemed to constitute Investments.

                           Liens. Jamboree LLC will not be permitted to create
or suffer to exist any Lien upon or with respect to any of its properties, whether owned by Jamboree LLC as at the Effective Date or acquired later, or assign any right to receive income, except as expressly provided in the Class A Indenture. The Class A Indenture permits liens directly or indirectly created in favor of the Class A Trustee or the Collateral Agent for the benefit of the holders of the Class A Notes under the Class A Indenture, the Plan and the

Collateral Documents; certain liens arising by operation of law in favor of materialmen, mechanics, warehousemen, carriers, lessors or other similar persons incurred by Jamboree LLC in the ordinary course of business which secure its obligations to such person; certain liens (excluding Environmental Liens) securing taxes, assessments or governmental charges or levies; zoning restrictions, easements, encroachments, licenses, reservations, restrictions on the use of real property or minor irregularities incident thereto that do not cause, individually or in the aggregate, a Material Adverse Effect; Existing Encumbrances (as defined in the deed of trust securing the Class A Notes), including, without limitation, liens in favor of the holders of the Class B Notes and any renewal, extension or refunding of the Indebtedness represented by the Class B Notes; leases of space in the Property (and related agreements and instruments) entered into in the ordinary course of business; UCC-1 financing statements filed with respect to tenant-owned fixtures and tenant-owned improvements; and certain liens on assets acquired with certain Permitted Indebtedness.

                           Indebtedness. Jamboree LLC will not be permitted
under the Class A Indenture, directly or indirectly, to incur, create, assume or suffer to exist or otherwise in any manner become or remain liable with respect to any Indebtedness except Indebtedness represented by the Class A Notes and the Class B Notes; Contingent Obligations constituting endorsements for collection or deposit in the ordinary course of business of Jamboree LLC; current liabilities in respect of (i) covenants, conditions and restrictions constituting a lien permitted under the Class A Indenture; (ii) taxes, assessments and governmental charges or levies incurred, or (iii) claims for labor, materials, inventory, services, supplies and rentals incurred, or for goods or services purchased, in the ordinary course of business; Indebtedness arising under any performance bond reimbursement obligation entered into in the ordinary course of business of Jamboree LLC; unimpaired indemnification claims under the limited liability company agreement of Jamboree LLC; certain Indebtedness incurred to finance the purchase price of property; and certain other unsecured Indebtedness as specified in the Class A Indenture.

                           Lease Obligations. Jamboree LLC will not be
permitted under the Class A Indenture to create or suffer to exist any obligations as lessee for the rental or hire of real or personal property in connection with any sale and leaseback transaction, or for the rental or hire of real or personal property of any kind under other leases or agreements to lease having an original term of one year or more that would cause the direct or contingent liabilities of Jamboree LLC in respect of all such obligations to be increased by more than $250,000 payable in any period of 12 consecutive months over the amount existing on the Effective Date. Jamboree LLC is forbidden under the Class A Indenture to become or remain liable as lessee or guarantor or other surety with respect to any lease, whether an operating lease or a capitalized lease, of any property, whether owned as at the Effective Date or acquired thereafter, that Jamboree LLC has sold or transferred as of the Effective Date or thereafter.


                           Restricted Payments. Jamboree LLC will not be
permitted to (a) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of or in respect of any of its limited liability company interests, beneficial interests, whether voting or non-voting, or any preferred interests which may be issued by Jamboree LLC except REIT Required Dividends; provided however that Jamboree LLC in no event may declare or make any such dividend payment or other distribution (other than a REIT Required Dividends) if a Default or Event of Default has occurred and is continuing or (b) purchase, redeem or otherwise acquire for value any such interests, whether outstanding on the Effective Date or later issued and outstanding.

                           Transactions with Affiliates. Under the Class A
Indenture, Jamboree LLC will not be permitted to: (a) make any Investment in an Affiliate of Jamboree LLC; (b) transfer, sell, lease, assign or otherwise dispose of any assets to any Affiliate of Jamboree LLC; (c) merge into or consolidate with or purchase or acquire assets from any Affiliate of Jamboree LLC; (d) repay any Indebtedness to any Affiliate of Jamboree LLC (except under existing retirement or deferred compensation plans); or (e) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of Jamboree LLC (including, without limitation, guaranties and assumptions of obligations of any such Affiliate) except for (1) transactions in the ordinary course of business, set forth in writing, on a basis no less favorable to Jamboree LLC than would be obtained in a comparable arm's length transaction with a person that is not an Affiliate of Jamboree LLC; provided that any transaction or series of related transactions pursuant to which Jamboree LLC or an Affiliate of Jamboree LLC will receive or render value exceeding $100,000, will not be permitted unless, prior to consummation thereof, Jamboree LLC has received an opinion of an independent financial advisor, that such transaction or series of related transactions is on terms that are fair, from a financial point of view, to Jamboree LLC, (2) certain salaries and other employee compensation and benefits to officers of Jamboree LLC or its members (3) out-of-pocket expenses of Jamboree LLC and its members with respect to operations of Jamboree LLC and (4) any transaction required or otherwise permitted by the Plan or the Class A Indenture or the New Management Agreement.

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

                           New Subsidiaries. Under the Class A Indenture,
Jamboree LLC will not be permitted to incorporate or otherwise organize any Subsidiary after the Effective Date.

                           Reserve Accounts. Jamboree LLC may, from time to
time and at any time except during the continuation of an Event of Default, withdraw amounts from the Operating Disbursement Account (as defined in the New Management Agreement), the Approved Reserves and all other reserves or accounts created in accordance with the New Management Agreement to pay the costs and expenses for which such reserves and accounts were created. Jamboree LLC will not be permitted to make any such withdrawals during the continuance of an Event of Default without the written consent of the Class A Trustee. To the extent that amounts then available from cash flow from operations of Jamboree

LLC, amounts in the Operating Disbursements Account, the Approved Reserves and all other reserves or accounts created in accordance with the New Management Agreement are not sufficient to pay such costs, Jamboree LLC will be permitted to withdraw funds from the Existing Reserve Account except during the continuance of an Event of Default to pay the costs of tenant improvements, REIT Required Dividends, Debt Service, Capital Expenditures required to comply with law and Capital Expenditures reasonably necessary (as reasonably determined by the Board of Members of Jamboree LLC) to maintain the Property.

                           Event of Loss. Promptly after any Event of Loss (as
defined herein) with respect to collateral for the Class A Notes with a fair market value (or replacement cost, if greater) equal to or less than $1,000,000, Jamboree LLC is required to apply the Net Loss Proceeds from such Event of Loss to the rebuilding, repair, replacement or construction of improvements to the Property. Promptly after any Event of Loss with respect to collateral for the Class A Notes with a fair market value (or replacement cost if greater) in excess of $1,000,000, Jamboree LLC is required to, subject to certain conditions, apply the Net Loss Proceeds from such Event of Loss to the rebuilding, repair, replacement or construction of improvements to the Property. As defined in the Class A Indenture, Event of Loss means, with respect to any property or asset (tangible or intangible, real or personal), any of the following: (A) any loss, destruction or damage of such property or asset; (B) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or (C) any settlement in lieu of clause (B) above.

                           Merger and Consolidation. Under the Class A
Indenture, Jamboree LLC may not consolidate or merge with or into (whether or not Jamboree LLC is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another person (other than the REIT) unless, among other conditions, (a) Jamboree LLC is the surviving entity, or the person formed by or surviving any such consolidation or merger (if other than Jamboree LLC) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, (b) the person formed by or surviving any such consolidation or merger (if other than Jamboree LLC), or the person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, assumes, pursuant to a supplemental indenture and appropriate collateral documents in forms reasonably satisfactory to the Class A Trustee, all of the obligations of Jamboree LLC under the operative documents with respect to the Class A Notes, (c) immediately before and immediately after giving effect to such transaction no Default or Event of Default exists, (d) Jamboree LLC or the person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made after giving pro forma effect thereto as of the end of the most recently completed fiscal quarter has a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of Jamboree LLC immediately preceding the transaction and (e) Jamboree LLC shall have delivered to the Class A Trustee an officers' certificate and opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture comply with the Class A Indenture.

                           Other Covenants. The Class A Indenture will also
contain covenants requiring Jamboree LLC to maintain certain insurance on its properties, pay taxes, provide certain financial information to the holders of the Class A Notes, provide certain indemnities and subrogation take certain actions to preserve its business and goodwill, not become an investment company and forego the benefit of stay, extension and usury laws.

                  Events of Default and Remedies. The Class A Indenture will define an Event of Default to have occurred whenever, among other things, Jamboree LLC fails to make any payment in respect of principal of or premium on the Class A Notes when the same becomes due and payable and such failure continues for a period of 5 Business Days after the due date of such payment, or fail to make any payment when due of interest on the Class A Notes and such failure continues for a period of 10 days after the due date of such payment; or certain statements made in this Disclosure Statement or the Collateral Documents prove to contain any untrue statement of a material fact or omit to state a material fact; or Jamboree LLC fails to perform or observe certain terms, covenants or agreements contained in the Class A Indenture, the Plan or the Collateral Documents, subject, in certain instances to a 30 day cure period; or Jamboree LLC fails, after any applicable grace period, to pay any principal of or premium, if any, or interest on the Class B Senior Subordinated Secured Notes or any of its other Indebtedness, in an amount exceeding $200,000 (excluding the Class A Notes), when the same becomes due and payable; or any other event occurs or condition exists under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate the maturity of such Indebtedness; or any such Indebtedness is declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or certain events of bankruptcy, insolvency or reorganization occur with respect to Jamboree LLC; or any final judgment or order for the payment of money in excess of $100,000 amount is rendered against Jamboree LLC and either enforcement proceedings have been commenced by any creditor upon such judgment or order or 30 consecutive days shall have passed without a stay of such judgment or order; or the Class A Indenture or the Collateral Documents, for any reason, cease to create a valid first priority lien (except for liens expressly permitted to be senior to the New Deed of Trust in the Class A Indenture and the Collateral Documents) on collateral with respect to the Class A Notes having a value in excess of $100,000; or Jamboree LLC fails to pay any Imposition prior to delinquency or, if Jamboree LLC is prohibited by law from paying such Imposition, Jamboree LLC fails to pay such Imposition within 180 days of Jamboree LLC's receipt of notice of such prohibition; or Jamboree LLC shall fail to perform its obligations under the Plan.

                  Acceleration. If an Event of Default (other than a bankruptcy Event of Default) occurs and is continuing, the Class A Trustee by notice to Jamboree LLC may, or upon written notice from the holders of not less than 25% in principal amount of the Class A Notes outstanding on the date of determination must, or such holders by written notice to Jamboree LLC and the Class A Trustee may, declare all the Class A Notes to be due and payable immediately and upon such declaration, the principal of, premium, if any, and interest on the Class A Notes will be due and payable immediately. If a bankruptcy Event of Default occurs, such an amount will be immediately due and payable without any declaration or other act on the part of the Class A Trustee or any holder of Class A Notes. Holders of not less than 25% in principal amount of the Class A Notes outstanding on the date of determination, by written notice to the Class A Trustee, may on behalf of all of the holders of the Class A Notes rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived. The holders of not less than 25% in principal amount of the Class A Notes outstanding on the date of determination by written notice to the Class A Trustee may on behalf of the holders of all of the Class A Notes waive an existing Default or Event of Default and its consequences under the Class A Indenture, except a continuing Default or Event of Default in the payment of the principal of or interest.

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

                  Amendment, Supplement and Waiver. Under the Class A Indenture, Jamboree LLC and the Class A Trustee may amend or supplement the Class A Indenture, the Class A Notes and any other operative document under the Class A Indenture without the consent of any holder of Class A Notes to cure any ambiguity, defect or inconsistency; provide for uncertificated Class A Notes in addition to or in place of certificated Class A Notes; provide for (i) the assumption of Jamboree LLC's obligations to the holders of the Class A Notes in the case of a merger or consolidation, and (ii) certain amendments to the Collateral Documents expressly called for therein; to execute and deliver any documents necessary or appropriate to release liens on any collateral with respect to the Class A Indenture as permitted by the Class A Indenture; to make any change that would provide any additional rights or benefits to the holders of the Class A Notes or that does not materially adversely affect the legal rights under the Class A Indenture of any holder of the Class A Notes; to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the Class A Indenture under the Trust Indenture Act of 1939, as amended; or to evidence or effect the pledge of additional or substitute collateral with respect to the Class A Indenture.

                  Under the Class A Indenture, Jamboree LLC and the Class A Trustee may amend or supplement the Class A Indenture, the Class A Notes, or any amended or supplemental Indenture with the written consent of holders of not less than 51% in principal amount of the Class A Notes ("Required Holders") and, subject to the rights of holders of the Class A Notes to receive payment of principal of and interest on the Class A Notes, any existing Default or Event of Default and its consequences or compliance with any provision of the Class A Indenture or the Class A Notes may be waived with the consent of the holders of not less than 25% in principal amount of the Class A Notes outstanding on the date of determination. Jamboree LLC and the Class A Trustee may, with the consent of holders of not less than 662/3% in principal amount of each of the Class A Notes and the Class B Notes, respectively, outstanding on the date of determination, directly or indirectly release liens on all or substantially all of the collateral with respect to the Class A Indenture except in connection with a Triggering Event. Jamboree LLC and the Class A Trustee may, with the consent of holders of the principal amount of the Class A Notes whose holders must consent to an amendment, supplement or waiver, reduce such principal amount with respect to such amendment, supplement or waiver.

                  Without the consent of each holder of the Class Notes affected, however, an amendment or waiver may not (with respect to any Class A Notes held by a nonconsenting holder of the Class A Notes): reduce the principal of or change the fixed maturity of any Class A Note or reduce the redemption price of the Class A Notes; reduce the rate of or change the time for payment of interest on any Class A Note; waive a Default or Event of Default in the payment of principal of or interest on the Class A Notes (except a rescission of acceleration of the Class A Notes by the Required Holders and a waiver of the payment default that resulted from such acceleration); make any Class A Note payable in money other than that stated in the Class A Notes; make any change in certain sections of the Class A Indenture with respect to amendments and payments of principal and interest; or waive a redemption payment with respect to any Class A Note.

                  Defeasance of the Class A Indenture. Jamboree LLC will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes when Jamboree LLC irrevocably deposits with the Class A Trustee cash or non-callable governmental securities sufficient to pay and discharge the Class A Notes, Jamboree LLC has delivered to the Class A Trustee an opinion of counsel confirming that the holders of the outstanding Class A Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance of the Class A Notes had not occurred and Jamboree LLC meets certain other conditions set forth in the Class A Indenture.

                  Release of Collateral. No Collateral will be released from the lien and security interest created by the Collateral Documents pursuant to the provisions of the Collateral Documents or the Class A Indenture without the prior written consent of the Class A Trustee and the Required Holders.

                  2.       New Class B Senior Subordinated Secured Notes.

                  The Class B Notes will be issued pursuant an indenture between Jamboree LLC and Fleet National Bank, as trustee (the "Class B Trustee"). The terms of the New Class B Senior Subordinated Secured Note Indenture (the "Class B Indenture" substantially in the form of Exhibit D to the Plan) are substantially identical to the terms of the Class A Indenture. Differences between the Class B Indenture and the Class A Indenture include differences in maturity, interest, amortization and principal amount. Also, the Class B Notes will be subordinated to the Class A Notes.

                  General. The Class B Notes represent senior subordinated secured obligations of Jamboree LLC. The Class B Notes will be in an aggregate principal amount of $20,000,000.

                  Maturity, Interest and Principal. The Class B Notes will mature on March 27, 2002. Interest will accrue on the Class B Notes at a fixed rate equal to 3.00% above the interest rate on United States Treasury Bonds or Notes with a maturity closest to the maturity of the Class B Notes on the Effective Date. Interest on the Class B Notes is payable monthly in arrears on the first day of each month, commencing on the first such date after the Effective Date. Interest is computed on the basis of a 360-day year of twelve 30- day months. Interest only will be payable monthly in arrears until March 27, 2000; thereafter interest and principal will be payable monthly in arrears with principal amortized on a straight-line basis, based on a 25- year amortization. Interest will be payable, at the option of Jamboree LLC, in Class B Notes until March 27, 2001.

                  Subordination. The Class B Notes are subordinated in right of payment to the prior payment in full in cash of all existing and future Senior Indebtedness (as defined in the Class B Indenture) when due. Senior Indebtedness is defined in the Class B Indenture as (x) all Obligations (as defined in the Class B Indenture) of Jamboree LLC existing to pay the principal of, and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization to the extent a claim for post-filing interest is allowed in such proceedings and any excess interest due as a result of an event of default under the Senior Indebtedness) and premiums on, any Indebtedness of Jamboree LLC with respect to the New Class A Senior Secured Notes and the other operative documents with respect to the New Class A Senior Subordinated Notes, whether outstanding on the date of the Class B Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by Jamboree LLC and (y) all amounts paid to the holders of Senior Indebtedness or their representative under any payment that is rescinded or otherwise required to be restored by such holders of Senior Indebtedness, whether as a result of any proceedings in bankruptcy, reorganization or otherwise.

                  No direct or indirect payment generally will be permitted to be made by or on behalf of Jamboree LLC under the Class B Notes or any other operative document with respect to such notes, or to acquire any Class B Notes for cash, securities or other property, by set-off or otherwise, or to redeem, retire, purchase, deposit moneys for defeasance of or to acquire any Class B Notes, and no action will be permitted to be taken to accelerate or to enforce the Class B Notes, and Jamboree LLC will not be permitted to segregate and hold separate for the benefit of the holders of the Class B Senior Subordinated Secured Notes any money for such payment or distribution, if (i) any of the New Senior Indebtedness is not paid in cash when due or defeased or (ii) any other default on the Senior Indebtedness occurs, unless, in either case, (x) the default has been cured or waived or (y) such Senior Indebtedness as is then due has been paid in full in cash or defeased. Jamboree LLC may, however, make any such direct or indirect payment or take such other action under the Class B Notes or any other operative document with respect to such notes without

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regard to the foregoing if Jamboree LLC and the Class B Trustee receive prior written consent of all of the holders of the Senior Indebtedness. Also, the holders of the Class B Notes may receive shares of stock and debt securities that are subordinated to the Senior Indebtedness to at least the same extent as the Class B Notes are subordinate to the Senior Indebtedness and pursuant to the same or more stringent terms. In the event that Jamboree LLC makes any payment to the Class B Trustee pursuant to the Class B Notes after defeasance of the Senior Indebtedness but prior to a date that is 100 days after such defeasance ("Preference Expiration Date"), such payment shall be held by the Class B Trustee, in trust for the benefit of the holders of the Senior Indebtedness and such payment shall promptly be paid over to such holders or their representatives upon the filing of a petition in bankruptcy or, if no such petition is filed prior to the Preference Expiration Date, such payment shall be released to the benefit of the holders of the New Class B Senior Subordinate Secured Notes; Jamboree LLC, however, will not be permitted to make any payment to the holders of the Class B Notes after the Senior Indebtedness is defeased and prior to the Preference Expiration Date.

                  3.       Security for the New Notes.

                  The payment of the principal and interest on the New Notes will be secured by substantially all the property of Jamboree LLC pursuant to the Collateral Documents described below. IBJ Schroder Bank & Trust Company will act as Collateral Agent under those Collateral Documents. The Collateral Documents include the following:

                  a. Amended and Restated Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing (the "New Deed of Trust") attached as Exhibit B to the Class A Indenture and as Exhibit G to the Plan to be executed by Jamboree LLC to IBJ Schroder Bank & Trust Company, as collateral agent (the "Collateral Agent") for the benefit of the holders of the New Notes, securing the payment in full of all amounts created and evidenced by the New Notes and the performance of all obligations under the Collateral Documents. The New Deed of Trust will encumber the Property and all fixtures and personal property located on it. The New Deed of Trust will have the same priority as the Existing Deed of Trust and will be subject to "Existing Encumbrances." Existing Encumbrances will include all valid liens and encumbrances that were of record on the date the Existing Deed of Trust was recorded.

                  b. Security Agreement attached as Exhibit G to the Class A Indenture to be executed by Jamboree LLC and the Collateral Agent, for the benefit of holders of the New Notes, securing the payment in full of all amounts created and evidenced by the New Notes and the performance of all obligations under the Collateral Documents. The Security Agreement will grant a first priority security interest in all personal property of Jamboree LLC and the security interest granted thereunder will be perfected with the filing of a UCC-1 Financing Statement with the California Secretary of State's office.

                  c. Amended and Restated Assignment of Rents, Leases, Income and Profits attached to as Exhibit C to the Class A Indenture whereby Jamboree LLC will assign all leases affecting the Property, and all rents and income derived from them, to the Collateral Agent, for the benefit of the holders of the New Notes. The holders of the New Notes will grant Jamboree LLC a license to continue collecting rents so long as no Event of Default has occurred. Upon an Event of Default, the holders of the New Notes will have the right to revoke such license and collect the rents.

                  d. Pledge and Security Agreement attached as Exhibit E to the Class A Indenture to be executed by Reorganized CWOP to Collateral Agent for the benefit of the holders of the New Notes. Reorganized CWOP will pledge its Jamboree LLC Units as security for the payment in full of all amounts created and evidenced by the New Notes and the performance of all obligations under the Collateral Documents.

                  e. Collateral Agency Agreement attached as Exhibit I to the Class A Indenture to be executed by and between Jamboree LLC, the Collateral Agent and Fleet Financial Group, Inc., appointing the Collateral Agent as collateral agent for the holders of the New Notes under the Class A Indenture and the Class B Indenture and the Collateral Documents and setting forth the rights and obligations of the Collateral Agent in such capacity.

                  f. Assignment of Deed of Trust, Financing Statement and Security Agreement (with Assignment of Rents and Leases) to be executed by the Servicing Agent or CWOP Note Administrator L.L.C., assigning all of its right, title and interest under the Existing Deed of Trust and the existing Assignment of Rents and Leases to the Collateral Agent.

                  g. Assignment of Contracts attached as Exhibit D to the Class A Indenture to be executed by CWOP, assigning all of its right, title and interest under various agreements affecting the Property to Jamboree LLC.

                  h. Reserve Account Agreement attached as Exhibit F to the Class A Indenture to be executed by and between Jamboree LLC, the Collateral Agent and a third party depositary, establishing a reserve account and setting forth the type of investments permitted to be made by Jamboree LLC from such reserve account.

                  4. New Notes Registration Rights Agreements.

                  Because such entities may be considered "underwriters" and therefore not entitled to an exemption for the resale of the New Notes (see
Section VIII.B), certain named persons, and any person or entity that receives or is the transferee from the named persons of 10% or more of the aggregate face amount of the New Notes (with respect to each type of Note) distributed under the Plan and any such person's affiliates (the "Restricted Note Holders")

will receive the benefit of registration rights agreements (the "New Notes Registration Rights Agreements"). The New Class A Registration Rights Agreement is substantially in the form of Exhibit J to the Plan, and the New Class B Registration Rights Agreement is substantially in the form of Exhibit K to the Pleadings. The New Notes Registration Rights Agreements will provide, among other things, and subject to the conditions provided therein, that (a) any Restricted Note Holder, with the written consent of the Restricted Holders of at least 40% of then unregistered Class A Notes or Class B Notes, as the case may be, held by Restricted Note Holders of such notes, respectively, that have not then been registered or become eligible for sale under SEC Rule 144, may serve a request on Jamboree LLC requesting it to prepare a registration statement for the Class A Notes or Class B Notes, as the case may be, and to use its best efforts to cause such registration statement for such notes to become effective within 90 days (or 180 days if it is the first registration) of the date of the demand notice and (b) if, after the Effective Date, Jamboree LLC proposes to register (with certain exceptions), Restricted Note Holders will be able to include their Class A Notes or Class B Notes in such registration, subject to certain limitations, in the event that Jamboree LLC's underwriter advises it that the inclusion of such Notes in an underwritten public offering is impracticable. The rights of the Restricted Note Holders under the New Notes Registration Rights Agreements will be subject to customary provisions regarding share limitations, suspension of registration rights, payment of expenses and indemnification. In addition, the New Notes Registration Rights Agreements will provide blackout periods with respect to certain registrations made under the New Equity Registration Rights Agreement, and, with respect to the New Class B Notes Registration Rights Agreement, under the New Class A Notes Registration Rights Agreement.

         E.       PROPERTY APPRECIATION RIGHTS AND EXCHANGE RIGHT.

                  The New Property Appreciation and Exchange Rights Agreement, substantially in the form of Exhibit F to the Plan, provides for the issuance of the New Property Appreciation Rights to Reorganized CWOP and provides for the exchange of Reorganized CWOP's Jamboree LLC Units for Jamboree Office REIT Shares. The New Property Appreciation Rights will be exercisable at any time until the earlier of (i) the close of business on March 27, 2002, and (ii) any change in control of Jamboree Office REIT occurring after March 27, 2000; provided that the Reorganized CWOP may not exchange its Jamboree LLC Units for Jamboree Office REIT Shares for one year after the Effective Date except in certain circumstances.

                  In general, the New Tranche A Property Appreciation Right grants Reorganized CWOP the right to exchange each of its Jamboree LLC Units for one Jamboree Office REIT Share.

                  The New Tranche B Property Appreciation Right grants to Reorganized CWOP a right to purchase for $10,888,888.89 a number of Jamboree Office REIT Shares (the "Tranche B Shares") representing 10% (subject to dilution) of the equity value of Jamboree LLC or, at the option of Jamboree Office REIT, to receive a net cash payment equal to the difference between the then current market value of the Tranche B Shares (assuming the exercise of all such rights and all other rights under the New Property Appreciation and Exchange Rights Agreement concurrently exercised) and such exercise price. The New Tranche B Property Appreciation Right is exercisable at any time during the exercise period described above that the fair market value of the outstanding Jamboree Office REIT Shares equals or exceeds a dollar amount that, when divided by Jamboree Office REIT's percentage equity interest in Jamboree LLC, equals $98 million.

                  In addition, the New Tranche C Property Appreciation Right grants to Reorganized CWOP a right to purchase for $152,777,777.78 a number of Jamboree Office REIT Shares (the "Tranche C Shares") representing 55% (subject to dilution) of the equity value of Jamboree LLC or, at the option of Jamboree Office REIT, to receive a net cash payment equal to the difference between the then current market value of the Tranche C Shares (assuming the exercise of all such rights and all other rights under the New Property Appreciation and Exchange Rights Agreement concurrently exercised) and such exercise price. The New Tranche C Property Appreciation Right is exercisable at any time during the exercise period described above that the fair market value of the outstanding Jamboree Office REIT Shares equals or exceeds a dollar amount that, when divided by Jamboree Office REIT's percentage equity interest in Jamboree LLC, equals $125 million.

                  Reorganized CWOP may elect to exercise either of the New Tranche B and Tranche C Property Appreciation Rights on a net issue or "cashless basis" by surrendering a portion of the Tranche B Shares or Tranche C Shares, as the case may be, in payment of the applicable exercise price. In any event, the amount of the payment to be made or shares issued on account of the New Property Appreciation Rights will be adjusted upon the occurrence of certain events at set forth in the New Property Appreciation and Exchange Rights Agreement and will be determined on a fully diluted basis giving effect to the exercise of rights under the New Property Appreciation and Exchange Rights Agreement, whichever one or more has been exercised at such time, and such other outstanding options, warrants or other rights to purchase Jamboree Office REIT shares as deemed appropriate by the appraiser.

                  To determine the fair market value of the Jamboree Office REIT Shares for the purpose of the New Property Appreciation Rights, Jamboree Office REIT will obtain an appraisal. If Reorganized CWOP disputes the appraisal obtained by Jamboree Office REIT, it may obtain a second appraisal. If the appraisals differ by less than 10%, then the value will be deemed to be the average of the two determinations. If the appraisals differ by 10% or more, then the two appraisers will select an appraiser to perform a third appraisal, and the value will be deemed to be the value that constitutes the mid-point of the range between the two determinations that are closest in amount.

                  If, after Reorganized CWOP exercises a Property Appreciation Right, Jamboree Office REIT elects to declare a dividend of any cash paid upon the exercise of the New Property Appreciation Rights, then the dividend will be distributed to shareholders of Jamboree Office REIT based on their ownership interests after giving effect to the exercise of the applicable right. In the event that Reorganized CWOP has not exercised the New Tranche A Property Appreciation Right at the time of exercise of the New Tranche B or the New Tranche C Property Appreciation Right, the exercise price for the shares will be reduced by 10%.

                  Each of the Property Appreciation Rights must be exercised in whole by Reorganized CWOP. Reorganized CWOP's rights under the New Property Appreciation and Exchange Rights Agreement are nontransferable except to an affiliate of the Debtor. The Jamboree Office REIT Shares received by Reorganized CWOP upon exchange or exercise of the New Property Appreciation Rights will be "Registerable Securities" under the New Equity Registration Rights Agreement.

         F.       FUTURE OPERATIONS, NEW MANAGEMENT AGREEMENT.

                  After the Effective Date, Jamboree LLC will retain WCM to lease existing vacant space in the Property, as well as to re-lease space that currently is leased but will become vacant prior to the maturity of the New Notes. Jamboree LLC will continue to operate and manage the Property in a manner similar to that in which it currently is operated and managed, and to maintain the Property in a condition consistent with other Class A office buildings in the Irvine area.

                  The Property will be managed and leased by pursuant to the New Management and Leasing Agreement (the "New Management Agreement") to be entered into as of the Effective Date by and between Jamboree LLC and WCM and substantially in the form of Exhibit I to the Plan. WCM is 99% owned by WCI and had contracted with CWOP prior to the Reorganization Case to manage the Property pursuant to an agreement similar to the New Management Agreement. (WCM subsequently assigned its duties under the prior management agreement to its affiliate, Winthrop Management. Section III.A.4) Unless terminated earlier for cause by Jamboree LLC or WCM, the New Management Agreement will expire by its terms on the earlier of the fifth anniversary of the Petition Date or the sale of the Property.

                  The New Management Agreement will require WCM to manage and lease the Property in accordance with annual operating and capital expense budgets submitted to and approved by Jamboree LLC (collectively, the "Approved Budgets"). The costs of managing and leasing the Property that are identified in the Approved Budgets will be paid from an operating account maintained by WCM for Jamboree LLC. The Approved Budgets will describe expenses for, among other things, the on-site personnel required to manage the Property, the necessary repairs and maintenance of the Property and its appurtenances and the anticipated improvements to the Property. The New Management Agreement will also require WCM to, among other things, supervise construction activities undertaken at the Property, prepare and maintain certain financial records and reports related to the Property and its management, maintain specified levels of insurance coverage related to the performance of WCM's duties and seek and obtain Jamboree LLC's prior consent to any third-party leases not meeting certain predetermined criteria set forth in the New Management Agreement.


                  As set forth in more detail below, in consideration of the performance of its duties under the New Management Agreement, WCM will receive
(a) a management fee equal to the sum of two percent (2%) of the Gross Revenues (as defined in the New Management Agreement) generated by the operation of the Property; (b) certain incentive fees based on reductions it is able to achieve, if any, in certain operating and other expenses; and (c) leasing commission payments, consistent with prevailing market rates, for all third-party leases it procures for the Property.

                  The following is a summary of the economic differences between the New Management Agreement, and the agreement between WCM and CWOP for the management and leasing of the Property prior to the commencement of the case (the "Prior Agreement").

                  Management Fee: Under the Prior Agreement, WCM was entitled to a management fee equal to the sum of a) 5% of gross revenues attributable to the Fluor lease, plus b) out of pocket and on-site personnel costs as are payable as management reimbursement under the Fluor lease, plus c) 4% of gross revenue attributable to space released from the Fluor lease, plus d) other out of pocket and on-site personnel costs more fully described in the Prior Agreement. Under the New Management Agreement, WCM is entitled to a) a base management fee equal to 2% of gross revenues generated by the Property, plus b) an incentive fee equal to 50% of the positive difference (if any) between actual Operating Expenses for calendar year 1996 and actual Operating Expenses incurred in any subsequent calendar year; provided that in no event may the incentive fee exceed 2% of gross revenues generated by the Property during the year in question. "Operating Expenses include all of the items on the 1996 audited financial statements (see Exhibit 2) other than management fees, real estate taxes and nonrecurring expenses in the amount of $649,402. A schedule setting forth the calculation of the 1996 Operating Expenses will be attached as Schedule 6 to the New Management Agreement.

                  Reimbursements: Under the Prior Agreement, WCM was not entitled to reimbursement for the costs of general accounting and reporting services. Under the New Management Agreement, WCM is entitled to reimbursement for the costs of such services, provided the services are performed by on-site personnel and only to the extent such costs may be passed through to tenants. For 1997, WCM believes approximately $70,000 will be passed through to tenants for the onsite accountant. Under the New Management Agreement, WCM is entitled to reimbursement for the costs and expenses of any accountant retained in connection with Jamboree LLC's dispute of WCM's calculation of its incentive fee. There was no provision for the retention of such an accountant in the Prior Agreement.

                  Leasing Commissions: Under the Prior Agreement, WCM was entitled to a leasing commission at market rates as agreed by WCM and CWOP from time to time. For each lease for which no other broker was a procuring cause, WCM was entitled to 100% of such commission. If another broker was a procuring cause, WCM was entitled to 50% of such commission. Under the New Management

Agreement, WCM is entitled to a leasing commission calculated in accordance with a leasing commission (Schedule 2) attached to the agreement. The percentage of such commission to which WCM is entitled depending on the involvement of other brokers is identical to the Prior Agreement.

                  Construction Services Fee: Under the Prior Agreement, WCM was entitled to a construction management fee equal to 10% of all soft and hard costs of any work performed to prepare tenant space for occupancy. Under the New Management Agreement, there is no construction management fee.

                  Subordination of Fee: Under the Prior Agreement, WCM was required to use revenue from the Property to pay, in full, amounts due all third party creditors of Property prior to paying any amounts due WCM. Under the New Management Agreement, WCM is entitled to use such revenue to pay such amounts due creditors and amounts due WCM on a pro rata basis.

                  Audit: Under the Prior Agreement, if an audit by CWOP of the books, records and files which WCM maintained for CWOP revealed an error or discrepancy of more than $200,000, WCM was required to pay the first $10,000 of the cost of the audit. Under the New Management Agreement, if any such audit reveals error or discrepancies in excess of 4% of the amount audited, WCM is required to pay the entire cost of the audit.

                  Leasing Parameters: Under the Prior Agreement, all leases were subject to CWOP's approval prior to submission to a proposed tenant for execution. In addition, WCM was required to notify CWOP of all leasing meetings, discussions and negotiations to allow for CWOP's participation in such meetings. Under the New Management Agreement, WCM is required to use a standard lease, the form of which will be attached to the agreement and may, without the prior approval of Jamboree LLC, execute, on behalf of Jamboree LLC, the following leases (or amendments and renewals thereof):

                  1) leases covering 5,000 square feet or less that are reasonably consistent with then current market terms. If any such lease provides for tenant improvements in a certain dollar amount per foot (subject to increase as set forth in the agreement), it must have a term in excess of 3 years; and

                  2) leases covering more than 5,000 square feet but less than 25,000 on terms within the leasing parameters set forth on Schedule 1 attached to the agreement.

                  All other leases are subject to Jamboree LLC's approval prior to execution by WCM on behalf of Jamboree LLC.

                  The New Management Agreement will contain the following Exhibits and Schedules: Exhibit A - the legal description of the Property; Exhibit B - the form of Approved Budget; Exhibit C - the form of monthly reports; Exhibit D - a form of Statement of Income and Expenses and Balance

Sheet; Exhibit E - the Standard Lease; Schedule 1 - a schedule of pre-approved leasing parameters; Schedule 2 - a schedule of leasing commissions; Schedule 3
- schedule of existing contracts with affiliates; Schedule 4 - the owner's Designated Representatives; and Schedule 5 - a summary of pre-reorganization insurance coverage; Schedule 6 - operating expense calculation. The Exhibits and Schedules that are not attached will be completed prior to execution of the New Management Agreement. Schedule 1 (pre-approved leasing parameters) and Exhibit E (form of standard lease) will be provided to the Successor Servicing Agreement but not filed with the Court because of the confidential and competitively sensitive nature of the information contained in those documents.

         G.       REORGANIZED CWOP.

                  After the Effective Date, the sole assets of Reorganized CWOP will be an initial 10% of the Jamboree LLC Units and its rights under the New Property Appreciation and Exchange Rights Agreement. The CWOP Partnership Agreement will be amended by a fourth amendment, which is attached to the Plan as Exhibit E (as amended, the "New CWOP Partnership Agreement"). The fourth amendment amends the CWOP partnership agreement to take into account the fact that CWOP no longer owns the Property and to add certain provisions designed to specially allocate the burden of any Excess Shares designation resulting from a violation of the ownership limitations for Jamboree Office REIT to the person whose holding causes such designation.

                  The fourth amendment assumes that Crow has been converted to a limited partner in accordance with the terms of Section 4.1(f) of the existing CWOP partnership agreement, and that a third amendment has been executed to document that conversion. If for any reason the proposed third amendment is not executed prior to the Effective Date, the fourth amendment will be renumbered and modified accordingly. Neither the fourth amendment nor the Plan have the effect of converting Crow to a limited partner or CWOP to a limited partnership.

VII.     CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

         A.       INTRODUCTION.

                  The implementation of the Plan may have federal, state and local tax consequences to CWOP and CWOP's creditors and partners. No tax opinion has been sought or will be obtained with respect to any tax consequences of the Plan. This Disclosure Statement does not constitute and is not intended to constitute either a tax opinion or tax advice to any person, and the summary contained herein is provided for informational purposes only.

                  The discussion below summarizes only certain of the federal income tax consequences associated with the Plan's implementation. This discussion does not attempt to comment on all aspects of the federal income tax consequences associated with the Plan, nor does it attempt to consider various facts or limitations applicable to any particular creditor or partner that may modify or alter the consequences described herein. This discussion does not address state, local or foreign tax consequences or the consequences of any federal tax other than the federal income tax.

                  The following discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), the regulations promulgated thereunder, existing judicial decisions and administrative rulings. In light of the numerous recent amendments to the Internal Revenue Code, no assurance can be given that legislative, judicial or administrative changes will not be forthcoming that would affect the accuracy of the discussion below. Any such changes could be material and could be retroactive with respect to transactions entered into or completed prior to the enactment or promulgation thereof. The tax consequences of certain aspects of the Plan are uncertain due to the lack of applicable legal authority and may be subject to judicial or administrative interpretations that differ from the discussion below.

                  Tax legislation has been introduced in Congress which, if enacted, would fundamentally alter the basic scheme of federal taxation by replacing the federal income tax with a national retail sales tax or a form of value added tax. Other proposed tax legislation would transform the current graduated-rate federal income tax into an income-based flat tax. Insofar as the discussion below addresses income tax consequences in 1997 and/or subsequent years, such discussion may be completely invalidated if tax reform is enacted.

         CREDITORS AND PARTNERS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM AND TO CWOP OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN.

         B.       FEDERAL INCOME TAX CONSEQUENCES TO CWOP.

                  1.       General.

                  Recently issued Treasury Regulations (the "Check-the-Box Regulations") permit most unincorporated business entities to elect whether to be taxed as partnerships or corporations for federal income tax purposes without regard to the prior regulations' four-factor classification test. Under the Check-the-Box Regulations most multi-member unincorporated domestic entities will default to partnership classification without the need to make an election. CWOP intends to take such steps as may be necessary to ensure its classification as a partnership for federal income tax purposes. If CWOP is classified as a partnership for federal income tax purposes, CWOP is not itself a tax-paying entity but instead passes through to its partners all of CWOP's items of income, gain, loss, deduction and credit for each taxable year. CWOP's partners take into account on their own federal income tax returns their distributive share of such items of income, gain, loss, deduction and credit whether or not cash distributions with respect to such items are made to the partners. If a CWOP partner is itself a partnership for federal income tax purposes, such partnership passes through to its partners their distributive share of items of income, gain, loss, deduction and credit.


                  2.       Reduction Of CWOP's Indebtedness.

                  As a result of the Plan's implementation, the amount of CWOP's aggregate outstanding indebtedness will be reduced substantially. (The amount of discharged indebtedness for federal income tax purposes will be referred to herein as a "Debt Discharge Amount.") In general, the Internal Revenue Code provides that a taxpayer who realizes a discharge of indebtedness must include the Debt Discharge Amount in its gross income in the taxable year of discharge to the extent that the Debt Discharge Amount exceeds any consideration given for such discharge. No income from the discharge of indebtedness is realized to the extent that payment of the liability being discharged would have given rise to a deduction.

                  The Internal Revenue Code establishes certain exceptions to the general rule that a taxpayer who realizes a Debt Discharge Amount must include such amount in his income. In the case of a partnership such as CWOP, these exceptions apply at the partner level rather than the partnership level. If a partner of a debtor partnership is itself a partnership, the exceptions apply at the partner level of such higher-tier partnership, assuming such partner is not another partnership (in which case the cycle is repeated).

                  A CWOP partner (other than another partnership, as discussed above) may be able to exclude from income such partner's distributive share of CWOP's Debt Discharge Amount if the partner is in a title 11 case or is insolvent. Further, a partner who is an individual or an S corporation may be able to exclude from income all or a portion of its distributive share of CWOP's Debt Discharge Amount by making an election described in Internal Revenue Code section 108(c) relating to "qualified real property business indebtedness." The ability of any CWOP partner (or higher-tier partner, as applicable) to qualify for any exception to the general rule of recognition of a Debt Discharge Amount will turn, in large part, on such partner's particular tax circumstances, including in certain cases such partner's timely filing of an election with the Internal Revenue Service. Consequently, CWOP is unable to express any view with respect to whether any partner of CWOP will qualify under any of the foregoing exceptions to the recognition of CWOP's Debt Discharge Amount.

                  The exclusion of debt-discharge income with respect to a bankrupt or insolvent taxpayer triggers the reduction of various tax attributes of the taxpayer, including a reduction in the basis of the taxpayer's property. The tax attributes that must be reduced and the order of their reduction are specified in Code section 108(b)(2). Notably, the insolvency exception for nonbankrupt taxpayers is limited to the extent of the taxpayer's insolvency before the discharge. The gross income exclusion for qualified real property business indebtedness, on the other hand, requires an election by the taxpayer to reduce the basis of its depreciable real property under the rules of Code section 1017 rather than include the debt-discharge amount in income. In either case, all or a portion of any reduction in the basis of property pursuant to an exclusion of debt-discharge income may be recaptured as ordinary income upon disposition of the property. As discussed in Section VII.E, below, the allocation of items of Jamboree LLC income, gain, loss and deduction with respect to certain items of property may be governed by Internal Revenue Code section 704(c).


                  3. Constructive Distribution Of Money Under Internal Revenue Code Section 752.

                  Under Internal Revenue Code section 752, a decrease in a partner's share of a partnership's liabilities is treated as a distribution of money by the partnership to the partner. Such a constructive distribution generally triggers the recognition of gain by a partner to the extent the amount so constructively distributed exceeds the partner's adjusted basis in his partnership interest. For this purpose, the partner's adjusted basis will ordinarily include the amount of the increase in basis due to the allocation to the partner of its distributive share of any Debt Discharge Amount.

                  Partners of CWOP are expected to experience a reduction in their share of the liabilities of CWOP as a result of Plan transactions. Whether any such reduction will trigger the recognition of income by any particular partner is dependent upon such partner's adjusted basis in its partnership interest, as such basis may be increased by such partner's distributive share of CWOP's Debt Discharge Amount.

         C.       FEDERAL INCOME TAX CONSEQUENCES TO CREDITORS.

                  The federal income tax consequences of the Plan's implementation to a creditor will depend on the type of consideration received by the creditor in exchange for its Claim, whether the creditor reports income on the cash or accrual method, whether the creditor receives consideration in more than one tax year of the creditor, and whether all the consideration received by the creditor is deemed to be received by that creditor in an integrated transaction.

                  1. Constructive or Deemed Exchange of Old Debt Instrument For New Debt Instrument.

                  A modification of the terms of indebtedness can result in a constructive or deemed exchange of the new modified debt for the old unmodified debt. If a constructive or deemed exchange occurs, a creditor may realize and recognize a gain or loss. Under Internal Revenue Code section 1001, the gain or loss from an exchange of property is determined by reference to the amount realized by the creditor from the exchange and the creditor's adjusted tax basis in the property as determined under Internal Revenue Code section 1001. For this purpose, the amount realized by the creditor likely is the "issue price" of the new modified debt instrument as determined under the Internal Revenue Code's original issue discount provisions.

                  Under newly-finalized Treasury Regulations, a constructive or deemed exchange occurs with respect to a debt instrument if the alteration of the terms of indebtedness constitutes a "significant modification" as defined in the Regulations. The Regulations' approach is to establish specific rules for determining the significance of certain types of modifications and to provide a general rule for dealing with modifications not otherwise addressed. The general rule broadly provides that a modification is a significant modification only if, based on all facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered is economically significant. The specific rules deal with (1) a change in yield,
(2) a change in the timing of payments, (3) a change in the identity of the obligor or the security for the debt, (4) certain changes in the nature of the debt and (5) a change in accounting or financial covenants.

                  A full and complete discussion of these specific rules is beyond the scope of this Disclosure Statement. What follows is an overview of certain specific rules. Creditors and other parties in interest should consult their own tax advisors with respect to the application of the Treasury Regulations' debt modification rules to the treatment of their Claims under the Plan.

                  Change in Yield. A change in yield is a significant modification if the new yield (determined under rules promulgated in the Treasury Regulations) varies from the annual yield on the unmodified debt (determined as of the date of modification) by more than the greater of (i) one-fourth of one percent (25 basis points) or (ii) 5 percent of the annual yield of the unmodified debt.

                  Changes in Timing of Payments. A modification that changes the timing of one or more payments due under the terms of the debt is a significant modification if it "results in the material deferral of scheduled payments." The Regulations establish a safe harbor whereby the deferral of one or more scheduled payments is not a material deferral if the deferred payments are unconditionally payable no later than at the end of the safe harbor period. The safe harbor period begins on the original due date of the first scheduled payment that is deferred and extends for a period equal to the lesser of five years or 50 percent of the original term of the debt.

                  Change in Obligor or Security. The substitution of a new obligor on a recourse debt generally is a significant modification. For this purpose, the filing of a bankruptcy petition in and of itself does not result in the substitution of a new obligor. A modification that releases, substitutes, adds or otherwise alters the collateral for, a guarantee on, or other form of credit enhancement for a recourse debt is a significant modification if the modification results in a change in payment expectations. A change in the priority of debt relative to other debt of the borrower is a significant modification if it results in a change of payment expectations. The substitution of a new obligor on a nonrecourse debt instrument generally is not a significant modification.

                  Changes in the Nature of a Debt Instrument. A modification in the terms of a claim that results in an instrument or property right that is not debt for federal income tax purposes is a significant modification. For this purpose, any deterioration in the financial condition of the obligor between the issue date of the debt and the modification date generally is not taken into account.

                  Accounting and Financial Covenants. A modification that adds, deletes or alters customary accounting or financial covenants is not a significant modification.

                  A modification described above that is effective only upon the occurrence of a substantial contingency or that is effective on a deferred basis is tested under the general rule rather than the specific rules.

                  Modifications occurring pursuant to a plan of reorganization generally are treated as occurring on the effective date of the plan.

                  The new final Treasury Regulations apply to any alteration of the terms of debt occurring on or after September 24, 1996. Taxpayers, however, may rely on these Regulations for alterations of debt occurring after December 2, 1992 and before September 24, 1996.

                  2.       Tax Basis And Holding Period Of Items Received.

                  Generally, the aggregate tax basis in the items of property (other than cash) received by a creditor in an actual or deemed exchange will equal the amount realized in respect of such property items (other than amounts allocable to any accrued interest). The holding period for property items received in the exchange will begin on the day following the exchange.

                  3.       Withholding.

                  Jamboree LLC or a disbursing agent will withhold any amounts required by law from payments made to creditors. This may require payments by certain creditors of the required withholding tax on any non-cash consideration issuable under the Plan. In addition, creditors may be required to provide general tax information to Jamboree LLC or a disbursing agent.

         D.       FEDERAL INCOME TAXATION OF JAMBOREE OFFICE REIT.

                  Jamboree Office REIT will elect to be taxed as a REIT under Internal Revenue Code sections 856 through 860 and the applicable Treasury Regulations (the "REIT Requirements" or the "REIT Provisions"), which are the requirements for qualifying as a REIT. As long as Jamboree Office REIT qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is distributed to shareholders. Such treatment substantially eliminates the federal "double taxation" on earnings that generally results from investment in a corporation. Jamboree Office REIT intends to operate in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within Jamboree Office REIT's control may affect its ability to qualify as a REIT. In addition, no assurance can be given that legislation, new regulations, administrative interpretations, or court decisions will not significantly change the tax laws with respect to the qualification as a REIT or the federal income tax consequences of such qualification; however, Jamboree Office REIT is not aware of any proposal in Congress to amend the tax laws that would materially and adversely affect Jamboree Office REIT's ability to operate as a REIT. The REIT Requirements are highly technical and complex. The following discussion sets forth only certain material aspects of those requirements. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

                  Even if Jamboree Office REIT qualifies for taxation as a REIT under the REIT Provisions, Jamboree Office REIT may be subject to federal income and excise tax as follows:

                           First, Jamboree Office REIT will be taxed at regular corporate income tax rates on any undistributed REIT taxable income, including undistributed net capital gains.

                           Second, under certain circumstances, Jamboree Office REIT may be subject to the "alternative minimum tax" on certain of its items of tax preferences, if any.

                           Third, if Jamboree Office REIT has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

                           Fourth, if Jamboree Office REIT has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than sales of foreclosure property), such income will be subject to a 100% tax.

                           Fifth, if Jamboree Office REIT should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualifications as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which Jamboree Office REIT fails the 75% or 95% test, multiplied by a fraction intended to reflect Jamboree Office REIT's profitability.


                           Sixth, if Jamboree Office REIT should fail to distribute, or fail to be treated as having distributed, with respect to each calendar year, at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, Jamboree Office REIT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

                           Jamboree Office REIT does not now intend to acquire
any appreciated assets from a corporation generally subject to full corporate-level tax in a transaction in which its basis in assets would carry over from the transferor. However, in the event of such an acquisition, Jamboree Office REIT could, under certain circumstances, be subject to tax upon disposition of such assets. (Under certain proposals made by the Clinton Administration, such tax could be imposed upon acquisition of such assets.)

                  1.       REIT Organizational Requirements.

                  The Internal Revenue Code defines a REIT as a corporation, trust, or association (a) that is managed by one or more trustees or directors;
(b) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (c) that would be taxable as a domestic corporation, but for the REIT Requirements; (d) that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code; (e) the beneficial ownership of which is held by 100 or more persons; (f) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year; and (g) meets certain other tests, described below, regarding the nature of its income and assets. The Internal Revenue Code provides that conditions (a) through (d), inclusive, must be met during the entire taxable year and that condition (e) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of condition (f), pension funds and certain other tax-exempt entities are generally treated as individuals. Effective for taxable years beginning after December 31, 1993, a pension trust that qualifies under section 401(a) of the Internal Revenue Code generally will not be treated as an individual for these purposes; instead the beneficiaries of the pension trust will be treated as holding shares of the REIT in proportion to their actuarial interests in the pension trust. Conditions (e) and (f) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. The holders of the Allowed Certificateholder Claims believe that it will issue sufficient Jamboree Office REIT Shares pursuant to the Plan to allow it to continue to satisfy conditions
(e) and (f) above. In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Jamboree Office REIT satisfies this requirement.


                  Regulations promulgated under Internal Revenue Code section 856 provide that if a REIT invests in a partnership, notwithstanding the allocation provisions set forth in the partnership agreement, for purposes of determining whether the REIT qualifies under the various REIT Requirements, the REIT will be deemed to own its "proportionate share" of each of the assets of the partnership, and will be deemed to be entitled to the income of the partnership attributable to such proportionate share. Consequently, in order for Jamboree Office REIT to remain qualified as a REIT, Jamboree LLC must comply with the income and asset requirements of a REIT. Accordingly, the New LLC Agreement will contain provisions to ensure Jamboree LLC's continued compliance with the REIT Requirements.

                  2.       Income Tests.

                  In order to maintain qualification as a REIT, Jamboree Office REIT must satisfy annually three gross income requirements. First, at least 75% of Jamboree Office REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived, directly or indirectly, from investments relating to real property or mortgages on real property (as interest on obligations secured by mortgages, "rents from real property" or as gain on the sale or exchange of such property), from certain types of temporary investments or from certain other types of gross income. Second, at least 95% of Jamboree

Office REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments as aforesaid and from dividends, interest, and gain from the sale or other disposition of stock or securities and certain other types of gross income (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) generally must represent less than 30% of Jamboree Office REIT's gross income (including gross income from prohibited transactions) for each taxable year. For purposes of applying the 30% gross income test, the holding period of properties acquired by Jamboree LLC in the formation transaction will be deemed to have commenced on the date of acquisition.

                  Rents received or deemed to be received by Jamboree Office REIT will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if certain conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Internal Revenue Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if Jamboree Office REIT, or an owner of 10% or more of Jamboree Office REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Jamboree Office REIT does not anticipate deriving rent attributable to personal property leased in connection with real property in excess of the 15% limitation described above. Finally, for rents received to qualify as "rents from real property," Jamboree Office REIT generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom Jamboree Office REIT derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by Jamboree Office REIT are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant primarily for his convenience." Jamboree Office REIT does not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (ii) rent any additional property to a Related Party Tenant (unless the Board of Directors determines in its discretion that the rent received from such Related Party Tenant is not material and will not jeopardize Jamboree Office REIT's status as a REIT), (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or (iv) perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom Jamboree Office REIT derives no revenue. (The operations and services provided tenants of the Property are being reviewed to determine whether any changes are necessary to comply with the REIT rules.) While Jamboree Office REIT believes that the services rendered to its tenants are usually or customarily rendered in connection with the rental of space, if challenged by the Service, it may not be able to demonstrate that the extent to which such services are rendered by other property owners is common enough to cause them to be "customarily rendered." In the case of any services that are not "usual and customary" under the foregoing rules, Jamboree Office REIT intends to employ independent contractors to perform such services.

                  3.       Relief Provisions.

                  If Jamboree Office REIT fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions will be generally available if Jamboree

Office REIT's failure to meet such tests was due to reasonable cause and not due to willful neglect, if Jamboree Office REIT attaches a schedule of the sources of its income to its return and if any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Jamboree Office REIT would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions apply, a tax would be imposed with respect to Jamboree

Office REIT's excess net income.

                  4.       Asset Tests.

                  At the close of each quarter of its taxable year, Jamboree Office REIT must satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Jamboree Office REIT's total assets must be represented by real estate assets, cash, cash items, and government securities. Second, not more than 25% of Jamboree Office REIT's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by Jamboree Office REIT may not exceed 5% of the value of Jamboree Office REIT's total assets, and Jamboree Office REIT may not own more than 10% of any one issuer's outstanding voting securities.

                  After initially meeting the asset tests at the close of any quarter, Jamboree Office REIT will not lose its status as a REIT if it fails to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. Jamboree Office REIT intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such action within 30 days after the close of any quarter as may be required to cure any noncompliance.

                  5.       Annual REIT Distribution Requirements.

                  In order to be treated as a REIT, Jamboree Office REIT is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (a) the sum of (i) 95% of Jamboree Office REIT's "REIT taxable income" (computed without regard to the dividends paid deduction and Jamboree Office REIT's net capital gain) plus (ii) 95% of the net income (after tax), if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Jamboree Office REIT timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that Jamboree Office REIT does not distribute all of its net capital gain or distributes at least 95%, but less than 100% of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if Jamboree Office REIT should fail to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, Jamboree Office REIT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Jamboree Office REIT intends to make timely distributions sufficient to satisfy the annual distribution requirement. Jamboree Office REIT anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement. REIT taxable income is taxable income computed under general principles, subject to the following modifications: the corporate dividends received deductions are not allowed; the deduction for dividends paid under Internal Revenue Code section 561 is computed without regard to that portion of the deduction that is attributable to the amount excluded from REIT taxable income as net income from foreclosure property; taxable income is computed without regard to the rules under Internal Revenue Code section 443(b) relating to computation of tax on change of annual accounting period; an amount equal to the net income from foreclosure property is excluded; an

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

amount equal to the tax imposed under Internal Revenue Code section 857(b)(5) if certain REIT requirements are not met is deducted; and an amount equal to any net income derived from prohibited transactions is excluded ("REIT Taxable Income").

                  It is possible that, from time to time, Jamboree Office REIT may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (a) the actual receipt of income and actual payment of deductible expenses, (b) the inclusion of such income and deduction of such expenses in arriving at the taxable income of Jamboree Office REIT and (c) the use of cash to make nondeductible principal payments on REIT debt. In the event that such an insufficiency or such timing differences occur, Jamboree Office REIT may find it necessary to arrange for borrowings, or to pay dividends in the form of taxable stock dividends, if it is practicable to do so, to meet the 95% distribution requirement.

                  Under certain circumstances, Jamboree Office REIT may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in Jamboree Office REIT's deduction for dividends paid for the earlier year. Thus, Jamboree Office REIT may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Jamboree Office REIT will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

                  6.       Failure to Qualify As a REIT.

                  If Jamboree Office REIT fails to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, Jamboree Office REIT will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Jamboree Office REIT fails to qualify will not be deductible by Jamboree Office REIT and they will not be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, Jamboree Office REIT will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost, and will not be permitted to requalify unless it distributes any earnings and profits attributable to the period when it failed to qualify. In addition, it will be subject to tax on any built-in gains on property held during the period during which it did not qualify if it sold such property within 10 years of requalification. It is not possible to state whether in all circumstances Jamboree Office REIT would be entitled to such statutory relief.

                  7. Taxation to United States Shareholders of Distributions.

                  As long as Jamboree Office REIT qualifies as a REIT, distributions up to the amount of Jamboree Office REIT's current or accumulated earnings and profits (and not designated as capital gain dividends) to a United States shareholder (i.e., a holder of New Common Shares that is for United States federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (c) an estate or trust the income of which is subject to United States federal income taxation regardless of its source) will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions that are designated by Jamboree Office REIT as capital gain dividends will be treated as long-term capital gain (to the extent they do not exceed Jamboree Office REIT's actual net capital gain) for the taxable year without regard to the period for which the shareholder has held its stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income pursuant to Internal Revenue Code section 291(d). A distribution in excess of current or accumulated earnings and profits will first be treated as a tax-free return of capital, reducing the tax basis in the United States shareholder's New Common Shares, and a distribution in excess of the United States shareholder's tax basis in such New Common Shares will be treated as taxable gain realized from the sale of such shares. Dividends declared by Jamboree Office REIT in October, November or December of any year payable to a shareholder of record on a specified date in any such month will be treated as both paid by Jamboree Office REIT and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by Jamboree Office REIT during January of the following calendar year. Shareholders may not claim the benefit of any tax losses of Jamboree Office REIT on their own income tax returns.

                  Jamboree Office REIT will be treated as having sufficient earnings and profits to treat as a dividend any distribution by Jamboree Office REIT up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. As a result, shareholders may be required to treat as taxable dividends certain distributions that would otherwise result in a tax-free return of capital. Moreover, any "deficiency dividend" will be treated as a "dividend" (an ordinary dividend or a capital gain dividend as the case may be), regardless of Jamboree Office REIT's earnings and profits.

                  A loss incurred on the sale or exchange of Jamboree Office REIT Shares held for less than six months will be deemed a long-term capital loss to the extent of any capital gain dividends received by the selling shareholder with respect to such stock.


                  8.       Backup Withholding.

                  Jamboree Office REIT will report to its United States shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A United States shareholder that does not provide Jamboree Office REIT with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, Jamboree Office REIT may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status.

                  9.       Treatment of Tax-Exempt Shareholders.

                  Distributions from Jamboree Office REIT to a tax-exempt employee pension trust or other domestic tax-exempt shareholder will not constitute "unrelated business taxable income" unless the shareholder has borrowed to acquire or carry its shares of Jamboree Office REIT. A tax-exempt employee's pension trust that holds more than 10% of the Jamboree Office REIT Shares may, under certain circumstances, be required to treat a certain percentage of dividends as unrelated business taxable income if Jamboree Office REIT is "predominantly held" by qualified trusts. For these purposes, a qualified trust is any trust defined under Internal Revenue Code section 401(a) and exempt from tax under Internal Revenue Code section 501(a).

                  10.      Taxation of Foreign Shareholders.

                  The rules governing United States income taxation of non-resident alien individuals, foreign corporations, foreign partnerships, and foreign trusts and estates holding Jamboree Office REIT Shares

(collectively, "Foreign Shareholders") are complex, and no attempt will be made herein to discuss such rules. A Foreign Shareholder should consult with his or her own tax advisor to determine the effect of federal, state, and local and country of tax residence income tax laws on an investment in Jamboree Office REIT, including any reporting requirements.

         E.       FEDERAL INCOME TAXATION OF JAMBOREE LLC.

                  As explained above, the recently-enacted Check-the-Box Regulations permit most unincorporated business entities to elect to be taxed as partnerships or corporations for federal income tax purposes without regard to the prior regulations' four-factor classification test. The New LLC

Agreement will authorize the members thereof to take such steps as may be necessary to ensure Jamboree LLC's classification as a partnership under such rules. As long as Jamboree LLC is classified as a partnership for federal income tax purposes, its taxable income will flow through to its members. If Jamboree LLC fails to qualify as a partnership for tax purposes, its taxable income will be subject to tax at the regular corporate rate and distributions by Jamboree LLC will be taxable as ordinary dividends to the members to the extent of Jamboree LLC's earnings and profits and will not be deductible by Jamboree LLC. Such treatment could also cause Jamboree Office REIT to fail to satisfy certain of the income and asset tests applicable to REITs, resulting in the unfavorable tax consequences described in Section VII.D. above.

                  If Jamboree LLC is classified as a partnership for federal income tax purposes, each member in Jamboree LLC must take into account its distributive share of the LLC items of income, gain, loss, deduction and credit in the member's taxable year in which the taxable year of the LLC ends, whether or not cash distributions with respect to such items are made to the member. Such LLC items will be allocated among the members in accordance with the provisions of the New LLC Agreement. Under Internal Revenue Code section 704(b), an allocation of income, gain, loss, deduction or credit of the LLC to a member will not be respected for federal tax purposes unless the allocation has "substantial economic effect." If an allocation does not have "substantial economic effect," then each member's distributive share of such item will be recalculated on the basis of such member's "interest" in the LLC, taking into account all facts and circumstances relating to the economic arrangement of the members. Although the allocations of Jamboree LLC have been drafted in an attempt to comply with Regulations promulgated under Internal Revenue Code section 704(b), there can be no assurances that the IRS will not be able to successfully challenge the allocations contained in the New LLC Agreement. Should any of these allocations be found to be invalid, they would be disregarded and each member's distributive share of income, gain, loss, deduction and credit would be determined in accordance with his or her "interest" in Jamboree LLC, as discussed above. This could result in additional tax liability, interest and potential penalties to the members.

                  Internal Revenue Code section 704(c) requires that income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at such time (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Jamboree LLC will be formed by way of contributions of property. Consequently, the New LLC Agreement requires that such allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code. In general, a contributing partner may be allocated depreciation deductions for tax purposes that are lower than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets that have a Book-Tax Difference, all income attributable to such Book-Tax Difference will generally be allocated to such contributing partner, and the non-contributing

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

partner will generally be allocated only its share of capital gains attributable to appreciation, if any, occurring after the contribution. This will tend to eliminate the Book-Tax Difference over the life of the partnership. The New LLC Agreement will require the use of the "remedial allocation method," as described in Regulations recently promulgated under
Section 704(c) of the Internal Revenue Code, in allocating income, gain, loss and deduction attributable to any Book-Tax Difference.

                  It is anticipated that no ruling will be obtained regarding the classification of Jamboree LLC as a partnership for federal income tax purposes, the validity of the allocations set forth in the New LLC operating Agreement, or any other tax matter. The tax consequences of ownership of an interest in Jamboree LLC is therefore uncertain, and there can be no assurance that the IRS will agree with the tax consequences described herein.

         F.       OTHER TAX CONSEQUENCES.

                  The parties may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatments may not conform to the federal income tax consequences discussed above and each person should consult such person's own tax advisor regarding the effect of state and local tax laws.

                  EACH PERSON WHO WILL OR MAY RECEIVE AN INTEREST IN JAMBOREE LLC OR JAMBOREE OFFICE REIT IS ADVISED TO CONSULT WITH SUCH PERSON'S OWN TAX ADVISOR ABOUT THE POSSIBLE IMPACT OF JAMBOREE LLC AND JAMBOREE OFFICE REIT ON SUCH PERSON'S OWN TAX SITUATION.

VIII.    CERTAIN FEDERAL SECURITIES LAWS CONSEQUENCES

         A.       GENERAL DISCUSSION.

                  The Confirmation Order will authorize the issuance of the Jamboree LLC Units, the New Notes, the New Property Appreciation Rights, the Jamboree Office REIT Shares and the Jamboree Office REIT Shares to be issued upon exercise of the New Property Appreciation Rights and Reorganized CWOP's exchange of its Jamboree LLC Units. These instruments will be issued without registration under the Securities Act of 1933, as amended (the "Securities Act"), or under any state or local law, generally in reliance on the exemptions set forth in Bankruptcy Code ss. 1145.

                  In order for the issuance of securities to be exempt from registration under Bankruptcy Code ss. 1145(a), three principal requirements must be satisfied: (a) the securities must be issued "under a plan" of reorganization by a debtor, its successor under a plan of reorganization, or an affiliate participating in a joint plan of reorganization with the debtor; (b) each recipient of the securities must hold a claim against the debtor, an interest in the debtor, or a claim for an administrative expense against the debtor; and (c) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or "principally" in such exchange and "partly" for cash or other property.

                  The Debtor believes that the issuance of the Jamboree LLC Units, the New Notes, the New Property Appreciation Rights, the Jamboree Office REIT Shares and the Jamboree Office REIT Shares issuable upon exercise of the New Property Appreciation Rights and Reorganized CWOP's exchange of its Jamboree LLC Units will be eligible for the exemption provided by section 1145(a) of the Bankruptcy Code because the issuance satisfies the exemption's requirements: (a) the securities to be issued will be securities of Jamboree LLC and Jamboree Office REIT, which are successors to the Debtor, and issuance of the securities is specifically mandated under the Plan; (b) the recipients of the securities hold claims against or interests in the Debtor; and (c) the recipients will receive the securities in exchange for their claims against and interests in the Debtor. The Debtor will include its legal analysis of this issue in its memorandum of law in support of confirmation of the Plan.

         B.       RESALE CONSIDERATIONS.

                  Pursuant to ss. 1145 of the Bankruptcy Code, the resale or disposition by the recipients of the Jamboree LLC Units, the New Notes, the New Property Appreciation Rights, the Jamboree Office REIT Shares, and the Jamboree Office REIT Shares to be issued upon exercise of the New Property Appreciation Rights and Reorganized CWOP's exchange of its Jamboree LLC Units will also be exempt from registration under the Securities Act and state and local securities laws, unless the recipient is deemed to be an "underwriter" under Bankruptcy Code ss. 1145(b). Bankruptcy Code ss. 1145(b) defines four types of underwriters:

                           a. a person who purchases a claim against, interest in, or claim for administrative expense in the case concerning a debtor, with a view to distributing any security received in exchange for that claim or interest;

                           b. a person who offers to sell securities offered or sold under a plan for the holders of those securities;

                           c. a person who offers to buy those securities from the holders of such securities, if the offer is (i) made with a view to distribution of the securities, or (ii) made under an agreement made in connection with the plan, its consummation or the offer or sale of securities under the plan;

                           d. a person who is an "issuer" with respect to the securities as the term "issuer" is defined in section 2(11) of the Securities Act.


                  Under section 2(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by issuer of the securities, or any person under direct or indirect common control with the issuer of the securities (an "affiliate"). Any person or group of persons who act in concert, who receive a substantial amount of securities pursuant to the Plan, may be deemed to be an "issuer" under the foregoing definition and, therefore, an "underwriter" under ss. 1145(b). Whether a person would be deemed to be an issuer and therefore an underwriter with respect to the securities to be issued pursuant to the Plan for purposes of the Bankruptcy Code will depend on a number of factors. These factors include: (a) the person's equity interest in Jamboree LLC or Jamboree Office REIT; (b) the distribution and concentration of other equity interests in Jamboree LLC or Jamboree Office REIT; (c) whether the person is an officer or director of Jamboree LLC or Jamboree Office REIT;
(d) whether the person, either alone or acting in concert with others, has a contractual or other relationship giving that person power over management policies and decisions of Jamboree LLC or Jamboree Office REIT; and (e) whether the person actually has such power notwithstanding the absence of formal indicia of control. Accordingly, the Debtor expresses no view on whether any person would be an "underwriter" or an "affiliate" with respect to the securities to be issued pursuant to the Plan.

                  To the extent that a person receiving securities under the Plan is deemed to be an "underwriter" of the securities of Jamboree LLC or Jamboree Office REIT, resales by that person likely would not be exempted by Bankruptcy Code ss. 1145 from registration under the Securities Act, or other applicable law, except in "ordinary trading transactions" (within the meaning of Bankruptcy Code ss. 1145(b)(1)).

                  The Bankruptcy Code does not define the term "ordinary trading transactions," and the SEC has not given definitive guidance with respect to the proper construction of the term. However, the Debtor believes that a transaction will be an "ordinary trading transaction" if it is carried out on an exchange or in the over-the-counter market at a time when Jamboree LLC or Jamboree Office REIT is a reporting company under the Securities Exchange Act of 1934 (the "Exchange Act") and does not involve any of the following factors:

                           (i) either (x) concerted action by two or more recipients of securities issued under a plan of reorganization in connection with the sale of those securities, or (y) concerted action by distributors on behalf of one or more such recipients in connection with sales, or (z) both;

                           (ii) the preparation or use of informational documents concerning the offering of the securities to assist in the resale of the securities, other than the disclosure statement approved in connection with the plan (and any supplement thereto) and documents filed with the SEC by the debtors or the reorganized company pursuant to the Exchange Act; or

                           (iii) special compensation to brokers or dealers in connection with the sale of the securities designed as a special incentive to resell the securities, other than compensation that would be paid pursuant to arms-length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer.

                  In addition, a person deemed to be an "underwriter" under Bankruptcy Code ss. 1145 solely because he is an affiliate (as defined in the Securities Act) may be able to sell securities received under the Plan without registration, in accordance with Rule 144 under the Securities Act, which permits public sales of securities received pursuant to a plan by statutory underwriters subject to the availability to the public of current information regarding Jamboree LLC and/or Jamboree Office REIT, volume limitations, and certain other conditions (without complying with the holding period requirement of Rule 144(d)).

                  The Debtor does not expect, however, that the exemptions discussed above for "ordinary trading transactions" by underwriters and for sales under Rule 144 by affiliates will be available with respect to securities issued under the Plan on the Effective Date because the availability of current financial information under the Exchange Act about Jamboree LLC and/or Jamboree Office REIT is a condition to both exemptions, and the Debtor does not anticipate that either Jamboree LLC or Jamboree Office REIT will have a class of securities registered under the Exchange Act on the Effective Date.

                  Jamboree LLC and Jamboree Office REIT will execute registration rights agreements in favor of Restricted Holders granting such Holders demand and piggy-bank registration rights with respect to the New Notes and Jamboree Office REIT Shares. See Sections VI.C and VI.D.3.

                  Given the complex, subjective nature of the question of whether a particular holder may be an underwriter or an affiliate, the Debtor makes no representation concerning the right of any person to transfer the Jamboree LLC Units, the New Notes, the Jamboree Office REIT Shares or the Jamboree Office REIT Shares issuable upon exercise of the New Property Appreciation Rights or Reorganized CWOP's exchange of its Jamboree LLC Units. The Debtor recommends that potential recipients of securities under the Plan consult with their own counsel concerning limitations on their right to transfer those securities.

         C.       TRUST INDENTURE ACT.

                  Issuance of the New Notes requires compliance with the Trust Indenture Act of 1939. The indentures for the New Notes will be qualified under the Trust Indenture Act of 1939.

         D.       DELIVERY OF DISCLOSURE STATEMENT.

                  Under Bankruptcy Code ss. 1145(a)(4), "stockbrokers" (as that term is defined in the Bankruptcy Code) wishing to sell securities received under the Plan qualify for the exemption from registration under Bankruptcy Code ss. 1145 for sales during the first 40 days after the Effective Date of the Plan, provided that they deliver a copy of this Disclosure Statement (and any supplement to it ordered by the Bankruptcy Court) at or before the time of sale of any security issued under the Plan. This requirement specifically applies to trading and other after-market transactions in the securities issued under the Plan.

IX.      CERTAIN FACTORS TO BE CONSIDERED REGARDING THE PLAN.

                  Creditors and partners of CWOP should consider the following factors when deciding how to vote on the Plan.

         A.       BANKRUPTCY CONSIDERATIONS.

                  An objection to confirmation of the Plan could prevent confirmation or delay confirmation for a significant period of time. In such case, the Effective Date may not occur and payments to creditors may not commence for several months.

         B.       GENERAL BUSINESS RISKS.

                  The projections included in Exhibit 4 are based on a variety of assumptions which, if incorrect, could affect the accuracy of the projections.

                  While the attached projections included in Exhibit 4 incorporate a series of assumptions reflecting future events at the Property and in the Orange County leasing market, they do not incorporate a wide range of potential risks that could impact the eventual performance of the Property. These risks may include (i) the rejection of the Denny's leases for 158,362 square feet as part of Flagstar's reported restructuring, the outcome of which could lead to lower achieved rents on this space, (ii) the development of competitive office buildings on the Development Parcel, which could negatively impact leasing efforts, (iii) the possibility of aggressive overbuilding of competitive office product in the Orange County market, which could lead to depressed rental rates and increased vacancy rates, (iv) the inability of management to find tenants willing to lease the sub-grade concourse space at cost effective rents, (v) litigation related to the surrounding Development Parcel, (vi) a general and pronounced downturn in the local economy or continued mergers and consolidations in industries that are major tenants in the Orange County marketplace and (vii) physical catastrophes that might damage the Property and render it partially or fully unfunctional.

                  In addition, the financial terms (including free rent periods and tenant improvement allowances) may vary significantly from the assumptions that underlie the projections attached as Exhibit 4. Tenants in the Property may default under their leases or otherwise cease making rental payments, thereby negatively affecting projected cash flow from the Property and Jamboree LLC's ability to make payments on the notes issued under the Plan. Moreover, projected expense figures for Property operations may be lower than actual costs. Because the Property is now over 20 years old, capital replacement and repair costs may significantly exceed those assumed in the projections.

                  Finally, there is no assurance that Jamboree LLC will be able to sell or refinance the Property for an amount sufficient to pay in full the outstanding principal balance of the New Notes within five years.

                  Notwithstanding CWOP's conclusions that the restructuring as effected through the Plan is feasible, there can be no assurance that payments under the New Notes can be made if the real estate market declines further or if recovery takes longer than expected. ALTHOUGH CWOP HAS ATTEMPTED TO PROJECT ACCURATELY FUTURE CASH FLOWS (SUBJECT TO THE LIMITATIONS SET FORTH UNDER "FINANCIAL PROJECTIONS"), THERE IS A RISK THAT JAMBOREE LLC MAY NOT BE ABLE TO MEET THE REPAYMENT TERMS OF THE NEW NOTES. ADVERSE CONDITIONS, SUCH AS THE CONTINUED DEPRESSION OF, OR A FURTHER DOWNTURN IN, THE REAL ESTATE MARKET, ARE BEYOND THE ABILITY OF CWOP, REORGANIZED CWOP, JAMBOREE LLC OR ANY OTHER ENTITY, TO PREDICT WITH CERTAINTY AND MAY AFFECT JAMBOREE LLC'S ABILITY TO REPAY THE NEW NOTES.

         C.       RISK WITH RESPECT TO NEW SECURITIES.

                  No trading market currently exists for the New Notes or the Jamboree Office REIT Shares. The Debtor does not anticipate that a trading market will exist until after the Plan is confirmed and becomes effective. No assurance can be given that a market for the New Notes and Jamboree Office REIT Shares will develop after that date.

                  The Certificateholders have had limited ability to liquidate their claims during the Reorganization Case. It is anticipated that, if a trading market is established, there may initially be a large number of holders that may wish to dispose of their new securities. As a result, the trading market, if any, for these securities may be unstable for some period of time following the Effective Date. The potential exercise of the New Property Appreciation Rights for additional Jamboree Office REIT Shares may result in a low market price for the Jamboree Office REIT Shares for some period of time following the Effective Date and may adversely affect the marketability of the Jamboree Office REIT Shares.

                  If the Plan is confirmed, ownership of a substantial number of the New Notes and Jamboree Office REIT Shares will be concentrated in a relatively small number of holders. Sales of or offers to sell a substantial number of New Notes or Jamboree Office REIT Shares or the perception of investors, investment professionals and securities analysts of the possibility of such sales could adversely affect the market price of the New Notes and the Jamboree Office REIT Shares.

                  Any sale of the New Notes may be at a substantial discount from the principal amount. In addition, any recipient of the new securities who is a "underwriter" under Bankruptcy Code ss. 1145(b) may not be able to resell any securities received under the Plan in that capacity without registration under the Securities Act. See Section VIII for a summary description of certain applicable securities laws issues.

                  In addition, while Jamboree Office REIT intends to operate in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within Jamboree Office REIT's control may affect its ability to qualify as a REIT. In addition, no assurance can be given that legislation, new regulations, administrative interpretations, or court decisions will not significantly change the tax laws with respect to the qualification as a REIT or the federal income tax consequences of such qualification. One requirement that must be satisfied is that beneficial ownership of Jamboree Office REIT must be held by 100 or more persons. Although this condition will not apply until after the first taxable year, Jamboree Office REIT will not meet this requirement on the Effective Date and no guarantee can be given that it will achieve this level of ownership within the time required.

X.       ALTERNATIVES TO CONFIRMATION OF THE PLAN.

                  The Debtor believes that the Plan provides a recovery to creditors that is greater than or equal to the probable recoveries by creditors and partners if the Debtor were liquidated under chapter 7 of the Bankruptcy Code.

XI.      ACCEPTANCE AND CONFIRMATION OF THE PLAN.

                  The Debtor believes that the Plan satisfies all of the requirements for confirmation.

         A.       GENERAL CONFIRMATION REQUIREMENTS.

                  Bankruptcy Code ss. 1129(a) contains several requirements for confirmation of a plan. Among those requirements are that a plan be proposed in good faith, that there be disclosed certain information regarding payments made or promised to be made to insiders and that the plan comply with the applicable provisions of chapter 11. The Debtor believes it has complied with these requirements, as well as those requirements discussed below.

         B.       BEST INTERESTS TEST.

                  Bankruptcy Code ss. 1129(a)(7) requires that each holder of a claim or interest in an impaired class must either (i) accept the plan or (ii) receive or retain under the plan cash or property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code. The Debtor believes that the distributions under the Plan equal or exceed the value that would be allocated to the holders in a liquidation under chapter 7 of the Bankruptcy Code.

                  The only creditors impaired under the Plan are the Secured Tax Claims, which are being paid in full under the Plan, and the Certificateholders, both of which are not recourse to the general partners of the Debtor. Accordingly, in a chapter 7 case, these creditors would be entitled to recover only from the assets of the Debtor. The Debtor believes that if CWOP were liquidated, the sale of the Property under such circumstances could result in sale proceeds significantly less than the value of the Property under the Plan. Moreover, the delay and expense of liquidation would necessarily reduce the amount and value of distributions.

                  The recovery to the Certificateholders under the Plan is significantly more than such holders would receive in a chapter 7 liquidation. Assuming a value of the Property of $105 million, the estimated gross proceeds through sale by a chapter 7 trustee would be approximately $100 million (this estimate is based on the fact that the chapter 7 trustee would not be capable of providing any continuing representations or warranties in connection with the sale and would be selling the Property on a truly as-is basis). Assuming legal, brokerage and other fees equaled to 3% of the gross sale amount, or $3 million, the chapter 7 trustee's fees in connection with the transaction would be $2,910,000 (3% of the proceeds distributable to creditors in accordance with Bankruptcy Code ss. 326(a)), or total proceeds available for distribution of $94,090,000. This contrasts with a recovery of approximately $104.5 million to the Certificateholders under the Plan ($100 million in the New Notes and $4.5 million in the equity value of Jamboree LLC). The Certificateholders receive more under the Plan than they would in a chapter 7 liquidation even if the Property is worth significantly more. If the Property were worth $150 million, the net proceeds available for distribution to the Certificateholders would be $141,135,000 ($150 million less brokerage and legal expenses of $4.5 million and chapter 7 trustee's fees of $4,365,000). In contrast, the value of the Certificateholders' recovery under the Plan would be $145 million ($100 million in New Notes and $45 million in equity value of the Jamboree LLC).

         C.       FINANCIAL FEASIBILITY TEST.


                  In order to confirm a plan, the Bankruptcy Code requires that the bankruptcy court find that confirmation of the plan is not likely to be followed by liquidation or the need for further financial reorganization of the debtor (the "Feasibility Test"). Thus, for a plan to meet the Feasibility Test, the bankruptcy court must find that there is a reasonable likelihood that the reorganized debtor will possess the working capital and other resources necessary to operate profitably and will be able to meet its obligations under the plan.

                  Based on the projections attached as Exhibit 6, the Debtor believes that following confirmation of the Plan, there is a reasonable likelihood that Jamboree LLC, successor to the Debtor, will be able to perform its obligations under the Plan and operate the Property without the need for further financial reorganization (see the projected financial information described in Section VI.B and included in Exhibit 6).

         D.       ACCEPTANCE BY IMPAIRED CLASSES.

                  Bankruptcy Code ss. 1129(a) requires that each class of claims or interests that is impaired under a plan accept the plan (subject to the "cramdown" exception contained in Bankruptcy Code ss.1129(b)). A class of claims under a plan accepts the plan if the plan is accepted by creditors that hold at least two-thirds in amount and more than one-half in number of the allowed claims in the class that actually vote on the plan. A class of interests accepts the plan if the plan is accepted by holders of interests that hold at least two-thirds in amount of the allowed interests in the class that actually vote on a plan.

                  A class that is not "impaired" under a plan is conclusively presumed to have accepted the plan. Solicitation of acceptances from such a class is not required. A class is "impaired" unless (i) the legal, equitable and contractual rights to which a claim or interest in the class entitles the holder are not modified or (ii) the effect of any default is cured and the original terms of the obligation are reinstated. Under the Plan, Class 1 (Priority Claims), Class 3a (the Truck Secured Claim), Class 3b, (the Van Secured Claim) and Class 3c (the Crow Secured Claims) and Class 6 (General Unsecured Claims) are not impaired and are deemed to accept the Plan. All other Classes of Claims and Interests under the Plan are impaired under the Plan.

                  The Debtor believes that all impaired Classes will vote to accept the Plan, and, therefore, the Plan will comply with this requirement for confirmation. Nonetheless, if an impaired Class votes to reject the Plan, the Debtor reserves its right to seek confirmation of the Plan pursuant to Bankruptcy Code ss.1129(b), and will provide an analysis of the Plan's compliance with the cramdown provisions in a memorandum of law in support of confirmation of the Plan.

XII.  CONCLUSION.


                  THE DEBTOR URGES YOU TO VOTE TO ACCEPT THE PLAN AND TO RETURN YOUR BALLOTS SO THAT THEY WILL BE RECEIVED AT THE ADDRESS AND PURSUANT TO THE PROCEDURES DESCRIBED IN SECTION II.C OF THIS DISCLOSURE STATEMENT, NO LATER THAN 4:00 P.M. LOS ANGELES TIME ON AUGUST 25, 1997.

Dated:  Los Angeles, California
        July __, 1997

                                 Respectfully submitted,

                                 CROW WINTHROP OPERATING PARTNERSHIP
                                 as Debtor

                                 By:    WINTHROP CALIFORNIA INVESTORS LIMITED
                                        PARTNERSHIP

                                 Its:   General Partner

                                        By:    THREE WINTHROP PROPERTIES, INC.
                                        Its:   General Partner

                                 By:  ________________________________________
                                 Its:   President

O'MELVENY & MYERS LLP
Robert J. White
Suzzanne Uhland

By: _______________________________
         Suzzanne Uhland
         Attorneys for the Debtor

                                   EXHIBIT B

                          THE OPERATING PARTNERSHIP'S
                      THIRD AMENDED PLAN OF REORGANIZATION
                              DATED JULY 23, 1997

------------------------------------------------------------------------------


                         UNITED STATES BANKRUPTCY COURT

                     for the Central District of California

In re                                        )    Chapter 11
                                             )
CROW WINTHROP OPERATING                      )    Case No. SA97-14512-JR
PARTNERSHIP, a Maryland general partnership  )
                                             )
                           Debtor            )
                                             )
---------------------------------------------




                 DEBTOR'S THIRD AMENDED PLAN OF REORGANIZATION,
                              DATED JULY 23, 1997


                             O'MELVENY & MYERS LLP
                                400 S. Hope St.
                             Los Angeles, CA 90071
                                 (213) 669-6000
                       Robert White (CA State Bar #54797)
                     Suzzanne Uhland (CA State Bar #136852)
                      Lisa Bossetti (CA State Bar #186243)
                    Deborah Saltzman (CA State Bar #186411)

                      610 Newport Center Drive, Suite 1700
                            Newport Beach, CA 92660
                                 (714) 760-9600
                     Patricia Frobes (CA State Bar #85142)
                      Frank Crance (CA State Bar #177568)

-------------------------------------------------------------------------------

                                                 TABLE OF CONTENTS

                                                                                                               Page
                                                    ARTICLE 1.
                                                    DEFINITIONS.................................................  1
         A.       Defined Terms.................................................................................  1
         B.       Other Terms...................................................................................  8
         C.       Exhibits......................................................................................  8

                                                    ARTICLE 2.
                                            TREATMENT OF ADMINISTRATIVE
                                          CLAIMS AND PRIORITY TAX CLAIMS........................................  8
         A.       Administrative Claims and Priority Tax Claims.................................................  8
         B.       Allowance of Administrative Claims............................................................  8
                  1.       Ordinary Course Administrative Claims................................................  8
                  2.       Fee Claims...........................................................................  8
                  3.       Other Administrative Claims..........................................................  8
         C.       Treatment of Allowed Administrative Claims....................................................  9
         D.       Treatment of Priority Tax Claims..............................................................  9

                                                    ARTICLE 3.
                                             CLASSIFICATION OF CLAIMS
                                                   AND INTERESTS................................................  9

                                                    ARTICLE 4.
                                          TREATMENT OF CLASSIFIED CLAIMS
                                                   AND INTERESTS................................................ 10
         A.       Priority Claims (Class 1)..................................................................... 10
         B.       Secured Tax Claims (Class 2).................................................................. 10
         C.       Other Secured Claims (Classes 3a -3c)......................................................... 10
         D.       Certificateholder Secured Claims (Class 4).................................................... 11
         E.       Certificateholder Deficiency Claims (Class 5)................................................. 11
         F.       General Unsecured Claims (Class 6)............................................................ 12
         G.       Interests (Class 7)........................................................................... 12

                                                    ARTICLE 5.
                                        ACCEPTANCE OR REJECTION OF THE PLAN..................................... 12
         A.       Voting Classes................................................................................ 12
         B.       Presumed Acceptance of the Plan............................................................... 12
         C.       Nonconsensual Confirmation.................................................................... 12

                                                    ARTICLE 6.
                                        PROPERTY DISTRIBUTED UNDER THE PLAN..................................... 13
         A.       New Class A Senior Secured Notes.............................................................. 13
                  1.       Issuer............................................................................... 13
                  2.       Principal............................................................................ 13
                  3.       Interest............................................................................. 13
                  4.       Term................................................................................. 13

                  5.       Payments............................................................................. 13
                  6.       Cash Flow Sweep...................................................................... 13
                  7.       Security............................................................................. 13
                  8.       Redemption........................................................................... 14
                  9.       Covenants............................................................................ 14
         B.       New Class B Senior Subordinated Secured Notes................................................. 14
                  1.       Issuer............................................................................... 14
                  2.       Principal............................................................................ 14
                  3.       Interest............................................................................. 14
                  4.       Term................................................................................. 14
                  5.       Payments............................................................................. 14
                  6.       Cash Flow Sweep...................................................................... 14
                  7.       Security............................................................................. 15
                  8.       Redemption........................................................................... 15
                  9.       Covenants............................................................................ 15
                  10.      Subordination........................................................................ 15
         C.       Jamboree LLC Units............................................................................ 15
                  1.       Issuer............................................................................... 15
                  2.       Ownership............................................................................ 15
                  3.       Transferability...................................................................... 15
         D.       Jamboree Office REIT Shares................................................................... 16
                  1.       Issuer............................................................................... 16
                  2.       Ownership............................................................................ 16
                  3.       Authorization and Issued Amounts..................................................... 16
                  4.       Par Value............................................................................ 16
                  5.       Voting............................................................................... 16
                  6.       Pre-emptive Rights................................................................... 16
                  7.       REIT Status      .................................................................... 16
         E.       New Tranche B Property Appreciation Right..................................................... 16
                  1.       Exercise............................................................................. 16
                  2.       Exercise Period...................................................................... 16
                  3.       Discount............................................................................. 17
         F.       New Tranche C Property Appreciation Right..................................................... 17
                  1.       Exercise............................................................................. 17
                  2.       Exercise Period...................................................................... 17
                  3.       Discount............................................................................. 17

                                                    ARTICLE 7.
                                          MEANS OF IMPLEMENTING THE PLAN........................................ 18
         A.       Jamboree LLC.................................................................................. 18
                  1.       Formation of Jamboree LLC............................................................ 18
                  2.       Jamboree LLC Board................................................................... 18
                  3.       Term................................................................................. 18
                  4.       Management........................................................................... 18
         B.       Jamboree Office REIT.......................................................................... 18
                  1.       Incorporation of Jamboree Office REIT................................................ 18
                  2.       Board of Directors................................................................... 18

         C.       Reorganized CWOP.............................................................................. 18

                  1.       Restated Certificate of Partnership.................................................. 18
                  2.       Partnership Agreement................................................................ 18
         D.       Revesting of Property......................................................................... 18
         E.       Transfer of Property to Jamboree LLC.......................................................... 19
         F.       Partnership and Corporate Action.............................................................. 19
         G.       Operation After Effective Date................................................................ 20
         H.       Successors.................................................................................... 20
         I.       Avoidance and Recovery Actions................................................................ 20
         J.       Saturday, Sunday or Legal Holiday............................................................. 20
         K.       New Management Agreement...................................................................... 20
         L.       Section 1129(a)(4) Payment.................................................................... 20

                                                    ARTICLE 8.
                                              CLAIMS AND DISTRIBUTION........................................... 21
         A.       Objections to Claims.......................................................................... 21
         B.       No Distributions Pending Allowance............................................................ 21
         C.       Reservation of Rights to Object to Claims..................................................... 21

                                                    ARTICLE 9.
                                           DISTRIBUTIONS UNDER THE PLAN......................................... 21
         A.       Disbursements................................................................................. 21
         B.       Time of Disbursements......................................................................... 21
         C.       Withholding Taxes............................................................................. 21
         D.       Allowance of Claims Subject toss. 502(d)...................................................... 21
         E.       Setoffs and Recoupments....................................................................... 21
         F.       Undeliverable Distributions................................................................... 22
         G.       Record Date for Disbursements................................................................. 22
         H.       Cancellation of Existing Securities and Agreements............................................ 22
         I.       Fractional Shares............................................................................. 22
         J.       New Notes in Integral Multiples of $1,000..................................................... 22
         K.       Distribution of Jamboree Office REIT Shares................................................... 22
         L.       Distribution of New Property Appreciation and Exchange Rights Agreement....................... 23

                                                    ARTICLE 10.
                                    EFFECT OF THE PLAN ON CLAIMS AND INTERESTS.................................. 23
         A.       Discharge..................................................................................... 23
         B.       Distributions in Satisfaction................................................................. 23
         C.       Injunction.................................................................................... 23

                                                    ARTICLE 11.
                                     EXECUTORY CONTRACTS AND UNEXPIRED LEASES................................... 23
         A.       Assumption and Rejection...................................................................... 23
         B.       Assignment.................................................................................... 24

                                                    ARTICLE 12.

                                             EFFECTIVENESS OF THE PLAN.......................................... 24
         A.       Conditions Precedent.......................................................................... 24
                  1.       Entry of Confirmation Order.......................................................... 24

                  2.       WCI Consent.......................................................................... 24
                  3.       Jamboree LLC and Jamboree Office REIT.  ............................................. 24
                  4.       Contribution of Assets.  ............................................................ 24
                  5.       Documentation.  ..................................................................... 24
                  6.       Jamboree Office REIT Shares and Jamboree LLC Units.  ................................ 24
                  7.       Qualification of Indentures.  ....................................................... 24
                  8.       Perfection of Security Interests.  .................................................. 24
                  9.       Title Policies.  .................................................................... 25
                  10.      Evidence of Insurance.  ............................................................. 25
         B.       Waiver of Conditions.......................................................................... 25
         C.       Withdrawal of Plan............................................................................ 25

                                                    ARTICLE 13.
                                             ADMINISTRATIVE PROVISIONS.......................................... 26
         A.       Retention of Jurisdiction..................................................................... 26
         B.       Payment of Statutory Fees..................................................................... 26
         C.       Exculpation................................................................................... 26
         D.       Headings...................................................................................... 26
         E.       Binding....................................................................................... 27
         F.       Final Order................................................................................... 27
         G.       Amendments and Modifications.................................................................. 27
         H.       Withholding and Reporting Requirements........................................................ 27
         I.       Securities Exemption.......................................................................... 27
         J.       Tax Exemption................................................................................. 27
         K.       Termination of the Committee.................................................................. 29

EXHIBITS TO PLAN

Exhibit A     -   New Articles
Exhibit B     -   New By-Laws

Exhibit C     -   New Class A Senior Secured Note Indenture
Exhibit D     -   New Class B Senior Subordinated Secured Note Indenture
Exhibit E     -   Fourth Amendment to the CWOP Partnership Agreement
Exhibit F     -   New Property Appreciation and Exchange Rights Agreement
Exhibit G     -   New Deed of Trust
Exhibit H     -   New Equity Registration Rights Agreement
Exhibit I     -   New Management Agreement
Exhibit J     -   New Class A Notes Registration Rights Agreement
Exhibit K     -   New Class B Notes Registration Rights Agreement
Exhibit L     -   New LLC Agreement
Exhibit M     -   REIT Ownership Certificate



*Please note that the Exhibits to the Plan are included in a separate package.

                                   ARTICLE 1.
                                  DEFINITIONS

         A. Defined Terms. The capitalized terms used in the Plan shall have the meanings set forth in this Article 1.

                  1. Administrative Claim: A Claim for payment of costs or expenses of administration specified in Bankruptcy Code ss.ss. 503(b) and 507(a)(1) including, without limitation: (a) Fee Claims, (b) any post-petition taxes subject to administrative treatment, (c) Ordinary Course Administrative Claims and (d) fees and charges assessed against the Debtor or the Estate pursuant to Section 1930 of title 28 of the United States Code.

                  2. Agreement of Understanding: The agreement regarding the Reorganization Case entered into by the Debtor and certain Certificateholders as of November 27, 1996.

                  3. Allowed: With respect to a Claim (other than an Administrative Claim) to the extent such Claim is (a) either (i) listed on the Schedules and is not designated as disputed, contingent or unliquidated or (ii) set forth in a proof of claim that was or is deemed timely filed under applicable law and any applicable orders of the Bankruptcy Court and (b) either (i) not objected to within the period fixed by the Bankruptcy Code, the Bankruptcy Rules and applicable orders of the Bankruptcy Court or (ii) otherwise allowed by a Final Order or the Plan. With respect to an Interest, to the extent indicated in CWOP Partnership Agreement.

                  4. Allowed Administrative Claim: An Administrative Claim that is "Allowed" as set forth in Article 2.

                  5. Allowed [Class Designation] Claim or Interest: An Allowed Claim or Interest in the specified Class.

                  6. Bankruptcy Code: Title 11 of the United States Code, as in effect from time to time, as applicable to the Reorganization Case.

                  7. Bankruptcy Court: The United States Bankruptcy Court for the Central District of California and any other court that exercises jurisdiction over the Reorganization Case.

                  8. Bankruptcy Rules: The Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Reorganization Case and the Local Rules of the Bankruptcy Court.

                  9. Business Day: Any day except a Saturday, Sunday or "legal holiday," as such term is defined in Bankruptcy Rule 9006(a).

                  10. Causes of Action: Any and all actions, causes of action (including, without limitation, any causes of action of a debtor or debtor in possession under chapter 5 of the Bankruptcy Code), claims for relief, liabilities, suits, debts, sums of money, accounts, reckonings, covenants, contracts, controversies, agreements, promises, rights, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, whether known or unknown in law, equity or otherwise.

                  11. Certificateholders: The holders of the Certificates.

                  12. Certificates: The outstanding Certificates and Participation Certificates issued pursuant to the Purchase Agreement.

                  13. Certificateholder Claims: Any and all Claims arising or asserted under, on account of or related to the Certificates, the Purchase Agreement, the Existing Deed of Trust, the Existing Secured Note and all other documents executed by CWOP and delivered and/or received in connection therewith.

                  14. Certificateholder Secured Claims: The Certificateholder Claims that are Allowed as Secured Claims pursuant to Paragraph 4.D.2.

                  15. Certificateholder Deficiency Claims: The
         Certificateholder Claims other than the Allowed Certificateholder Secured Claims.

                  16. Claim: A claim, as such term is defined in Bankruptcy Code ss. 101(5), against the Debtor or the Estate.

                  17. Class: A group of Claims or Interests as classified under the Plan.

                  18. Collateral Agent: IBJ Schroder Bank & Trust Company.

                  19. Collateral Documents: The New Class A Senior Secured Note Indenture, the New Class B Senior Subordinated Secured Note Indenture, the New Deed of Trust and the collateral documents referenced in the New Class A Senior Secured Note Indenture.

                  20. Confirmation Date: The date and time the Clerk of the Bankruptcy Court enters the Confirmation Order on its docket.

                  21. Confirmation Hearing: The hearing held by the Bankruptcy Court on confirmation of the Plan, as such hearing may be continued from time to time.

                  22. Confirmation Order: The order of the Bankruptcy Court confirming the Plan pursuant to Bankruptcy Code ss. 1129.

                  23. Crow Litigation: The actions captioned "Crow Winthrop Operating Partnership v. Crow Winthrop Development Limited Partnership

         and Crow Orange County Management Company, Inc.," Adversary Proceeding No. AD97-01722 and Adversary Proceeding No. AD97-01723 filed in the Reorganization Case.

                  24. Crow Secured Claims: The Claims numbered 19, 20 and 21 asserted by Crow Winthrop Development Limited Partnership to the extent such Claims are Secured Claims.

                  25. CWOP: Crow Winthrop Operating Partnership.

                  26. CWOP Partnership Agreement: The Amended and Restated Partnership Agreement of CWOP as of May 24, 1985, as amended, prior to the Effective Date.

                  27. Debtor: CWOP, as debtor.

                  28. Development Approval Agreement: The agreement entered into by Pacific Mutual, as the holder of the Existing Note, and Crow Winthrop Development Limited Partnership dated July 25, 1985, granting certain development approval rights to the holder of the Existing Note.

                  29. Disclosure Statement: The disclosure statement filed pursuant to Bankruptcy Code ss. 1125 describing the Plan, approved by order of the Bankruptcy Court.

                  30. Effective Date: The first Business Day selected by the Debtor on or after each of the conditions in Paragraph 12.A has been satisfied or waived.

                  31. Estate: The estate created by the commencement of the Reorganization Case pursuant to Bankruptcy Code ss. 541.

                  32. Existing Deed of Trust: The Deed of Trust, Financing Statement and Security Agreement (including an Assignment of Rents and Leases), as amended, executed by CWOP to secure the obligations under the Existing Secured Note and creating a lien on the Property.

                  33. Existing Secured Note: The Secured Promissory Note, dated July 26, 1985, executed by CWOP in the original principal amount of $204 million.

                  34. Fee Claim: A Claim under Bankruptcy Code ss.ss. 330(a), 331 or 503 for compensation for professional services rendered and reimbursement of expenses incurred in the Reorganization Case.

                  35. Final Order: An order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, entered on the docket of such court, that has not been reversed, rescinded, stayed, modified or amended, that is in full force and effect, and with respect to which: (a) the time to appeal, seek review or rehearing, or petition for certiorari has expired and no timely filed appeal or petition for review, rehearing, remand or certiorari is pending; or (b) any appeal taken or petition for certiorari filed has been resolved by the highest court to which the order or judgment was appealed or from which review, rehearing or certiorari was sought.

                  36. General Unsecured Claim: Any Claim that is not an Administrative Claim, a Priority Tax Claim, a Priority Claim, a Secured Tax Claim, an Other Secured Claim, a Certificateholder Secured Claim or a Certificateholder Deficiency Claim.

                  37. Interest: A partnership interest in the Debtor.

                  38. Intermediate Free Assets: The cash or other assets of the Debtor of a value of $500,000, that will be owned by the Debtor free and clear of all liens immediately prior to the Effective Date.

                  39. Intermediate Notes: The notes, one in the amount of $100 million and one in the amount of $4.5 million, that are secured by all of the assets of the Estate other than the Intermediate Free Assets, to be issued to the holders of the Allowed Certificateholders Secured Claim in satisfaction of such Claims, and thereafter treated as set forth in Article 7.

                  40. Jamboree LLC: A Delaware limited liability company that will be formed on or prior to the Effective Date, into which the assets of the Debtor will revest and which will be a successor to the Debtor.

                  41. Jamboree LLC Board: The board of managing members appointed to manage Jamboree LLC in accordance with the terms of the Jamboree LLC Limited Liability Company Agreement.

                  42. Jamboree LLC Unit: A limited liability company interest of a member of Jamboree LLC.

                  43. Jamboree Office REIT: A Maryland corporation that shall be formed on or prior to the Effective Date and which shall be a successor to the Debtor; the assets of Jamboree Office REIT initially shall be 90% of the Jamboree LLC Units.

                  44. Jamboree Office REIT Shares: The shares of common stock of Jamboree Office REIT, as described in Paragraph 6.D.

                  45. New Articles: The articles of incorporation of Jamboree Office REIT, substantially in the form of Exhibit A to the Plan.

                  46. New By-laws: The by-laws of Jamboree Office REIT, substantially in the form of Exhibit B to the Plan.


                  47. New Class A Notes Registration Rights Agreement: The registration rights agreement for the registration of the New Class A Senior Secured Notes to be executed by Jamboree LLC for the benefit of certain named persons, any person or entity that receives on the date of the agreement or is the transferee from the named persons of 10% or more of the New Class A Senior Secured Notes issued under the Plan, and any such person's affiliates, substantially in the form of Exhibit J to the Plan.

                  48. New Class A Senior Secured Notes: The senior secured notes described in Paragraph 6.A to be issued by Jamboree LLC pursuant to the New Class A Senior Secured Note Indenture.

                  49. New Class A Senior Secured Note Indenture: The indenture governing the New Class A Senior Secured Notes, substantially in the form of Exhibit C to the Plan.

                  50. New Class B Notes Registration Rights Agreement: The registration rights agreement for the registration of the New Class B Senior Subordinated Secured Notes to be executed by Jamboree LLC for the benefit of certain named persons, any person or entity that receives on the date of the agreement or is the transferee from the named persons of 10% or more of the New Class B Senior Subordinated Secured Notes issued under the Plan, and any such person's affiliates, substantially in the form of Exhibit K to the Plan.

                  51. New Class B Senior Subordinated Secured Notes: The subordinated secured notes described in Paragraph 6.B. to be issued by Jamboree LLC pursuant to the New Class B Senior Subordinated Secured
         Note Indenture.

                  52. New Class B Senior Subordinated Secured Note Indenture:
         The indenture governing the New Class B Senior Subordinated Secured Notes, substantially in the form of Exhibit D to the Plan.

                  53. New CWOP Partnership Agreement: The CWOP Partnership Agreement, from and after the Effective Date, as amended by the Fourth Amendment to the CWOP Partnership Agreement, substantially in the form of Exhibit E to the Plan.

                  54. New Deed of Trust: The Amended and Restated Deed of Trust, Assignment of Rents, Security Interest and Fixture Filing executed by Jamboree LLC to secure obligations under the New Notes, substantially in the form of Exhibit G to the Plan.

                  55. New Equity Registration Rights Agreement: The registration rights agreement for the registration of Jamboree Office

         REIT Shares to be executed by Jamboree Office REIT for the benefit of Reorganized CWOP, certain named persons, any person or entity that receives on the date of the agreement or is the transferee from the named persons of 10% or more of the Jamboree Office REIT Shares issued under the Plan, and any such person's affiliates, substantially in the form of Exhibit H to the Plan.

                  56. New Indentures: The New Class A Senior Secured Note Indenture and the New Class B Senior Subordinated Secured Note Indenture.

                  57. New LLC Agreement: The members agreement for Jamboree LLC, substantially in the form of Exhibit L to the Plan.

                  58. New Management Agreement: The Property Management and Leasing Agreement to be entered into by Jamboree LLC and WCM, substantially in the form of Exhibit I to the Plan.

                  59. New Notes: The New Class A Senior Secured Notes and the New Class B Senior Subordinated Secured Notes.

                  60. New Property Appreciation and Exchange Rights Agreement:
         The agreement pursuant to which the New Tranche A Property Appreciation Right, the New Tranche B Property Appreciation Right and the New Tranche C Property Appreciation Right will be issued, substantially in the form of Exhibit F to the Plan.

                  61. New Property Appreciation Rights: The New Tranche A Property Appreciation Right, the New Tranche B Property Appreciation Right and the New Tranche C Property Appreciation Right.

                  62. New Tranche A Property Appreciation Right: The right of Reorganized CWOP to exchange each of its Jamboree LLC Units for a Jamboree Office REIT Share.

                  63. New Tranche B Property Appreciation Right: The right of Reorganized CWOP to purchase for $10,888,888.89 a number of Jamboree Office REIT Shares representing 10% of the equity value of Jamboree LLC (subject to dilution) or, at the option of Jamboree Office REIT, to receive a net cash payment equal to the difference between the then current market price of such number of shares (assuming exercise of such rights and all other rights concurrently exercised under the New Property Appreciation and Exchange Rights Agreement) and such exercise price, all in accordance with the terms of the New Property Appreciation and Exchange Rights Agreement as described in Paragraph 6.E.

                  64. New Tranche C Property Appreciation Right: The right of Reorganized CWOP to purchase for $152,777,777.78 a number of Jamboree Office REIT Shares representing 55% of the equity value of Jamboree

         LLC (subject to dilution) or, at the option of Jamboree Office REIT, to receive a net cash payment equal to the difference between the then current market price of such number of shares (assuming exercise of such rights and all other rights concurrently exercised under the New Property Appreciation and Exchange Rights Agreement) and such exercise price, all in accordance with the terms of the New Property Appreciation and Exchange Right Agreement as described in Paragraph 6.E.

                  65. Ordinary Course Administrative Claims: The actual and necessary costs and expenses of preserving the Estate and operating the business of the Debtor incurred and payable in the ordinary course of business by the Debtor after the Petition Date and for which the invoice is received prior to the Effective Date, but excluding any claim of a governmental unit for taxes.

                  66. Other Secured Claim: The Van Secured Claim, the Truck Secured Claim and the Crow Secured Claims.

                  67. Petition Date: March 28, 1997.

                  68. Plan: This chapter 11 plan of reorganization, either in its present form or as it may be amended or modified from time to time.

                  69. Priority Claim: Any Claim, if Allowed, entitled to priority pursuant to Bankruptcy Code ss. 507(a), other than an Administrative Claim or a Priority Tax Claim.

                  70. Priority Tax Claim: A Claim entitled to priority pursuant to Bankruptcy Code ss. 507(a)(8).

                  71. Property: The approximately 14.748 acre parcel of improved real property located at 3333-3355 Michelson Drive in Irvine, California, together with all the improvements now or hereafter erected thereon and all easements and appurtenances thereto and all fixtures that are a part thereof.

                  72. Purchase Agreement: The Purchase, Participation and Servicing Agreement dated June 17, 1985 among Pacific Mutual Realty Finance, Inc., Pacific Mutual Life

         Insurance Company and various Certificateholders, which provides, among other things, for the participation and servicing of the Existing Secured Note.

                  73. Ratable Share: With reference to a distribution on account of a Claim, a distribution equal to the ratio that the Allowed amount of the Claim bears to the aggregate amount of all Allowed Claims in that Class.

                  74. REIT Certificate: The certificate regarding the beneficial and constructive ownership of Jamboree Office REIT Shares to be delivered to Jamboree Office REIT by recipients of Jamboree Office REIT Shares under the Plan and by Reorganized CWOP on the Effective Date and upon the exercise of its rights under the New Property Appreciation and Exchange Rights Agreement, substantially in the form of Exhibit M to the Plan.

                  75. Reinstatement or Reinstated: Treatment in accordance with Bankruptcy Code ss. 1124 such that a Claim is not impaired.

                  76. Reorganization Case: The above-captioned chapter 11 case.

                  77. Reorganized CWOP: CWOP, on the Effective Date.

                  78. Requisite Certificateholders: Holders of more than 66 2/3% in amount and more than 50% in number of the Certificates.

                  79. Schedules: The schedules of assets and liabilities and the statement of financial affairs filed by the Debtor, pursuant to Bankruptcy Code ss. 521 and the Official Bankruptcy Forms, as may be amended from time to time.

                  80. Secured Claim: A Claim that is secured by an unavoidable lien on property of the Debtor, but only to the extent of the value, as determined by the Bankruptcy Court pursuant to Bankruptcy Code ss. 506(a), of the Estate's interest in the property of the Estate that secures payment of the Claim.

                  81. Secured Tax Claim: Any Claim of a governmental unit for taxes, which, by operation of applicable nonbankruptcy law, is a Secured Claim.

                  82. Truck Secured Claim: The Claim of Ford Motor Credit based on the purchase money loan for the 1997 Dodge Ram Truck to the extent such Claim is a Secured Claim.

                  83. Van Secured Claim: The Claim of Chrysler Financial Corporation based on the purchase money loan for the 1997 Dodge Grand Caravan, to the extent such Claim is a Secured Claim.

                  84. WCI: Winthrop California Investors Limited Partnership, a Delaware limited partnership, the 99% general partner of CWOP.

                  85. WCM: Winthrop California Management Limited Partnership, a Delaware limited partnership.

                  86. WFA Guaranty: The Agreement of Guaranty dated July 26, 1985, executed by Winthrop Financial Associates, a Maryland limited partnership, in favor of Pacific Mutual Realty Finance, Inc. guarantying repayment of $15 million on account of the Existing Secured Note.

         B. Other Terms. The words "herein," "hereof," "hereto," "hereunder" and others of similar import refer to the Plan as a whole and not to any particular article, paragraph or clause contained in the Plan. A reference to an "Article" or "Paragraph" refers to an Article or Paragraph of the Plan. A term used herein that is not defined herein shall have the meaning ascribed to that term, if any, in or by the Bankruptcy Code. The rules of construction set forth in Bankruptcy Code ss. 102 shall apply in constructing the Plan.

         C. Exhibits. All Exhibits to the Plan are incorporated by reference into and are made a part of the Plan as if set forth in full herein.

                                   ARTICLE 2.
                          TREATMENT OF ADMINISTRATIVE
                         CLAIMS AND PRIORITY TAX CLAIMS

         A. Administrative Claims and Priority Tax Claims. As provided in Bankruptcy Code ss. 1123(a)(1), Administrative Claims and Priority Tax Claims shall not be classified for the purposes of voting or receiving distributions under the Plan. Rather, all such Claims shall be treated separately as unclassified Claims on the terms set forth in this Article 2.

         B. Allowance of Administrative Claims. Administrative Claims shall become Allowed as follows:

                  1. Ordinary Course Administrative Claims. An Ordinary Course Administrative Claim shall become Allowed on the 60th day after the Effective Date if it is not disputed prior to that date by the Debtor or Reorganized CWOP (if prior to or on the Effective Date) or Jamboree LLC (if after the Effective Date). Either the Debtor or Reorganized CWOP (if prior to or on the Effective Date) or Jamboree LLC (if after the Effective Date) may dispute an Ordinary Course Administrative Claim by providing written notice to the claimant within 60 days after the Effective Date. If disputed by the Debtor, Reorganized CWOP or Jamboree LLC, an Ordinary Course Administrative Claim may become Allowed only as provided in Paragraph 2.B.3.

                  2. Fee Claims. A Fee Claim shall become Allowed only if the holder files an application in accordance with the Bankruptcy Code and Bankruptcy Rules no later than 60 days after the Effective Date and only if and to the extent such Claim is Allowed by the Bankruptcy Court pursuant to a Final Order.

                  3. Other Administrative Claims. Any other Administrative Claim (including any Ordinary Course Administrative Claim that is disputed by the Debtor, Reorganized CWOP or Jamboree LLC as set forth in Paragraph 2.B.1) shall become Allowed only if within 90 days after the Effective Date the holder of such Claim files with the Bankruptcy Court and serves on the Debtor or Reorganized CWOP (if prior to or on the Effective Date) or Jamboree LLC

         (if after the Effective Date), a motion requesting payment of such Administrative Claim and only if and to the extent such Claim is Allowed by the Bankruptcy Court pursuant to a Final Order. The Debtor, Reorganized CWOP or Jamboree LLC may file an objection to any such motion within the time provided by the Bankruptcy Rules or otherwise by the Bankruptcy Court.

         C. Treatment of Allowed Administrative Claims. Each holder of an Allowed Administrative Claim shall receive (a) the amount of such holder's Allowed Administrative Claim in one cash payment or (b) such other treatment as may be agreed by the Debtor or Reorganized CWOP (if prior to or on the Effective Date) or Jamboree LLC (if after the Effective Date) and such holder. The Debtor or Reorganized CWOP (if prior to or on the Effective Date) or Jamboree LLC (if after the Effective Date) shall pay each Allowed Ordinary Course Administrative Claim on the date on which payment is due or otherwise would be permitted to be made in accordance with the terms and conditions of the particular transaction and any agreements relating thereto.

         D. Treatment of Priority Tax Claims. Each holder of an Allowed Priority Tax Claim shall receive, (i) the amount of such holder's Allowed Priority Tax Claim on the sixth anniversary of the assessment date with interest payable annually on such amount at the judgment rate of interest determined in accordance with 28 U.S.C. ss. 1961(a) on the Confirmation Date, or such other rate as the Bankruptcy Court may determine at the Confirmation Hearing or (ii) such other treatment as may be agreed upon by the Debtor or Reorganized CWOP (if prior to or on the Effective Date) or Jamboree LLC (if after the Effective Date) and such holder.

                                   ARTICLE 3.
                            CLASSIFICATION OF CLAIMS
                                 AND INTERESTS

                  The categories of Claims and Interests listed below classify Claims (except for Administrative Claims and Priority Tax Claims) and Interests for all purposes, including voting, confirmation and distribution pursuant to the Plan.

CLASS                                 DESCRIPTION                                       STATUS
-----                                 -----------                                       ------
1.  Class 1.             Class 1 consists of all Priority Claims.             Unimpaired - not entitled to vote


2.  Class 2.             Class 2 consists of all Secured Tax Claims.          Impaired - entitled to vote

3.  Classes 3a-3c.       Class 3 consists of Other Secured Claims
                         classified as follows:

         a.  Class 3a.        Class 3a consists of the                        Unimpaired - not entitled to vote
                              Truck Secured Claim.

         b.  Class 3b.        Class 3b consists of the                        Unimpaired - not entitled to vote
                              Van Secured Claim.

         c.  Class 3c.        Class 3c consists of the                        Unimpaired - not entitled to vote
                              Crow Secured Claims.

4.  Class 4.             Class 4 consists of the Certificateholder            Impaired - entitled to vote
                         Secured Claims.

5.  Class 5.             Class 5 consists of all Certificateholder            Impaired - entitled to vote
                         Deficiency Claims.

6.  Class 6.             Class 6 consists of General Unsecured Claims.        Unimpaired - not entitled to vote

7.  Class 7.             Class 7 consists of all Interests.                   Impaired - entitled to vote


                                   ARTICLE 4.
                         TREATMENT OF CLASSIFIED CLAIMS
                                 AND INTERESTS

         A. Priority Claims (Class 1). Each holder of an Allowed Priority Claim shall receive, on account of such Claim, (i) the amount of such holder's Allowed Priority Claim in one cash payment or (ii) such other treatment as may be agreed by the Debtor or Reorganized CWOP (if prior to or on the Effective
Date) or Jamboree LLC (if after the Effective Date) and such holder.

         B. Secured Tax Claims (Class 2). Each holder of an Allowed Secured Tax Claim shall receive, on account of such Claim, (i) a note in the Allowed amount of such Claim secured by a lien on the Property pari passu with notes issued to any other holders of Allowed Secured Tax Claims and senior to all other liens on the Property, with interest payable monthly in arrears at a rate of 7.5% per annum and any unpaid interest and principal payable on the third anniversary of the Effective Date or (ii) such other treatment as may be agreed by the Debtor or Reorganized CWOP (if prior to or on the Effective Date) or Jamboree LLC (if after the Effective Date) and such holder.

         C. Other Secured Claims (Classes 3a -3c).

                  1. Truck Secured Claim (Class 3a). To the extent Allowed, the Truck Secured Claim shall be

                           Reinstated.

                  2. Van Secured Claim (Class 3b). To the extent Allowed, the Van Secured Claim shall be Reinstated.

                  3. Crow Secured Claims (Class 3c). To the extent Allowed, the Crow Secured Claims shall be Reinstated.

         D.       Certificateholder Secured Claims (Class 4).

                  1. Treatment. On account of its Claim, through the process described in Paragraph 7.E, each holder of an Allowed Certificateholder Secured Claim shall receive its Ratable Share of (i) 100% of the Jamboree Office REIT Shares outstanding on the Effective Date, (ii) the New Class A Senior Secured Notes and (iii) the New Class B Senior Subordinated Secured Notes.

                  2. Distribution to Jamboree Office REIT. On the Effective Date, Jamboree Office REIT shall own 90% of the Jamboree LLC Units.

                  3. Allowance of Certificateholder Secured Claims; Mutual Release. The Certificateholder Secured Claims are hereby Allowed in the aggregate amount of $105 million.(1) On the Effective Date, the Debtor and the Certificateholders shall enter into a mutual release of claims and Causes of Action not provided for in the Plan.

                  4. Satisfaction of WFA Guaranty. The treatment of the Certificateholder Secured Claims shall satisfy any and all claims of the Certificateholders under the WFA Guaranty.

         E.       Certificateholder Deficiency Claims (Class 5).

                  1. Treatment. On account of its Claim, through the process described in Paragraph 7.E, each holder of an Allowed
         Certificateholder Deficiency Claim shall receive on account of such Claim, cash in the amount equal to 0.01% of the amount of its Allowed Claim

--------
(1) The proposed Allowed amount of the Certificateholder Secured Claims is conditioned on the confirmation and effectiveness of the Plan and is a proposed compromise and settlement between the Debtor and such holders in the Reorganization Case. The proposal is in all respects subject to Rule 408 of the Federal Rules of Evidence and shall not be used against either party, as an admission or otherwise, in the adjudication of any such matters. If the Plan does not become effective, the parties reserve all of their rights, including the holders' right to elect treatment under Bankruptcy Code ss.1111(b), subject to the terms of the Agreement of Understanding.

                  2. Allowance of Certificateholder Deficiency Claims. The Certificateholder Deficiency Claims are hereby allowed in the aggregate amount of $93 million.(2)

         F. General Unsecured Claims (Class 6). Each holder of an Allowed General Unsecured Claim shall receive on account of such Claim, cash in the amount equal to the Allowed amount of such Claim with interest payable on such amount at the judgment rate of interest determined in accordance with 28 U.S.C. ss. 1961(a) on the Confirmation Date, or such other rate as the Bankruptcy Court may determine at the Confirmation Hearing.

         G.       Interests (Class 7).

                  1. Treatment. The holders of the Allowed Interests shall retain their Interests in CWOP subject to the terms of the New CWOP Partnership Agreement and the Plan.

                  2. Distribution to Reorganized CWOP. On the Effective Date, Reorganized CWOP shall (i) own 10% of the Jamboree LLC Units, and (ii) shall be a party to the New Property Appreciation and Exchange Rights Agreement granting Reorganized CWOP (a) the New Tranche A Property Appreciation Right, pursuant to which each of its Jamboree LLC Units shall be exchangeable for a Jamboree Office REIT Share, (b) the New Tranche B Property Appreciation Right and (c) the New Tranche C Property Appreciation Right.

                                   ARTICLE 5.
                      ACCEPTANCE OR REJECTION OF THE PLAN

         A. Voting Classes. Classes 2, 4, 5 and 7 shall be entitled to vote to accept or reject the Plan.

         B. Presumed Acceptance of the Plan. Classes 1, 3a, 3b, 3c and 6 are unimpaired, and under the Plan, Classes 1, 3a, 3b, 3c and 6 are conclusively presumed to have accepted the Plan.

         C. Nonconsensual Confirmation. If necessary, the Debtor hereby requests that the Bankruptcy Court confirm the Plan in accordance with Bankruptcy Code ss. 1129(b).

--------
(2) The proposed Allowed amount of the Certificateholder Deficiency Claims is conditioned on the confirmation and effectiveness of the Plan and is a proposed compromise and settlement between the Debtor and such holders in the Reorganization Case. The proposal is in all respects subject to Rule 408 of the Federal Rules of Evidence and shall not be used against either party, as an admission or otherwise, in the adjudication of any such matters. If the Plan does not become effective, the parties reserve all of their rights, including the holders' right to elect treatment under Bankruptcy Code ss.1111(b), subject to the terms of the Agreement of Understanding.

                                   ARTICLE 6.
                      PROPERTY DISTRIBUTED UNDER THE PLAN

         A.       New Class A Senior Secured Notes.

                  1.       Issuer                 Jamboree LLC

                  2.       Principal              $80,000,000; $1,000 per New
                                                  Class A Senior Secured Note.

                  3.       Interest               Fixed at closing at 2.25%
                                                  above the interest rate on
                                                  United States Treasury Bonds
                                                  or Notes with a maturity
                                                  closest to the maturity of
                                                  the New Class A Senior
                                                  Secured Notes on the
                                                  Effective Date, and accruing
                                                  from the Effective Date.

                  4.       Term                   Five years from the Petition
                                                  Date.

                  5.       Payments               Interest only payable monthly
                                                  in arrears until the second
                                                  anniversary of the Petition
                                                  Date; thereafter interest and
                                                  principal payable monthly in
                                                  arrears with principal
                                                  amortized on a straight-line
                                                  basis based on a 25-year
                                                  amortization. Interest is
                                                  payable in New Class A Senior
                                                  Secured Notes until the first
                                                  anniversary of the Petition
                                                  Date.

                  6.       Cash Flow Sweep        Excess Cash Flow Amount (as
                                                  defined in the New
                                                  Indentures) shall be an
                                                  amount determined by the
                                                  Jamboree LLC Board equal to
                                                  the cash generated by the
                                                  Property in excess of
                                                  operating expenses, required
                                                  distributions, reserves,
                                                  certain scheduled principal
                                                  and interest payments and
                                                  other items indicated in the
                                                  New Indentures. Jamboree LLC
                                                  shall be required to use the
                                                  Excess Cash Flow Amount to
                                                  redeem the New Class A Senior

                                                  Secured Notes.

                  7.       Security               The New Class A Senior
                                                  Secured Notes shall be
                                                  secured by a first priority
                                                  lien on (a) the Property
                                                  (subject to the liens, if
                                                  any, securing payments to
                                                  holders of Allowed Secured
                                                  Tax Claims and as otherwise
                                                  permitted under the New Class
                                                  A Senior Secured Note
                                                  Indenture) and (b)
                                                  Reorganized CWOP's Jamboree
                                                  LLC Units.

                  8.       Redemption             Redeemable at any time, in
                                                  whole or in part, at 102% of
                                                  face amount, plus accrued
                                                  interest until the third
                                                  anniversary of the Petition
                                                  Date. Thereafter, until 6
                                                  months prior to maturity,
                                                  101% of the face amount plus
                                                  accrued interest. Thereafter,
                                                  without any premium.

                  9.       Covenants              New Class A Senior Secured
                                                  Note Indenture shall contain
                                                  covenants typical of similar
                                                  publicly traded indenture
                                                  securities.

         B.       New Class B Senior Subordinated Secured Notes.

                  1.       Issuer                 Jamboree LLC

                  2.       Principal              $20,000,000; $1,000 per New
                                                  Class B Senior Subordinated
                                                  Secured Note.

                  3.       Interest               Fixed at closing at 3.00%
                                                  above interest rate on United
                                                  States Treasury Bonds or
                                                  Notes with a maturity closest
                                                  to the maturity of the New
                                                  Class B Senior Subordinated
                                                  Secured Notes on the
                                                  Effective Date; and accruing
                                                  from the Effective Date.


                  4.       Term                   Five years from the Petition
                                                  Date.

                  5.       Payments               Interest only payable monthly
                                                  in arrears until the third
                                                  anniversary of the Petition
                                                  Date; thereafter interest and
                                                  principal payable monthly in
                                                  arrears with principal
                                                  amortized on a straight-line
                                                  basis based on a 25-year
                                                  amortization. Interest is
                                                  payable in New Class B Senior
                                                  Subordinated Secured Notes
                                                  until the fourth anniversary
                                                  of the Petition Date.

                  6.       Cash Flow Sweep        Excess Cash Flow Amount (as
                                                  defined in the New
                                                  Indentures) shall be an
                                                  amount determined by the
                                                  Jamboree LLC Board equal to
                                                  the cash generated by the
                                                  Property in excess of
                                                  operating expenses, required
                                                  distributions, reserves,
                                                  certain scheduled principal
                                                  and interest payments and
                                                  other items indicated in the
                                                  New Indentures. Jamboree LLC
                                                  shall be required to use the
                                                  Excess Cash Flow Amount to
                                                  redeem New Class B Senior
                                                  Subordinated Secured Notes,
                                                  provided no New Class A
                                                  Senior Secured Notes remain
                                                  outstanding.

                  7.       Security               The New Class B Senior
                                                  Subordinated Secured Notes
                                                  will be secured by a second
                                                  priority lien on (a) the
                                                  Property (subject to the
                                                  liens, if any, securing
                                                  payments to the holders of
                                                  Allowed Secured Tax Claims
                                                  and as otherwise permitted
                                                  under the New Class B Senior
                                                  Subordinated Secured Note

                                                  Indenture) and (b)
                                                  Reorganized CWOP's Jamboree
                                                  LLC Units.

                  8.       Redemption             Redeemable at any time, in
                                                  whole or in part, at 102% of
                                                  face amount, plus accrued
                                                  interest until the third
                                                  anniversary of the Petition
                                                  Date. Thereafter, until 6
                                                  months prior to maturity, at
                                                  101% of the face amount plus
                                                  accrued interest. Thereafter,
                                                  without any premium.

                  9.       Covenants              The New Class B Senior
                                                  Subordinated Secured Note
                                                  Indenture shall contain
                                                  certain covenants typical of
                                                  similar publicly traded
                                                  indenture securities.

                  10.      Subordination          The New Class B Senior
                                                  Subordinated Secured Notes
                                                  shall be subordinated in
                                                  right of payment and in all
                                                  other respects to the prior
                                                  payment in full in cash of
                                                  all existing and future
                                                  obligations of Jamboree LLC
                                                  with respect to the New Class
                                                  A Senior Secured Notes and
                                                  related documents.

         C.       Jamboree LLC Units.

                  1.       Issuer                 Jamboree LLC.

                  2.       Ownership              Initially 90% of the Jamboree
                                                  LLC Units shall be held by
                                                  Jamboree Office REIT and 10%
                                                  of the Jamboree LLC Units
                                                  shall be held by Reorganized
                                                  CWOP.

                  3.       Transferability        Nontransferable except the
                                                  initial Jamboree LLC Units
                                                  held by Reorganized CWOP
                                                  shall be exchangeable at any
                                                  time into Jamboree Office
                                                  REIT Shares on an equivalent
                                                  percentage basis (subject to
                                                  potential dilution) by
                                                  exercise of the New Tranche A

                                                  Property Appreciation Right.

         D.       Jamboree Office REIT Shares.

                  1.       Issuer                 Jamboree Office REIT.

                  2.       Ownership              Initially, 100% of the
                                                  Jamboree Office REIT Shares
                                                  shall be owned by the holders
                                                  of Allowed Certificateholder
                                                  Secured Claims.

                  3.       Authorization and      10 million shares authorized;
                           Issued Amounts         810,000 shares issued on the
                                                  Effective Date.

                  4.       Par Value              $0.01 per share.

                  5.       Voting                 One vote per share with no
                                                  cumulative voting rights.

                  6.       Pre-emptive Rights     None in New Articles; certain
                                                  pre-emptive rights are
                                                  granted to Reorganized CWOP
                                                  under the Property
                                                  Appreciation and Exchange
                                                  Rights Agreement.

                  7.       REIT Status            Jamboree Office REIT
                                                  shareholders' ownership
                                                  interests shall be subject to
                                                  the maintenance of REIT
                                                  status by Jamboree Office
                                                  REIT.

         E.       New Tranche B Property Appreciation Right.

                  1.       Exercise               A right to purchase for
                                                  $10,888,888.89 a number of
                                                  Jamboree Office REIT Shares
                                                  representing 10% of the
                                                  equity value of Jamboree LLC
                                                  (subject to dilution) or, at
                                                  the option of Jamboree Office
                                                  REIT, to receive a net cash
                                                  payment equal to the
                                                  difference between the then
                                                  current market price of such
                                                  number of shares (assuming
                                                  the exercise of all such

                                                  rights and all other rights
                                                  under the New Property
                                                  Appreciation and Exchange
                                                  Rights Agreement concurrently
                                                  exercised) and such exercise
                                                  price. Reorganized CWOP may
                                                  elect to exercise the right
                                                  on a net issue or "cashless
                                                  basis" by surrendering a
                                                  portion of the shares
                                                  otherwise purchasable in
                                                  payment of the exercise price
                                                  for all such shares.

                  2.       Exercise Period        The earlier of (i) five years
                                                  from the Petition Date or
                                                  (ii) the occurrence of a
                                                  change in control of Jamboree
                                                  Office REIT.

                  3.       Discount               If (i) Reorganized CWOP has
                                                  not exchanged its interests
                                                  in Jamboree LLC for Jamboree
                                                  Office REIT Shares, (ii)
                                                  Jamboree Office REIT elects
                                                  to satisfy the right in
                                                  shares, (iii) Reorganized
                                                  CWOP does not exercise the
                                                  right on a net issue basis
                                                  and (iv) Jamboree Office REIT
                                                  elects to declare a dividend
                                                  of the exercise price, then
                                                  the exercise price shall be
                                                  reduced by 10%.

         F.       New Tranche C Property Appreciation Right.

                  1.       Exercise               A right to purchase for
                                                  $152,777,777.78 a number of
                                                  Jamboree Office REIT Shares
                                                  representing 55% of the
                                                  equity value of Jamboree LLC
                                                  (subject to dilution) or, at
                                                  the option of Jamboree Office
                                                  REIT, to receive a net cash
                                                  payment equal to the
                                                  difference between the then
                                                  current market price of such
                                                  number of shares (assuming
                                                  the exercise of all such

                                                  rights and all other rights
                                                  under the New Property
                                                  Appreciation and Exchange
                                                  Rights Agreement concurrently
                                                  exercised) and such exercise
                                                  price. Reorganized CWOP may
                                                  elect to exercise the right
                                                  on a net issue or "cashless
                                                  basis" by surrendering a
                                                  portion of the shares
                                                  otherwise purchasable in
                                                  payment of the exercise price
                                                  for all such shares.

                  2.       Exercise Period        The earlier of (i) five years
                                                  from the Petition Date or
                                                  (ii) the occurrence of a
                                                  change in control of Jamboree
                                                  Office REIT.

                  3.       Discount               If (i) Reorganized CWOP has
                                                  not exchanged its interests
                                                  in Jamboree LLC for Jamboree
                                                  Office REIT Shares, (ii)
                                                  Jamboree Office REIT elects
                                                  to satisfy the right in
                                                  shares, (iii) Reorganized
                                                  CWOP does not exercise the
                                                  right on a net issue basis
                                                  and (iv) Jamboree Office REIT
                                                  elects to declare a dividend
                                                  of the exercise price, then
                                                  the exercise price shall be
                                                  reduced by 10%.

                                   ARTICLE 7.
                         MEANS OF IMPLEMENTING THE PLAN

         A.       Jamboree LLC.

                  1. Formation of Jamboree LLC. On or prior to the Effective Date, Jamboree LLC shall be formed, and the initial Jamboree LLC Units shall be issued 10% to Reorganized CWOP and 90% to Jamboree Office REIT.

                  2. Jamboree LLC Board. The Jamboree LLC Board shall consist of five members. The initial five members shall be designated one by Reorganized CWOP and four by the holders of Allowed Certificateholder Secured Claims.


                  3. Term. Jamboree LLC shall have a term of five and one-half years from the Petition Date; provided the Property is not sooner sold or otherwise transferred.

                  4. Management. A majority of the members of the Jamboree LLC Board must approve (i) all operating decisions not designated as requiring unanimous approval in the New LLC Agreement and (ii) termination for cause of the New Management Agreement. Unanimous approval of the Jamboree LLC Board will be required for (i) the commencement of a voluntary case under the Bankruptcy Code, (ii) termination of the New Management Agreement without cause, (iii) sale of all or any material portion of the Property within three years of the Effective Date, (iv) except as otherwise provided in the New LLC Agreement, issuance of additional units representing membership interests, (v) the authorization of business activities other than the ownership and operation of the Property within three years of the Effective Date and (v) certain other matters provided in the New LLC Agreement.

         B.       Jamboree Office REIT.

                  1. Incorporation of Jamboree Office REIT. On or before the Effective Date, Jamboree Office REIT shall be formed, and the Jamboree Office REIT Shares shall be authorized.

                  2. Board of Directors. The board of directors of Jamboree Office REIT shall consist of three to nine members. The initial five members shall be designated by the holders of Allowed
         Certificateholder Secured Claims.

         C.       Reorganized CWOP.

                  1. Restated Certificate of Partnership. On or before the Effective Date, Reorganized CWOP shall file an amended and restated certificate of partnership.

                  2. Partnership Agreement. The partnership agreement of Reorganized CWOP shall be substantially as set forth in the New CWOP Partnership Agreement.

         D. Revesting of Property. If this Plan becomes effective, the confirmation of the Plan shall be deemed a revesting of all of the property of the Estate into Reorganized CWOP and title to all property shall revest in Reorganized CWOP free and clear of all Claims, all liens securing claims and all interests, except any lien preserved under the Plan, including the lien created by the Existing Deed of Trust and any valid lien or encumbrance of record on the date of recordation of the Existing Deed of Trust. Such property shall thereafter be contributed to Jamboree LLC in accordance with Paragraph 7.E.


         E. Transfer of Property to Jamboree LLC. The Property and other assets of CWOP shall be transferred to Jamboree LLC and the Allowed Certificateholder Claims shall be satisfied as follows: (1) after the satisfaction of the conditions set forth in Paragraphs 12.A.1 and 12.A.2 but prior to the Effective Date (a) CWOP shall issue to the holders of the Allowed Certificateholder Secured Claims the Intermediate Notes, which shall be secured by all liens and security interests securing the Allowed Certificateholder Secured Claims, which shall be amended and restated as contemplated by the Collateral Documents (except as provided in clause (b) hereof), which liens and security interests are hereby expressly preserved under the Plan, and the Allowed Certificateholder Secured Claims shall be deemed satisfied by the Intermediate Notes and shall pay to the Certificateholders (or their agent) the cash distributable to such holders under Paragraph 4.E in satisfaction of the Allowed Certificateholder Deficiency Claims and (b) the Certificateholders shall be deemed to have released any and all liens on and security interests in the Intermediate Free Assets; (2) immediately thereafter (i) the $4.5 million Intermediate Note shall be deemed contributed by such holders to Jamboree Office REIT, and thereafter be deemed contributed by Jamboree Office REIT to Jamboree LLC and merged out of existence upon assumption by Jamboree LLC of the obligations of the Debtor as provided in the immediately following paragraph,
(ii) the Development Approval Agreement shall be deemed contributed by the Certificateholders to Jamboree LLC; and (iii) CWOP shall transfer and contribute all of its property, including assets securing the Intermediate Notes (including the Crow Litigation) and the Intermediate Free Assets, to Jamboree LLC; and (3) immediately upon the transfer and contribution of such assets (x) Reorganized CWOP shall be issued 10% of the initial Jamboree LLC Units and Jamboree Office REIT shall be issued 90% of the initial Jamboree LLC Units and (y) the $100 million Intermediate Note shall be cancelled and satisfied by the issuance of the New Notes to the holders of the Allowed Certificateholder Secured Claims, which New Notes shall be secured by all liens and security interests securing (i) the Allowed Certificateholder Secured Claims, which shall be amended and restated as contemplated by the Collateral Documents (except as provided in clause (b) hereof) and (ii) the Intermediate Notes, all of which liens and security interests are hereby expressly preserved under the Plan.

                  In consideration of the transfer and contribution of CWOP's assets to Jamboree LLC, Jamboree LLC shall execute an assignment and assumption agreement providing for the express assumption by Jamboree LLC of (i) the obligations of the Debtor and Reorganized CWOP under the Plan designated for performance by Jamboree LLC after the Effective Date and (ii) the obligation to indemnify and defend WCI, WCM, WFA, Three Winthrop Properties, Inc., their affiliates and any current or former director, officer or employee of the foregoing for claims against them and expenses incurred in the Crow Litigation. The contribution of the property by CWOP to Jamboree LLC and title to all property so contributed shall pass to Jamboree LLC free and clear of all Claims, all liens securing Claims and all Interests, except any lien preserved under the Plan. Jamboree LLC shall not otherwise be liable or responsible for any Claim against the Debtor or the Estate, except for the obligation to satisfy any Claims against or Interests in the Debtor to the extent provided in the assignment and assumption agreement or the Plan.

         F. Partnership and Corporate Action. On the Effective Date, the

matters under the Plan involving the partnership of the Debtor or Reorganized CWOP, partnership action by the Debtor or Reorganized CWOP, action by the members of Jamboree LLC or corporate or shareholder action of Jamboree Office REIT, including, but not limited to, execution of all documentation incident to this Plan, shall be deemed to have been authorized by the Confirmation Order and to have occurred and be in effect from and after the Effective Date without any further action by the partners of the Debtor or Reorganized CWOP, the members of Jamboree LLC, the Jamboree LLC Board or the shareholders or directors of Jamboree Office REIT.

         G. Operation After Effective Date. Prior to the Effective Date, the Debtor shall continue to operate its business subject to all applicable requirements of the Bankruptcy Code and the Bankruptcy Rules. After the Effective Date, Reorganized CWOP, Jamboree LLC and Jamboree Office REIT may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules. On the Effective Date, (i) the operations of Reorganized CWOP shall become the responsibility of WCI, who shall thereafter have responsibility for the management, control and operation of Reorganized CWOP subject to, and in accordance with, the New CWOP Partnership Agreement, (ii) the operations of Jamboree LLC shall become the responsibility of its members, who shall thereafter have responsibility for the management, control and operation of Jamboree LLC, subject to and in accordance with the Jamboree LLC Limited Liability Company Agreement and (iii) the operations of Jamboree Office REIT shall become the responsibility of its board of directors, who shall thereafter have responsibility for the management, control, and operation of Jamboree Office REIT in accordance with its articles and bylaws.

         H. Successors. Jamboree LLC, Reorganized CWOP and Jamboree Office REIT shall be successors to the Debtor for the purposes of Bankruptcy Code ss.ss. 1123, 1129 and 1145.

         I. Avoidance and Recovery Actions. As of the Effective Date, the Debtor waives the right to prosecute and release, on behalf of itself and the Estate, any avoidance or recovery actions under Bankruptcy Code ss.ss. 542 through 550 or any other claims, rights or Causes of Action that belong to or could have been raised by or on behalf of the Debtor or its Estate, other than or in connection with any such actions that were commenced on or before the Effective Date. As successor to the Estate, Jamboree LLC shall retain and may enforce any such action commenced on or before the Effective Date. Jamboree LLC or any successor may pursue those rights of action, as appropriate, in accordance with what is in the best interests of Jamboree LLC or successors holding such rights of action. Nothing in this Paragraph shall be deemed to waive any right of the Debtor, Reorganized CWOP or Jamboree LLC to assert avoidance or recovery actions under Bankruptcy Code ss.ss. 542 through 550 or any other Causes of Action defensively, including by way of setoff, recoupment or counterclaim.

         J. Saturday, Sunday or Legal Holiday. If any payment or act under the

Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

         K. New Management Agreement. On the Effective Date, Jamboree LLC shall enter into the New Management Agreement.

         L. Section 1129(a)(4) Payment. Pursuant to Bankruptcy Code ss. 1129(a)(4) of the Bankruptcy Code, on the Effective Date, the Debtor or Reorganized CWOP (if on the Effective Date) or Jamboree LLC (if after the Effective Date) shall pay $500,000 to WCI.

                                   ARTICLE 8.
                            CLAIMS AND DISTRIBUTION

         A. Objections to Claims. Except for Administrative Claims or as otherwise ordered by the Bankruptcy Court, all objections to Claims shall be filed and served on the applicable claimant by a date that is no later than 30 days after the Effective Date or 30 days after the date on which the Claim is filed, whichever is later. After the Effective Date, only Reorganized CWOP or Jamboree LLC shall have the authority to file, settle, compromise, withdraw or litigate to judgment objections to Claims.

         B. No Distributions Pending Allowance. Notwithstanding any other provision of the Plan, no payment or distribution shall be made with respect to any Claim until such Claim becomes an Allowed Claim.

         C. Reservation of Rights to Object to Claims. Unless a Claim is specifically Allowed under the Plan, the Debtor, Reorganized CWOP and Jamboree LLC reserve any and all objections to Claims, whether secured or unsecured, including any objection to the validity or amount of alleged liens and security interests, whether under the Bankruptcy Code, other applicable law or contract.

                                   ARTICLE 9.
                          DISTRIBUTIONS UNDER THE PLAN

         A. Disbursements. Reorganized CWOP (if on the Effective Date) or Jamboree LLC (if after the Effective Date) shall make all distributions of cash and property pursuant to the Plan.

         B. Time of Disbursements. Except as otherwise provided in this Plan, distributions on account of Claims that are Allowed Claims on the Effective Date shall be made by Reorganized CWOP on the Effective Date. Distributions on account of Claims Allowed after the Effective Date shall be made by Jamboree LLC when such Claims become Allowed.

         C. Withholding Taxes. Reorganized CWOP (if on the Effective Date) or Jamboree LLC (if after the Effective Date) shall be entitled to deduct any federal, state or local withholding taxes from any payments under the Plan. As a condition to making any distribution under the Plan, Reorganized CWOP (if on the Effective Date) or Jamboree LLC (if after the Effective Date) may require that the holder of any Allowed Claim or Interest provide such holder's taxpayer identification number and such other certification as may be deemed necessary to comply with applicable tax reporting and withholding laws.

         D. Allowance of Claims Subject to ss. 502(d). Allowance of Claims shall be in all respects subject to the provisions of Bankruptcy Code ss. 502(d).

         E. Setoffs and Recoupments. Reorganized CWOP (if on the Effective
Date) or Jamboree LLC (if after the Effective Date) may, but shall not be required to, set off against or recoup from the payments to be made pursuant to the Plan in respect of a Claim, any claim of any nature whatsoever the Debtor or the Estate may have against the holder, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor, the Estate,

Reorganized CWOP or Jamboree LLC of any such claim the Debtor or Estate may have against such holder.

         F. Undeliverable Distributions. If payment or distribution to the holder of an Allowed Claim under the Plan is returned for lack of a current address for the holder or otherwise, Jamboree LLC shall file with the Bankruptcy Court the name, if known, and last known address of the holder and the reason for its inability to make payment. If, after the passage of one year and after any additional effort to locate the holder that the Bankruptcy Court may direct, the payment or distribution still cannot be made, the payment or distribution and any further payment or distribution to the holder shall be retained by Jamboree LLC, and the Allowed Claim shall be deemed satisfied to the same extent as if payment or distribution had been made to the holder of the Allowed Claim.

         G. Record Date for Disbursements. The record date for determining the holders of Claims entitled to receive distributions under the Plan shall be the Confirmation Date. Neither the Debtor, nor Reorganized CWOP nor Jamboree LLC shall have any obligation to recognize any transfers of Claims after that date.

         H. Cancellation of Existing Securities and Agreements. On and after the Effective Date, the Certificates will represent only the right to receive property distributable under the Plan. Each Certificateholder shall surrender such cancelled Certificates to Reorganized CWOP (if on the Effective Date) or Jamboree LLC (if after the Effective Date), and such Certificates shall be cancelled.

         I. Fractional Shares. Fractional Jamboree Office REIT Shares shall not be issued under this Plan. Instead, the aggregate of all fractional shares that would otherwise be issued under the Plan shall be pooled in a fractional shares pool, and each holder of an Allowed Certificateholder Secured Claim entitled to any such fractional interest shall be placed on a distribution list in descending order according to the size of the fractional interest to which such holder is entitled. If two or more holders are entitled to the same fractional interest (rounded to six decimal places), their relative ranking on the distribution list shall be determined by lot. Whole Jamboree Office REIT Shares shall be distributed in the descending order set forth in the distribution list to holders named on the list until all of the whole Jamboree Office REIT Shares in the fractional shares pool have been distributed. No other distribution shall be due or made on any fractional shares.

         J. New Notes in Integral Multiples of $1,000. The New Notes shall be issued only in denominations of $1,000 and integral multiples thereof. The aggregate of all New Notes in each class in amounts less than $1,000 that would otherwise be issued under the Plan shall be pooled in fractional notes pool and each holder of an Allowed Certificateholder Secured Claim entitled to any such fractional interest shall be placed on a distribution list in descending order according to the size of the fractional interest to which such holder is entitled. If two or more holders are entitled to the same fractional interest (rounded to six decimal places), their relative ranking on the distribution list shall be determined by lot. New Notes in each class in the amount of $1,000 shall be distributed in the descending order set forth in the distribution list to holders named on the list until all of the New Notes in the fractional notes pool have been distributed. No other distribution shall be due or made on New Notes in amounts less than $1,000.

         K. Distribution of Jamboree Office REIT Shares. No distribution of Jamboree Office REIT Shares shall be made to any entity under the Plan unless and until such entity delivers to

Jamboree Office REIT an executed REIT Certificate, provided that Jamboree Office REIT, in its sole discretion, may elect to waive this requirement.

         L. Distribution of New Property Appreciation and Exchange Rights Agreement. Reorganized CWOP shall not receive the New Property Appreciation and Exchange Rights Agreement unless and until it delivers to Jamboree Office REIT an executed REIT Certificate.

                                  ARTICLE 10.
                   EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

         A. Discharge. Except as otherwise provided herein, the confirmation of this Plan shall (i) discharge the Debtor, the Estate and Reorganized CWOP from any debt that arose before the Effective Date, any debt of the kind specified in Bankruptcy Code ss.ss. 502(g), 502(h) or 502(i), all Claims, all contingent and unliquidated liabilities of every type and description to the fullest extent discharge of such liabilities is permitted under the Bankruptcy Code, and all other Claims against the Debtor or the Estate that were outstanding, accrued or existing, or might reasonably have been asserted, on the Effective Date, in each instance whether or not a proof of such Claim is filed or deemed filed, whether or not such Claim is Allowed, and whether or not the holder of such Claim has voted on this Plan and (ii) shall preclude all persons from asserting against Reorganized CWOP, Jamboree LLC or Jamboree Office REIT, their respective successors or assets or properties any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred before the Effective Date.

         B. Distributions in Satisfaction. Except for the obligations imposed by the Plan and Interests retained under the Plan, the distributions and rights that are provided in the Plan shall be in complete satisfaction, discharge and release of all Claims against, liabilities of, liens on, obligations of and Interests in the Debtor and the Estate or the assets and properties of the Debtor, whether known or unknown, arising or existing prior to the Effective Date.

         C. Injunction. In accordance with Bankruptcy Code ss. 524, the discharge provided by this Article and Bankruptcy Code ss. 1141, among other things, acts as a permanent injunction enjoining entities other than the Debtor, Reorganized CWOP or Jamboree LLC from the commencement or continuation of any action, employment of process or act to collect or recover on the Claims and Interests discharged hereby.

                                  ARTICLE 11.
                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         A. Assumption and Rejection. On the Effective Date, each executory contract and unexpired lease that exists between the Debtor and any person that has not been assumed or rejected before the Confirmation Date with the approval of the Bankruptcy Court or for which the Debtor has not filed a motion to assume or reject before the Confirmation Date is hereby assumed. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to Bankruptcy Code ss. 365(a). The Debtor or Reorganized CWOP (if prior to or on the Effective Date) or Jamboree LLC (if after the Effective Date) shall make any payments required under Bankruptcy Code ss. 365(b)(1) in cash on the Effective Date or as soon thereafter as is practicable.

         B. Assignment. On the Effective Date, all executory contracts and unexpired leases assumed by the Debtor shall be assigned to Jamboree LLC.

                                  ARTICLE 12.
                           EFFECTIVENESS OF THE PLAN

         A. Conditions Precedent. The Plan shall not become effective unless and until each of the following conditions shall have been satisfied in full in accordance with the provisions specified below:

                  1. Entry of Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order approving the Plan in all respects.

                  2. WCI Consent. WCI shall have obtained the necessary

         consents from its limited partners to effect the Plan and transactions provided herein.

                  3. Jamboree LLC and Jamboree Office REIT. Jamboree LLC and Jamboree Office REIT shall have been formed, and all formation documents for such entities shall have been properly executed and filed as required.

                  4. Contribution of Assets. The issuance of the Intermediate Notes, the contribution of the $4.5 million Intermediate Note, the contribution of property by Reorganized CWOP, and the assumption of obligations by Jamboree LLC shall have occurred in accordance with Paragraph 7.E.

                  5. Documentation. Each of the parties thereto shall have executed and delivered the Collateral Documents, the New Notes Registration Rights Agreement, the New Equity Registration Rights Agreement, the New Property Appreciation and Exchange Rights Agreement, copies of the New Articles and the New Bylaws, the New LLC Agreement, resolutions of the directors or members of each of Jamboree Office REIT and Jamboree LLC, good standing certificates from California and the respective states of organization of each of Jamboree Office REIT and Jamboree LLC and all other documents necessary or appropriate to the transactions outlined in this Plan.

                  6. Jamboree Office REIT Shares and Jamboree LLC Units. Jamboree Office REIT shall have issued the Jamboree Office REIT Shares in accordance with Paragraph 4.D. Jamboree LLC shall have issued 90% of the initial Jamboree LLC Units to Jamboree Office REIT and 10% of the initial Jamboree LLC Units to Reorganized CWOP.

                  7. Qualification of Indentures. The application for qualification of each of the New Class A Senior Secured Note Indenture and the New Class B Senior Subordinated Secured Note Indenture shall have become and remain effective in accordance with the Trust Indenture Act of 1939, as amended.

                  8. Perfection of Security Interests. All actions shall have been taken or caused to be taken in such a manner so that the Collateral Agent with respect to the collateral granted as security under the Collateral Documents holds a valid and perfected first priority security interest in such collateral (subject only to liens expressly permitted under the Collateral Documents) including, without limitation, delivery of certificates representing pledged equity interests, delivery and filing of Uniform Commercial Code financing statements, assignments and/or amendments in all jurisdictions as may be necessary or desirable to perfect the Collateral Agent's security interest in the Collateral, the recordation of the New Deed of Trust encumbering the real property identified therein, the execution and delivery of lockbox agreements regarding any accounts in which the Collateral Agent holds a security interest, and the making of all other filings, recordings or other actions the Collateral Agent deems necessary or desirable to establish, preserve and protect the first priority liens granted to the Collateral Agent in real, personal and mixed property.

                  9. Title Policies. The Collateral Agent shall have received an ALTA lender's policy of title insurance on Form B-1970 (Rev. 10-17-84) issued by Chicago Title Insurance Company or an insurer of similar professional reputation and financial wherewithal (with reinsurance satisfactory to the Collateral Agent) naming the Collateral Agent an insured in the amount of $100 million and in form satisfactory to the Collateral Agent, insuring that the lien of the New Deed of Trust is a valid first priority lien upon the property and collateral described therein, subject only to encumbrances permitted in the New Indentures, together with any endorsements required by the Collateral Agent; and Jamboree LLC shall have received an ALTA owner's policy of title insurance (Form 1970) issued by such insurer naming Jamboree LLC as insured, in the amount of $105 million and in form satisfactory to Jamboree LLC, insuring that Jamboree LLC owns fee title to the real property, subject only to the New Deed of Trust and encumbrances permitted in the New Indentures, together with any endorsements required by Jamboree LLC.

                  10. Evidence of Insurance. The Collateral Agent shall have received evidence satisfactory to Jamboree LLC and the Collateral Agent that adequate insurance for the Property has been obtained and that Jamboree LLC and the Collateral Agent are loss payees.

         B. Waiver of Conditions. The conditions specified in Paragraphs 12.A.3. through 12.A.10 may be waived in writing by the Debtor and Requisite Certificateholders.

         C. Withdrawal of Plan. The Debtor reserves the right, at any time prior to the entry of the Confirmation Order, to revoke or withdraw this Plan with the written consent of the Requisite Certificateholders. If after the Confirmation Order is entered, each of the conditions to effectiveness has not been satisfied or duly waived on or by December 31, 1997, then upon motion by the Debtor, the Confirmation Order may be vacated by the Bankruptcy Court; provided however, that notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if each of the conditions to effectiveness is either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion. If the Debtor withdraws the Plan or the Confirmation Order is vacated pursuant to this Paragraph, the Plan shall be null and void in all respects, and nothing contained in the Plan shall (i) constitute a waiver or release of any Claims against or Interests in the Debtor, (ii) prejudice in any manner the rights of the holder of any Claim against or Interest in the Debtor or (iii) prejudice in any manner the rights of the Debtor in the Reorganization Case, including (without limitation) the right to seek extensions of the exclusivity periods under Bankruptcy Code ss. 1121(d).

                                  ARTICLE 13.
                           ADMINISTRATIVE PROVISIONS

         A. Retention of Jurisdiction. The Bankruptcy Court shall retain jurisdiction for the following purposes:

                  1. To hear and determine pending motions for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom;

                  2. To determine any and all adversary proceedings, motions, applications and contested matters;

                  3. To resolve disputes over the ownership of a Claim or Interest;

                  4. To hear and determine timely objections to Claims, whether filed before or after the Confirmation Date, including objections to the classification, estimation or establishment of priority or status of any Claim, and to allow or disallow any Claim, in whole or in part;

                  5. To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

                  6. To consider modifications of or amendments to the Plan;
         and

                  7. To hear and determine all controversies arising in connection with the implementation of the Plan, including any controversies relating to Jamboree LLC's obligations in connection with the implementation of the Plan.

                  8. To enter a final decree closing the Reorganization Case.

         B. Payment of Statutory Fees. All fees payable pursuant to Section 1930 of title 28 of the United States Code, through the Effective Date, shall be paid on or before the Effective Date.

         C. Exculpation. Neither the Debtor, nor Reorganized CWOP, nor the Certificateholders that executed the Agreement of Understanding, nor their respective limited and general partners, nor the predecessors of such entities or the respective officers, directors, employees, shareholders, fiduciaries, agents, limited and general partners of any of them (including any professionals retained by such persons), shall have any liability to any holder of a Claim or Interest or any other entity for any act or omission in connection with, or arising out of, the Agreement of Understanding, the pursuit of approval of the Disclosure Statement or the solicitation of votes for or confirmation of the Plan or consummation of the Plan, except (i) the Debtor, Reorganized CWOP and Jamboree LLC shall fulfill the obligations expressly set forth in the Plan and (ii) each entity shall remain liable for its willful misconduct or gross negligence.

         D. Headings. Headings are used in the Plan for convenience and reference only and shall not constitute a part of the Plan for any other purpose.

         E. Binding. The Plan shall be binding on and inure to the benefit of the Debtor, Reorganized CWOP, Jamboree LLC, Jamboree Office REIT, all of the holders of Claims and Interests and their respective successors and assigns.

         F. Final Order. Except as otherwise expressly provided in this Plan, any requirement in this Plan for a Final Order may be waived by the Debtor (if prior to the Effective Date), Reorganized CWOP (if on the Effective Date) or Jamboree LLC (if after the Effective Date) upon written notice to the Bankruptcy Court. No such waiver shall prejudice the right of any party in interest to seek a stay pending appeal of any order that is not a Final Order.

         G. Amendments and Modifications. To the fullest extent permitted under Bankruptcy Code ss. 1127, this Plan may be altered, amended or modified by the Debtor with the consent of Requisite Certificateholders (as defined in the Agreement of Understanding) at any time prior to the Effective Date and by Jamboree LLC anytime thereafter.

         H. Withholding and Reporting Requirements. In connection with the Plan and all instruments issued in connection therewith and distributions thereon, the Debtor or Reorganized CWOP (if prior to or on the Effective Date) or Jamboree LLC (if after the Effective Date) shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.

         I. Securities Exemption. Pursuant to Bankruptcy Code ss. 1145, the offer and sale of the Jamboree LLC Units, the New Notes, the New Property Appreciation Rights, the Jamboree Office REIT Shares and the Jamboree Office REIT Shares issuable upon exercise of the New Property Appreciation Rights or exchange rights under the New Property Appreciation and Exchange Rights Agreement, and transactions in such securities shall be and are exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, such Jamboree LLC Units, New Notes, New Property Appreciation Rights, Jamboree Office REIT Shares and Jamboree Office REIT Shares issuable upon exercise of the New Property Appreciation Rights or exchange rights under the New Property Appreciation and Exchange Rights Agreement. The offer and sale of the Jamboree LLC Units, the New Notes, the New Property Appreciation Rights, the Jamboree Office REIT Shares and the Jamboree Office REIT Shares issuable upon exercise of the New Property Appreciation Rights or exchange rights under the New Property Appreciation and Exchange Rights Agreement under this Plan is deemed to be a public offering of the Jamboree LLC Units, the New Notes, the New Property Appreciation Rights, the

Jamboree Office REIT Shares and the Jamboree Office REIT Shares issuable upon exercise of the New Property Appreciation Rights or exchange rights under the New Property Appreciation and Exchange Rights Agreement.

         J. Tax Exemption. Pursuant to Bankruptcy Code ss. 1146, the issuance, transfer or exchange of any security under the Plan, or the execution, delivery or recording of an instrument of transfer pursuant to, in implementation of or as contemplated by the Plan, or the revesting, transfer or sale of any real property of the Debtor pursuant to, in implementation of or as contemplated by the Plan shall not be taxed under any state or local law imposing a stamp tax, transfer tax or similar tax or fee. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument, without requiring the payment of any documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

         K. Termination of the Committee. Any committee appointed under Bankruptcy Code ss. 1102 shall cease to exist on the Effective Date.

Dated:  Irvine, California        Respectfully submitted,
        July 23, 1997

                                  CROW WINTHROP OPERATING PARTNERSHIP
                                  as Debtor

                                  By:  WINTHROP CALIFORNIA INVESTORS LIMITED
                                       PARTNERSHIP

                                  Its: General Partner

                                       By:  THREE WINTHROP PROPERTIES, INC.
                                       Its: General Partner

                                                By: __________________________
                                                    Jeffrey Furber, President

                                                                       Exhibit C
                                                            The Annual Report on
                                                                       Form 10-K
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 10-K

                 Annual Report Pursuant to Section 13 or 15(d)
                       of Securities Exchange Act of 1934

                                                 Commission File
For the fiscal year ended December 31, 1996      Number 0-14536

                WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP
             (Exact name of registrant as specified in its charter)

         Delaware                               04-2869812
(State of organization)               (IRS Employer Identification No.)

One International Place, Boston, Massachusetts                    02110
   (Address of principal executive offices)                    (Zip  Code)

Registrant's telephone number including area code:          (617) 330-8600

Securities registered pursuant to Section 12(b) of the Act: None
Securities registered pursuant to Section 12(g) of the Act:

                      Units of Limited Partnership Interest
                                (Title of Class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days. Yes   No    X

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

No market exists for the limited partnership interests of the Registrant, and, therefore, a market value for such interests cannot be determined.

                      DOCUMENTS INCORPORATED BY REFERENCE
                                      None

                                     PART I

Item 1.  Business.

Organization

         Winthrop California Investors Limited Partnership was originally organized on January 24, 1985 as a Maryland limited partnership. On October 16, 1985, the Registrant was reorganized as Winthrop California Investors Limited Partnership, a Delaware limited partnership (the "Registrant"), in accordance with the provisions of the Delaware Revised Uniform Limited Partnership Act. The Registrant was organized for the purpose of owning (i) a general partnership interest in, and serving as a general partner of, Crow Winthrop Operating Partnership, a Maryland general partnership (the "Operating Partnership") which was originally organized on January 24, 1985 to acquire, own and operate an approximately 1.6 million square foot office facility known as the Fluor Corporation World Headquarters Facility in Irvine (Orange County), California (the "Headquarters Facility"), and (ii) a limited partnership interest in Crow Winthrop Development Limited Partnership, a Maryland limited partnership (the "Development Partnership") organized on January 24, 1985 to acquire and own in excess of 120 acres of land surrounding the Headquarters Facility (the "Excess Land") and to develop such Excess Land with office, hotel, retail and entertainment complexes. The Registrant and the Operating and Development Partnerships are herein referred to collectively as the "Partnerships". The Headquarters Facility and the Excess Land are herein referred to collectively as the "Properties". The Registrant subsequently acquired in March 1992 a 99% limited partnership interest in Winthrop California Management Limited Partnership, a Maryland limited partnership ("WC Management").

         The general partners of the Registrant (the "General Partners") are Winthrop Financial Associates, A Limited Partnership ("WFA") and Three Winthrop Properties, Inc. ("Three Winthrop").

         The Registrant was initially capitalized with nominal capital contributions from the General Partners. In December 1986, the Registrant completed an offering of 3,500 units of limited partnership interest ("Units") in the Registrant to limited partners ("Limited Partners"), raising capital contributions of $217,780,500. One of the Limited Partners is WILCAP Limited Partnership, a Massachusetts limited partnership which is wholly-owned by WFA and its affiliates ("WILCAP"). On May 9, 1986, WILCAP purchased 1,000 Units for an aggregate price of $54 million, or $54,000 per Unit, payable in cash upon its admission to the Registrant. The purchase price equals the purchase price paid by other limited partners in the offering less brokerage commissions which otherwise would have been payable to an affiliate of WFA and a pro rata portion of certain acquisitions fees which otherwise would have been payable to WFA. Of the total capital contributions raised, $151,194,500 was paid upon admission of the Limited Partners, and the balance was payable in installments pursuant to the terms of promissory notes. As of May 1, 1988, the Limited Partners' capital contributions had been paid in full.

Description of Business

         The only business of the Registrant is investing as a 99% general partner in the Operating Partnership, as a 25% limited partner in the Development Partnership and as a 99% limited partner in WC Management. The other partner of the Operating Partnership is Crow Irvine #2, a California limited partnership ("Crow Irvine"). Pursuant to an amendment to the partnership agreement of the Operating Partnership entered into in February 1992, the Registrant assumed sole responsibility for the management of the business of the Operating Partnership. Crow Irvine is also the general partner of the Development Partnership. The general partner of Crow Irvine is Crow Irvine #1, a Texas limited partnership, and the limited partner is the Fluor Corporation. The general and limited partners of Crow Irvine #1 are certain partners and an affiliate of Trammel Crow Company. Trammel Crow Company is one of the largest private real estate development and investment firms in the United States.

         In exchange for its interests in the Operating Partnership and the Development Partnership, the Registrant agreed to contribute as capital $138 million and $45 million, respectively, payable in installments. As of May 1988, the Registrant had fully funded the capital contributions. The Registrant is entitled to 97% (of which the Limited Partners receive 98%) of the profits, losses and cash flow and, after certain priorities, 90% (of which the Limited Partners receive 90% of the proceeds) from a sale or refinancing from the Operating Partnership. The Registrant is entitled to 25% (of which the Limited Partners receive 60%) of the profits, losses, cash flow and, after certain priorities, the proceeds from a sale or refinancing from the Development Partnership.

Change in Ownership; Mortgage Loan Workout

         THE FOLLOWING DISCUSSION WITH RESPECT TO THE PROPOSED WORKOUT OF THE OPERATING PARTNERSHIP'S DEFAULT UNDER ITS EXISTING INDEBTEDNESS IS BASED ON THE CURRENT STRUCTURE OF THE NEGOTIATED PLAN OF REORGANIZATION OF THE OPERATING PARTNERSHIP. THERE CAN

BE NO ASSURANCE, HOWEVER, THAT THE PLAN ULTIMATELY APPROVED, IF ANY, WILL BE ON THE SAME TERMS AND CONDITIONS AS THE CURRENT PLAN. LIMITED PARTNERS SHOULD BE AWARE, HOWEVER, THAT PRIOR TO THE IMPLEMENTATION OF THE PLAN AS CURRENTLY PROPOSED, THE CONSENT OF LIMITED PARTNERS AS PROVIDED FOR IN THE PARTNERSHIP AGREEMENT OF THE PARTNERSHIP WILL BE SOUGHT.

         After the acquisition of the Headquarters Facility, the Orange County rental market, in general, and the rental market in the area proximate to John Wayne Airport (the "Greater Airport market") weakened dramatically as supply of office space outpaced demand. In addition, in the late 1980s an affiliate of fluor Corporation ("Fluor"), which originally occupied 100% of the Headquarters

Facility in 1985, began exercising its right to cancel the lease with respect to significant portions of space at the Headquarters Facility. While WC Management was able to re-let much of the vacated space and maintain low vacancy rates as the result of an aggressive leasing campaign (the Headquarters Facility was 91.5% occupied at the end of 1996), the Headquarters Facility suffered a decline in achievable rents. The decline in rents was due to significantly lower rental rates for the re-let Flour space, which were consistent with the then current market rates. Furthermore, Fluor recently announced that it will be constructing a new facility to serve as its headquarters and intends to vacate the Headquarters Facility when its lease expires in 1998. Fluor currently leases approximately 54% of the total rentable space at the Headquarters Facility.

         As a result of the adverse events described above, the Operating Partnership was unable to satisfy the approximately $198 million due under a Secured Promissory Note (the "Existing Secured Note") at its April 1, 1996 maturity. Prior to the maturity of the Existing Secured Note, the Operating Partnership and the holders of the Existing Secured Note (the "Certificateholders") commenced negotiations to restructure the Existing Secured Note. On April 10, 1996, Pacific Mutual Realty Finance, Inc. ("Pacific Mutual"), the agent for the Certificateholders, notified the Operating Partnership that it had received the requisite consents from the Certificateholders to extend the maturity date through June 1996. Although the Operating Partnership was unable to repay the principal amount outstanding on the Existing Secured Note at such extended maturity date, the Operating Partnership continued to pay interest at the non-default rate after such maturity date. As a result of its inability to satisfy the Existing Secured Note at maturity, a notice of default against the Headquarters Facility was filed in June 1996 and in July 1996, Pacific Mutual took possession of approximately $1.3 million in cash that was held in a pledged account. Nonetheless, negotiations among the parties continued, and in August 1996 the parties reached an agreement providing for the payment of excess cash to the Certificateholders pursuant to a monthly cash sweep of the Operating Partnership's rent account.

         On November 27, 1996, the Certificateholders and the Operating Partnership reached an agreement (the "Agreement of Understanding") in principle on the terms of a plan of reorganization. Under the Agreement of Understanding, the Certificateholders agreed to support a pre-arranged bankruptcy plan of reorganization for the Operating Partnership on certain terms and conditions. The Certificateholders also agreed to forbear from exercising any remedies so long as the Agreement of Understanding was in effect.

         In connection with, and as contemplated by, the Agreement of Understanding, the Operating Partnership filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") on March 28, 1997. As a condition to the transfer of the Headquarters Facility as contemplated by the Operating Partnership's Second Amended and Restated Plan of Reorganization dated June 27, 1997 (the "Plan"), the requisite consent of the Limited Partners will be required with respect to the Plan.


         Pursuant to the terms of the Plan, the Operating Partnership will contribute all of its assets and liabilities, including all of its right, title and interest in the Headquarters Facility and $500,000 of unencumbered cash, to a newly formed Delaware limited liability company to be known as Jamboree LLC, in exchange for an initial 10% ownership interest in Jamboree LLC. In addition, Jamboree LLC will pay to the Registrant a $500,000 fee in connection with the Plan. Immediately prior to the transfer by the Operating Partnership of its assets and liabilities to Jamboree LLC, the Existing Secured Note will be satisfied by (i) the forgiveness of approximately $93 million of the debt plus interest accrued thereon and (ii) the issuance by the Operating Partnership of two intermediate notes, one in the original principal amount of $4.5 million (the "First Intermediate Note") and the second in the original principal amount of $100 million (the "Second Intermediate Note"). Subsequent to the contribution by the Operating Partnership of all of its assets and liabilities to Jamboree LLC, the Certificateholders will contribute the First and Second Intermediate Notes to Jamboree Office REIT (a newly formed real estate investment trust, the initial stockholders of which will be the Certificateholders) and Jamboree Office REIT will, in turn, contribute the First Intermediate Note to Jamboree LLC in exchange for the remaining 90% interest in Jamboree LLC. Jamboree LLC will satisfy the Second Intermediate Note by issuing the New Notes (as defined below) in the original principal amount of $100 million in satisfaction of the $100 million outstanding balance.

         Jamboree LLC will be a newly formed limited liability company organized under the laws of the State of Delaware. Jamboree LLC will terminate on the earlier to occur of (i) one year after the sale or transfer of the Headquarters Facility, provided that the Jamboree LLC Board (as defined below) does not vote to continue the company, (ii) September 28, 2002, (iii) the consent of the members of Jamboree LLC or (iv) as required by applicable law. Jamboree LLC will be governed by a five person board of member representatives (the "Jamboree LLC Board"). The initial five members will be designated one by the Operating Partnership and four by Jamboree Office REIT. A majority of the members of the Jamboree LLC Board must approve (i) all operating decisions not designated as requiring unanimous approval in Jamboree LLC's Limited Liability Company Agreement (the "LLC Agreement") and (ii) termination for cause of the Management Agreement (as hereinafter defined). Unanimous approval of the Jamboree LLC Board will be required to (i) commence a voluntary case under the Bankruptcy Code,
(ii) terminate the Management Agreement without cause, (iii) sell all or any material portion of the Headquarters Facility prior to three years after the effective date of the Plan, (iv) except as otherwise provided in the LLC Agreement, issue additional units representing membership interests (v) authorize business activities other than the ownership and operation of the Headquarters Facility within three years of the Effective Date, (vi) following the sale of the Headquarters Facility, authorize the continued existence of Jamboree LLC for more than one year, and (vii) authorize certain other matters as provided in the LLC Agreement.

         In addition, the Operating Partnership will have the right (the "Exchange Right") to exchange its interest in Jamboree LLC at any time after one year from the effectiveness of the Plan (subject to certain exceptions) through March 27, 2002 for shares in Jamboree Office REIT ("REIT Shares"). In general, the Operating Partnership may exchange its 10% interest in Jamboree LLC for a fixed number of Shares (on a one-for-one basis) in Jamboree Office REIT, subject to adjustment, equal to 900,000 multiplied by the Operating Partnership's then ownership percentage in Jamboree LLC. All REIT shares received by the Operating Partnership either upon the exchange of its interest in Jamboree LLC or as payment for the Property Appreciation Right (as defined below) will be "Registerable Securities" pursuant to the provisions of the Property Appreciation and Put Right. In general, upon the occurrence of certain events, the Operating Partnership can request that Jamboree Office REIT prepare a registration statement to effect the registration of the shares held by the Operating Partnership in Jamboree Office REIT.

         Furthermore, the Operating Partnership is also expected to be provided with the right to acquire additional equity interests in, or receive cash payments from, Jamboree Office REIT (the "Property Appreciation Rights"). The Property Appreciation Rights will be exercisable, if at all, at any time until the close of business on March 27, 2002. In general, the Property Appreciation Rights entitle the Operating Partnership to purchase (i) Shares representing 10% of the equity value of Jamboree LLC for a purchase price of $10,888,888.89 in the aggregate, if the fair market value of all of the issued and outstanding Shares equals or exceeds $98 million divided by Jamboree Office REIT's interest in Jamboree LLC and (ii) Shares representing 55% of the equity value of Jamboree LLC for a purchase price of $152,777,777.78 in the aggregate, if the fair market value of the issued and outstanding Shares equals or exceeds $125 million divided by Jamboree Office REIT's interest in Jamboree LLC. Alternatively, the Operating Partnership can purchase such additional Shares on a "cashless basis" by surrendering a portion of the Shares to be purchased in payment of the applicable purchase price. If the Operating Partnership elects to exercise either of the property appreciation rights, Jamboree Office REIT has the option to deliver to the Operating Partnership in lieu of the issuance of Shares a cash payment equal to the difference between the then current market value of the Shares which would otherwise be issued and the exercise price for such Shares.

         The fair market value of the Shares for the purpose of the Property Appreciation Right will be determined by an appraisal obtained by Jamboree Office REIT. If the Operating Partnership disputes the appraisal obtained by Jamboree Office REIT, it may obtain a second appraisal. If the appraisals differ by less than 10%, then the value will be deemed to be the average of the two determinations. If the appraisals differ by 10% or more, then the two appraisers will select a third appraiser to perform a third appraisal, and the value will be deemed to be the value that constitutes the mid-point of the range between the two determinations that are closest in amount.

         To satisfy the Intermediate Notes, Jamboree LLC will issue promissory notes (the "New Notes") having an aggregate principal amount of $100,000,000 to the Certificateholders. The New Notes will be divided into two tranches, the Class A Notes and the Class B Notes. The Class A Tranche will have an initial principal balance of $80,000,000, bear interest at 2.25% above the interest rate on United States Treasury Bonds or Notes with a maturity date closest to the Class A Notes and be payable in interest only for the first 36 months (provided, however, that payments of interest for a the first 12 month period may be made by issuing additional Class A Notes) and thereafter, monthly payments of interest and principal based on a 25-year amortization schedule. The Class B Tranche will have an initial principal balance of $20,000,000, bear interest at 3.0% above the interest rate on United States Treasury Bonds or Notes with a maturity date closest to the Class B Notes and be payable in interest only for the first 36 months ( provided, however, that payments of interest for the first 48 months may be made by issuing additional Class B Notes) and thereafter, monthly payments of interest and principal based on a 25-year amortization schedule.

         As security for the New Notes, among other things, Jamboree LLC will grant the Certificateholders a security interest on the Headquarters Facility and the Operating Partnership will execute a Pledge and Security Agreement pursuant to which the Operating Partnership will pledge its interest in Jamboree LLC to the Class A Noteholders and the Class B Noteholders as collateral for the payment in full of all amounts evidenced by the New Notes. If Jamboree LLC were to default on its obligations under the New Notes, the Class A Noteholders and the Class B Noteholders will have the right to foreclose on the Registrant's interest in Jamboree LLC. If this were to occur, the Registrant would lose its entire ownership interest in the Headquarters Facility. There can be no assurance that the Headquarters Facility will be able to generate sufficient cash flow to enable it to satisfy its obligations under the New Notes.

Change in Management

         Pursuant to a series of transactions which were consummated in February 1992, the following changes in management were effected: (i) in consideration of the payment of approximately $4 million to Crow Management, effective March 10, 1992, Crow Management transferred its rights under the Management Contract to a newly organized affiliate of the Registrant, WC Management (see "Property Management" below); (ii) the partnership agreement of the Operating Partnership was amended to give the Registrant the right to manage the business of the Operating Partnership; (iii) the partnership agreement for the Development Partnership and the agreement with respect to the development of the Excess Land were amended to afford greater flexibility to Crow Irvine and its principals in modifying the master plan for the development of the Excess Land; and (iv) the Operating Partnership agreed to provide Crow Management with 3,000 square feet of rent free space until April 1, 1996 and to perform tenant improvements therein costing $36,000.

         In connection with the transaction described above, the Registrant and WFA agreed to indemnify Crow Irvine for any liability it may incur, on a going forward basis, as a result of it remaining a general partner of the Headquarters Facility. In addition, Crow Irvine gave up its right of first offer in the event of a sale of the Headquarters Facility, and the buy-sell arrangement originally included in the partnership agreement as a mechanism to resolve disputes was eliminated. The amendment to the partnership agreement for the Development Partnership eliminated the Registrant's right of first offer in the event of a sale of the land. In addition, the provisions in the partnership agreement of the Operating Partnership which restricted the ability of the principals of Crow Irvine to transfer their interests were amended. As amended, the principals may transfer their interests so long as there is no change in control. Transfers which would cause a change in control require the prior consent of the Registrant, which consent will not be unreasonably withheld. Such consent will be given so long as the transferee has net worth and experience comparable to the present principals and the transferee is of sound moral character (i.e., not known to engage in criminal conduct) and has a good business reputation.

Employees

         The Registrant does not have any employees. Services are performed for the Registrant by the General Partners and agents retained by them.

Property Management

         Winthrop Management, an affiliate of WFA, has, since 1992, been retained by WC Management to actually perform management and leasing functions at the Headquarters Facility. Winthrop Management is reimbursed at cost by WC Management for the compensation paid by Winthrop Management to certain senior level on-site employees as well as for accounting and other support functions performed off-site by Winthrop Management. The compensation paid to other Winthrop Management employees as well as the costs associated with the office space occupied by Winthrop Management and other administrative expenses are reimbursed to Winthrop Management, at cost, by the Operating Partnership. WC Management and Winthrop Management occupy approximately 13,000 and 2,000 square feet of space, respectively, at the Headquarters Facility. Under the terms of its Management Agreement, WC Management was, until the March 1997 loan restructuring, entitled to a fee of 5% of gross receipts from the Headquarters Facility. As a result of, and as a condition to, the Plan, WC Management's fee has been reduced to 2% of gross receipts. Additionally, WC Management will receive certain incentive fees based on reductions it is able to achieve, if any, in certain operating and other expenses. Leasing commission payments, consistent with prevailing market rates, will be paid to WC Management for all third-party leases it procures for the Headquarters Facility. All payments under the Management Agreement will be paid to WC Management and the Registrant will have no rights to any payments thereunder.


Partnership Agreement Amendment

         In August 1995, the General Partner amended the Registrant's partnership agreement to clarify and remove certain ambiguities pertaining to the requirements for calling and voting at a meeting of limited partners, or taking action by written consent of partners in lieu thereof. Such requirements include, among other matters, that any action by written consent may be initiated only by the General Partner or by one or more Limited Partners holding not less than 10% of the outstanding Units.

Change in Control

         Three Winthrop Properties, Inc. is a wholly-owned subsidiary of First Winthrop Corporation, which in turn is wholly-owned by WFA. Until December 22, 1994, Arthur J. Halleran, Jr. was the sole general partner of Linnaeus Associates Limited Partnership ("Linnaeus"), the sole general partner of WFA. On December 22, 1994, pursuant to an Investment Agreement entered into among Nomura Asset Capital Corporation ("NACC"), Mr. Halleran and certain other individuals who comprised the senior management of WFA, the general partnership interest in Linnaeus was transferred to W.L. Realty, L.P. ("W.L. Realty").
W.L. Realty is a Delaware limited partnership, the general partner of which was, until July 18, 1995, A.I. Realty Company, LLC ("Realtyco"), an entity owned by certain employees of NACC. On July 18, 1995 Londonderry Acquisition II Limited Partnership ("Londonderry II"), a Delaware limited partnership, and affiliate of Apollo Real Estate Advisors, L.P. ("Apollo"), acquired, among other things, Realtyco's general partner interest in W.L. Realty and a sixty four percent (64%) limited partnership interest in W.L. Realty.

         As a result of the foregoing acquisitions, Londonderry II is the sole general partner of W.L. Realty which is the sole general partner of Linnaeus, and which in turn is the sole general partner of WFA. As a result of the foregoing, effective July 18, 1995, Londonderry II, an affiliate of Apollo, became the controlling entity of WFA and, indirectly, Three Winthrop. In connection with the transfer of control, the officers of WFA and the officers and directors of Three Winthrop resigned and Londonderry II appointed new officers. See "Item 10, Directors and Executive Officers of Registrant."

Item 2.  Properties.

         The Registrant owns no property other than its interests in the Operating Partnership, the Development Partnership and WC Management.

The Operating Partnership

         The Operating Partnership owns title in fee simple to the Headquarters Facility. The Headquarters Facility consists of eight buildings; a 10-story tower, a single story concourse and six four-story buildings; containing, in the aggregate, approximately 1,606,000 rentable square feet of space and approximately 15 acres of land. The property is located in the Greater Airport area of Irvine, California and is used principally by an engineering firm and as various tenants' corporate headquarters.

         The following tenants lease ten percent or more of the rentable square footage of the Headquarters Facility.

         Fluor Daniel, Inc., an international company whose principal business is to provide engineering, construction and technical services to a broad range of clients, leased at March 1, 1997, 865,000 square feet of space (constituting 53.83% of the total rentable space) at the Headquarters Facility. Flour Daniel paid rent of $13,327,218 in 1996. This lease is scheduled to expire in 1998. Flour Daniel has informed the Operating Partnership that it plans to vacate the leased space upon lease expiration.

         Air Touch Cellular, a corporation which provides communication services, leased at March 1, 1997, 189,265 square feet of space (constituting 11.78% of the total rentable space) at the Headquarters Facility. Air Touch Cellular paid rent of $2,611,860 in 1996. The lease is scheduled to expire in 2000. Air Touch, however, has the right to renew the lease for two five year terms. Air Touch Cellular was responsible for its own tenant improvements.

         Denny's Inc. ("Denny's"), a national food service company which operates the Denny's, CoCo's/Carrows, and El Pollo Loco restaurant chains, leased at March 1, 1997, 188,655 square feet of space (constituting 11.75% of the total rentable space) at the Headquarters Facility. Denny's paid rent of $2,170,000 in 1996. Their lease for 158,362 square feet is scheduled to expire on July 31, 2004 and grants three five year extension options. Denny's does not occupy any of the space under this lease and has subleased its entire space to two tenants. The largest subtenant is Waban, Inc. ("Waban"), which subleases 106,576 square feet from Denny's and also leases 57,308 square feet directly from the Operating Partnership, as described below. In addition to Denny's lease, El Pollo Loco also signed a lease covering 18,500 square feet in 1993. This lease was assigned in January 1997 to CoCo's and expires on February 28, 2002 with one five year extension option. El Pollo Loco leased an additional 11,793 square feet in January 1997 for a term scheduled to expire February 28, 2002 with one five year extension option. Flagstar, formerly known T.W. Services, Inc., the parent company of Denny's, CoCo's/Carrows and El Pollo Loco,, which has recently filed for bankruptcy, previously guaranteed both leases.

         Waban, Inc., a home improvement products retailer has entered into two separate leases for space at the Headquarters Facility; a lease with the Operating Partnership for 57,308 square feet of space and a sublease with Denny's (as discussed above). As a result, Waban occupies a total of 163,884 square feet of space at the Headquarters Facility (constituting 10.2% of the total rentable space). The lease agreement between the Operating Partnership and Waban is scheduled to expire on July 31, 2004 and contains extension options for three consecutive five year terms. Waban's sublease agreement with Denny's is scheduled to expire on July 31, 2004. Waban paid a total of $744,420 of rent to the Operating Partnership in 1996.

         The following table sets forth the occupancy rates for the last five years and the associated gross rental per square foot amount, as footnoted.

                          Percentage            Average Annual Total
                          Occupancy             Gross Rental Per SF
         Year             Rate(1)               of Occupied Space (2)

         1992               96.0%                          $22.42
         1993               99.6%                           22.60
         1994               99.5%                           23.59
         1995               95.0%                           23.08
         1996               91.5%                           23.34

(1) Occupancy rates are based on December 31 of indicated year and are not yearly averages.

(2) Calculated using operating revenues, including rent escalations and other revenues, for the entire year divided by the total square footage of occupied space (based on the occupancy rates reported in this table).

         The following table sets forth certain information concerning lease expirations as of March 1, 1997 (assuming no renewals for this property for the period from March 1, 1997 through December 31, 2006).

            Number of       Aggregate SF     Annualized       Percentage
           Tenants Whose    Covered by       Rental for       of Total
               Leases         Expiring           Leases       Annualized
               Expire           Leases       Expiring($)      Rental

1997               11          109,387        1,868,956            7.91
1998                9          882,271       13,618,596           62.38
1999                5           43,307          880,061            9.38
2000                4          200,764        3,186,534           34.79
2001                3           19,960          365,582            6.25
2002                0           90,465                0           43.25
2003                0            9,413                0            4.29
2004                4          215,670        3,322,149          100.00
2005                0                0                0            0
2006                0                0                0            0

         In the opinion of the General Partners, as of March 31, 1997 the properties comprising the Headquarters Facility are adequately covered by insurance.

The Development Land

         The following information relating to the Development Land is based solely on information provided to the Partnership by the general partner of the Development Partnership. Accordingly, the Partnership makes no representation or warranty as to the accuracy thereof.

         Since inception, the Development Partnership sold 32 acres of the Excess Land in 1989 for $42,150,000 and a 36,400 square foot parcel of land to Edwards Theaters Circuit, Inc. in 1994 for $3,500,000. The Registrant did not receive any proceeds from the sale of the land. The Registrant was informed by the general partner of the Development Partnership that such proceeds were used to pay certain debts and obligations of the Development Partnership, pursuant to the Development Partnership's partnership agreement.

         In 1995, the Development Partnership commenced construction of a 144,000 square foot retail development (the "Retail Space") including an eighteen hole putting golf course on the Excess Land. The retail development was completed in 1996. At June 1, 1997 the Development Partnership has leased-up 132,517 square feet of the 144,000 square feet of occupancy space.

         The two tenants occupying ten percent or more of the leaseable space at the Retail Space are Putting Courses of America and Sports Chalet.

         Putting Courses of America is an eighteen-hole putting course. The lease is for 20,000 square feet constituting approximately 14% of the total rentable space at the Retail Space. The annual rent paid under this lease, which is scheduled to expire February 2003 (subject to extension), is $33,660, plus percentage rent on sales in excess of a fixed base.

         Sports Chalet is a retail store leasing 35,000 square feet constituting approximately 24% of the total rentable space at the Retail Space. The annual rent paid under this lease, which is scheduled to expire August 2015 (subject to extension), is $420,000.

         The following table sets forth certain information concerning lease expirations (assuming no renewals for this property for the period from January 1, 1997 through December 31, 2006) at the Retail Space.

                           Number of      Aggregate SF   Annualized     Percentage
                           Tenants Whose  Covered by     Rental for     of Total
                             Leases       Expiring         Leases       Annualized
                             Expire         Leases       Expiring($)      Rental

                1997              0              0              0              0
                1998              0              0              0              0
                1999              1          1,000       $ 30,000              1
                2000              0              0              0              0
                2001              3          7,181       $190,092              8
                2002              0              0              0              0
                2003              2         25,204       $158,556              7
                2004              0              0              0              0
                2005              1          2,100       $ 37,800              2
                2006              6         16,408       $464,076             23

Item 3.  Legal Proceedings.

         To the best of the Registrant's knowledge, there are no material pending legal proceedings to which it is a party or to which its properties are subject except as follows:

         In re Crow Winthrop Operating Partnership, Debtor and Debtor in Possession, Case No. SA 97-14512-JR, United States Bankruptcy Court, Central District of California.

         In addition to the information set forth in Item 1, Business - Change in Ownership; Mortgage Loan Workout, the Development Partnership has filed four separate proofs of claim asserting secured and unsecured claims for the Operating Partnership's alleged delinquencies in the payment of its share of property taxes and insurance premiums with respect to the common area of the Development Parcel (the "Common Area"). The Development Partnership asserted the following secured claims: $18,634.78 predicated upon liens filed with the Orange County Recorder on March 14, 1996 and March 18, 1996; $79,714.07 predicated upon a lien filed with the Orange County Recorder on November 12, 1996 and amended December 6, 1996; and $59,872.54 predicated upon a lien filed with the Orange County Recorder on January 31, 1997 and amended March 29, 1997 (the "the Development Partnership Secured Claims"). The Development Partnership asserted an unsecured claim in the amount of $4,999.82 predicated upon another purported late payment but for which the Development Partnership did not file a lien prior to the commencement of the bankruptcy case.

         On June 30, 1997, the Operating Partnership filed two complaints (the "Crow Litigation") against the Development Partnership and Crow Orange County Management Company, Inc. ("COCMC"). In the first, the Operating Partnership is objecting to the Development Partnership's claims and seeking turnover, avoidance of fraudulent conveyances and declaratory and other relief. In the second, the Operating Partnership is seeking declaratory and other relief regarding the failure of COCMC to establish a parking control program. The disputes that give rise to the Crow Litigation are set forth below.

         First, under the Reciprocal Easement Agreement between the Operating Partnership and the Development Partnership (the "REA"), the parties are entitled to the non-exclusive right to use and enjoy the Common Area. However, it is the Operating Partnership's contention that since April 1995 the Development Partnership has used and developed portions of the Common Area in a manner that is useful, beneficial and convenient only to the Development Partnership to the exclusion of the Operating Partnership. These portions of Common Area include a modular office facility from which the Development Partnership conducts its leasing and development activities, parcels used for the development and operation of a miniature golf course, and parcels used for the construction and development of a retail area, including the establishment of restricted parking. Nevertheless, the Development Partnership has included them in Common Area and has apportioned Common Area expenses associated therewith to the Operating Partnership. Under federal and state fraudulent conveyance statues, the Operating Partnership believes it is entitled to the return of Common Area charges improperly allocated to it, damages against the Development Partnership and COCMC for breach of contract and constructive fraud, and a declaration that the affected areas by removed from Common Area.

         Second, the Operating Partnership contends that the Development Partnership has impermissibly delayed charging tenants or occupants of developed portions of the Development Parcel their share of the Common Area expenses until the tenant or occupant is "open for business," although such land is removed from the Common Area upon the commencement of construction, thereby overcharging the Operating Partnership for its allocable share of Common Area expenses. Under state and federal fraudulent conveyance statutes, the Operating Partnership believes it is entitled to the return of Common Area charges improperly allocated to it, damages against the Development Partnership and COCMC for breach of contract and constructive fraud, and a declaration that the allocable share of Common Area Expenses be allocated to tenants or occupants at the time the land is removed from the Common Area.

         Third, under the REA, the Operating Partnership is obligated to pay its allocable share of property taxes associated with the Common Area. As managing agent, COCMC is authorized to submit invoices from time to time requesting the Operating Partnership's advance payment of its share of the property tax obligation. Although the property tax payments are nominally due on November 1 and March 1 of each fiscal year, installments may be paid, and are not delinquent, if paid by December 10 and April 10, respectively. COCMC has engaged in the practice of submitting invoices for property tax payments well in advance of the delinquency date, and then declaring the Operating Partnership delinquent when payment is not made within five days, and has imposed interest and late charges. In those instances where the Operating Partnership has complied with COCMC's request, COCMC has impermissibly had the use of the Operating Partnership's funds, which the Operating Partnership believes in effect exacts a premium over and above the Operating Partnership's actual property tax obligation. On this basis, the Development Partnership has asserted the improper late charges that are the basis of its claims filed against the Operating Partnership. The

Operating Partnership objects to the claims on the basis that there is no amount due to the Development Partnership. The Operating Partnership is also seeking to avoid the Development Partnership's asserted liens on that basis. Further, by virtue of this conduct, the Operating Partnership is seeking relief under federal and state fraudulent conveyance statues for the improper late charges and premiums, for damages for breach of contract and constructive fraud against the Development Partnership and COCMC, and for a declaration that the practices of the Development Partnership and COCMC with respect to the collection of property tax are improper.

         Fourth, as noted above, COCMC, as managing agent collects from the parties to the REA and remits to the County of Orange property taxes for the Common Area. In turn, where a refund is due, the County of Orange pays the refund to the Development Partnership for the benefit of the parties to the REA. Although COCMC has held refunds in excess of $550,000 as of March 28, 1996 and in excess of $610,000 as of January 1, 1996, COCMC failed to remit to the Operating Partnership its share of these refunds (of which the majority would be refunded to the Operating Partnership's tenants). The Operating Partnership believes it is entitled to relief against COCMC under turnover, federal and state fraudulent conveyance statutes, and is entitled to damages against the Development Partnership and COCMC for breach of contract and constructive fraud.

         Fifth, there is presently a dispute between the Operating Partnership and the Development Partnership and COCMC with respect to charges for non-reserved parking. Under the REA, the Development Partnership is required to supply at least 5,225 non-exclusive surface parking spaces at no charge. COCMC contends that it is entitled to initiate a parking system that would impose a charge on some or all of the non-reserved spaces. The Operating Partnership believes it is entitled to a declaration that it is entitled to at least 5,225 non-exclusive surface parking spaces without charge.

         Sixth, there is presently a dispute between the Operating Partnership and the Development Partnership and COCMC concerning the Development Partnership's reduction in the number of non-exclusive parking spaces, as required under the REA, through the imposition of parking time restrictions on parking spaces in the vicinity of the retail development. The Operating Partnership believes it is entitled to a declaration that spaces so restricted may not be counted toward the Development Partnership's obligation under the REA to supply at least 5,225 surface parking spaces.

         Seventh, under the REA, the managing agent, COCMC, is required to provide prior written approval of exterior signage and monuments. There is presently a dispute between the Operating Partnership and the Development Partnership and COCMC with respect to the manner in which the managing agent has exercised approvals and disapprovals of exterior signage and monuments. The Operating Partnership is seeking a declaration that the managing agent is required to administer the approval process in a fair, consistent and commercially reasonable manner.


         Eighth, the REA requires the managing agent to establish a controlled parking program where necessary. At present, the Operating Partnership contends that the absence of a control program has resulted in an uneven and inefficient use of the parking spaces and complaints and dissatisfaction on the part of the Operating Partnership's tenants. The Operating Partnership has requested the managing agent to implement a parking control program, but Crow has refused.

         Finally, the Operating Partnership is seeking the recovery or turnover of approximately $900,000 and damages in an undetermined amount in addition to the declaratory relief sought in the complaints.

Item 4.  Submission of Matters to a Vote of Security Holders.

         None.

                                   PART II

Item 5.  Market for Registrant's Common Equity and Related Stockholder Matters.

         There is no established public trading market for the Units in the Registrant. Trading in the Units is sporadic and occurs solely through private transactions. In addition, transfers of Units are subject to limitations set forth in the Registrant's partnership agreement which require the prior written consent of WFA of any such transfer, which consent may be granted or denied in WFA's sole discretion. As of May 15, 1997, there were 1,756 holders of 3,500 Units.

         The Registrant's partnership agreement requires that Cash Flow (as defined therein) be distributed to the partners in specified proportions at reasonable intervals during the fiscal year and in any event no later than 60 days after the close of each fiscal year. The Registrant's ability to make distributions of Cash Flow is limited by the extent to which (i) it receives distributions of Cash Flow from the Operating Partnership, the Development Partnership and, from WC Management, (ii) it earns income from other sources and
(iii) its receipts of Cash Flow and income are not sufficient to meet its expenses and current obligations including fees payable to the General Partners. In addition, the General Partners have the right to establish, maintain and replenish reserves from available cash prior to making distributions to partners.

         No cash distributions were paid or accrued to the Limited Partners for the years ended December 31, 1994, 1995 or 1996. Although the Registrant received distributions from WC Management in 1994, 1995 and 1996, these distributions have been applied to replenish unrestricted reserves previously held by the Registrant and, in 1996, to pay certain accrued but unpaid fees to WFA. Therefore, the General Partners do not anticipate that there will be any additional distributions in the near future. See "Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operation," for further information relating to the Registrant's future distributions.

Item 6.  Selected Financial Data.

         (a) The following represents selected financial data for the Registrant, the Operating Partnership and WC Management on a consolidated basis for the years ended December 31, 1996, 1995, 1994, 1993 and 1992. The data should be read in conjunction with the financial statements included elsewhere herein. This data is not covered by the independent auditors' report.

Operating Statement Data:




                                                                         For the Year Ended December 31,
                                                      --------------------------------------------------------------------
                                                      1996             1995            1994           1993            1992
                                                      ----             ----            ----           ----            ----
                                                                  (Amounts in thousands, except per unit data)


Total Revenues..................................   $ 35,191         $ 36,023        $ 38,403       $ 36,904        $ 35,649

Total Expenses..................................     72,745(3)       101,592(1)       52,565         54,961          52,655

Equity in Loss of Development
  Partnership...................................       (531)            (794)           (101)          (409)           (416)

Net Loss Before Minority Interest...............    (38,085)         (66,363)        (14,263)       (18,466)        (21,469)

Minority Interest in the Operating
  Partnership(2)................................        327              152             134            177             167

Minority Interest in Management
  Partnership...................................        (13)             (17)            (15)           (16)             23

Net Loss........................................   $(37,771)        $(66,228)       $(14,144)      $(18,305)       $(21,279)
                                                   ========         ========        ========       ========        ========

Net Loss Per Unit Outstanding...................   $(10,576)        $(18,544)       $ (3,961)      $ (5,125)       $ (5,958)
                                                   ========         ========        ========       ========        ========

Cash Distributions Paid or Accrued Per
  Unit Outstanding..............................   $    --               --              --        $    --         $    --
                                                   ========         ========        ========       ========        ========

Balance Sheet Data:


                                                                               At December 31,
                                                   -----------------------------------------------------------------------
                                                      1996             1995            1994           1993            1992
                                                      ----             ----            ----           ----            ----
                                                                           (Amounts in Thousands)


Total Assets....................................   $142,599         $180,373        $246,755       $264,898        $278,723

Mortgage Loans..................................    197,712          198,650         199,925        201,058         202,065


Total Liabilities...............................    208,501          208,504         208,658        212,657         208,177
                                                    -------          -------         -------        -------         -------
Total Capital...................................   $(65,902)        $(28,131)       $ 38,097       $ 52,241        $ 70,546
                                                   ========         ========        ========       ========        ========



(1) Includes reduction in carrying value of income-producing properties of $50,000,000.
(2) Minority interest represents the 1% interest of Crow Irvine in the Operating Partnership.
(3) Includes reduction in carrying values of income-producing properties of $23,261,000.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations.

Liquidity and Capital Resources

         The Registrant was formed for the purpose of investing in the Operating Partnership and the Development Partnership. The Registrant made a subsequent investment in WC Management which is directly related to and consistent with these purposes. As a result of the inability of the Operating Partnership to satisfy the Existing Secured Note at maturity, the Operating Partnership entered into a pre-approved bankruptcy plan (the "Plan"). The Plan provides for, among other things, (i) the transfer by the Operating Partnership of all of its assets and liabilities, including, without limitation, $500,000 of unencumbered cash as well as the Headquarters Facility and debt encumbering the Headquarters Facility, to a newly formed limited liability company to be known as Jamboree LLC in exchange for a 10% interest in such entity, (ii) the forgiveness, immediately prior to the transfer of the assets and liabilities to Jamboree LLC, by the Certificateholders of approximately $93 million of the debt plus interest accrued thereon, and the issuance of intermediate notes as satisfaction of the remaining outstanding balance of the Existing Secured Note, (iii) the subsequent contribution by Jamboree Office REIT of $4.5 million of the remaining $104.5 million of debt to Jamboree LLC in exchange for the remaining 90% interest in Jamboree LLC, and (iv) the issuance by Jamboree LLC of the New Notes, which will mature in five years and have an aggregate principal amount of $100 million. In addition, the Operating Partnership will have the right to exchange its interest in Jamboree LLC for an interest in Jamboree Office REIT and to obtain cash payments or equity interests in Jamboree Office REIT upon the occurrence of certain events. See "Item 1, Business - Change in Ownership; Mortgage Loan Workout", for additional information with respect to the Plan.

         If the Plan is not approved, the General Partners believe that the Headquarters Facility will most likely be lost through foreclosure. If the Headquarters Facility were to be foreclosed upon, it would most likely result in significant adverse tax consequences to the Limited Partners.


         The Registrant's primary source of liquidity has been distributions from the Operating Partnership, WC Management (derived from the management of the Operating Partnership's properties) and, to a lesser extent, distributions from the Development Partnership. For the year ended December 31, 1996, the Registrant received a distribution of $1,434,000 from WC Management. No distribution was received from the Operating Partnership or the Development Partnership in 1996. Assuming the

Plan is approved, future liquidity of the Registrant is dependent upon the ability of the Headquarters Facility to generate sufficient positive cash flow to enable Jamboree LLC to make distributions to its partners (or in the alternative, if the Registrant were to exchange its interest in Jamboree LLC for an interest in Jamboree Office REIT, the market for shares of stock in Jamboree Office REIT) as well as the ability of WC Management and the Development Partnership to generate income sufficient to make distributions to the Registrant.

         The Registrant received approximately $1,798,000, $1,577,000 and $1,434,000 of distributions from WC Management in 1994, 1995, and 1996, respectively. These amounts were used to pay the accrued asset management fee payable to WFA under the terms of the Partnership Agreement. It is expected that WC Management will continue to generate income sufficient to enable it to make distributions to the Registrant. However, in connection with the implementation of the Plan, the fee payable to WC Management for its property management and leasing services at the Headquarters Facility was reduced from 5% of gross receipts to 2% of gross receipts, with an additional 2% incentive fee. With respect to Registrant's general and administrative expenses, exclusive of asset management fees, (totaling approximately $359,000 in 1996), it is expected that these costs will continue to be paid from the distributions from WC Management unless and until there are distributions made to the Registrant by the Operating Partnership or the Development Partnership. At December 31, 1996, the Registrant and WC Management collectively held cash reserves of $2,194,000.

         Commencing in 1990, and through June 1996, WFA had not been paid its annual asset management fee. In August 1996, $4,875,000 of this fee was paid to WFA. As of December 31, 1996, $375,000 in asset management fees remained due and owing to WFA. To the extent that the Operating Partnership, the Development Partnership or WC Management are unable to make distributions to the Registrant which are sufficient to satisfy the annual asset management fee payable to WFA, the Registrant will need to continue to defer this payment. The deferred asset management fees will be paid as a priority from available sources of cash prior to any future distributions to partners of the Registrant if and when they are paid.

         As of December 31, 1996, approximately $1,289,000 remained in the reserve account of the Operating Partnership in the control of the mortgage lender. The Registrant utilized a significant portion of the amounts held in the Reserve to pay real estate taxes in 1996. The balance of these funds were transferred by the lender to a tenant improvement reserve in 1997 controlled by the Operating Partnership to fund tenant improvement costs on new leases approved by the bankruptcy court.

         The Development Partnership has depleted its Development Reserves. Pursuant to the terms of its partnership agreement, Crow Irvine is obligated to fund any operating deficits it may incur. In 1994, the Development Partnership sold a parcel of land. The Registrant did not receive any proceeds from the sale of the land because such proceeds were used to pay certain debts and obligations of the Development Partnership, pursuant to the Development Partnership's partnership agreement. If the Development Partnership engages in any construction, neither the Registrant nor the Limited Partners will be required to make any additional investment or be subject to any risks of construction.

         At this time, it appears that the original investment objective of capital growth from the inception of the Registrant will not be attained and that Limited Partners will not receive a return of their invested capital. The extent to which invested capital is refunded to Limited Partners is dependent upon the performance of the properties and the market in which they are located. The ability to hold and operate the properties is dependent upon the approval of the Plan and, if approved, Jamboree LLC's ability to make payment on the New Notes.

Results of Operations

         Results of operations for the year ended December 31, 1996 reflect the consolidated results of the Registrant, the Operating Partnership and WC Management. Results of the Development Partnership are accounted for on the equity method.

         The Registrant has completed its tenth full year of operations. The Registrant's expenses consisted primarily of the amortization of deferred fees payable to WFA or its affiliates, which were paid from the proceeds of the capital contributions of Limited Partners. Other expenses consisted of the investor service fee to WFA and expenses related to the restructuring.

         The Registrant's results of operations depend largely on the results of the operations of the Operating Partnership and, to a lesser extent, on the results of operations of WC Management and the Development Partnership.

         WC Management commenced operations on January 1, 1992. Because WC management is 99% owned by the Registrant, it reports for financial purposes on a consolidated basis with the Registrant and the Operating Partnership. Revenues of WC Management consist primarily of fees received in connection with the management, leasing, and the providing of construction supervision services for the Headquarters Facility. For 1994, 1995 and 1996, WC Management received $2,026,000, $2,100,585 and $1,685,000, respectively in gross fees for these services. Of this amount, $1,767,000, $1,675,000 and $1,626,000, respectively was for property management fees, $80,000, $119,000 and $10,000, respectively represented construction supervision fees, and $179,000, $307,000 and $49,000, respectively for leasing commissions. Operating expenses associated with performing management and leasing functions totaled $542,000, $496,000 and $498,000, respectively, and included certain reimbursable costs such as salaries of certain senior level on-site employees and costs associated with payroll, accounting, legal and other administrative support functions incurred by Winthrop Management in performing management services on behalf of WC Management at the Headquarters Facility. All fees are eliminated in consolidation.

         Revenues for the Operating Partnership decreased by 6.4% from 1994 to 1995 and decreased by 2% from 1995 to 1996. During 1996, rental income accrued on leases with approximately 34 tenants accounted for approximately 69% of the Property's total income, 1% represented interest income earned on the Reserves and the remaining 30% represented operating expense and tax escalation reimbursements and miscellaneous income.

         Revenues decreased in 1996 as the result of Fluor vacating approximately 200,000 square feet in 1995 as permitted under its lease agreement. All but 11,000 square feet of this space was released by December 31, 1995. The new leases are at substantially lower rental rates, reflecting the current market. At December 31, 1996, the Headquarters Facility was 91.5% occupied. The annual base rent per the rent roll was approximately $21,988,000, or an average of $15.16 per leased square foot. The recovery of expenses from tenants by the Headquarters Facility decreased by approximately $1,408,000 (12%) primarily as the result of higher tenant bases for escalation on the new leases.

         Operating expenses of the Operating Partnership before interest expense, depreciation, and amortization, reduction in carrying value, and loss on investments increased by approximately $366,000 (2.4%). This increase is primarily attributable to an increase in administrative expense of approximately $441,000 (24.9%). The increased administrative costs are the result of the costs involved in the restructuring of the debt. The remaining operating expenses, interest expense and amortization were consistent with prior year. Depreciation decreased by approximately $2,237,000 because of the 1995 and 1996 write-down of carrying value.

         During 1995 and 1996, management reduced the Operating Partnership's carrying value of its aggregate investment in the Headquarters Facility as well as the equity investment in the Development Partnership by $50 million and $23 million, respectively. The write down is the result of management's determination that future cash flows will not enable the Operating Partnership nor the Development Partnership to recover their investments. Management considered various factors, which included the current and future expected occupancy rates and prospects for leasing at rates sufficient to support the existing carrying value of the Headquarters Facility.

         Pursuant to the terms of the lease between the Operating Partnership and Sodexho, f/k/a Gardener Merchant which operates a cafeteria at the Headquarters Facility, Sodexho is to receive a management fee of 3% of gross revenues from the cafeteria and 15% of the net profits generated by the cafeteria. Under the contract, the Operating Partnership is to receive 85% of the net profits from the operation of the cafeteria. The Operating Partnership's share of net profits from the cafeteria for 1996, 1995 and 1994 were $95,000, $98,000 and $173,000, respectively.

         The Registrant has a 25% limited partnership interest in the Development Partnership which is accounted for under the equity method of accounting. Prior to 1996, the operations of the Development Partnership consisted primarily of interest income earned on its cash reserves and expenses associated with the approval process of the development plan and administrative expenses. During 1996, a 144,000 square foot retail center including an eighteen hole putting course commenced operations. The reduced equity loss from the Development Partnership is primarily due to the partial year of operations of the retail center in 1996.

Item 8.  Financial Statements and Supplementary Data.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of
Winthrop California Investors Limited Partnership:

We have audited the accompanying consolidated balance sheets of Winthrop California Investors Limited Partnership (a Delaware limited partnership) and subsidiaries as of December 31, 1996 and 1995, and the related statements of operations, partners' capital (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of Winthrop California Investors Limited Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Winthrop California Investors Limited Partnership and subsidiaries as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Notes 2 and 9 to the consolidated financial statements, the operating subsidiary has experienced several years of losses, was not able to fund or refinance the principal amount under the mortgage loan which became due during 1996, and, as a result, has filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code on March 28, 1997. These matters raise substantial doubt about the Partnership's ability to continue as a going concern. These consolidated financial statements do not include any adjustments relating to the recoverability of asset carrying amounts or the amount of liabilities that might result should the Partnership be unable to continue as a going concern.

Our audits were made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The schedule listed in the consolidated financial statements and schedule index is the responsibility of Winthrop California Investors Limited Partnership's management, is presented for purposes of complying with the Securities and Exchange Commission's rules, and is not a required part of the consolidated financial statements. The schedule has been subjected to the auditing procedures applied in our audits of the consolidated financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the consolidated financial statements taken as a whole.


                                                            ARTHUR ANDERSEN LLP

Boston, Massachusetts
June 13, 1997

               WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP

                          CONSOLIDATED BALANCE SHEETS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                     ASSETS
                                                                                         1996             1995
                                                                                        (Amounts in thousands)
LAND (NOTE 1)                                                                         $  13,339        $  16,757

BUILDINGS AND IMPROVEMENTS (NOTES 1 AND 2)                                              221,342          239,769
                                                                                      ---------        ---------
                                                                                        234,681          256,526

LESS--ACCUMULATED DEPRECIATION (NOTE 2)                                                 130,004          122,065
                                                                                      ---------        ---------

                                                                                        104,677          134,461

CASH AND CASH EQUIVALENTS                                                                 5,335            9,216

INVESTMENT SECURITIES (NOTE 4)                                                               --            3,672

MORTGAGE ESCROW (NOTE 4)                                                                  1,289               --

OTHER DEPOSITS                                                                              241              221

PREPAID EXPENSES AND OTHER ASSETS, NET                                                    7,485            5,511

DEFERRED COSTS, NET OF ACCUMULATED AMORTIZATION OF $5,544 AND $12,639
AS OF DECEMBER 31, 1996 AND 1995, RESPECTIVELY (NOTES 2 AND 5)                            3,205            6,394

EQUITY INVESTMENT IN DEVELOPMENT PARTNERSHIP (NOTE 3)                                    20,367           20,898
                                                                                      ---------        ---------

         Total assets                                                                 $ 142,599        $ 180,373
                                                                                      =========        =========

                       LIABILITIES AND PARTNERS' DEFICIT


LIABILITIES:
   Mortgage loan (Note 4)                                                             $ 197,712        $ 198,650
   Accounts payable, accrued expenses and other                                          10,789            9,854
                                                                                      ---------        ---------
                                                                                        208,501          208,504
                                                                                      ---------        ---------

COMMITMENTS AND CONTINGENCIES (NOTE 8)

PARTNERS' DEFICIT:
   Limited partners--units of Investor Limited Partnership
     Interest, $65 stated value per cash unit and $66 stated value per deferred unit; authorized--3,500 units; issued and outstanding--3,500 units as of
     December 31, 1996 and 1995 (Note 1)                                                (44,573)          (7,557)

   General partners                                                                     (21,329)         (20,574)
                                                                                      ---------        ---------

                                                                                        (65,902)         (28,131)
                                                                                      ---------        ---------

         Total liabilities and partners' deficit                                      $ 142,599        $ 180,373
                                                                                      =========        =========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

               WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                                         1996             1995              1994
                                                                                 (Amounts in thousands)
INCOME:
   Rental income                                                      $   24,376        $   23,590       $   24,487
   Common area expense reimbursements (Note 2)                             9,906            11,314           12,784
   Interest income                                                           441               817              709
   Other                                                                     468               302              423
                                                                      ----------        ----------       ----------

         Total income                                                     35,191            36,023           38,403
                                                                      ----------        ----------       ----------


EXPENSES:
   Utilities                                                               2,758             3,049            3,082
   Repairs, maintenance and security                                       6,329             5,734            6,883
   Real estate taxes                                                       2,680             2,608            2,543
   Insurance                                                                 357               332              228
   General and administrative                                              2,417             2,225            2,252
   Asset and property management fees (Note 5)                               750               750              750
   Interest expense (Note 4)                                              23,660            23,611           23,754
   Depreciation and amortization (Note 2)                                 10,533            13,241           13,005
   Unrealized loss on investments                                             --                42               68
   Reduction in carrying value of income-producing properties
     and equity investment (Note 2)                                       23,261            50,000               --
                                                                      ----------        ----------       ----------

         Total expenses                                                   72,745           101,592           52,565
                                                                      ----------        ----------       ----------

EQUITY IN LOSS OF DEVELOPMENT PARTNERSHIP (NOTE 3)                          (531)             (794)            (101)
                                                                      ----------        ----------       ----------

   Loss before minority interest                                         (38,085)          (66,363)         (14,263)

MINORITY INTEREST IN LOSS (INCOME) OF:
   Operating partnership (Note 2)                                            327               152              134
   Management partnership (Note 2)                                           (13)              (17)             (15)
                                                                      ----------        ----------       ----------

         Net loss                                                     $  (37,771)       $  (66,228)      $  (14,144)
                                                                      ==========        ==========       ==========

NET LOSS ALLOCATED TO GENERAL PARTNERS (NOTE 2)                       $     (755)       $   (1,325)      $     (283)
                                                                      ==========        ==========       ==========

NET LOSS ALLOCATED TO INVESTOR LIMITED PARTNERS (NOTE 2)              $  (37,016)       $  (64,903)      $  (13,861)
                                                                      ==========        ==========       ==========

NET LOSS PER UNIT OF LIMITED PARTNERSHIP INTEREST                     $   (10.58)       $   (18.54)      $    (3.96)
                                                                      ==========        ==========       ==========

              The accompanying notes are an integral part of these
                      consolidated financial statements.

               WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP

             CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                     Units of          Investor
                                                     Investor          Limited
                                                     Limited          Partners'           General      Total Partners'
                                                   Partnership         Capital           Partners'         Capital
                                                     Interest         (Deficit)           Deficit         (Deficit)
                                                              (Amounts in thousands, except unit amounts)
BALANCE, DECEMBER 31, 1993                            3,500           $   71,207        $  (18,966)      $   52,241

   Net loss (Notes 2 and 10)                             --              (13,861)             (283)         (14,144)
                                                 ----------           ----------        ----------       ----------

BALANCE, DECEMBER 31,1994                             3,500               57,346           (19,249)          38,097

   Net loss (Notes 2 and 10)                             --              (64,903)           (1,325)         (66,228)
                                                 ----------           ----------        ----------       ----------

BALANCE, DECEMBER 31, 1995                            3,500               (7,557)          (20,574)         (28,131)

   Net loss (Notes 2 and 10)                             --              (37,016)             (755)         (37,771)
                                                 ----------           ----------        ----------       ----------

BALANCE, DECEMBER 31, 1996                            3,500           $  (44,573)       $  (21,329)      $  (65,902)
                                                 ==========           ==========        ==========       ==========

              The accompanying notes are an integral part of these
                      consolidated financial statements.

               WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                          1996              1995             1994
                                                                       (Amounts in thousands, except per unit data)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                           $  (37,771)       $  (66,228)      $  (14,144)
   Adjustments to reconcile net loss to net cash used in
   operating activities-
     Depreciation and amortization                                         9,948            12,831           12,612
     Unrealized loss on investments                                           --                42               68
     Reduction in carrying value of income producing properties
       and equity investment                                              23,261            50,000               --
     Minority interest in income of Operating Partnership and
       Management Partnership                                               (314)             (135)            (119)
     Equity in loss of Development Partnership                               531               794              101
     Changes in current assets and liabilities-
       (Increase) decrease in other deposits                                 (20)              712             (933)
       (Increase) decrease in prepaid expenses and other assets           (1,648)              502              298
       Increase (decrease) in accounts payable, accrued expenses
         and other                                                           923             1,121           (2,866)
       Increase in deferred costs related to operating activities           (111)             (716)            (159)
                                                                      ----------        ----------       ----------

           Net cash used in operating activities                          (5,201)           (1,077)          (5,142)
                                                                      ----------        ----------       ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sales of investment securities held for
     trading, net of purchases                                             2,383             5,223            6,316
   Capital expenditures                                                     (125)             (422)            (181)
                                                                      ----------        ----------       ----------

           Net cash provided by investing activities                       2,258             4,801            6,135
                                                                      ----------        ----------       ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Principal payments on mortgage loan                                      (938)           (1,275)          (1,133)
   Decrease in investment securities                                       1,289                --               --
   Increase in mortgage escrow                                            (1,289)               --               --
                                                                      ----------        ----------       ----------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                      (3,881)            2,449             (140)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                               9,216             6,767            6,907
                                                                      ----------        ----------       ----------


CASH AND CASH EQUIVALENTS, END OF YEAR                                $    5,335        $    9,216       $    6,767
                                                                      ==========        ==========       ==========

              The accompanying notes are an integral part of these
                      consolidated financial statements.

               WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

(1)    ORGANIZATION

       Winthrop California Investors Limited Partnership (the Partnership) was originally organized on January 24, 1985 under the Maryland Uniform Limited Partnership Act and was reorganized on October 16, 1985 as a Delaware limited partnership to own a 99% general partnership interest in Crow Winthrop Operating Partnership, a Maryland general partnership (the Operating Partnership), as well as a 25% Limited Partnership interest in Crow Winthrop Development Limited Partnership, a Maryland limited partnership (the Development Partnership). The Partnership subsequently acquired, in March 1992, a 99% limited partnership interest in Winthrop California Management Limited Partnership, a Maryland limited partnership (Management Partnership).

       On July 30, 1985 (the Acquisition Date), the Operating Partnership acquired the Fluor Corporation World Headquarters Facility (the Headquarters Facility) in Irvine, California, from Fluor Corporation (Fluor) consisting of approximately 1,606,000 rentable square feet, the directly underlying land of approximately 14.8 acres and all related rights and easements.

       As of the same date, the Development Partnership acquired 122.2 acres of undeveloped land (the Excess Land) surrounding the Headquarters Facility (the Excess Land together with the Headquarters Facility is collectively referred to as the Properties).

       The Properties were acquired for a total price of $337,000,000 (the Purchase Price) consisting of $302,000,000 paid on the Acquisition Date (the Fixed Purchase Price) and $35,000,000 paid in August 1986 (the Contingent Purchase Price) after certain development rights were approved for the Development Partnership.

       The General Partners of the Partnership are Winthrop Financial Associates (WFA) and Three Winthrop Properties, Inc. (Three Winthrop) (see Note 6). The General Partners made capital contributions totaling $101 for a 2.0% interest in the operating profits and losses of the Partnership.


(2)    SIGNIFICANT ACCOUNTING POLICIES

       Basis of Consolidation

       The accompanying consolidated financial statements include the accounts of the Partnership, the Operating Partnership and the Management Partnership. The Partnership is the 99% General Partner of the Operating Partnership and the 99% Limited Partner of the Management Partnership. The remaining 1% ownership interests of an unaffiliated partner of the Operating Partnership (Crow Irvine #2) and of an affiliated partner of the Management Partnership (First Winthrop Properties, Inc.) have been included in other assets in the accompanying consolidated balance sheets. All significant intercompany accounts and transactions have been eliminated in consolidation.

               WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

                                  (Continued)

(2)    SIGNIFICANT ACCOUNTING POLICIES (Continued)

       Basis of Consolidation (Continued)

       The Partnership owns a 25% Limited Partner's interest in the Development Partnership, which is accounted for under the equity method.

       Basis of Presentation

       The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Operating Partnership has experienced several years of losses and was not able to fund or refinance the principal amount due under the mortgage note at maturity in April 1996 (see Note 4). As a result, the Operating Partnership filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code on March 28, 1997. This matter raises substantial doubt as to the Partnership's ability to continue as a going concern for a reasonable period of time (see Note 9).

       The consolidated financial statements do not include any adjustments relating to the recoverability of recorded asset amounts or the amounts of liabilities that might be necessary should the Partnership be unable to continue as a going concern. The Partnership's continuation as a going concern is dependent on its management's ability to obtain approval of its plan of reorganization of the Operating Partnership from the U.S. Bankruptcy Court, Central District of California.


       Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Income Taxes

       No provision has been made for federal, state or local income taxes in the accompanying consolidated financial statements of the Partnership. The partners are required to report, on their individual income tax returns, their allocable share of income, gains, losses, deductions and credits of the Partnership. The Partnership has elected to file its tax returns on the accrual basis.

               WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

                                  (Continued)

(2)    SIGNIFICANT ACCOUNTING POLICIES (Continued)

       Common Area Expense Reimbursement and Reimbursable Common Area Expenses

       Reimbursable common area expenses are all expenses and costs, as defined in the tenant leases, which are paid in connection with the ownership and operation of the Headquarters Facility. Included in common area expense reimbursements are calculated cost recovery amounts related to certain capitalized equipment expenditures, which reduce project operating expenses.

       Depreciation and Amortization

       The Operating Partnership provides for depreciation of buildings and improvements on the straight-line method over their estimated useful lives. Real property is depreciated over a period of six to fifty-four years. Personal property is depreciated over a period of five to seven years. Building and improvements are valued at cost, adjusted for impairment considered other than temporary (see Income Producing Properties). Fully depreciated assets and assets no longer in service, along with the related accumulated depreciation, have been written off.


       Due to the adjustment for impairment for financial statement purposes, the tax basis of the property exceeds its carrying value for financial reporting purposes by approximately $46 million at December 31, 1996.

       Deferred Costs

       Financing costs (including fees and insurance), leasing costs and deferred fees are capitalized and amortized primarily using the straight-line method over the term of the related agreements. Organization costs have been amortized using the straight-line method over five years.

       Statements of Cash Flows

       For purposes of the statements of cash flows, cash equivalents are defined by the Partnership as investments consisting of certificates of deposits, money market funds, commercial paper and other instruments with original maturities of three months or less. The Partnership made interest payments of $21,003,000, $23,623,000 and $23,765,000 in 1996,
       1995 and 1994, respectively.

               WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

                                  (Continued)

(2)    SIGNIFICANT ACCOUNTING POLICIES (Continued)

       Income Producing Properties

       Income producing properties are carried at cost adjusted for depreciation. Management reviews the properties to determine whether they have suffered an impairment in value which is deemed to be other than temporary requiring the properties to be reduced to their fair value at that time. Such instances arise when management concludes that expected future cash flows will not enable the Partnerships to recover their investment. In making such assessments, management considers certain factors, which include recessionary effects on commercial real estate markets, current and future expected occupancy rates, prospects for leasing at rates sufficient to support the existing carrying value of the properties, expected changes in operating costs or appraisal of an independent firm.

       During 1995, management determined that the Properties suffered an impairment in value which was considered to be other than temporary. Management's assessment of impairment related to the weaker than projected Orange County commercial real estate market. Given the unfavorable development of the adjacent parcels, structural flaws recently identified and the potential inability to retain the Fluor tenant (Note 4), management believed that there would be a major lease-up effort. This lease-up effort could include major structural improvements, a longer than anticipated vacancy period and rental rates lower than those being achieved on existing leases. As a result, the Partnership reduced the carrying value of its investment in the Properties by $40,000,000 in 1995 to its estimated fair value (see
       Note 3).

       During 1996, as a result of the Operating Partnership's default on the Mortgage Loan (see Note 4), and the subsequent notification by Fluor that it would not renew its lease upon expiration in July 1998, management updated its assessment of potential impairment of the Properties. Based on a valuation prepared by an outside party, the Partnership, in conjunction with its Agreement of Understanding with the Mortgage Lender, has determined that an additional impairment in value that is considered to be other than temporary needed to be recognized, and further reduced the carrying value of its investment in the properties by $23,261,000 to its estimated fair value as of December 31, 1996.

       Accounting for Long-Lived Assets

       In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. As required, the Partnership adopted SFAS No. 121 in the first quarter of 1996. Management believes adoption did not have any effect on the financial position of the Partnership.

               WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

                                  (Continued)

(2)    SIGNIFICANT ACCOUNTING POLICIES (Continued)

       Disclosures About Fair Value of Financial Instruments

       SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires that disclosure be made of estimates of the fair value of each class of financial instrument. Financial instruments held by the Partnership as of December 31, 1996 and 1995 consist primarily of short-term trade receivables and payables, for which the carrying amounts approximate fair values, and long-term debt. As discussed in
       Note 4, the Partnership has a permanent mortgage note payable to Pacific Mutual Life Insurance Company, which matured on April 1, 1996. On March 28, 1997, the Operating Partnership filed for bankruptcy under Chapter 11, of the U.S. Bankruptcy Code. Due to this factor, it is not practicable to determine the fair market equivalent for this indebtedness. However, under the current circumstances, it is management's estimate that the fair value of this instrument is less than the carrying amount at December 31, 1996.

       Allocation of Net Profits or Losses and Cash Flow

       The net operating profits or losses and cash flow of the Partnership are, in general, allocated as follows (see Note 7):

                                                     Profits, Losses    Profits, Losses     Profits, Losses
                                                      and Cash Flow      and Cash Flow       and Cash Flow
                                                      Received from      Received from       Received from
                                                        Operating         Development         Management
                                                       Partnership        Partnership         Partnership
        Investor Limited Partners                         97.020%            15.000%             97.020%
        WFA                                                1.881              9.975               1.881
        Three Winthrop                                     0.099              0.025               0.099
                                                        --------           --------            --------
        Total interest of the Partnership in-
           Operating Partnership                          99.000                 --                  --
           Development Partnership                            --             25.000                  --
           Management Partnership                             --                 --              99.000
        Interest of Crow Irvine in-
           Operating Partnership                           1.000                 --                  --
           Development Partnership                            --             75.000                  --
        Interest of First Winthrop in-
           Management Partnership                             --                 --               1.000
                                                        --------           --------            --------

                                                         100.000%           100.000%            100.000%
                                                        ========           ========            ========

       Any gains resulting from sales, disposition or refinancing of any of the Properties are to be allocated to the partners of the Partnerships according to various provisions of the Partnership Agreements.

               WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

                                  (Continued)

(3)    EQUITY INVESTMENT IN DEVELOPMENT PARTNERSHIP

       The Partnership's equity investment in the Development Partnership is summarized as follows:


                                                                            December 31,
                                                                        1996             1995
                                                                       (Amounts in thousands)
        Balance, beginning of year                                  $    20,898       $    31,692
        Equity in loss of Development Partnership                          (531)             (794)
        Reduction in carrying value                                          --           (10,000)
                                                                    -----------       -----------

                                                                    $    20,367       $    20,898
                                                                    ===========       ===========


       Condensed balance sheets of the Development Partnership are as follows:


                                                                            December 31,
                                                                        1996             1995
                                                                       (Amounts in thousands)
                                                                             (Unaudited)
                                     ASSETS
                                                                                      (Restated)

        Fixed assets                                                $    63,602       $    53,947
        Cash and cash equivalents, at cost, which approximates
           market value                                                   3,646             4,691
        Accounts receivable and other assets                              1,782            10,324
                                                                    -----------       -----------

                 Total assets                                       $    69,030       $    68,962
                                                                    ===========       ===========


                       LIABILITIES AND PARTNERS' CAPITAL

        Liabilities:

           Notes payable                                            $    33,702       $    33,702
           Accounts payable and accrued interest                         12,881            10,692
                                                                    -----------       -----------
                                                                         46,583            44,394
                                                                    -----------       -----------

        Partners' Capital:
           Winthrop California Investors Limited Partnership             29,960            30,490
           Crow Irvine                                                   (7,513)           (5,922)
                                                                    -----------       -----------
                                                                         22,447            24,568
                                                                    -----------       -----------

                 Total liabilities and partners' capital            $    69,030       $    68,962
                                                                    ===========       ===========

               WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

                                  (Continued)

(3)    EQUITY INVESTMENT IN DEVELOPMENT PARTNERSHIP (Continued)

       Condensed statements of operations of the Development Partnership are as follows:


                                                                      For the Years Ended December 31,
                                                                  1996              1995              1994
                                                                           (Amounts in thousands)
                                                                                 (Unaudited)


                                                                                 (Restated)
        Operating revenues                                     $    3,063       $    2,619         $   6,618

        Costs and expenses                                          5,185            5,551             7,021
                                                               ----------       ----------         ---------

                 Net loss                                      $   (2,122)      $   (2,932)        $    (403)
                                                               ==========       ==========         =========


        Net loss allocated to Crow Irvine                      $   (1,591)      $   (2,199)        $    (302)
                                                               ==========       ==========         =========

                 Net loss allocated to Winthrop California
                 Investors Limited Partnership                 $     (531)      $     (733)        $    (101)
                                                               ==========       ==========         =========

       The 1995 balance sheet and operating results are restated for changes made by the Development Partnership subsequent to issuance of the 1995 financial statements.

       In conjunction with the impairment in value determined with respect to the Properties, management concluded that there was an impairment in the value of its equity investment in the Development Partnership. Such impairment is substantially related to factors discussed in Note 2. As a result, the Partnership reduced the carrying value of this investment by $10,000,000 in 1995 to its estimated fair value. The tax basis of this investment exceeds its carrying value for financial statement purposes by approximately $11,611,000.

(4)    FINANCING ARRANGEMENTS

       The Operating Partnership, in connection with the acquisition of the Headquarters Facility, obtained a $204,000,000 mortgage loan (the Mortgage Loan) from Pacific Mutual Life Insurance Company (the Mortgage Lender) as of the Acquisition Date. The Mortgage Loan had a 127-month term, bears interest at the fixed rate of 11.85% and is secured by the Headquarters Facility. Under the terms of the loan, monthly payments of interest only were required through August 1, 1990. Thereafter, monthly payments of principal and interest of $2,075,000 were made until maturity. A balloon payment of $198,190,000 was due at maturity on April 1, 1996.

               WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

                                  (Continued)

(4)    FINANCING ARRANGEMENTS (Continued)

       The Operating Partnership failed to make the balloon payment on April 1, 1996, but continued to make scheduled monthly payments of principal and interest through August 1996. In July, the Mortgage Lender swept the funds from the investment accounts, in an amount totaling $1,264,759, which were placed in an interest-bearing escrow account. Interest income in the amount of $24,267 was credited through December 31, 1996. The parties agreed that starting in September 1996, the Mortgage Lender would sweep the Operating Partnership's operating bank account and would take and apply all funds in excess of $500,000 in the bank account to the outstanding principal and accrued interest on the Mortgage Loan. Payments made under this arrangement totaled approximately $9,958,000. Any unpaid interest accrues interest at 11.85%. Accrued interest payable included in accounts payable at December 31, 1996 totaled approximately $4,617,000.

       The Mortgage Lender has a security interest in the cash balances of the Operating Partnership and has placed certain restrictions on investment policies and capital distributions.

       Although market conditions in Southern California have recently stabilized and market rental rates have increased slightly, the Partnership does not anticipate being able to sell or refinance the Headquarters Facility to repay the Mortgage Loan. During March 1997, the property's largest tenant, Fluor, announced that it would not be extending its lease term. On March 28, 1997, the Operating Partnership filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code.

       On November 27, 1996, the Mortgage Lender and the Partnership reached an agreement (the Agreement of Understanding) in principle on the terms of a plan of reorganization for the Operating Partnership, under which the Mortgage Lender agreed to support a prearranged bankruptcy plan of reorganization on certain terms and conditions, and agreed to forbear from exercising any remedies so long as the Agreement of Understanding was in effect. The Mortgage Lender may terminate this Agreement if the plan of reorganization is not confirmed on or before December 31, 1997 (see Note 9).

               WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

                                  (Continued)

(5)    DEFERRED COSTS

       The following summarizes by category the Partnership's deferred costs at December 31, 1996 and 1995:

                                                   1996              1995
                                                   (Amounts in thousands)

        Financing costs                          $       --       $    4,156
        Leasing costs                                 7,554            7,265
        Organization costs                               --            2,080
        Deferred fees                                 1,195            5,532

        Less--Accumulated amortization               (5,544)         (12,639)
                                                 ----------       ----------

                                                 $    3,205       $    6,394
                                                 ==========       ==========

(6)    CONFLICTS OF INTEREST AND TRANSACTIONS WITH RELATED PARTIES

       WFA and Three Winthrop, as General Partners of the Partnership, are entitled to allocations of profits and losses and cash distributions from operations and liquidation of the Partnerships.

       WFA or an affiliate earns annual asset management fees of $750,000 paid from the Partnership's distributive share of cash flow from operations of the Operating, Development and Management Partnerships. At December 31, 1996, 1995 and 1994, $375,000, $4,500,000 and $3,750,000,
       respectively, of such fees are included in accounts payable.

       WFA and Crow Orange County Management Company (Crow Management) are entitled to an incentive asset management fee equal to 10% and 5%, respectively, of the excess, if any, in any year of actual cash flow over the cash flow forecast for the Headquarters Facility in the summary of cash flow forecast from operations of the Operating Partnership set forth in the Partnership's confidential memorandum describing the Offering. There were no such amounts paid or accrued in 1996, 1995 or 1994.

       During 1996 and 1995, the Management Partnership occupied space (14,851 rental square feet of office space) and earned management fees, leasing commissions and fees for supervising the conversion of tenant space and certain other capital improvements at the Headquarters Facility in accordance with agreements assigned from Crow Management. All fees have been eliminated in consolidation.

       During 1996 and 1995, the Management Partnership reimbursed approximately $145,000 and $175,000, respectively, of costs incurred by an affiliate in connection with the operation of the Management Partnership.

               WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

                                  (Continued)

(6)    CONFLICTS OF INTEREST AND TRANSACTIONS WITH RELATED PARTIES (Continued)

       During 1995 and 1994, Crow Management occupied approximately 3,564 and 4,675, respectively, rentable square feet of office space owned by the

       Operating Partnership. This space was used by Crow Management personnel to oversee the management of the Properties.

       During 1995, the Operating Partnership reimbursed to WFA approximately $9,000 of costs for legal services that certain WFA employees provided to the Partnership.

       WFA obtains general liability insurance coverage for the Partnership. The cost of this coverage charged to the Partnership was $15,100 and $14,128 in 1996 and 1995, respectively.

(7)    REAL ESTATE TAX ABATEMENT

       In 1995, the Operating Partnership received an abatement of real estate taxes from Orange County related to the 1992, 1993 and 1994 fiscal years. The amount received totaled $1,665,000. Of this amount, $1,424,000 was payable to certain tenants. The remaining $241,000 was reflected as other income.

       During 1996, the Operating Partnership received an abatement of real estate taxes related to fiscal years 1991 through 1995. Of the total rebate of approximately $150,000, approximately $127,000 is payable to certain tenants and $23,000 is included in other income.

       In March 1997, the Operating Partnership received a real estate tax abatement related to the 1994 and 1995 fiscal years totaling approximately $1,666,000. This amount is included in accounts receivable at December 31, 1996. Of this amount, approximately $1,405,000 is payable to certain tenants. The remaining $261,000 is included in other income.

(8)    COMMITMENTS AND CONTINGENCIES

       Leases

       Originally, the Operating Partnership entered into three separate, but substantially identical, 50-year completely net leases (collectively, the Master Lease) with a subsidiary of Fluor (with a guarantee by Fluor) for each of the three components of the Headquarters Facility. At all times during the term of the Master Lease, Fluor will pay its pro rata share of all operating expenses of the Headquarters Facility and the
       90.2 acres surrounding the Headquarters Facility, which contain parking lots, access roads and landscaped grounds (the Master Land).

               WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

                                  (Continued)

(8)    COMMITMENTS AND CONTINGENCIES (Continued)

       Leases (Continued)

       Effective November 1, 1988, the Partnership negotiated revised lease terms with Fluor (the Revised Lease Terms), which were approved by the Mortgage Lender during 1990. The primary components of the Revised Lease Terms were (i) Fluor will continue to lease a minimum of 790,409 usable square feet until 1998 (797,142 square feet currently leased at December 31, 1995) and (ii) the average rental rate on this space will be approximately $16.87, net, per usable square foot. Fluor must inform the Operating Partnership of its intentions regarding renewal by July 1, 1997, at which time Fluor may elect to (i) renew the lease on August 1, 1998 for up to seven consecutive six-year renewal terms for a minimum of 350,000 square feet at a rental rate equal to 95% of the market rates but not less than the rates then in effect or (ii) vacate one half of its space on August 1, 1998 and the remainder on August 1, 1999. During March 1997, Fluor announced that it would not be extending its lease term.

       The Master Lease provides that Fluor may sublease space with the consent of the Operating Partnership. If rent under a sublease is in excess of that due under the Master Lease, a portion of the excess will be paid by Fluor to the Operating Partnership. If rent due under a sublease is less than that due under the Master Lease, Fluor will continue to pay the full rent due under the Master Lease to the Operating Partnership.
       Fluor entered into several subleases in 1991 and 1990.

       The following is a summary of the minimum lease revenues, exclusive of escalation recoveries and future lease renewals, on existing leases, which reflects the revised lease terms discussed above:

                Year                         Amount
                                     (Amounts in thousands)
                1997                       $    21,097
                1998                            14,467
                1999                             6,578
                2000                             6,614
                2001                             3,561
                Thereafter                       8,521
                                           -----------

                                           $    60,838

                                     F-17

               WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

                                  (Continued)

(8)    COMMITMENTS AND CONTINGENCIES (Continued)

       Litigation

       During 1993, the Partnership, both on its own behalf and on behalf of the Operating Partnership, commenced legal proceedings against Crow Irvine and its general partners, Crow Management and the Development Partnership (together, the Crow Defendants). The Crow Defendants filed a cross-complaint against the Partnership, the Operating Partnership, the General Partners and certain other individuals and entities affiliated with WFA. On April 1, 1995, the Partnership and its affiliates, along with the Crow Defendants, agreed to dismiss all claims pursuant to a settlement agreement. That settlement agreement required the Partnership to pay $1,050,000 to either Crow Management or the Development Partnership in full and complete satisfaction of all amounts due under the management agreement. This amount was paid in 1995.

       The settlement agreement also requires Crow Management to subcontract all management services to the Management Partnership for the period April 1, 1995 to December 31, 2000 in consideration for a monthly fee of $20,833. The Partnership will be required to remit payments for fees related to common area operations to the Management Partnership. In addition, the Partnership agreed to pay certain fees for reserved parking spaces.

       During November 1996, Crow Management gave notice to the Management Partnership that the subcontract entered into in April 1995 was canceled immediately due to the Management Partnership's failure to fulfill its obligations under the terms of the subcontract. It is the Partnership's position that all required duties are being properly performed and that the subcontract requires the parties to enter into arbitration prior to cancellation of the subcontract. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial position or results of operation of the Partnership.

       In July 1985, the Operating and Development Partnerships entered into the Construction, Operation and Reciprocal Easement Agreement (the REA) to govern the development and use of the properties under the control of each. On February 20, 1997, the Development Partnership sent a notice to the Operating Partnership claiming that the Operating Partnership was in default of the REA due to its refusal to permit the Development Partnership to use certain electrical lines located on the Operating Partnership's property.


       Financial Instruments

       Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and investment securities. The Partnership places its temporary cash investments and investment securities with high credit quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. As of December 31, 1995, the Partnership had no significant concentrations of credit risk.

               WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

                                  (Continued)

(9)    SUBSEQUENT EVENT

       The Operating Partnership filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code on March 28, 1997, as outlined in the Agreement of Understanding with the Mortgage Lender (see Note 4). Under the terms of the proposed plan of reorganization, the Mortgage Lender will reduce the Operating Partnership's mortgage obligation to $104.5 million through forgiveness of indebtedness. The debt will be evidenced by two new notes in the principal amounts of $100 million and $4.5 million (the Intermediate Debt). The Operating Partnership will then contribute $500,000 in cash, and all other partnership assets and liabilities (including the Headquarters Facility subject to the Intermediate Debt) to a limited liability corporation (LLC) formed for this purpose. In return, the Operating Partnership will receive a 10% interest in LLC. The LLC will terminate upon the earlier of the sale or disposition of the Headquarters Facility or September 28, 2002, although its term may be extended by the members.

       A real estate investment trust (REIT) will be formed to own a 90% interest in LLC. In return for satisfaction of the existing mortgage, the Mortgage Lender will initially own 100% of the REIT and receive $100 million in secured debentures from LLC. Class A Notes in the principal amount of $80 million will bear interest at 2.25% above the interest rate on U.S. Treasury Bonds or Notes with a maturity date closest to the Class A Notes, and be payable monthly in interest only through March 28, 1999. Thereafter, monthly payment of interest and principal will be based on a 25-year amortization schedule. Through March 28, 1998, the interest may be payable in additional Class A Notes. Class B Notes in the principal amount of $20 million will bear interest at 3.0% above the interest rate on U.S. Treasury Bonds or Notes with a maturity date closest to the Class B Notes, and be payable monthly in interest only through March 28, 2000. Thereafter, monthly payments of interest and principal will be based on a 25-year amortization schedule. Through

       March 28, 2001, the interest may be payable in additional Class B Notes. Both Class A and B Notes mature March 28, 2002.

       The Operating Partnership will have the right to exchange its 10% interest in the LLC for a 10% interest in the REIT (the Exchange Right). It will also pledge its interest in the LLC as collateral for the payment in full of all amounts evidenced by the Class A and Class B Notes.

       The Operating Partnership will also receive certain Property Appreciation Rights, which will be exercisable through March 27, 2002. The Operating Partnership will have the right to purchase an equity interest in the REIT representing 10% of the equity value of the LLC (subject to dilution) for $10,888,889. The Operating Partnership will also have the right to purchase an equity interest in the REIT representing 55% of the equity value of the LLC (subject to dilution) for $152,777,778. The exercise of the rights is subject to the value of the LLC equaling or exceeding $98 million for the 10% purchase and $125 million for the 55% purchase. In lieu of issuing shares for these Property Appreciation Rights, the REIT will have the option of making a net cash payment equal to the difference between the current market value of the REIT shares to be issued and the exercise price.

               WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

                                  (Continued)


(9)    SUBSEQUENT EVENT (Continued)

       In return for its services in connection with assistance in negotiating the reorganization plan, the LLC will pay a fee of $500,000 to the Partnership.

       The above terms of the proposed plan of reorganization are subject to change and are also subject to approval by the Bankruptcy Court and the Investor Limited Partners.

(10)   TAX LOSS

       The Partnership's loss for federal income tax reporting purposes differs from the net loss for financial reporting purposes primarily due to timing differences in the recognition of certain revenue and expense items. The Partnership's federal tax loss was calculated as follows:

                                                               1996             1995              1994
                                                                       (Amounts in thousands)
        Loss for financial reporting purposes              $   (37,771)      $   (66,228)     $   (14,144)

        Reduction in carrying value of property                 23,261            50,000               --


        Accelerated depreciation (in excess of) less
        than the depreciation for financial statement
        purposes                                                (1,746)              285             (368)

        Prepaid rent                                                71                 8           (2,547)

        Deferred rental income                                    (252)              110              107

        Nondeductible accruals                                     492            (1,365)           1,107

        Amortization of intangibles                                100               100              495

        Other                                                      (42)            1,232                5

        Legal fees related to bankruptcy                           350                --               --

        Special tax loss allocation to Partnership                (326)             (151)            (137)

        Development Partnership interest expense
        capitalized for tax                                       (274)              217               34
                                                           -----------       -----------      -----------

                Loss for federal income tax reporting
                purposes                                   $   (16,137)      $   (15,792)     $   (15,448)
                                                           ===========       ===========      ===========

       Allocations of the net loss to Investor Limited Partners for financial statement and tax purposes are computed in accordance with the Partnership Agreements.

                                                                   SCHEDULE III

               WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP

                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                              AT DECEMBER 31, 1996

                                                                  Cost
                                                               Capitalized
                                                              Subsequent to
                                Initial Cost to Partnership    Acquisition-
                Encumbrances                    Buildings &    Improvements,
Description          (A)            Land       Improvements         Net
Commercial
office
property        $198,650,332    $ 22,756,500   $279,217,582    $(23,914,913)



                    Gross Amount at which Carried at Close of Period
                                               Impairment of
                               Buildings &        Land &                      Accumulated      Date of       Depreciable
Description       Land        Improvements       Buildings      Total (B)    Depreciation    Acquisition        Life
Commercial
office
property      $ 22,756,500    $273,894,029     $(61,970,000)  $234,680,529   $130,004,456      7/30/85       5-54 years

(A) See Note 4 of notes to consolidated financial statements for information regarding the terms of the various encumbrances.

(B) The total cost of land, buildings and improvements, net of accumulated depreciation at December 31, 1996, for federal income tax purposes is $151,093,762.



RECONCILIATION OF COST:
   Balance as of December 31, 1993                             $  295,923,309
     Additions during 1994                                            180,563
     Retirements during 1994                                               --
                                                               --------------

   Balance as of December 31, 1994                                296,103,872
     Additions during 1995                                            421,370
     Retirements during 1995                                               --
     Loss due to permanent impairment-
       Land                                                        (6,000,000)
       Building                                                   (34,000,000)
                                                               --------------

   Balance as of December 31, 1995                                256,525,242
     Additions during 1996                                            125,287
     Retirements during 1996                                               --
     Loss due to permanent impairment-
       Land                                                        (3,417,500)
       Building                                                   (18,552,500)
                                                               --------------

   Balance as of December 31, 1996                             $  234,680,529
                                                               ==============


RECONCILIATION OF ACCUMULATED DEPRECIATION:
   Balance as of December 31, 1993                             $   99,559,775
     Depreciation expense 1994                                     11,109,324
     Retirements during 1994                                               --
                                                               --------------


   Balance as of December 31, 1994                                110,669,099
     Depreciation expense 1995                                     11,395,960
     Retirements during 1995                                               --
                                                               --------------

   Balance as of December 31, 1995                                122,065,059
     Depreciation expenses 1996                                     9,196,372
     Retirements during 1996                                       (1,256,975)
                                                               --------------

   Balance as of December 31, 1996                             $  130,004,456
                                                               ==============

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

         None.

                                    PART III

Item 10. Directors and Executive Officers.

         The Registrant has no directors or executive officers. The managing general partner of the Registrant is WFA. WFA manages and controls substantially all of Registrant's affairs and has general responsibility and ultimate authority in all matters affecting its business. As of May 1, 1997, the names of the executive officers of WFA and the position held by each of them, are as follows:

                                                        Has Served as
                             Position Held with         a Director or
Name                         the General Partner        Officer Since

Michael L. Ashner            Chief Executive Officer      1-96

Richard J. McCready          President and
                             Chief Operating Officer      7-95

Jeffrey Furber               Executive Vice President     7-95
                             and Clerk

Edward Williams              Chief Financial Officer      4-96
                             Vice President and
                             Treasurer

Peter Braverman              Senior Vice President        1-96

         Michael L. Ashner, age 45, has been the Chief Executive Officer of Winthrop Financial Associates, A Limited Partnership ("WFA") since January 15, 1996. From June 1994 until January 1996, Mr. Ashner was a Director, President and Co-chairman of National Property Investors, Inc., a real estate investment company ("NPI"). Mr. Ashner was also a Director and executive officer of NPI Property Management Corporation ("NPI Management") from April 1984 until January 1996. In addition, since 1981 Mr. Ashner has been President of Exeter Capital Corporation, a firm which has organized and administered real estate limited partnerships.

         Richard J. McCready, age 39, is the President and Chief Operating Officer of WFA and its subsidiaries. Mr. McCready previously served as a Managing Director, Vice President and Clerk of WFA and a Director, Vice President and Clerk of the Managing General Partner and all other subsidiaries of WFA. Mr. McCready joined the Winthrop organization in 1990.

         Jeffrey Furber, age 37, has been the Executive Vice President of WFA and the President of WC Management since January 1996. Mr. Furber served as a

Managing Director of WFA from January 1991 to December 1995 and as a Vice President from June 1984 until December 1990.

         Edward V. Williams, age 56, has been the Chief Financial Officer of WFA since April 1996. From June 1991 through March 1996, Mr. Williams was Controller of NPI and NPI Management. Prior to 1991, Mr. Williams held other real estate related positions including Treasurer of Johnstown American Companies and Senior Manager at Price Waterhouse.

         Peter Braverman, age 45, has been a Senior Vice President of WFA since January 1996. From June 1995 until January 1996, Mr. Braverman was a Vice President of NPI and NPI Management. From June 1991 until March 1994, Mr. Braverman was President of the Braverman Group, a firm specializing in management consulting for the real estate and construction industries. From 1988 to 1991, Mr. Braverman was a Vice President and Assistant Secretary of Fischbach Corporation, a publicly traded, international real estate and construction firm.

         One or more of the above persons are also directors or officers of a general partner (or general partner of a general partner) of the following limited partnerships which either have a class of securities registered pursuant to Section 12(g) of the Securities and Exchange Act of 1934, or are subject to the reporting requirements of Section 15(d) of such Act: Winthrop Partners 79 Limited Partnership; Winthrop Partners 80 Limited Partnership; Winthrop Partners 81 Limited Partnership; Winthrop Residential Associates I, A Limited Partnership; Winthrop Residential Associates II, A Limited Partnership; Winthrop Residential Associates III, A Limited Partnership; 1626 New York Associates Limited Partnership; 1999 Broadway Associates Limited Partnership; One Financial Place Limited Partnership; Presidential Associates I Limited Partnership; Riverside Park Associates Limited Partnership; Springhill Lake Investors Limited Partnership; Twelve AMH Associates Limited Partnership; Winthrop California Investors Limited Partnership; Winthrop Growth Investors I Limited Partnership; Winthrop Interim Partners I, A Limited Partnership; Southeastern Income Properties Limited Partnership; Southeastern Income Properties II Limited Partnership; and Winthrop Miami Associates Limited Partnership.

         Except as indicated above, neither the Registrant nor the General Partner has any significant employees within the meaning of Item 401(b) of Regulation S-K. There are no family relationships among the officers and directors of WFA.

         Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Registrant under Rule 16a-3(e) during the Registrant's most recent fiscal year and Forms 5 and amendments thereto furnished to the Registrant with respect to its most recent fiscal year, the Registrant is not aware of any director, officer or beneficial owner of more than ten percent of the units of limited partnership interest in the Registrant that failed to file on a timely basis, as disclosed in the above Forms, reports required by section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years.


         (f) Involvement in Certain Legal Proceedings.  None.

Item 11. Executive Compensation.

         Registrant is not required to and did not pay any compensation to the officers or partners of the General Partner. The General Partner does not presently pay any compensation to any of its officers or partners (See "Item 13, Certain Relationships and Related Transactions").

Item 12. Security Ownership of Certain Beneficial Owners and Management.

         (a) Security Ownership of Certain Beneficial Owners.

         WFA and Three Winthrop own all the outstanding general partnership interests in the Registrant. The following table sets forth certain information regarding Units of the Registrant owned by each person who is known by the Registrant to own beneficially or exercise voting or dispositive control over more than 5% of the Registrant's limited partnership assignee units, by each of the directors of the General Partners of the Registrant and by all directors and executive officers of the General Partners as a group as of May 1, 1997.

       Name and address of             Amount and nature of
        Beneficial Owner                 Beneficial Owner         % of Class
        ----------------                 ----------------         ----------


WILCAP Limited Partnership (1) (2)         1,000                      28.6

WILCAP Holdings Co., Inc. (1)(2)(3)        18                           *

Winthrop Financial Associates,
A Limited Partnership (1) (2)              5                            *


All directors and executive officers
as a group (five persons)                  --                          --


*  Less than one percent

(1) The business address for WILCAP Limited Partnership WILCAP Holdings Co., Inc. and WFA is One International Place,
         12th Floor, Boston, Massachusetts 02110.

(2) Based upon information supplied to the Registrant by WILCAP Limited Partnership.

(3)      WILCAP Holdings Co., Inc. is the general partner of WILCAP

         Limited Partnership.

         There exists no arrangements known to the Registrant the operation of which may at a subsequent date result in a change in control of the Registrant.

Item 13. Certain Relationships and Related Transactions.

         (a) Transactions with Management and Others.

         The directors, officers and general partners of the General Partners and their affiliates receive no remuneration or other compensation from the Registrants.

         Under the terms of the Partnership Agreement, the General Partners and their affiliates are entitled to receive certain cash distributions from, and allocations of taxable profits and losses from the Registrant. In addition, the General Partners and their affiliates receive certain fees and compensation paid by the Partnership for services rendered in connection with the operations of the Partnership.

         The only fees, commissions and cash distributions which the Registrant paid or accrued for the account of the General Partners and their affiliates for the years ended December 31, 1996, 1995 and 1994 is an annual asset management fee payable to WFA of $750,000 per annum. In August 1996, the Registrant paid $4,875,000 to the General Partners as payment of current and accrued annual asset management fees.

         There were no other material transactions between the General Partners or their affiliates and the Registrant during 1994, 1995 or 1996, except as follows:

         In February 1992, WC Management was organized for the purpose of buying out Crow Management's interest in the Management Contract. A wholly-owned subsidiary of WFA contributed $100 to the capital of this partnership in exchange for a 1% general partnership interest. The Registrant contributed approximately $4 million to the capital of WC Management in exchange for a 99% limited partnership interest. In 1994, 1995 and 1996, the WFA affiliate which is the general partner of WC Management received a distribution of $2,981, $14,376 and $0, respectively, in respect of its 1.0% interest. Others than the distribution in respect of its 1% interest, the general partner of WC Management received no compensation for its services as general partner.

         WC Management has engaged Winthrop Management, an affiliate of WFA, to perform the services required under the Management Contract. Winthrop Management is reimbursed for payroll and other expenses associated with discharging these duties. Winthrop Management also occupies approximately 2,000 square feet of office space in the Headquarters Facility and receives reimbursement from the Operating Partnership for the expenses associated with this space. Other than these reimbursements, Winthrop Management receives no fees for the services it performs for WC Management.


         (b) Certain Business Relationships.

         The Registrant's response to Item 13(a) hereof is incorporated herein by this reference. The Registrant has no other business relationship with entities of which the officers, directors or general partners of the General Partners or its affiliates are officers, directors or 10 percent shareholders other than as discussed in "Item 12(a), Security Ownership of Certain Beneficial Owners".

         (c) Indebtedness of the Management.

         There is no indebtedness to the Registrant by the General Partners or their affiliates, or any of their officers, directors or general partners.

         (d) Transactions with Promoters.  None.

                                    PART IV

Item 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K.

         (a) The following documents are filed as part of this Report:

             1. Financial Statements - See Index to Financial Statements in
Item 8.

             2. Financial Statement Schedules - See Index to Financial Statement Schedule filed pursuant to Item 14(a)(2) in "Item 8, Financial Statements and Supplementary Data." Financial statement schedules not included in Item 8 have been omitted because of the absence of conditions under which they are required or because the information is included elsewhere in the financial statements.

             3. The exhibits listed in the accompanying Index to Exhibits are filed as part of this Report.

         (b) Reports on Form 8-K:

             No reports on Form 8-K were filed during the last quarter covered by this report.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf of the undersigned, thereunto duly authorized.

                              WINTHROP CALIFORNIA INVESTORS
                              LIMITED PARTNERSHIP

                              By:  WINTHROP FINANCIAL ASSOCIATES,
                                   A LIMITED PARTNERSHIP,
                                   Managing General Partner

                                   By: /s/ Michael L. Ashner
                                       ----------------------
                                       Michael L. Ashner
                                       Chief Executive Officer

                                   Date:  July 24, 1997

         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature/Name         Title                     Date
--------------         -----                     ----

/s/Michael L. Ashner    Chief Executive           July 24, 1997
---------------------
Michael L. Ashner       Officer and Director

/s/Edward V. Williams   Chief Financial Officer   July 24, 1997
---------------------
Edward V. Williams

                                 EXHIBIT INDEX

Exhibit
Number              Document


3,4                 Limited Partnership Agreement of Winthrop California Investors Limited Partnership,     (1)
                    dated October 16, 1988, Agreement of Merger, dated October 16, 1985

3,4                 Amendment to Limited Partnership Agreement of Winthrop California Investors Limited     (2)
                    Partnership, dated November 15, 1995

10 (a)              Form of Amended and Restated Partnership Agreement of Crow Winthrop Operating           (3)
                    Partnership

   (b)              Form of Limited Partnership Agreement and Certificate of Amendment of Crow Winthrop     (3)
                    Development Limited Partnership

   (c)              Amended and Restated Agreement of Purchase and Sale, dated October 31, 1984, by and     (3)
                    among Fluor Corporation, as Seller, and Crow Irvine #1, as Buyer

   (d)              Assignment of Amended and Restated Agreement of Purchase and Sale, dated as of May      (3)
                    24, 1985, by and among Fluor Corporation and Crow Irvine #1, as Assignors, and Crow
                    Winthrop Operating Partnership and Crow Winthrop Development Limited Partnership, as
                    Assignees

   (e)              Management and Leasing Agreement, dated as of May 24, 1985, between Crow Winthrop       (3)
                    Operating Partnership, as Owner and Crow Orange County Management Company, as Manager

   (f)              First Amendment to Limited Partnership Agreement and Certificate of Amendment of Crow   (3)
                    Winthrop Development Limited Partnership, dated as of July 26, 1985, by and between
                    Crow Irvine #2, as General Partner, and Winthrop California Investors Limited
                    Partnership, as Limited Partner

   (g)              First Amendment to Amended and Restated Agreement of Purchase and Sale, dated as of     (3)
                    July 26, 1985, by and among Fluor Corporation, as Seller, and

                                       35



                    Crow Winthrop Operating Partnership and Crow Winthrop Development Limited Partnership,
                    as Buyer

   (h)              Contingent Purchase Price Agreement, dated as of July 26, 1985, by and between Fluor    (3)
                    Corporation, as Seller, and Crow Winthrop Development Limited Partnership, as Buyer

   (i)              Subordinated Short Form Deed of Trust and Assignment of Rents, dated as of July 26,     (3)

                    1985, by and among Crow Winthrop\Development Limited Partnership, as Trustor, Ticor
                    Title Insurance Company of California, as Trustee, and Fluor Corporation, as
                    Beneficiary

   (j)              Security Agreement, dated as of July 30, 1985, by and between Crow Winthrop             (3)
                    Development Limited Partnership, as Secured Party, and Winthrop California Investors
                    Limited Partnership, as Debtor

   (k)              Assignment of Master Leases, executed as of July 26, 1985, by and between Fluor         (3)
                    Corporation, as Assignor, and Crow Winthrop Operating Partnership, as Assignee, and
                    Consent, dated as of July 26, 1985, by Crow Winthrop Development Limited Partnership,
                    covering the following leases between Fluor Corporation, as Landlord, and Fluor
                    Engineers, Inc., as Tenant

(k)(i)              Corporate Tower Lease                                                                   (3)

(k)(ii)             Concourse Lease                                                                         (3)

(k)(iii)            Building Pod Lease                                                                      (3)

   (l)              Guaranty of Leases, dated as of July 26, 1985 by and among Fluor Corporation, as        (3)
                    Guarantor, Crow Winthrop Operating Partnership, as Landlord, and Crow Winthrop
                    Development Limited Partnership, as Developer

   (m)              Concourse Management Agreement, dated as of July 26, 1985, by and between Fluor         (3)
                    Engineers, Inc., as Manager, and Crow Winthrop Operating Partnership, as Owner

   (n)              License Agreement dated as of July 26, 1985, by and between Crow Winthrop Development   (3)
                    Limited

                                       36



                    Partnership, as Licensor, and Fluor Engineers, Inc., as Licensee to Exhibit
                    10(n) to the Registration Statement)

   (o)              Construction, Operation and Reciprocal Easement Agreement, dated as of July 26, 1985,   (3)
                    by and between Crow Winthrop Development Limited Partnership

   (p)              Amendment to Management and Leasing Agreement, dated as of July 26, 1985, by and        (3)
                    between Crow Winthrop Operating Partnership, as Owner, and Crow Orange County
                    Management Company, as Manager

   (q)              Air Space Lease, dated as of July 26, 1985, by and between Crow Winthrop Operating      (3)
                    Partnership, as Lessor, and Crow Winthrop Development Limited Partnership, as Lessee

   (r)              Air Space Easement Agreement, dated as of July 26, 1985, by and between Crow Winthrop   (3)
                    Operating Partnership, as Grantor, and Crow Winthrop Development Limited Partnership,
                    as Grantee

   (s)              Amended and Restated Development Agreement, dated as of February 28, 1992, by and       (1)
                    among Crow Winthrop Operating Partnership, Crow Winthrop Development Limited

                    Partnership, Winthrop California Investors Limited Partnership and Crow Irvine #2

   (t)              Management Agreement, dated as of July 26, 1985, by and among Crow Winthrop Operating   (3)
                    Partnership and Crow Winthrop Development Limited Partnership, as Owners, and Crow
                    Orange County Management Company, as Manager

   (u) Bank Loan Agreement, dated as of September 19, 1986, by and between Winthrop (4) California Investors Limited
                    Partnership, as Borrower, and Mellon Bank, N.A.

   (v)              Pledge and Security Agreement, dated as of September 19, 1986, by and between           (4)
                    Winthrop California Investors Limited Partnership, as Debtor, and Mellon Bank, N.A.

   (w)              Revolving Credit Note, dated September 19, 1986, by Winthrop California Investors       (4)
                    Limited Partnership in favor of Mellon Bank, N.A.

                                       37


                    (incorporated by reference to Exhibit 10(w) to

   (x)              Lease between Crow Winthrop Operating Partnership and Denny's Inc., dated December      (5)
                    30, 1988

   (y)              Sublease between Crow Winthrop Operating Partnership and AT&T dated December 20, 1988   (5)

   (z)              Assignment and Assumption of Management Agreement, dated February 28, 1992, by and      (1)
                    between Crow Orange County Management Company, Inc. and Winthrop California
                    Management Limited Partnership

   (aa)             Second Amendment to Partnership Agreement, dated February 28, 1992, by and between      (1)
                    Crow Irvine #2 and Winthrop California Investors Limited Partnership

   (bb)             Fourth Amendment to Limited Partnership Agreement and Certificate of Amendment, dated   (1)
                    February 28, 1992, by and between Crow Irvine #2 and Winthrop California Investors
                    Limited Partnership

(1) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended 1991, filed on August 28, 1992

(2) Incorporated by reference to the Registrant's Current Report on Form 8-K filed November 15, 1995

(3)  Incorporated by reference to Registrant's Registration Statement

(4) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year 1986, filed on March 31, 1987

(5) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year 1988, filed on March 31, 1989

                                                                       Exhibit D
                                                            Quarterly Report for
                                                                       Form 10-Q

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 10-Q

                   QUARTERLY REPORT UNDER SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarter ended  March 31, 1997        Commission File Number     0-14536

                WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP
             (Exact name of registrant as specified in its charter)

          Delaware                                         04-2869812
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

One International Place, Boston, MA                        02110
(Address of principal executive offices)                 (Zip Code)

Registrant's telephone number, including area code:      (617) 330-8600



Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                    YES X      NO
                                                 ----

                WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP
                           CONSOLIDATED BALANCE SHEET

                                     ASSETS
                                     ------


                                                                                         March 31,       December 31,
                                                                                           1997              1996
                                                                                       (Unaudited)        (Audited)
                                                                                          (Amounts in Thousands)
Land     .......................................................................         $ 13,339          $ 13,339
Buildings and improvements......................................................          221,791           221,342
                                                                                         --------          --------
                                                                                          235,130           234,681
Less:  Accumulated depreciation.................................................          132,158           130,004
                                                                                         --------          --------
                                                                                          102,972           104,677
Cash and cash equivalents.......................................................            4,687             5,335
Investment securities...........................................................            2,756             1,289
Other deposits..................................................................              499               241
Prepaid expenses and other assets...............................................            5,474             7,485
Deferred costs, net of accumulated amortization
    of $5,731 and $5,554 as of March 31, 1997
    1996 and December 31, 1996 respectively.....................................            3,796             3,205
Equity investment in Development Partnership....................................           20,296            20,367
                                                                                         --------          --------

         Total Assets...........................................................         $140,480          $142,599
                                                                                         ========          ========

    LIABILITIES AND PARTNERS' CAPITAL

Liabilities subject to compromise:

    Mortgage loan...............................................................         $197,712          $197,712
    Accounts payable, accrued expenses, accrued
     interest and other.........................................................           13,110            10,789
                                                                                       ----------         ---------
         Total Liabilities subject to compromise ...............................          210,822           208,501
                                                                                        ---------         ---------

Partners' Capital:

    Limited Partners - Units of Investor Limited Partnership Interest, $65,000
         stated value per cash unit and $66,000 stated value per deferred unit;
         3,500 units, authorized, issued and outstanding........................         (48,924)          (44,573)
    General Partners............................................................         (21,418)          (21,329)
                                                                                        ---------         --------

         Total Partners' Capital................................................         (70,342)          (65,902)
                                                                                       ----------        ----------

         Total Liabilities and Partners' Capital................................         $140,480          $142,599
                                                                                         ========          ========

                WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                          For the Three Months  For the Three Months
                                                                             Ended March 31,     Ended March 31,
                                                                                  1997               1996
                                                                                 ------              ----
                                                                                    (Amounts in Thousands)
                                                                                    (Except per unit data)
REVENUES:

      Base rent revenue............................................              $ 5,762            $ 6,180
      Common area expense reimbursements...........................                2,517              2,712
      Interest and other income....................................                  122                126
                                                                                --------          ---------

         Total Revenues............................................                8,401              9,018
                                                                                --------            -------
EXPENSES:

      Repairs, maintenance and security............................                1,634              1,430
      General and administrative...................................                  403                494
      Real estate taxes............................................                  658                683
      Utilities....................................................                  511                427
      Asset and property management fee............................                  188                188
      Insurance....................................................                   88                 87
      Interest expense.............................................                5,992              5,882
      Depreciation and amortization................................                2,448              2,933
                                                                               ---------           --------

         Total Expenses............................................               11,922             12,124
                                                                                --------            -------

         Operating loss............................................              (3,521)            (3,106)
Equity in Loss of  the Development
  Partnership......................................................                 (70)              (199)
                                                                                 -------           --------

Non-operating Expense:
  Reorganization item-professional fees............................                 885                  --
                                                                                 -------           --------

         Loss Before Minority Interest.............................              (4,476)            (3,305)

Minority Interest in Operating Partnership
      and Management Partnership...................................                   36                 28
                                                                                --------          ---------
         Net Loss..................................................             $(4,440)           $(3,277)

                                                                                ========           ========

Net Loss Allocated to General Partners...............................         $     (89)         $    ( 65)
                                                                              ==========         ==========

Net Loss Allocated to Investor
      Limited Partners...............................................           $(4,351)           $(3,212)
                                                                                ========           ========
Net Loss per unit of Limited Partner
      Interest.......................................................        $   (1,243)         $    (918)
                                                                             ===========         ==========

                WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP
             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY
               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                              (UNAUDITED) (NOTE 1)

                                                                  Investor
                                                                  Limited         General
                                                                  Partners        Partners        Total
                                                                  --------        --------        -----
                                                                  (Amounts in Thousands)
Balance, December 31, 1995 .................................      $ (7,557)       $(20,574)     $(28,131)

Net Loss ...................................................        (3,212)            (65)       (3,277)
                                                                  --------        --------      --------

Balance, March 31, 1996 ....................................      $(10,769)       $(20,639)     $(31,408)
                                                                  ========        ========      ========

Balance, December 31, 1996 .................................      $(44,573)       $(21,329)     $(65,902)

Net Loss ...................................................        (4,351)            (89)       (4,440)
                                                                  --------        --------      --------

Balance, March 31, 1997 ....................................      $(48,924)       $(21,418)     $(70,342)
                                                                  ========        ========      ========

                WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                                   (Unaudited)

                                                                                      For the Three Months
                                                                                         Ended March 31,
                                                                                        ---------------
                                                                                     1997             1996
                                                                                     ----             ----
                                                                                     (Amounts in thousands)
Cash flow from operating activities:

      Net loss before reorganization item.......................................   $ (3,555)      $ (3,277)
      Adjustments to reconcile net loss to net
         cash provided by operating activities:
         Depreciation and amortization .........................................      2,331          2,838
         Minority interest in income of Operating
         Partnership and Management Partnership ................................        (36)           (28)
         Equity in loss of the Development Partnership .........................         70            199
         Change in assets and liabilities:
         Increase in other deposits ............................................       (258)          --
         Decrease in prepaid expenses and other assets .........................      2,049            377
         Increase in accounts payable,
          accrued expenses and other ...........................................      2,321          1,454
         Increase in deferred costs related to
          operating activities .................................................       (768)          --
                                                                                   --------       --------

          Net cash provided by operating activities
           before reorganization item ..........................................      2,154          1,563
                                                                                   --------       --------
Cash flows from reorganization items:
      Professional fees paid for services rendered
       in connection with the Chapter 11 proceeding ............................       (885)           --
                                                                                   --------       --------

      Net cash used by reorganization items ....................................       (885)           --
                                                                                   --------       --------

Cash flows from investing activities:

      Capital expenditures .....................................................       (449)           (44)
      Net (increase) decrease in investment securities .........................     (1,467)            72
                                                                                   --------       --------

          Net cash provided (used) by investing activities .....................     (1,916)            28
                                                                                   --------       --------

Cash flows from financing activities:


      Principal payments on mortgage loan ......................................       --             (343)
                                                                                   --------       --------

         Net cash used in financing activities .................................       --             (343)
                                                                                   --------       --------

Net increase (decrease) in cash and cash equivalents ...........................       (647)         1,248

Cash and cash equivalents at beginning of period ...............................      5,334          9,216
                                                                                   --------       --------

Cash and cash equivalents at end of period .....................................   $  4,687       $ 10,464
                                                                                   ========       ========

Supplemental disclosure of cash flow information:

      Cash paid for interest ...................................................   $  1,323       $  5,881
                                                                                   ========       ========


                WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 March 31, 1997

1.        ORGANIZATION

          Winthrop California Investors Limited Partnership (the "Partnership") was originally organized on January 24, 1985 under the Maryland Uniform Limited Partnership Act and was reorganized on October 16, 1985 as a Delaware Limited Partnership, to own a 99% General Partnership interest in Crow Winthrop Operating Partnership, a Maryland General Partnership (the "Operating Partnership"), as well as a 25% Limited Partnership interest in Crow Winthrop Development Limited Partnership, a Maryland Limited Partnership (the "Development Partnership").

          The Partnership subsequently acquired in March 1992 a 99% limited partnership interest in Winthrop California Management Limited Partnership, a Maryland limited partnership (the "Management Partnership").

          On July 30, 1985 (the "Acquisition Date"), the Operating Partnership acquired the Fluor Corporation World Headquarters Facility (the "Headquarters Facility") in Irvine, California from Fluor Corporation ("Fluor") consisting of approximately 1,606,000 rentable square feet, the directly underlying land of approximately 14.8 acres and all related rights and easements.

          As of the same date, the Development Partnership acquired 122.2 acres of undeveloped land surrounding the Headquarters Facility (the "Excess Land" - together with the Headquarters Facility, the "Property").

          The Properties were acquired for a total price of $337,000,000 (the "Purchase Price") consisting of $302,000,000 paid on the Acquisition Date (the "Fixed Purchase Price") and $35,000,000 paid in August 1986 (the "Contingent Purchase Price") when certain development rights were approved for the Development Partnership.

          The General Partners of the Partnership are Winthrop Financial Associates ("WFA") and Three Winthrop Properties, Inc. ("Three Winthrop"). The General Partners made capital contributions totaling $101 for a 2.0% interest in the operating profits and losses of the Partnership.

2.        SIGNIFICANT ACCOUNTING POLICIES

          The accompanying consolidated financial statements include the accounts of the Partnership, the Operating Partnership and the Management Partnership. The Partnership is the 99% General Partner of the Operating Partnership and the 99% Limited Partner of the Management Partnership. The remaining 1% ownership interest in the Operating Partnership is held by an unaffiliated entity (Crow Irvine

          #2) and the remaining 1% ownership interest in the Management Partnership is held by an affiliate of the Partnership (First Winthrop Properties, Inc.). The ownership interests of these entities have been included in other assets in the accompanying consolidated balance sheets. All significant intercompany accounts and transactions have been eliminated in consolidation.

          The Partnership owns a 25% Limited Partnership interest in the Development Partnership, which is accounted for under the equity method.

          The consolidated financial statements were prepared on the accrual basis of accounting and reflect the Partnership's results of operations for an interim period, which may not necessarily be indicative of the results of operations for the year ending December 31, 1997. All adjustments considered necessary for a fair presentation of results of operations for an interim period have been made in the accompanying consolidated financial statements. These consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Partnership's 1996 Annual Report on Form 10-K.

                WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1997

2.      SIGNIFICANT ACCOUNTING POLICIES (cont.)

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Partnership did not have the financial resources to fund the principal amount of $197,712,000 due under the mortgage loan upon maturity. In addition, the General Partner has been unsuccessful in obtaining financing from the current lender or other available sources of capital. This matter raises substantial doubt as to the Partnership's ability to continue as a going concern for a reasonable period of time.

The consolidated financial statements do not include any adjustments relating to the recoverability of recorded asset amounts or the amounts of liabilities that might be necessary should the Partnership be unable to continue as a going concern. The Partnership's continuation as a going concern is dependent on its ability to generate sufficient cash flow to meet its obligations on a timely basis and obtain financing as may be required.

The Operating Partnership filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code on March 28, 1997 , as outlined in the Agreement of Understanding with the Mortgage Lender. Under the terms of the proposed plan of reorganization, the Mortgage Lender will reduce the Operating Partnership's mortgage obligation to $104.5 million through forgiveness of indebtedness. The debt will be evidenced by two new notes in the principal amounts of $100 million and $4.5 million (the Intermediate Debt). The Operating Partnership will then contribute $500,000 in cash, and all other partnership assets and liabilities (including the Headquarters Facility subject to the Intermediate Debt) to a limited liability corporation (LLC) formed for this purpose. In return, the Operating Partnership will receive a 10% interest in LLC. The LLC will terminate upon the earlier of the sale or disposition of the Headquarters Facility or September 28, 2002, although its term may be extended by the members.

A real estate investment trust (REIT), will be formed to acquire a 90% interest in LLC, the members of which will be the existing mortgage noteholders, in exchange for a $4,500,000 capital contribution. The remaining $100 million balance of the intermediate debt will be satisfied by the LLC issuing to the REIT $100 million in secured debetures , which will be divided into two classes. Class A Notes in principal amount of $80 million will bear interest at 2.25% above the interest rate on U.S. Treasury Bonds or Notes with a maturity date closest to the Class A Notes, and be payable monthly in interest only through March 28, 1999. Thereafter, monthly payment of interest and principal will be based on a 25-year amortization schedule. Through March 28, 1998, the interest may be payable in additional Class A Notes. Class B Notes in principal amount of $20 million will bear interest at 3.0% above the interest rate on U.S. Treasury Bonds or Notes with a maturity date closest to the Class B Notes, and be payable monthly in interest only through March 28, 2000. Thereafter, monthly payments of interest and principal will be based on a 25-year amortization schedule. Through March 28, 2001, the interest may be payable in additional Class B Notes. Both Class A and B Notes mature March 28, 2002.

The Operating Partnership will have the right to exchange its 10% interest in the LLC for a 10% interest in the REIT. It will also pledge its interest in the LLC as collateral for the payment in full of all amounts evidenced by the Class A and Class B Notes.

The Operating Partnership will also receive certain Property Appreciation Rights, which will be exercisable through March 27, 2002. The Operating Partnership will have the right to purchase an equity interest in the REIT representing 10% of the equity value of the LLC (subject to dilution) for $10,888,889. The Operating Partnership will also have the right to purchase an equity interest in the REIT representing 55% of the equity value of the LLC (subject to dilution) for $152,777,778. The exercise of the rights is subject to the equity value interests in the REIT having a value at the exercise price which is premised on value of $98 million and $125 million, respectively for the net equity of the LLC. The REIT has the right to substitute cash payments in lieu of REIT shares.

In return for its services in connection with assistance in negotiating the reorganization plan, the LLC will pay a fee of $500,000 to the Partnership.

The above terms of the proposed plan of reorganization are subject to change and are also subject to approval by the Bankruptcy Court and the Partnership's limited partners.

                WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1997

3.    RELATED PARTIES

The Partnership is required to pay to WFA an asset management fee of $750,000 per year. From 1990 through June 1996, this fee was accrued and unpaid by the Partnership. During the third quarter of 1996, the Partnership paid to WFA $4,875,000 in asset management fees which represented the asset management fees due for the period form January 1990 through June 1996. The Partnership has continued to pay this asset management fee and has paid in this quarter $562,500, representing the fee due for July 1, 1996 to March 31, 1997. In addition, the Partnership has provided overhead reimbursement to an affiliate of the general partner in the amount of $7,710 and $36,250 for the three months ended March 31, 1997 and 1996.

Item 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                  CONDITION AND RESULTS OF OPERATIONS

Liquidity and Capital Resources

          The Partnership's assets consist of (i) a 99% general partnership interest in Crow Winthrop Operating Partnership, a Maryland general partnership (the "Operating Partnership") which owns a 1.6 million square foot office facility known as the Fluor Corporation World Headquarters Facility in Irvine (Orange County), California (the "Headquarters Facility"), (ii) a limited partnership interest in Crow Winthrop Development Limited Partnership, a Maryland limited partnership (the Development Partnership") which owns in excess of 120 acres of land surrounding the Headquarters Facility (the "Excess Land") and (iii) a 25% limited partnership interest in Winthrop California Management Limited Partnership, a Maryland limited partnership ("WC Management").

         The Partnership's ability to continue in existence is contingent on (i) the ability of the Operating Partnership to continue in existence, and in particular to restructure the mortgage loan encumbering the Headquarters Facility, and to generate revenue allocable to the Partnership either as a result of distributions from WC Management (derived from the management of the Operating Partnership's properties) and/or distributions from operations of the Operating Partnership and (ii) to a lessor extent, the ability of the Development Partnership to continue in existence and to generate revenue to the Partnership as a result of distributions from the Development Partnership.

         To date the annual asset management fee due Winthrop Financial Associates ("WFA") and the monies to pay general and administrative expenses have been funded by the Partnership's reserves and cash flow from WC Management. Commencing in 1990, and through the second quarter of 1996, however, WFA had not been paid its annual asset management fee. As of June 30, 1996, $4,875,000 of this fee was payable to WFA. This deferred fee was paid in the third quarter of 1996 and had been paid currently to the first quarter of 1997. The General Partners do not anticipate that there will be cash distributions from the

Operating Partnership or the Development Partnership in the near future and WFA may permit the payment of its asset management fee to be deferred in the future. There can be no assurance, however, that the deferral of this fee will be permitted. Any deferred asset management fees will be paid as a priority from available sources of cash prior to any future distributions to partners of the Partnership if and when they are paid.

         As of March 31, 1997, the balance of the Operating Partnership's reserve account has been transferred to a tenant improvement escrow account with operating funds of $1,467,000. This account had a balance of $2,756,000 at March 31, 1997.

         Cash provided by operating activities for the three months ended March 31, 1997 was $2,154,000 as compared to $1,563,000 for the three months ended March 31, 1996. During the first three months ended March 31, 1997, $885,000 of cash was used by reorganization items. During the first three months ended March 31, 1997, $1,916,000 of cash was used by investing activities compared to $28,000 provided in the three months ended March 31, 1997. This decrease is the result of capital expenditures of $449,000 and the transfer from operating funds of $1,467,000 to the tenant improvement escrow.

         At this time, it appears that the original investment objective of capital growth from the inception of the Partnership will not be attained and that the Limited Partners will not receive a return of their invested capital. The extent to which invested capital is refunded to Limited Partners is dependent upon the performance of the properties and the market in which they are located. The ability to hold and operate the properties is dependent upon the Operating Partnership's ability to restructure.

Bankruptcy of the Operating Partnership

THE FOLLOWING DISCUSSION WITH RESPECT TO THE PROPOSED WORKOUT OF THE OPERATING PARTNERSHIP'S DEFAULT UNDER ITS EXISTING INDEBTEDNESS IS BASED ON THE CURRENT STRUCTURE OF THE NEGOTIATED PLAN OF REORGANIZATION OF THE OPERATING PARTNERSHIP. THERE CAN BE NO ASSURANCE, HOWEVER, THAT THE PLAN ULTIMATELY APPROVED, IF ANY, WILL BE ON THE SAME TERMS AND CONDITIONS AS THE CURRENT PLAN. LIMITED PARTNERS SHOULD BE AWARE, HOWEVER, THAT PRIOR TO THE IMPLEMENTATION OF THE PLAN AS CURRENTLY PROPOSED, THE CONSENT OF LIMITED PARTNERS AS PROVIDED FOR IN THE PARTNERSHIP AGREEMENT OF THE PARTNERSHIP WILL BE SOUGHT.

         After the acquisition of the Headquarters Facility, the Orange County rental market, in general, and the rental market in the area proximate to John Wayne Airport (the "Greater Airport market") weakened dramatically as supply of office space outpaced demand. The Orange County office market consists of approximately 52 million square feet of space contained in 585 buildings, with approximately 45% of these buildings developed since 1985. As a result of this tremendous growth of supply, average vacancy for the Greater Airport market increased from 9% in 1984 to approximately 25% in 1989. While the vacancy rate gradually declined to approximately 17.2% at the end of 1994 and 13.5% at the end of 1996, average rental rates have remained depressed, with average rental rates in Orange County declining approximately 20% from 1985 to 1996. In addition, in the late 1980s Fluor Corporation, which originally occupied 100% of the Headquarters Facility in 1985, began exercising its right to cancel its lease with respect to significant portions of space at the Headquarters Facility. While the WC Management was able to re-let much of the vacated space and maintain low vacancy rates as the result of an aggressive leasing campaign (the Headquarters Facility was 95% occupied at the end of 1996), the Headquarters Facility suffered a decline in achievable rents. The decline in rents was due to significantly lower rental rates for the re-let Fluor space, which were consistent with the then current market rates. Furthermore, Fluor Corporation recently announced that it will be constructing a new facility to serve as its headquarters and intends to vacate the Headquarters Facility when its lease expires in 1999. Fluor Corporation currently leases approximately 53% of the total rentable space at the Headquarters Facility.

         As a result of the adverse events described above, the Operating Partnership was unable to satisfy the approximately $198 million due under a Secured Promissory Note (the "Existing Secured Note") at its April 1, 1996 maturity. Prior to the maturity of the Existing Secured Note, the Operating Partnership and the Certificateholders commenced negotiations to restructure the Existing Secured Note. On April 10, 1996, Pacific Mutual Realty Finance, Inc. ("Pacific Mutual") notified the Operating Partnership that it had received the requisite consents from the Certificateholders to extend the maturity date through June 1996. Although the Operating Partnership was unable to repay the principal amount outstanding on the Existing Secured Note at such extended maturity date, the Operating Partnership continued to pay interest at the non-default rate after such maturity date. As a result of its inability to satisfy the Existing Secured Note at maturity, a notice of default against the Headquarters Facility was filed in June 1996, and in July 1996, Pacific Mutual took possession of approximately $1.3 million in cash that was held in a pledged account. Nonetheless, negotiations among the parties continued, and in August 1996 the parties reached an agreement providing for the payment of excess cash to the Certificateholders pursuant to a monthly cash sweep of the Operating Partnership's rent account.

         On November 27, 1996, certain of the Certificateholders and the Operating Partnership reached an agreement in principle on the terms of a plan of reorganization. These Certificateholders agreed to forbear from exercising any remedies under the conditions set forth in the parties agreement.

         The Operating Partnership filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") on March 28, 1997. As a condition to the transfer of the Headquarters Facility as contemplated by the Operating Partnership's Third Amended Plan of Reorganization dated July 23, 1997 (the "Plan), the requisite consent of the Limited Partners is required with respect to the Proposal.

         Pursuant to the terms of the Plan, the Operating Partnership will contribute all of its assets and liabilities, including, $500,000 of unencumbered cash and all of its right, title and interest in the Headquarters Facility, to a newly formed Delaware limited liability company to be known as Jamboree LLC. In exchange for transferring all of its assets and liabilities to Jamboree LLC, the Operating Partnership will receive an initial 10% ownership interest in Jamboree LLC. In addition, the Partnership will receive a restructuring fee of $500,000 in connection with the Plan. Immediately prior to the transfer by the Operating Partnership of its assets and liabilities to

Jamboree LLC, the Existing Secured Note will be satisfied by (i) the discharge of an amount of the existing debt sufficient to reduce the outstanding balance thereof to $104.5 million (approximately $93 million plus accrued interest thereon since December 31, 1996) and (ii) the issuance by the Operating Partnership of two intermediate notes, one in the original principal amount of $4.5 million (the "First Intermediate Note") and the second in the original principal amount of $100 million (the "Second Intermediate Note"), which will be secured by all of the assets of the Operating Partnership. Simultaneous with the contribution by the Operating Partnership of all of its assets and liabilities to Jamboree LLC, the Certificateholders will contribute the First Intermediate Note to Jamboree Office REIT (a newly formed real estate investment trust, the initial stockholders of which will be the Certificateholders) and Jamboree Office

REIT will, in turn, contribute the First Intermediate Note to Jamboree
LLC in exchange for the remaining 90% interest in Jamboree LLC. Jamboree LLC will satisfy the Second Intermediate Note by issuing the New Notes (as defined below) in the original principal amount of $100 million to the Certificateholders.

         Jamboree LLC will be a newly formed limited liability company organized under the laws of the State of Delaware. Jamboree LLC will terminate on the earlier to occur of (i) one year after the sale or transfer by Jamboree LLC of the Headquarters Facility, provided that the Jamboree LLC Board (as defined below) does not vote to continue the company, (ii) September 28, 2002, (iii) the consent of the members of Jamboree LLC or (iv) as required by applicable law. Jamboree LLC will be governed by a five person board of member representatives (the "Jamboree LLC Board"). The initial five members will be designated one by the Operating Partnership and four by Jamboree Office REIT. A majority of the members of the Jamboree LLC Board must approve (i) all operating decisions not designated as requiring unanimous approval in Jamboree LLC's Limited Liability Company Agreement (the "LLC Agreement") and (ii) termination for cause of the Management Agreement (as hereinafter defined). Unanimous approval of the Jamboree LLC Board will be required for (i) the commencement of a voluntary case under the Bankruptcy Code, (ii) termination of the Management Agreement without cause, (iii) sale of all or any material portion of the Headquarters Facility prior to the date which is three years after the effective date of the Plan,
(iv) except as otherwise provided in the LLC Agreement, issuance of additional units representing membership interests (v) the authorization of business activities other than the ownership and operation of the Headquarters Facility within three years of the Effective Date, (vi) following the sale of the Headquarters Facility, authorize the continued existence of Jamboree LLC for more than one year, and (vii) certain other matters as provided in the LLC Agreement. See "Certain Federal Income Tax Consequences" below for information with respect to the tax effect of the Proposal.

         In addition, the Operating Partnership will have the right (the "Exchange Right") to exchange its interest in Jamboree LLC at any time on or after one year from the effectiveness of the Plan through March 27, 2002 for shares in Jamboree Office REIT ("Shares"); provided, however, such one year lock-out period shall be waived if, among other things, (i) Jamboree Office REIT shall (a) file a registration statement registering Shares, (b) issue, or provide rights to subscribe for, additional Shares to its shareholders, (c) effect a capital reorganization or reclassification, (d) sell all or substantially all or its assets or (e) dissolve or liquidate, or (ii) Jamboree LLC shall sell all or substantially all of its assets. In general, the Operating Partnership may exchange its interest in Jamboree LLC for a fixed number of Shares (on a one-for-one basis) in Jamboree Office REIT. All Shares received by the Operating Partnership either upon the exchange of its interest in Jamboree LLC or as payment for the Property Appreciation Right (as defined below) will be "Registerable Securities" pursuant to the provisions of the Property Appreciation and Exchange Right. In general, upon the occurrence of certain events, the Operating Partnership can request that Jamboree Office REIT prepare a registration statement to effect the registration of the shares held by the Operating Partnership in Jamboree Office REIT.

         Furthermore, the Operating Partnership also will have the right to receive additional equity interests or cash payments from Jamboree Office REIT (the "Property Appreciation Rights"). The Property Appreciation Rights will be exercisable, if at all, at any time until the close of business on March 27, 2002. In general, the Property Appreciation Rights entitle the Operating Partnership to purchase (i) Shares representing 10% of the equity value of Jamboree LLC (subject to dilution)for a purchase price of $10,888,888.89 in the aggregate, if the fair market value of all of the issued and outstanding Shares equals or exceeds $98 million divided by Jamboree Office REIT's interest in Jamboree LLC and (ii) Shares representing 55% of the equity value of Jamboree LLC (subject to dilution) for a purchase price of $152,777,777.78 in the aggregate, if the fair market value of the issued and outstanding Shares equals or exceeds $125 million divided by Jamboree Office REIT's interest in Jamboree LLC. Alternatively, the Operating Partnership can purchase such additional Shares on a "cashless basis" by surrendering a portion of the Shares to be purchased in payment of the applicable purchase price. If the Operating Partnership elects to exercise either of the property appreciation rights, Jamboree Office REIT has the option to deliver to the Operating Partnership in lieu of the issuance of Shares a cash payment equal to the difference between the then current market value of the Shares which would otherwise be issued and the exercise price for such Shares.

         The fair market value of the Shares for the purpose of the Property Appreciation Right will be determined by an appraisal obtained by Jamboree Office REIT. If the Operating Partnership disputes the appraisal obtained by Jamboree Office REIT, it may obtain a second appraisal. If the appraisals differ by less than 10%, then the value will be deemed to be the average of the two determinations. If the appraisals differ by 10% or more, then the two appraisers will select a third appraiser to perform a third appraisal, and the value will be deemed to be the value that constitutes the mid-point of the range between the two determinations that are closest in amount.

         To satisfy the Second Intermediate Note, Jamboree LLC will issue promissory notes (the "New Notes") having an aggregate principal amount of $100,000,000 to the Certificateholders. The New Notes will be divided into two tranches, the Class A Notes and the Class B Notes. The Class A Tranche will have an initial principal balance of $80,000,000, bear interest at 2.25% above the interest rate on United States Treasury Bonds or Notes with a maturity date closest to the Class A Notes and be payable in interest only for the first 36 months (provided, however, that payments of interest for a the first 12 month period may be made by issuing additional Class A Notes) and thereafter, monthly payments of interest and principal based on a 25-year amortization schedule. The Class B Tranche will have an initial principal balance of $20,000,000, bear interest at 3.0% above the interest rate on United States Treasury Bonds or Notes with a maturity date closest to the Class B Notes and be payable in interest only for the first 36 months ( provided, however, that payments of interest for the first 48 months may be made by issuing additional Class B Notes) and thereafter, monthly payments of interest and principal based on a 25-year amortization schedule.

         As security for the New Notes, among other things, Jamboree LLC will grant the Certificateholders a security interest on the Headquarters Facility and the Operating Partnership will execute a Pledge and Security Agreement pursuant to which the Operating Partnership will pledge its interest in Jamboree LLC to the Class A Noteholders and the Class B Noteholders as collateral for the payment in full of all amounts evidenced by the New Notes. If Jamboree LLC were to default on its obligations under the New Notes, the Class A Noteholders and the Class B Noteholders will have the right to foreclose on the Partnership's interest in Jamboree LLC. If this were to occur, the Partnership would lose its entire ownership interest in the Headquarters Facility. There can be no assurance that the Headquarters Facility will be able to generate sufficient cash flow to enable it to satisfy its obligations under the New Notes.

Results of Operations

         The net loss realized by the Partnership for the first three months in 1997 was $4,440,000 compared to $3,277,000 for the same period in 1996. The increase in the net loss is attributable to a decrease in the total revenues and an increase in expenses. Total revenues decreased by $617,000 for the three months ended March 31, 1997 as compared to the same period of 1996. This decrease is attributed to space currently being rented at lower rates and higher bases for operating escalation. The property's occupancy for the three months ended March 31, 1997 and 1996 was 98%.

         Total expenses increased to $12,807,000 for the three months ended March 31, 1997 from $12,124,000 for the three months ended March 31, 1996. This increase was primarily attributed to the increase in general and administrative, as a result of restructuring fees incurred in 1997, partially offset by a decrease in depreciation and amortization as a result of the write downs of property value in 1996 and 1995.

PART II - OTHER INFORMATION

Item 6   Exhibits and Reports on Form 8-K

         (a)      Exhibits

                  27.      Financial Data Schedule

         (b)      Reports on Form 8-K

                  No Reports on Form 8-K were filed during the three months ended March 31, 1997.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf of the undersigned, thereunto duly authorized.

                                        WINTHROP CALIFORNIA INVESTORS
                                        LIMITED PARTNERSHIP

                                        By: WINTHROP FINANCIAL ASSOCIATES,
                                            A LIMITED PARTNERSHIP,
                                            Managing General Partner

Dated: July 30, 1997                        By:   /s/ Michael L. Ashner
                                                  --------------------------
                                                  Michael L. Ashner
                                                  Chief Executive Officer

Dated: July 30, 1997                        By:   /s/ Edward V. Williams
                                                  --------------------------
                                                     Edward V. Williams
                                                     Chief Financial Officer